    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 18, 1996
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                           MIDCOM COMMUNICATIONS INC.
             (Exact name of Registrant as specified in its charter)

            WASHINGTON                            4813                            91-1438806
   (State or other jurisdiction       (Primary Standard Industrial             (I.R.S. Employer
 of incorporation or organization)     Classification Code Number)          Identification Number)

                               1111 THIRD AVENUE
                               SEATTLE, WA 98101
                                 (206) 628-8000
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                             ---------------------
                                 PAUL P. SENIO
                       VICE PRESIDENT AND GENERAL COUNSEL
                           MIDCOM COMMUNICATIONS INC.
                               1111 THIRD AVENUE
                               SEATTLE, WA 98101
                                 (206) 628-4900
      (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                                   Copies to:
         THOMAS S. HODGE     MICHAEL A. SKINNER     JONATHAN K. WRIGHT
                       HELLER, EHRMAN, WHITE & MCAULIFFE
                     6100 COLUMBIA CENTER, 701 FIFTH AVENUE
                           SEATTLE, WASHINGTON 98104
                                 (206) 447-0900
                             ---------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.
                             ---------------------
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                             ---------------------

                        CALCULATION OF REGISTRATION FEE
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
                                                                           PROPOSED
                                                                            MAXIMUM    PROPOSED MAXIMUM
                                                                           OFFERING       AGGREGATE          AMOUNT OF
                 TITLE OF EACH CLASS OF                   AMOUNT TO BE     PRICE PER       OFFERING        REGISTRATION
              SECURITIES TO BE REGISTERED                  REGISTERED     SECURITY(1)      PRICE(1)             FEE
-------------------------------------------------------------------------------------------------------------------------
8 1/4% Convertible Subordinated Notes due 2003..........   $97,743,000       100%        $97,743,000        $33,704.48
-------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.0001 per share(2).............       (3)            --              --                (3)
-------------------------------------------------------------------------------------------------------------------------
Total..................................................................................................     $33,704.48
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457. The price shown for the Notes is based on the offering price of the Notes on their initial issuance.
(2) Represents shares issuable upon conversion of the Notes.
(3) Such indeterminable number of shares of Common Stock as may be issuable upon conversion of the Notes. Based on a conversion price $14.0875 per share, 6,938,279 shares of Common Stock are issuable upon conversion of the Notes, not including an indeterminable number of shares of Common Stock that may become issuable upon conversion of the Notes in connection with a stock split, stock dividend, recapitalization or other similar event. No additional consideration will be received by the Registrant for the shares of Common Stock issued upon conversion of the Notes and therefore, pursuant to Rule 457(i), no registration fee is required with respect to the registration of Common Stock hereunder.
                             ---------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                           MIDCOM COMMUNICATIONS INC.

                             CROSS-REFERENCE SHEET
                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

                       FORM S-1                                LOCATION OR HEADING
                ITEM NUMBER AND CAPTION                           IN PROSPECTUS
      -------------------------------------------  -------------------------------------------
  1.  Forepart of the Registration Statement and
        Outside Front Cover Page of Prospectus...  Outside Front Cover
  2.  Inside Front and Outside Back Cover Pages
        of Prospectus............................  Inside Front and Outside Back Cover Pages
  3.  Summary Information and Risk Factors.......  Prospectus Summary; Risk Factors
  4.  Use of Proceeds............................  Prospectus Summary; Use of Proceeds
  5.  Determination of Offering Price............  Outside Front Cover Page; Plan of
                                                     Distribution
  6.  Dilution...................................  Not Applicable
  7.  Selling Security Holders...................  Selling Security Holders
  8.  Plan of Distribution.......................  Outside Front Cover Page; Plan of
                                                     Distribution
  9.  Description of Securities to Be
        Registered...............................  Outside Front Cover Page; Prospectus
                                                     Summary; Description of Notes;
                                                     Description of Capital Stocks; Certain
                                                     Federal Income Tax Consequences
 10.  Interests of Named Experts and Counsel.....  Not Applicable
 11.  Information With Respect to the
        Registrant...............................  Outside Front Cover Page; Prospectus
                                                     Summary; Risk Factors; Capitalization;
                                                     Selected Financial and Operating Data;
                                                     Management's Discussion and Analysis of
                                                     Financial Condition and Results of
                                                     Operations; Business; Management; Selling
                                                     Security Holders; Principal Shareholders;
                                                     Certain Transactions; Description of
                                                     Notes; Description of Capital Stock;
                                                     Description of Certain Indebtedness;
                                                     Shares Eligible for Future Sale;
                                                     Consolidated Financial Statements
 12.  Disclosure of Commission Position on
        Indemnification for Securities Act
        Liabilities..............................  Not Applicable

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION DATED OCTOBER 18, 1996
PROSPECTUS

                                  $97,743,000

                           MIDCOM COMMUNICATIONS INC.

                 8 1/4% CONVERTIBLE SUBORDINATED NOTES DUE 2003
                  (INTEREST PAYABLE FEBRUARY 15 AND AUGUST 15)

          THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                   SEE "RISK FACTORS" BEGINNING ON PAGE    .
                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
        PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
           OFFENSE.
                            ------------------------

     This Prospectus relates to the public offer and sale of up to $97,743,000 aggregate principal amount of 8 1/4% Convertible Subordinated Notes due 2003 (the "Notes") of MIDCOM Communications Inc. (the "Company" or "Midcom"), and an indeterminate number of shares (the "Conversion Shares") of the Company's common stock, par value $.0001 per share (the "Common Stock"), as may be issued upon conversion of the Notes. The Notes and the Conversion Shares (collectively referred to herein as the "Securities") may be offered from time to time for the account of the holders thereof named herein (the "Selling Securityholders"). See "Selling Securityholders" and "Plan of Distribution." Information concerning the Selling Securityholders may change from time to time which changes will be set forth in an accompanying Prospectus Supplement.

     The Notes were originally issued by the Company in a private placement. See "Prospectus Summary -- The Private Placement." As of the date of this Prospectus, the aggregate principal amount of Notes outstanding is $97,743,000 and no Notes have been converted into Conversion Shares. Prior to the date of this Prospectus, there has been no public market for the Notes. Although the Notes are eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") Market, there can be no assurance that an active trading market for the Notes will develop.

     The Notes are convertible into Common Stock at the option of the holder thereof at any time prior to maturity, unless previously redeemed, at a conversion price of $14.0875 per share, subject to adjustment in certain events. The Common Stock is traded on the Nasdaq National Market ("Nasdaq") under the symbol "MCCI." The closing sale price of the Common Stock reported on Nasdaq on September 25, 1996 was $14.41 per share.

     The Company has been advised by the Selling Securityholders that the Selling Securityholders, acting as principals for their own account, directly or through agents, dealers or underwriters to be designated from time to time, may sell the Notes and the Conversion Shares from time to time on terms to be determined at the time of the sale through customary brokerage channels or private sales at market prices then prevailing or at negotiated prices then obtainable. To the extent required, the aggregate principal amount of the specific Notes or the number of Conversion Shares to be sold, the names of the Selling Securityholders, the purchase price, the public offering price, the name of any agent, dealer or underwriter, the amount of expenses of the offering and any applicable commission or discount with respect to a particular offer will be set forth in an accompanying Prospectus Supplement or, if appropriate, a post-effective amendment to the Registration Statement of which this Prospectus is a part. Each of the Selling Securityholders reserves the right to accept and, together with its agents from time to time, to reject in whole or in part any proposed purchase of the Notes or Conversion Shares to be made directly or through agents. The aggregate proceeds to the Selling Securityholders from the sale of the Notes and the Conversion Shares offered by the Selling Securityholders hereby will be the purchase price of such Notes or Conversion Shares less any discounts or commissions. For information concerning indemnification arrangements between the Company and the Selling Securityholders, see "Plan of Distribution."

                            ------------------------

                THE DATE OF THIS PROSPECTUS IS OCTOBER   , 1996.

                               PROSPECTUS SUMMARY

     The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless the context indicates otherwise in this Prospectus (i) all references to "Midcom" or the "Company" refer to MIDCOM Communications Inc. and its subsidiaries and (ii) all references to Consolidated Financial Statements refer to the financial statements of Midcom. This Prospectus contains certain forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements of the Company or industry trends to differ materially from those expressed or implied by such forward-looking statements. Such factors include, among others, those discussed in "Risk Factors" and elsewhere in this Prospectus.

                                  THE COMPANY

     MIDCOM Communications Inc. provides long distance voice and data telecommunications services. As primarily a nonfacilities-based reseller, Midcom principally utilizes the network switching and transport facilities of Tier I long distance carriers, such as AT&T Corp. ("AT&T"), Sprint Corporation ("Sprint") and WorldCom, Inc. ("WorldCom"), to provide a broad array of integrated long distance telecommunications services on a seamless and highly reliable basis. Midcom's service offerings include basic "1 plus" and "800" long distance, frame relay data transmission and wireless communications services, as well as enhanced telecommunications services such as dedicated private lines between customer locations, facsimile broadcast services, calling cards and conference calling.

     Midcom focuses on serving small to medium-sized businesses. The Company estimates that during the second quarter of 1996 it invoiced approximately 125,000 customer locations per month, a significant majority of which were located in the major metropolitan areas of California, Florida, Illinois, New York, Ohio and Washington. The Company believes that the larger long distance carriers, such as AT&T, Sprint, WorldCom and MCI Communications Corporation ("MCI"), tend to focus their sales and customer support efforts on residential and large commercial customers and do not routinely provide significant pricing discounts for small to medium-sized businesses. By purchasing large usage volumes from the facilities-based carriers at wholesale prices, Midcom seeks to offer its customers more favorable pricing than they could obtain from such carriers directly. In addition, the Company believes that businesses in this market segment do not typically have in-house telecommunications expertise and therefore require more assistance with the assessment and management of their telecommunications requirements. As a result, the Company believes that it is able to differentiate its service offerings from the larger carriers in this market segment on the basis of price, breadth of service offerings, customer service and support and the ability to provide customized solutions to the telecommunications requirements of its customers. See "Business -- Marketing and Sales," "Business -- Competition" and "Business -- Customer Concentrations."

     Midcom believes that the recently enacted Telecommunications Act of 1996 (the "Telecommunications Act") will substantially expand its market opportunities. The Telecommunications Act removes substantial legal barriers to competitive entry into the local telecommunications market and directs incumbent local exchange carriers to allow competing telecommunications service providers such as the Company to interconnect their facilities with the local exchange networks, to lease network components on an unbundled basis and to resell local telecommunications services. According to Federal Communications Commission ("FCC") and other industry estimates, in 1995 long distance providers reported revenue of $72.4 billion while local telecommunications providers reported revenue of $102.9 billion. See "Business -- Industry Background,"
"Business -- Regulation" and "Business -- Competition."

     Subsequent to its initial public offering in July 1995, Midcom completed numerous acquisitions of businesses and customer bases. Although these acquisitions contributed to substantial growth, they have also placed significant demands on management resources and have disrupted Midcom's normal business operations. In particular, the Company has been unable to fully integrate the sales and marketing, customer support, billing and other functions of certain acquired operations which has increased the Company's overall cost structure and has resulted in lower profitability and cash flows. See
"Business -- Acquisitions." During this same period, the Company was in the process of implementing a new management information system, including the installation of a new billing system. Problems encountered in this implementation process contributed to the Company's operational difficulties. In addition, certain reports generated by the new management information system that were used to estimate unbilled revenue for the third quarter of 1995 failed to fully reflect all discounts that were properly included in the bills subsequently sent to the Company's customers. See "Business -- Information Systems." Primarily as a result of this failure, reported revenue was overstated for the third quarter of 1995 and the Company's Quarterly Report on Form 10-Q for that period had to be amended to restate reported results. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Restatement of Results for the Third Quarter of 1995." In addition, the Company's profitability has been reduced as a result of the Company's supply contract with AT&T which provides for higher rates than those provided by competitive suppliers, although the Company and AT&T have entered into a letter of intent contemplating substantial modifications to this contract which will provide for more favorable rates in the future. See
"Business -- Suppliers." These factors contributed to defaults under the Company's Revolving Credit Facility (as defined below) and caused the Company's auditors to include a going concern qualification in their report on the Company's consolidated financial statements for the year ended December 31, 1995. The Company's auditors also identified certain material weaknesses in the Company's internal financial controls. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Material Weaknesses" and "Description of Certain Indebtedness."

     In response to these developments, during the second and third quarters of 1996 Midcom recruited a new executive management team with extensive experience and expertise in the telecommunications industry. In May 1996, the Company hired William H. Oberlin as its President and Chief Executive Officer, appointed Mr. Oberlin, Marvin C. Moses and John M. Zrno to its Board of Directors and engaged Mr. Moses and Mr. Zrno as consultants. These individuals formerly held senior management positions at ALC Communications Corporation ("ALC"), a leading provider of long distance and other services to small and medium-sized businesses. During their tenure at ALC, ALC completed a successful turn-around and experienced profitable growth. From the fiscal year ended December 31, 1991 through the 12 months ended June 30, 1995 (prior to ALC's merger into Frontier Corporation), ALC's revenue increased from $346.9 million to $677.1 million and net income increased from $5.3 million to $75.0 million. In addition, in July 1996 the Company appointed Daniel M. Dennis to the Company's Board of Directors. Mr. Dennis has served in a number of management positions with MCI for over 23 years. See "Management."

     The new executive management team has developed a restructuring, network and marketing strategy which it plans to implement during 1996 and 1997 and which is designed to address the operational challenges experienced by the Company and increase internally generated sales and profitability. Principal components of the Company's strategy include the following:

          Continue to Build Management Team and Restructure Operations. Midcom will continue to seek opportunities to augment management with individuals who have telecommunications industry experience and expertise. From May to September 1996, the Company appointed 10 individuals to key operational management positions. These individuals have extensive experience in the operation of a telecommunications company, including (i) network design, implementation and operation, (ii) marketing and sales, (iii) management information systems and (iv) bill processing and collection. Midcom believes that the experience and depth of this management team will improve the Company's ability to address its current operational challenges and to pursue its transition from primarily a nonfacilities-based reseller of long distance and other telecommunications services to a switch-based provider of integrated telecommunications services. In addition, Midcom's management team intends to focus on consolidating and integrating the Company's multiple information and billing systems and other redundant functions of certain acquired operations, enlarging and enhancing its information system, improving its financial reporting and internal controls and renegotiating its existing carrier supply agreements to obtain more favorable terms.

          Deploy Switching Facilities. At the end of the second quarter of 1996, Midcom owned and operated limited capacity switches in nine locations. The Company intends to use a portion of the proceeds of a recently completed debt offering to acquire and install state-of-the-art high capacity switches, with local and long distance functionality, in areas of the country where it has a sufficient volume of long distance traffic and where the regulatory environment and market conditions will permit it to provide local service at acceptable margins. The Company believes that, in the cities where it intends to deploy switches, there will be significant local circuit capacity at attractive rates available from incumbent local exchange carriers, competitive local exchange carriers and 38GHz wireless providers. Using its own switches will enable the Company to (i) direct customer call traffic over multiple networks which is expected to minimize costs and improve gross margin, (ii) switch local traffic, thereby increasing the economic viability of entering the market for local telecommunications services, (iii) shield proprietary information regarding its customers from the underlying carriers, thereby increasing customer control, (iv) facilitate access to call data records and (v) implement differentiating features and billing enhancements without involving the underlying carrier. See "Business -- Switching Facilities."

          Reorganize and Expand Sales Efforts. To take full advantage of its planned network of switching facilities and expanded product offerings, Midcom is in the process of reorganizing its direct sales force into (i) a special accounts group consisting of highly experienced sales personnel focused on larger customers with sophisticated telecommunications requirements and (ii) a general accounts group focused on smaller customers. Both groups will be located in major metropolitan areas where the Company believes it has significant market opportunities and can compete effectively on the basis of price. The Company intends to implement training programs and financial incentives designed to increase the cross-selling efforts of its direct sales force and further integrate the Company's broad array of service offerings. In addition to reorganizing its sales efforts, the Company intends to increase the number of sales representatives during 1996 and 1997 from approximately 35 at the end of July 1996 to approximately 200. The Company will continue to supplement its direct sales force with its existing network of resellers and distributors. In addition, the Company intends to develop a new tier of distributors who will be offered long-term financial incentives and who will be required, within selected territories, to market and sell the Company's service offerings exclusively. The Company believes that these long-term financial incentives and exclusive marketing arrangements will result in improved performance and increased loyalty to the Company and its service offerings. See "Business -- Marketing and Sales."

          Expand and Enhance Customer Support Efforts. Midcom intends to support its expanded sales efforts and reduce customer attrition by building an enhanced customer service and support operation. The Company intends to increase its customer service and support staff during 1996 and 1997 from approximately 45 at the end of July 1996 to approximately 60. This expanded operation will include (i) a staff of trained customer service representatives available during normal business hours at a number of integrated customer service centers, (ii) trained account representatives assigned and dedicated to individual customers with sophisticated telecommunications requirements and (iii) teams of technical specialists available to develop customized solutions for a customer's unique telecommunication needs. See "Business -- Customer Service."

          Resell Local Services and Provide a Single-Source
     Solution. Regulatory changes resulting from the Telecommunications Act significantly expand the number and types of services Midcom is permitted to offer. As a result, Midcom intends to offer its customers local dial tone and a variety of other local telecommunications services primarily in locations where it has a significant sales and marketing presence or where it plans to deploy switching facilities. The Company believes that its large and geographically concentrated customer base of small to medium-sized businesses represents a significant potential market for these additional services. These additional services will afford the Company the opportunity to provide its customers with a single-source solution for local, long distance, wireless and enhanced telecommunications services. The Company believes that bundling these services will provide substantial advantages to its customers, including lower overall costs and a higher level of service due to a single source for ordering, installation, customer service and account management. In addition, Midcom believes that offering a single source for telecommunications services will permit the Company to (i) increase sales by increasing its share of the telecommunications expenditures of its customers and (ii) improve customer control and retention by strengthening its relationships with its customers. See "Business -- Industry Background," "Business -- Regulation" and "Business -- Competition."

     Midcom believes that its new management team has the skills and experience necessary to implement the foregoing strategy. However, management's ability to implement the Company's strategy and achieve the intended positive results is subject to a number of risks and uncertainties, and there can be no assurance that the strategy will be successfully implemented or that the intended positive results will be achieved. See "Risk Factors."

     Midcom was incorporated in the State of Washington in 1989. Its executive offices are located at 1111 Third Avenue, Seattle, Washington 98101, and its telephone number is (206) 628-8000.

                                  RISK FACTORS

     Prospective investors are strongly cautioned that an investment in the Securities offered hereby involves a very high degree of risk. The ability of the Company's new management to halt the deterioration of the Company's results of operations and financial condition and successfully implement its new operating strategy is subject to an unusual number of material risks and uncertainties. Prospective investors should not dismiss the risk factors contained herein as "boilerplate" or "customary" disclosure. The contingencies and other risks discussed under the heading "Risk Factors" could affect the Company in ways not presently anticipated by its management and thereby impair its ability to continue as a going concern and materially affect the value of its debt and equity securities, including the Securities offered hereby. A careful review and understanding of each of the risk factors contained herein, as well as the other information contained in this Prospectus, is essential for an investor seeking to make an informed investment decision with respect to the Securities.

                             THE PRIVATE PLACEMENT

     In August and September of 1996, the Company completed a private placement (the "Private Placement") of $97,743,000 in aggregate principal amount of the Notes pursuant to a Purchase Agreement, dated as of August 15, 1996 (the "Purchase Agreement"), among the Company, PaineWebber Incorporated ("PaineWebber") and Wheat, First Securities, Inc. ("Wheat, First," and together with PaineWebber the "Initial Purchasers"). The Notes were sold to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933 (the "Securities Act"), certain "accredited investors" pursuant to Regulation D under the Securities Act, and certain non-U.S. persons pursuant to Regulation S under the Securities Act.

     The net proceeds to Midcom from the Private Placement were approximately $94.2 million, after deducting the discount to the Initial Purchasers and expenses. The Company used the net proceeds as follows: (i) $15.0 million to repay in full a bridge loan (the "Bridge Loan") made by Transamerica Business Credit Corporation ("Transamerica"), (ii) $19.0 million to repay in full the revolving loans (the "Revolving Loans") under the Company's secured revolving credit facility with Transamerica and certain other lenders (the "Revolving Credit Facility"), and (iii) $10.0 million to bring current a number of payment obligations existing prior to the completion of the Private Placement. In addition, the Company anticipates using (i) $5.0 million of the net proceeds to pay the first installment of an $8.8 million payment in connection with the satisfaction of past shortfalls and reduction of the minimum commitment under the Company's carrier supply contract with AT&T and (ii) approximately $22.0 million of the net proceeds to acquire and install high capacity switches. The balance of the net proceeds will be used for additional working capital, additional capital expenditures and general corporate purposes.

     Pursuant to a Registration Rights Agreement, dated as of August 22, 1996 (the "Registration Rights Agreement"), among the Company and the Initial Purchasers, the Company has agreed to file a shelf registration statement under the Securities Act (together with all exhibits, schedules and amendments thereto, the "Registration Statement"), of which this Prospectus forms a part, relating to resales of the Notes and the Conversion Shares. The Company is required under the Registration Rights Agreement to maintain the effectiveness of the Registration Statement for a period of three years from the completion of the Private Placement or, if shorter, when (i) all the Securities have been sold pursuant to the Registration Statement or (ii) the date on which there ceases to be outstanding any Securities. See "Description of Notes -- Registration Rights; Liquidated Damages."

                               TERMS OF THE NOTES

MATURITY DATE..............  August 15, 2003.

INTEREST PAYMENT DATES.....  February 15 and August 15, commencing February 15,
                             1997.

CONVERSION RIGHTS..........  The Notes, unless previously redeemed, are convertible at the option of the holder at any time prior to maturity into shares of Common Stock at a conversion price of $14.0875 per share, subject to adjustment in certain events. See "Description of Notes -- Conversion Rights."

OPTIONAL REDEMPTION........  The Notes are redeemable at the option of the
                             Company, in whole or in part, at any time on or after August 15, 2001 at the redemption prices set forth herein plus accrued but unpaid interest, if any, to the applicable date of redemption. See "Description of Notes -- Optional Redemption by the Company."

CHANGE OF CONTROL..........  In the event of a Change of Control (as defined herein), each holder of Notes may require Midcom to repurchase all of the Notes held by such holder at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. See "Description of Notes -- Repurchase of Notes at the Option of Holders Upon a Change of Control."

SUBORDINATION..............  The Notes are general unsecured obligations of
                             Midcom and are subordinated in right of payment to all existing and future Senior Indebtedness (as defined herein) of Midcom. As of August 31, 1996, there were no borrowings under the Revolving Credit Facility and, accordingly, Senior Indebtedness of Midcom was approxi-mately $22,772,000. The Notes are also effectively subordinated to all existing and future liabilities (including trade payables) of the Company's subsidiaries. As of August 31, 1996, Midcom's subsidiaries had approximately $1,088,000 of total liabilities (excluding intercompany indebtedness). See "Description of Notes -- Subordination."

REGISTRATION RIGHTS AND
  LIQUIDATED DAMAGES.......  Pursuant to the Registration Rights Agreement, the
                             Company has agreed to file a shelf registration statement under the Securities Act relating to resales of the Notes and the Conversion Shares. If such registration statement is not filed or declared effective within, or maintained continuously effective for, the time periods set forth in the Registration Rights Agreement, the interest rate on the Notes will be, in effect, increased (the "Liquidated Damages") in the manner set forth herein. See "Description of Notes -- Registration Rights; Liquidated Damages."

FORM AND DENOMINATION......  The Notes initially sold by the Initial Purchasers to qualified institutional buyers are represented by a Rule 144A Global Note in fully registered form deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company ("DTC"). Beneficial interests in the Rule 144A Global Note will be shown on, and transfers thereof will be effected through, records maintained by DTC and its Participants (as defined herein). Notes initially sold by the Initial Purchasers within the United States to accredited investors who are not qualified institutional buyers are in certificated form, and cannot be traded through the facilities of DTC except in connection with a transfer to a qualified institutional buyer or a transfer pursuant to Regulation S. The Notes initially sold by the Initial Purchasers to non-U.S. persons pursuant to Regulation S under the Securities Act are represented by a Regulation S Permanent Global Note or are in certificated form. Beneficial interests in the Regulation S Permanent Global Note may be held only through Euroclear and Cedel Bank. The Regulation S Permanent Global Note is expected to be deposited with the Trustee as custodian for DTC, and beneficial interests therein may be held through Euroclear, Cedel Bank or any other Participant.

ABSENCE OF PUBLIC MARKET
  FOR THE NOTES............  Prior to the date of this Prospectus, there has been no public market for the Notes and there can be no assurance regarding the future development of a market for the Notes. The Notes are eligible for trading on the NASD's Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") Market; however, no assurance can be given as to the liquidity of, or trading market for, the Notes. The Company has been advised by the Initial Purchasers that they intend to make a market in the Notes. However, the Initial Purchasers are not obligated to do so and any market-making activities with respect to the Notes may be discontinued at any time without notice. Accordingly, no assurance can be given as to the liquidity of or the trading market for the Notes. The Common Stock is traded on the Nasdaq National Market under the symbol "MCCI." See "Plan of Distribution."

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

     The summary consolidated financial and operating data presented below is qualified in its entirety by, and should be read in conjunction with, the Company's Consolidated Financial Statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The following information as previously reported has been restated to include Adval, Inc. and ADNET Telemanagement, Inc. which were acquired in pooling of interests transactions on September 29, 1995 and December 29, 1995, respectively.

                                                                            SIX MONTHS ENDED
                                        YEARS ENDED DECEMBER 31,                JUNE 30,
                                    ---------------------------------     --------------------
                                     1993         1994         1995        1995         1996
                                    -------     --------     --------     -------     --------
                                                                              (UNAUDITED)
                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
Revenue...........................  $66,010     $111,699     $203,554     $97,380     $ 93,860
Gross profit......................   20,647       32,655       64,008      32,098       26,324
Depreciation and amortization.....    1,881        4,134       13,790       4,898       19,210
Settlement of contract dispute....       --           --           --          --        8,800
Restructuring charge(1)...........       --           --           --          --        2,220
Loss on impairment of assets(2)...       --           --       11,830          --       18,765
Operating income (loss)...........      641          824      (23,673)       (283)     (54,985)
Net loss(3).......................     (529)      (3,029)     (33,418)     (4,023)     (59,161)
Net loss per share(4).............  $ (0.05)    $  (0.31)    $  (2.76)    $ (0.39)    $  (3.86)
Shares used in calculating per
  share data(4)...................    9,930        9,930       12,101      10,246       15,321
SUPPLEMENTAL OPERATING DATA:
EBITDA(5).........................  $ 2,522     $  4,958     $  1,947     $ 4,615     $ (5,990)
Deficiency of earnings to fixed
  charges(6)......................  $  (478)    $ (3,012)    $(29,351)    $(4,023)    $(59,161)

                                                                           JUNE 30, 1996
                                                                     -------------------------
                                                                      ACTUAL    AS ADJUSTED(7)
                                                                     --------   --------------
BALANCE SHEET DATA:
Cash...............................................................  $  1,434      $ 42,607
Total assets.......................................................    87,587       131,710
Short-term obligations, including current portion of long-term
  obligations(8)...................................................    57,027        14,990
Long-term obligations, less current portion(8).....................     6,876        93,036
Shareholders' equity...............................................  $(32,236)     $(32,236)

---------------
(1) Consists primarily of severance and lease cancellation charges relating to restructuring of operations in March and April 1996.

(2) Consists of the following: (i) a $6.8 million write-down of the Company's interest in its joint venture in Russia, (ii) a $2.5 million write-off of the Company's existing limited capacity switching equipment as a result of its decision to deploy new, state-of-the-art high capacity switches and
    (iii) a $2.5 million partial write-down of the Company's capitalized software development costs for its management information system.

(3) Includes $2,992 of original issue discount and $1,075 of deferred financing costs written off in the third and fourth quarters of 1995, respectively.

(4) Net loss per share is based on the number of shares as described in Note 1 of the Notes to Consolidated Financial Statements.

(5) As used herein, "EBITDA" is defined as operating income plus depreciation, amortization, loss on impairment of assets, restructuring charge and settlement of contract dispute. EBITDA is commonly used to measure performance of telecommunications companies because of (i) the importance of maintaining cash flows in excess of debt-service obligations due to the capital and acquisition-intensive nature of the telecommunications industry and (ii) the non-cash effect on earnings of generally high levels of both amortization and depreciation expenses associated with capital equipment and acquisitions common in this industry. EBITDA does not purport to represent cash provided by operating activities as reflected in the Company's consolidated statements of cash flows, is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(6) For purposes of calculating the deficiency of earnings to fixed charges, "earnings" consist of income before income taxes plus fixed charges, and "fixed charges" consist of interest expense, including the amortization of deferred financing fees, and that portion of rental expense deemed representative of the interest factor (estimated to be one-third of rental expense).

(7) Adjusted to give effect to the application of the net proceeds of the Private Placement to the repayment in full of the Bridge Loan and the Revolving Loans.

(8) As a result of defaults existing on June 30, 1996 under the Revolving Credit Facility, and corresponding cross-defaults under certain of the Company's capital leases, short-term obligations includes Revolving Loans of $25,877 and non-current capital lease obligations of $3,186. The "as adjusted" data reflects the repayment in full of all outstanding Revolving Loans and the reclassification of certain non-current capital lease obligations to long-term obligations following the waiver of defaults under the Revolving Credit Facility effective upon completion of the Private Placement. See "Description of Certain Indebtedness." Both actual and as adjusted short-term obligations include $9.0 million payable in connection with two customer base acquisitions which may be paid in cash or by delivery of shares of Common Stock, as the Company may elect; provided, however, that the Company's Revolving Credit Facility prohibits payment of this obligation in cash without the lenders' prior written consent. See "Business -- Legal Proceedings."

                         FORWARD-LOOKING STATEMENTS AND
                  THE PRIVATE SECURITIES LITIGATION REFORM ACT

     Statements herein concerning expectations for the future constitute forward-looking statements which are subject to a number of known and unknown risks, uncertainties and other factors which might cause actual results to differ materially from stated expectations. Forward-looking statements herein include those concerning anticipated growth in sales, services-per-customer ratio and profitability; deployment of a network of high capacity local and long distance switching facilities; introduction of local and other additional telecommunications services; geographic expansion; increases in sales, customer service and other personnel; improvements in customer service; sales through new sales channels; adequacy of available sources of working capital to implement strategies; negotiation of more favorable carrier supply contacts; and expectations for growth in the telecommunications industry. Relevant risks and uncertainties include, but are not limited to, unanticipated actions by competitors, regulatory or other obstacles which restrict the Company's ability to implement local or other services, greater than expected costs to open new offices, acquire switching equipment or execute other aspects of the Company's growth strategy, greater than expected declines in sales, inability to hire and retain key personnel, unfavorable determinations of pending lawsuits or other disputes, inability to obtain more favorable pricing and other terms from suppliers, inability to secure additional sources of working capital if and when needed, inability to manage growth or integrate acquired operations and regulatory changes. Additional risks and uncertainties include those described in the Company's Interim Report on Form 8-K as filed with the Securities and Exchange Commission (the "Commission") on August 2, 1996, the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and those described from time to time in the Company's other filings with the Commission, press releases and other communications. Although the Company believes that all forward-looking statements herein are reasonable, there can be no assurance that actual results, achievements, performance or developments will not differ materially from those expressed or implied by such forward-looking statements.

                                  RISK FACTORS

     Prospective investors are strongly cautioned that an investment in the Securities offered hereby involves a very high degree of risk. The ability of the Company's new management to halt the deterioration of the Company's results of operations and financial condition and successfully implement its new operating strategy is subject to an unusual number of material risks and uncertainties. Prospective investors should not dismiss the risk factors set forth below as "boilerplate" or "customary" disclosure. The contingencies and other risks discussed below could affect the Company in ways not presently anticipated by its management and thereby impair its ability to continue as a going concern and materially affect the value of its debt and equity securities, including the Securities offered hereby. A careful review and understanding of each of the risk factors set forth below, as well as the other information contained in this Prospectus, is essential for an investor seeking to make an informed investment decision with respect to the Securities.

ABILITY TO CONTINUE AS A GOING CONCERN; DEFAULTS UNDER CREDIT FACILITY; NEED FOR ADDITIONAL WORKING CAPITAL

     As a result of Midcom's rapid growth, substantial operating losses, billing and collection cycle, acquisition strategy and other factors, the Company has required substantial external working capital. The Company's available sources of working capital consist of cash flows from operations, approximately $50.0 million at September 15, 1996 in cash and short-term, investment grade, interest-bearing securities, which funds represent the remaining net proceeds from the Private Placement, and expected available borrowings under the Revolving Credit Facility. Prior to completion of the Private Placement, the Company had for several months experienced a severe working capital short-fall which required the Company to seek extended payment terms from certain of its suppliers, delay payments to many of its suppliers and other vendors, delay or cancel purchases and take other steps to conserve operating capital. As a result, a number of suppliers placed the Company on credit hold and/or initiated collection actions. See "-- Dependence Upon Facilities-Based Carriers." Also, for several months prior to the completion of the Private Placement, the Company was in default of certain financial and other covenants under its Revolving Credit Facility, although the lenders continued to permit borrowings under that facility. The existence of defaults under the Revolving Credit Facility also constituted defaults under certain of the Company's capital leases. The report of the Company's independent auditors with respect to the Company's Consolidated Financial Statements for the year ended December 31, 1995 states that the Company's recurring operating losses, working capital deficiency and credit agreement defaults raise substantial doubt about the Company's ability to continue as a going concern. In connection with the completion of the Private Placement and the application of the net proceeds therefrom to the repayment in full of the Bridge Loan and the Revolving Loans, the lenders under the Revolving Credit Facility waived all existing defaults and amended the financial covenants under the Revolving Credit Facility to be consistent with Midcom's revised business plan. The Company's maximum borrowing availability under the Revolving Credit Facility, as amended, is $43.0 million, subject to a borrowing base equal to 85% of the Company's eligible accounts receivable less a minimum excess availability requirement of $20.0 million for the months of August 1996 through February 1997, declining in stages to $8.0 million for the months of September through November 1997. As of August 31, 1996, after giving effect to the amendment, the Company had a borrowing base of approximately $21.0 million and a maximum borrowing availability, net of the minimum excess availability requirement, of approximately $1.0 million.

     In addition to funds required for day to day operations, the Company's principal working capital requirements include capital expenditures (including those associated with the proposed installation of new switching facilities), interest and principal payable under the Notes and other contingencies and obligations described under "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." The Notes will mature on

August 15, 2003. Interest on the Notes is payable semi-annually on February 15 and August 15 of each year, commencing February 15, 1997, in the aggregate amount of $4,031,899.

     The exact amount and timing of the Company's capital requirements will be determined by numerous factors, including the level of, and gross margin on, future sales, the outcome of outstanding contingencies and disputes such as pending lawsuits, payment terms achieved by the Company and the timing of capital expenditures. The Company's current plans assume that the Company will be able to replace or extend the Revolving Credit Facility after its expiration in November 1997. There can be no assurance that the Revolving Credit Facility will continue to be available to the Company or that cash balances together with funds available under the Revolving Credit Facility and cash flows from operations will be sufficient to fully implement the Company's new operating strategy or meet its other capital requirements. If (i) the Company experiences greater than anticipated capital requirements, (ii) it is determined to be liable for, or otherwise agrees to settle or compromise, any material claim against it, (iii) it is unable to make future borrowings under the Revolving Credit Facility for any reason or (iv) the implementation of the Company's new operating strategy fails to produce the anticipated cash flows from operations, the Company may be required to refinance all or a portion of its existing debt, sell assets or obtain additional equity or debt financing. There can be no assurance that any such refinancing or asset sales would be possible or that the Company will be able to obtain additional equity or debt financing, if and when needed, on terms that the Company finds acceptable. Any additional equity or debt financing may involve substantial dilution to the interests of the Company's shareholders as well as the holders of the Notes. The failure of the Company to complete one or more of such alternatives or otherwise obtain sufficient funds to satisfy its cash requirements could prevent the Company from implementing its new operating strategy and, ultimately, could force the Company to seek protection under the federal bankruptcy laws. Such events would materially and adversely affect the value of the Company's debt and equity securities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

RECENT LOSSES AND ANTICIPATED FUTURE LOSSES

     The Company has experienced significant losses since its inception. Net losses for 1994, 1995 and the six months ended June 30, 1996 were approximately $3.0 million, $33.4 million and $59.2 million, respectively. As a result of customer attrition and other factors, the Company expects revenue to continue to decline during 1996 and the first quarter of 1997. See "-- Customer Attrition." In addition, the execution of the Company's new operating strategy will require the Company to substantially increase its investment in sales, marketing, capital equipment, systems development and other areas. The Company expects that a substantial portion of these expenditures will be made before the Company realizes an increase in revenue or an improvement in gross margin. The Company therefore expects that, during 1996 and the first three quarters of 1997, operating costs will increase both in actual dollars and as a percentage of revenue and net losses will continue. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Introduction."

MATERIAL WEAKNESSES IN INTERNAL FINANCIAL CONTROLS AND RESTATEMENTS OF FINANCIAL RESULTS

     In connection with the audit of Midcom's 1995 Consolidated Financial Statements, Midcom's independent auditors identified two conditions which were characterized as material weaknesses in its internal financial controls. One material weakness identified by the auditors was the failure of the accounting and finance systems to provide accurate information necessary to monitor the Company's financial position, results of operations and liquidity, as demonstrated by the restatement of the Company's third quarter results and the difficulties in completing the 1995 year-end audit which resulted in numerous material adjustments to preliminary fourth quarter results. Factors identified as contributing to this weakness and requiring immediate attention included insufficient staffing and systems to accommodate significant growth from acquisitions, transitional difficulties associated with major new information and billing systems, inadequate communication between senior management and the finance department and demands associated with the Company's initial public offering. The second material weakness identified by the auditors was the Company's process of estimating unbilled receivables. With respect to this material weakness, the auditors recommended that the Company review and revise, as necessary, all policies and procedures with regard to its reconciliation of unbilled receivables with actual billings to ensure that all unbilled amounts at a reporting date represent properly recorded revenue. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Material Weaknesses" and "Business -- Information Systems."

     It is the Company's practice, which is common in the long distance industry, to include in reported revenue and accounts receivable an amount for unbilled calls equal to an estimate of the amount that will be billed and collected for calls occurring in that reporting period. During 1995, the Company converted its customer billing function for those calls for which it provides direct billing to a new billing system. The Company experienced difficulties in implementing the new billing system which caused an increased number of calls to be billed later than expected by the Company. See "Business -- Information Systems." Also, in the process of reconciling unbilled accounts as of December 31, 1995 with amounts ultimately billed, the Company discovered that certain reports generated by its new information management system that were used for recognizing unbilled revenue for the third quarter of 1995 failed to fully reflect all discounts that were properly included in the bills subsequently sent to the Company's customers. Primarily as a result of this failure, reported revenue was overstated for the third quarter of 1995 and the Company's Quarterly Report on Form 10-Q for that period had to be amended to restate reported results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Restatement of Results for the Third Quarter of 1995." The Company is in the process of enhancing this billing system and converting and modifying the customer support portions of its information systems. See "Business -- Information Systems." However, in light of the foregoing and other weaknesses in the systems, the Company's financial statements for 1995 included a $2.5 million partial write-down of its capitalized software development costs for the management information system. In addition, the Company had previously been required to restate its financial statements for the year ended December 31, 1994 after determining that revenue and accounts receivable had been overstated by approximately $1.8 million net of reserves as a result of using historical averages of unbilled calls as the basis for its revenue estimates, a practice that the Company discontinued in the first quarter of 1995.

     In light of the volume of financial data to be processed, the reliance upon timely receipt of call data records from suppliers, the anticipated rate of growth of the Company, the demands on key financial personnel, turnover in key finance and accounting positions, the challenges associated with the integration of acquired businesses and other factors, there can be no assurance that the Company will not encounter additional billing delays, other internal control weaknesses or other difficulties in future financial reporting.

DISPUTES AND LITIGATION

     The Company, its Chairman of the Board of Directors and largest shareholder, the Company's former President, Chief Executive Officer and a director, and the Company's former Chief Financial Officer are named as defendants in a securities action filed in the U.S. District Court for the Western District of Washington (the "Complaint"). The Complaint purports to be filed on behalf of a class of purchasers of the Company's Common Stock during the period beginning on July 6, 1995, the date of the Company's initial public offering, and ending on March 4, 1996 (the "Class Period"). An amended complaint (the "Amended Complaint") was filed on July 8, 1996. The Amended Complaint alleges, among other things, that the registration statement and prospectus relating to the Company's initial public offering contained false and misleading statements concerning the Company's billing software and financial condition. The Amended Complaint further alleges that, throughout the

Class Period, the defendants inflated the price of the Common Stock by intentionally or recklessly making material misrepresentations or omissions which deceived the public about the Company's financial condition and prospects. The Amended Complaint alleges claims under the Securities Act and the Securities Exchange Act of 1934 (the "Exchange Act") as well as various state laws, and seeks damages in an unstated amount. While the Company believes that it has substantive defenses to the claims in the Amended Complaint and intends to vigorously defend this lawsuit, it is unable to predict the outcome of this action. If determined adversely to the Company, this lawsuit could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Legal Proceedings."

     The Company was informed in May 1996 that the Commission was conducting an informal inquiry regarding the Company's initial public offering and the restatement of its 1995 third quarter results. The Company has voluntarily provided the documents requested by the Commission, but has not been informed whether the Commission intends to commence formal action against the Company or any of its affiliates. The Company is, therefore, unable to predict the ultimate outcome of the investigation. In the event that the Commission elects to initiate a formal enforcement proceeding, the Company and its officers could be subject to civil or criminal sanctions including monetary penalties and injunctive measures. Any such enforcement proceeding could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Legal Proceedings."

     In addition, by virtue of its rapid growth, acquisition activities and large volume of business with suppliers, the Company is involved in litigation or disputes with sellers of acquired operations, suppliers and other third parties. See "Business -- Acquisitions, -- Suppliers, and -- Legal Proceedings."

     Although the Company intends to defend its existing litigation and other disputes vigorously, it is unable to predict the nature or timing of any resolution of such matters. If the Company is determined to be liable for, or otherwise agrees to settle or compromise, any claim, it would most likely be required to make a payment in the form of cash, indebtedness or equity securities. Depending on the size, type and timing of any such payment, it could materially impair the Company's limited capital resources or significantly dilute the Company's existing shareholders. See "-- Ability to Continue as a Going Concern; Defaults Under Credit Facility; Need for Additional Working Capital." In addition, the Company's pending litigation, investigations and disputes could result in substantial legal costs to the Company and divert management's attention from the other business affairs of the Company for substantial periods of time.

MINIMUM VOLUME COMMITMENTS AND EXISTING SHORTFALLS

     Midcom has entered into multiple-year supply contracts with AT&T, Sprint and WorldCom and short-term contracts with a number of other suppliers for the long distance telecommunication services provided to its customers. To obtain favorable forward pricing from certain of its suppliers, the Company has committed to purchase minimum volumes of a variety of long distance services during stated periods whether or not such volumes are used or, in one case, to pay a surcharge equal to a percentage of the Company's shortfall from a specified quarterly minimum volume. For the final six months of 1996, these commitments and maximum surcharge total approximately $53.2 million (including approximately $37.2 million attributable to AT&T). As of June 30, 1996, Midcom's minimum volume commitment under its supply contract with AT&T, its largest supply contract, was $117.0 million. The Company estimates that, as of the last measurement date on September 30, 1996, it would have been in shortfall of its minimum commitments to AT&T by approximately $27.6 million based on current contract requirements. However, on July 19, 1996 the Company and AT&T executed a letter of intent to settle this anticipated liability as well as all other pending disputes between the Company and AT&T, and to negotiate a new contract pursuant to which the Company's minimum commitment to AT&T will be $17.0 million. In addition, Midcom will obtain more favorable pricing for certain network services provided by AT&T. The settlement and new rate structure will not be effective until the Company and AT&T have executed a mutually acceptable definitive agreement, which the parties are currently pursuing. Moreover, in connection with the letter of intent, the AT&T tariff was amended to extend the accrued shortfall penalty payment date to September 30, 1996 pending negotiation and execution of a mutually acceptable definitive agreement. However, there can be no assurance that the parties will reach a definitive agreement or that further extensions of the accrued shortfall penalty payment date can be obtained by the Company. Another major supplier has agreed to forebear from exercising its rights to shortfalls incurred through April 30, 1996 which would otherwise have required the Company to pay a surcharge and caused pricing from this supplier to increase. This supplier has indicated that it will work with Midcom to restate applicable minimums so that their attainment is more realistic. There can be no assurance that the negotiations described above will be concluded in a manner favorable to the Company or that the Company will be able to obtain relief from its minimum contractual commitments in the future. If existing or future shortfalls are not eliminated, the Company may be required to make substantial payments without associated revenue from customers or the supplier may terminate service and commence formal action against the Company. Such payments are not presently contemplated in the Company's capital budgets and would have a material adverse effect on the Company's business, financial condition and results of operation. See "Business -- Suppliers."

     Because of Midcom's commitments to purchase fixed volumes of use from certain of its suppliers at predetermined rates, the Company could be adversely affected if a supplier were to lower the rates it makes available to the Company's target market without a corresponding reduction in the Company's rates. Similarly, the Company could be adversely affected if its suppliers failed to adjust their overall pricing, including prices to the Company, in response to price reductions of other major carriers. See
"Business -- Suppliers" and Note 14 of the Notes to Consolidated Financial Statements.

ABILITY TO IMPLEMENT NEW OPERATING STRATEGY

     The Company's new management team has developed an operating strategy which will emphasize the installation of dedicated switching facilities to create a Company network and the reorganization and expansion of the Company's existing sales and customer support departments. See "Business -- Company Strategy." In addition to the capital requirements associated with the new operating strategy, the Company's ability to realize the full benefit of its operating strategy is contingent upon its ability to (i) conclude its negotiations of a definitive agreement with AT&T, (ii) hire and retain sufficient numbers of new sales personnel and (iii) overcome the logistical challenges of entering the local telecommunications market. Midcom has executed a letter of intent with AT&T and has made proposals to other suppliers to modify its supply agreements in a manner that would be consistent with its network strategy; however, no agreements have been signed and there can be no assurance that the Company will be successful in its efforts. See "Business -- Suppliers." The Company plans to increase the number of sales representatives during 1996 and 1997 from approximately 35 at the end of July 1996 to approximately 200. There can be no assurance that the Company will be able to hire and retain a sufficient number of experienced or otherwise suitable employees to meet this goal. While the Company's new operating strategy seeks to decrease the level of its sales force turnover, there can be no assurance that its efforts to do so will be successful. See "Business -- Marketing and Sales." Prior to reselling local services to its customers, the Company must complete a number of operational, marketing and regulatory tasks, including the negotiation of interconnect agreements with local circuit providers, the development of a billing, provisioning and customer service capability and the creation of a local marketing, pricing and sales strategy. Failure to overcome these logistical challenges would have a material adverse effect on the Company's ability to implement its strategy to enter the local telecommunications market.

ABILITY TO MANAGE GROWTH

     The Company intends to pursue substantial growth in connection with the implementation of its new operating strategy. This growth will place significant demands on the Company's management and systems of financial and internal controls and will require an increase in the capacity, efficiency and accuracy of its billing and customer support systems. Moreover, this growth will require an increase in the number of the Company's personnel, particularly sales, customer service and technical personnel. The market for such personnel is highly competitive and there can be no assurance that the Company will be able to attract the personnel required by its operating strategy. Further, the Company will be required to expand, train, motivate and manage its employee base. This will require an increase in the level of responsibility for both existing and new management personnel. There can be no assurance that the management skills and systems currently in place, or to be implemented in connection with the Company's new operating strategy, will be adequate or that the Company will be able to assimilate its new employees successfully. Finally, the Company has experienced a high level of turnover in its sales force. The Company believes that this turnover is attributable to, among other things, mobility and turnover common to the reseller segment of the industry, the Company's recent operational difficulties and recent changes in senior management. See "Business -- Marketing and Sales." Although one objective of the Company's new operating strategy is to decrease the level of turnover in its sales force, there can be no assurance that this objective will be achieved. Failure to attract and retain sufficient qualified personnel or to train, motivate and manage such personnel, could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE UPON NEW MANAGEMENT TEAM

     Midcom's ability to implement its new operating strategy is highly dependent upon its ability to retain its new senior management team. These individuals are generally in high demand and are often subject to competing employment opportunities. Midcom believes that it will need to retain key management personnel to meet the demands of its business. However, the Company's recent performance may make the retention of key personnel more difficult. The loss of William H. Oberlin, the Company's President and Chief Executive Officer and one of the Company's directors, or the other key members of the management team could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management."

CUSTOMER ATTRITION

     Midcom's revenue is affected by customer attrition, a problem inherent in the long distance industry. The attrition experienced by the Company is attributable to a variety of factors, including the Company's termination of customers for non-payment and the marketing and sales initiatives of the Company's competitors such as, among other things, national advertising campaigns, telemarketing programs and the use of cash or other incentives. In particular, the Company commonly experiences high initial customer attrition from acquired customer bases as these customers are transitioned to the Company's services and systems. Moreover, in the past, one of the Company's selling points has been the ability to accommodate its customers who express a preference for a particular underlying long distance carrier, such as AT&T. In connection with the establishment of its own network of switching facilities, the Company no longer plans to accommodate such customer preferences. The Company expects that, as a result, certain of its existing customers will discontinue or reduce their purchases from the Company following the implementation of its network of switching facilities. This is expected to contribute to anticipated declines in revenue and could also impair the Company's ability to compete for customers. Although one of the objectives of the Company's new operating strategy is to reduce attrition, there can be no assurance that this attrition will not remain at current levels or increase. Failure to reduce attrition could have a material adverse effect on the Company's business, financial condition and results of operations.

See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Customer Attrition."

RAPID TECHNOLOGICAL CHANGE

     The telecommunications industry is characterized by rapidly evolving technology. Midcom believes that its success will increasingly depend on its ability to offer, on a timely basis, new services based on evolving technologies and industry standards. Midcom intends to increase its efforts to develop new services; however, there can be no assurance that the Company will have the ability or resources to develop such new services, that new technologies required for such services will be available to the Company on favorable terms or that such services and technologies will enjoy market acceptance. Further, there can be no assurance that the Company's competitors will not develop products or services that are technologically superior to those used by the Company or that achieve greater market acceptance. The development of any such superior technology by the Company's competitors, or the inability of the Company to successfully respond to such a development, could render Midcom's existing products or services obsolete and could have a material adverse effect on the Company's business, financial condition and results of operations.

ABILITY TO INTEGRATE ACQUIRED OPERATIONS

     Midcom experienced rapid growth through the end of 1995. A significant portion of this growth, particularly in 1995, was attributable to acquisitions of customer bases and other telecommunications service providers. These acquisitions have placed significant demands on the Company's management and have disrupted the Company's normal business operations. For a number of reasons, the Company has not been able to fully consolidate and integrate the sales and marketing, customer support, billing and other functions of certain acquired operations. Pending such integration, the Company has maintained a number of billing systems and other functions of certain acquired operations, which has caused inefficiencies, additional operational complexity and expense and greater risk of billing delays and financial reporting difficulties. The Company believes that these integration problems have also increased customer attrition and impaired the Company's efforts to cross-sell the disparate products and services of certain of the acquired operations. The Company's failure to fully integrate acquired operations with its own operations could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Acquisitions" and "Business -- Information Services."

DEPENDENCE UPON INTEGRITY OF CALL DATA RECORDS

     Midcom depends on the timeliness and accuracy of call data records provided to it by facilities-based carriers supplying telecommunications services, and there can be no assurance that accurate information will consistently be provided by the carriers on a timely basis. Failure of the Company to receive prompt and accurate call data records from its suppliers will impair the Company's ability to bill its customers on a timely basis. Such billing delays could impair the Company's ability to collect amounts owed by its customers. Due to the multitude of billing rates and discounts which suppliers must apply to the calls completed by the Company's customers, and due to routine logistical issues such as the addition or termination of customers, the Company regularly has disagreements with its suppliers concerning the amounts invoiced for its customers' traffic. Since 1994, the Company has been paying its suppliers according to its own calculation of the amounts owed as recorded on the computer tapes provided by its suppliers. The Company's computations of amounts owed are frequently less than the amount shown on the suppliers' invoices. Accordingly, the suppliers may consider the Company to be in arrears in its payments until the amount in dispute is resolved. Although these disputes have generally been resolved on terms favorable to the Company, there can be no assurance that this will continue to be the case. Future disputes which are not resolved favorably to the Company could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Suppliers."

DEPENDENCE UPON FACILITIES-BASED CARRIERS

     Midcom does not currently own a transmission network and, accordingly, depends to a large extent on AT&T, Sprint, WorldCom and other facilities-based carriers for actual transmission of customer calls and other services. Further, the Company, like all other long distance providers, is dependent upon local exchange carriers for call origination (carrying the call from the customer's location to the long distance network of the interexchange carrier selected to carry the call) and termination (carrying the call off the interexchange carrier's network to the call's destination). The Company's ability to maintain and expand its business depends, in part, on its ability to obtain telecommunication services on favorable terms from facilities-based carriers and the cooperation of both interexchange and local exchange carriers in initiating and terminating service for its customers in a timely manner (the process of initiating service for a customer is referred to as "provisioning"). FCC policy currently requires all common carriers, including interexchange carriers, to make their services available for resale and to refrain from imposing unreasonable restrictions on such resale. Further, the Telecommunications Act requires all incumbent local exchange carriers both to offer their services for resale at wholesale rates and to allow access to unbundled network elements at cost-based rates. The incumbent local exchange carriers are also required by the Telecommunications Act to provide all interexchange carriers, including the Company, with equal access for the origination and termination of long distance calls. If any of these requirements were eliminated, the adverse impact on the Company could be substantial. Access charges represent a substantial portion of the Company's current cost of service. The FCC, however, has indicated that it will initiate in the near future a comprehensive review of its access charge structure, evaluating the embedded costs and subsidies that produce current access charge levels. The FCC has also proposed to levy on interexchange carriers a new per-call payphone usage fee for all toll-free and access code calls originated from pay telephones. The level at which the FCC sets access charges, universal service contributions and payphone use fees could have a material adverse effect on the Company's business, financial condition and results of operation. Moreover, implementation of a new access charge structure and repricing of local transport could place many interexchange carriers, including the Company, at a significant cost disadvantage relative to larger competitors. See "Business -- Regulation."

     In 1994, 1995 and the six months ended June 30, 1996, AT&T, Sprint and WorldCom were collectively responsible for carrying traffic representing approximately 97%, 67% and 62% of the Company's revenue, respectively, and for those periods no single carrier was responsible for carrying traffic representing more than 46%, 31% and 29% of the Company's revenue, respectively. In the past, the Company has, from time to time, been substantially in arrears of its payment obligations to AT&T and other suppliers. On July 16, 1996, AT&T notified the Company that its was in breach of its obligations to AT&T by virtue of its payment arrearages and provided notice that service would be discontinued if payment defaults were not cured. On July 19, 1996, the Company and AT&T agreed on a payment schedule for overdue amounts which require periodic payments that will bring the Company current by the middle of October 1996. Although the Company is generally entitled to be given notice of defaults and an opportunity to cure under the terms of its agreements with its interexchange suppliers before such service can be terminated, and although the Company has the ability to transfer its customers' traffic from one supplier to another, provisioning a customer that is not serviced by a Midcom switch to an alternate supplier takes several days. Accordingly, if a major supplier were to decline to continue to carry the Company's traffic, due to non-payment or otherwise, without sufficient notice for the Company to make alternate arrangements, there is a possibility that the customers serviced by that supplier would be temporarily without "1 plus" long distance calling which could have a material adverse effect on the Company's business, financial condition and results of operation. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Suppliers."

COMPETITION

     The long distance telecommunications industry is highly competitive. Several of the Company's current and potential competitors have substantially greater financial, technical, marketing and other resources than the Company, and there can be no assurance that the Company will be competitive in this environment. The Company's ability to compete may also be impaired by its leveraged capital structure and limited capital resources.

     The long distance telecommunications industry is significantly influenced by the marketing and pricing activities of the major industry participants, including AT&T, MCI, Sprint and WorldCom. While the Company believes that AT&T, MCI and Sprint historically have chosen not to concentrate their direct sales efforts on small to medium-sized businesses, these carriers control approximately 85% of that market. Moreover, AT&T, MCI and Sprint have recently introduced new service and pricing options that are attractive to smaller commercial users, and there can be no assurance that they will not market to these customers more aggressively in the future. AT&T and, as an interim measure, the structurally separate interexchange affiliates of the seven regional Bell operating companies have recently been reclassified as non-dominant carriers and, accordingly, have the same flexibility as the Company in meeting competition by modifying rates and service offerings without pricing constraints or extended waiting periods. These reclassifications may make it more difficult for the Company to compete for long distance customers. See "Business -- Regulation." In addition, a significant number of large regional long distance carriers and new entrants in the industry compete directly with the Company by concentrating their marketing and direct sales efforts on small to medium-sized commercial users. Activities by competitors including, among other things, national advertising campaigns, telemarketing programs and the use of cash or other forms of incentives, contribute to significant customer attrition in the long distance industry.

     The Company contracts for call transmission over networks operated by suppliers who may also be the Company's competitors. Both the interexchange carriers and local exchange carriers providing transmission services for the Company have access to information concerning the Company's customers for which they provide the actual call transmission. Because these interexchange carriers and local exchange carriers are potential competitors of the Company, they could use information about the Company's customers, such as their calling volume and patterns of use, to their advantage in attempts to gain such customers' business. In addition, the Company's future success will depend, in part, on its ability to continue to buy transmission services and access from these carriers at a significant discount below the rates these carriers otherwise make available to the Company's targeted customers.

     Regulatory trends have had, and may have in the future, a significant impact on competition in the telecommunications industry. See
"Business -- Regulation." As the result of the recently enacted Telecommunications Act, the regional Bell operating companies are now permitted to provide, and are providing or have announced their intention to provide, long distance service originating (or in the case of "800" service, terminating) outside their local service areas or offered in conjunction with other ancillary services, including wireless services. Following application to and upon a finding by the FCC that a regional Bell operating company faces facilities-based competition and has satisfied a congressionally-mandated "competitive checklist" of interconnection and access obligations, it will also be permitted to provide long distance service within its local service area. The entry of these well-capitalized and well-known entities into the long distance service market could significantly alter the competitive environment in which the Company operates.

     The Telecommunications Act also removes all legal barriers to competitive entry into the local telecommunications market and directs incumbent local exchange carriers to allow competing telecommunications service providers such as the Company to interconnect their facilities with the local exchange network, to lease network components on an unbundled basis and to resell local telecommunications services. Moreover, the Telecommunications Act seeks to facilitate the development of local telecommunications competition by requiring incumbent local exchange carriers, among other things, to allow end users to retain their telephone numbers when changing service providers and to place short-haul toll calls without dialing lengthy access codes. In response to these regulatory changes, MCI and AT&T have each announced plans to enter the local telecommunications market, including MCI's announcement that it will invest more than $2.0 billion in fiber optic rings and local switching equipment in major metropolitan markets throughout the United States, and AT&T's announcement that it has filed applications in all 50 states to provide local telecommunications services.

     While the Telecommunications Act opens new markets to the Company, the nature and value of the resultant business opportunities will be dependent in large part upon subsequent regulatory interpretation of the statute's requirements. The FCC has recently promulgated rules implementing the local competition provisions of the Telecommunications Act; each state must now individually adopt regulations applying the new national guidelines. The Company anticipates that incumbent local exchange carriers will actively resist competitive entry into the local telecommunications market and will seek to undermine the operations and the service offerings of competitive providers, leaving carriers such as the Company which are dependent on incumbent local exchange carriers for network services vulnerable to anti-competitive abuses. No assurance can be given that the local competition provision of the Telecommunications Act will be implemented and enforced by federal and state regulators in a manner which will permit the Company to successfully compete in the local telecommunications market or that subsequent legislative and/or judicial actions will not adversely impact the Company's ability to do so. Moreover, federal and state regulators are likely to provide incumbent local exchange carriers with increased pricing flexibility for their services as competition in the local market increases. If incumbent local exchange carriers are allowed by regulators to lower their rates substantially, engage in excessive volume and term discount pricing practices for their customers, charge excessive fees for network interconnection or access to unbundled network elements or decline to make services available for resale at wholesale rates, the ability of the Company to compete in the provision of local service could be materially and adversely affected.

REGULATION

     Federal and state regulations, regulatory actions and court decisions have had, and may have in the future, both positive and negative effects on the Company and its ability to compete. The Company is subject to regulation by the FCC and by various state public service or public utility commissions as a non-dominant or resale provider of long distance services. The Company is required to file tariffs specifying the rates, terms and conditions of its interstate and international services with the FCC and is required to file tariffs or obtain other approvals in most of the states in which it operates. Neither the FCC nor the relevant state utility commissions currently regulate the Company's profit levels, but they often reserve the authority to do so. The large majority of states require long distance service providers to apply for authority to provide telecommunications services and to make filings regarding their activities. The multiplicity of state regulations makes full compliance with all such regulations a challenge for multistate providers such as the Company. There can be no assurance that future regulatory, judicial and legislative changes or other activities will not have a material adverse effect on the Company or that regulators or third parties will not raise material issues with regard to the Company's compliance with applicable laws and regulations. The Company believes, however, that the trend has been, and will continue to be, toward significant relaxation of federal and state regulation of its operations and services.

     Pursuant to the terms of the 1984 court decree which required AT&T to divest its local exchange operations, the regional Bell operating companies were prohibited from providing long distance telecommunications service between certain defined geographic areas, known as Local Access Transport Areas or "LATAs." However, the Telecommunications Act allows for immediate provision by the regional Bell operating companies of long distance service outside their respective local telephone service areas as well as long distance service bundled with wireless, enhanced and certain other services. The Telecommunications Act also provides a mechanism for eventual entry by the regional Bell operating companies into the long distance market within their respective local service areas. The competition faced by the Company will increase significantly as the regional Bell operating companies expand their provision of inter-LATA services.

     As a result of a 1994 court decision, the Company became obligated to provide detailed rate schedules in all of its federal tariffs, and the Company could possibly be liable for damages for following an FCC policy which did not require the Company to file such detailed schedules of its domestic charges in the past. The FCC has proposed to implement a policy of "mandatory detariffing" for the domestic offerings of all non-dominant interexchange carriers, which, if adopted, would not only absolve the Company, as well as its principal suppliers and competition, from any obligation to file domestic interexchange tariffs, but would affirmatively prohibit all such tariff filings. Also, AT&T and, as an interim measure, the structurally separate interexchange affiliates of the regional Bell operating companies have recently been reclassified as non-dominant carriers and, accordingly, have the same flexibility as the Company in meeting competition by modifying rates and service offerings without pricing constraints or extended waiting periods. The reclassifications may make it more difficult for the Company to compete for long distance customers. See
"Business -- Regulation."

SUBSTANTIAL LEVERAGE

     The Company is highly leveraged. As of June 30, 1996, after giving pro forma effect to the application of the net proceeds of the Private Placement, the Company's total indebtedness and shareholders' equity would have been $108.0 million and $(32.2) million, respectively. On the same pro forma basis, the Company's earnings would have been insufficient to cover its fixed charges by $29.4 million and $59.2 million for the year ended December 31, 1995 and the six months ended June 30, 1996, respectively. The Company's ability to make scheduled payments of the principal of, or interest on, its indebtedness will depend on its future performance, which is subject to economic, financial, competitive and other factors beyond its control.

SUBORDINATION OF NOTES

     The indebtedness evidenced by the Notes is subordinate to the prior payment in full of all Senior Indebtedness (as defined herein). As of August 31, 1996, there were no borrowings under the Revolving Credit Facility and, accordingly, the Company had approximately $22,772,000 of Senior Indebtedness outstanding. In addition, because a portion of the Company's operations is conducted through its subsidiaries, claims of holders of indebtedness and of other creditors of such subsidiaries will have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of the Company, including holders of the Notes. As of August 31, 1996, the aggregate liabilities of such subsidiaries were approximately $1,088,000 (excluding intercompany indebtedness). The Indenture does not limit the amount of additional indebtedness, including Senior Indebtedness or pari passu indebtedness, that the Company or any of its subsidiaries may create, incur, assume or guarantee. During the continuance of any default (beyond any applicable grace period) in the payment of principal, premium, interest or any other payment due on Designated Senior Indebtedness (as defined herein), no payment of principal or interest on the Notes may be made by the Company. In addition, upon any distribution of assets of the Company upon any dissolution, winding up, liquidation or reorganization, the payment of the principal and interest on the Notes will be subordinated to the extent provided in the Indenture to the prior payment in full of all Senior Indebtedness and will be structurally subordinated to claims of creditors of each subsidiary of the Company. By reason of this subordination, in the event of the Company's dissolution, holders of Senior Indebtedness may receive more, ratably, and holders of the Notes may receive less, ratably, than the other creditors of the Company. The Company's cash flows and ability to service debt, including the Notes, are dependent, in part, upon the earnings of its subsidiaries and the distribution of those earnings to, or upon payments by those subsidiaries to, the Company. The ability of the Company's subsidiaries to make such distributions or payments may be subject to contractual or statutory restrictions. See "Description of Notes -- Subordination."

REPURCHASE OF NOTES AT THE OPTION OF HOLDERS UPON A CHANGE OF CONTROL

     In the event of a Change of Control (as defined herein), each holder of Notes has the right to require that the Company repurchase the Notes in whole or in part at a redemption price equal to 101% of the principal amount thereof, plus accrued interest, if any, to the date of repurchase. See "Description of Notes -- Repurchase of Notes at the Option of Holders Upon a Change of Control." If a Change of Control were to occur, there can be no assurance that the Company would have sufficient funds to pay such redemption price for all Notes tendered by the holders thereof. See "Description of Notes -- Subordination." The Company's ability to pay such redemption price is, and may in the future be, limited by the terms of the Revolving Credit Facility or other agreements relating to indebtedness that constitutes Senior Indebtedness.

SHARES ELIGIBLE FOR FUTURE SALE

     At July 31, 1996, the Company had outstanding 15,838,202 shares of Common Stock (assuming no redemption of the shares owned by Ashok Rao; see "Certain Transactions") of which 9,131,201 shares were "restricted securities" subject to restrictions set forth in Rule 144 promulgated under the Securities Act. Of the restricted securities, upon expiration of a lock-up agreement described below, 5,496,522 shares may be sold under Rule 144, 3,534,679 shares will be tradable pursuant to Rule 144 upon the expiration of the applicable two-year holding period and 100,000 shares, sold in a transaction exempt from registration under Regulation S of the Securities Act, will be tradeable pursuant to Rule 144 upon the expiration of a one-year holding period. These periods will expire between December 31, 1996 and December 30, 1997. If a proposed amendment to Rule 144 is adopted, however, the two-year holding period would be reduced to one year. In addition, as of July 31, 1996, the Company had reserved for issuance 4,211,024 shares of Common Stock under its Amended and Restated 1993 Stock Option Plan (the "Stock Option Plan") (assuming shareholder approval of an increase in options available for grant) and 258,625 shares of Common Stock for issuance under its 1995 Employee Stock Purchase Plan (the "Stock Purchase Plan"). Under the Stock Option Plan, as of July 31, 1996, options to purchase 3,408,474 shares of Common Stock were outstanding and options to purchase 212,240 shares of Common Stock were exercisable. Also, at July 31, 1996, warrants to purchase 874,970 shares of Common Stock were outstanding, including a warrant to purchase 815,470 shares of Common Stock issued in connection with the Bridge Loan which expired upon the repayment in full of the Bridge Loan upon completion of the Private Placement. In connection with the issuance of a note payable to one seller of a customer base, the Company issued a warrant to acquire $2.0 million of the Common Stock. In the event of non-payment of the note, the exercise price of such warrant is cancellation of the note, the principal amount of which is subject to adjustment, and the number of shares to be issued upon exercise of the warrant would equal $2.0 million divided by the then current market price of the Common Stock.

     In connection with certain acquisitions and financings, the Company has granted to individuals or entities rights to require the Company to register the offer and sale of approximately 1,876,000 shares of Common Stock (including shares of Common Stock issuable upon conversion or exercise of outstanding warrants) under the Securities Act beginning as early as August 1996. Holders of a portion of these shares have indicated their intent to exercise their demand registration rights and sell shares of Common Stock in the public market as soon as or shortly after their registration rights become exercisable. If these registration rights are exercised, the Company will be required to maintain the effectiveness of a resale registration for periods of up to 180 days. However, in connection with the Private Placement, shareholders holding 1,236,012 of these shares, as well as the Company and certain of its officers and directors, have each agreed not to sell or grant any option for the sale of, or otherwise dispose of, any Common Stock, or any securities convertible into or exchangeable or exercisable for shares of Common Stock and not to file or request to be filed, as the case may be, any registration statement with respect to the Common Stock for a period of 90 days after the completion of the Private Placement (or earlier with the consent of PaineWebber on behalf of the Initial Purchasers). In part to obtain this lock-up commitment, the Company has proposed to file a shelf registration under the Securities Act with respect to approximately 587,893 shares of Common Stock held by a portion of the holders of the above-described demand registration rights. This shelf registration will provide for the continuous offering, subject to certain exceptions, of such shares in the public market for a period of one year after the effective date of the shelf registration. Creation of this commitment is subject to execution of new agreements with each affected shareholder which provide, among other things, for termination of all of the holders' other registration rights. There can be no assurance such arrangements will be finalized.

     Sales of substantial amounts of Common Stock in the public market under Rule 144, pursuant to the exercise of registration rights or otherwise, and even the potential for such sales, may have a material adverse effect on the prevailing market price of the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities.

CONTROL BY PRINCIPAL SHAREHOLDERS

     At July 31, 1996, Midcom's directors and executive officers beneficially owned or had the power to vote approximately 39.0% of the Common Stock. Although such shareholders will not have the ability to control matters requiring shareholder approval, they may have the ability to influence the affairs and management of the Company and the elections of directors. This may have the effect of delaying, deferring or preventing a change in control of the Company and could limit the price that certain investors might be willing to pay in the future for the Common Stock. See "Principal Shareholders."

ANTI-TAKEOVER CONSIDERATIONS

     The Company is subject to the anti-takeover provisions of Chapter 23B.17 of the Washington Business Corporation Act (the "WBCA") which prohibits, subject to certain exceptions, a merger, sale of assets or liquidation of a corporation involving a 20% shareholder unless determined to be at a fair price or approved by disinterested directors or two-thirds of the disinterested shareholders. In addition, Chapter 23B.19 of the WBCA prohibits a corporation registered under the Exchange Act from engaging in certain significant transactions with a 10% shareholder. Significant transactions include, among others, a merger with or disposition of assets to the 10% shareholder. Further, the Company's Amended and Restated Articles of Incorporation (the "Articles") require super-majority shareholder approval of certain business combinations and provide for a classified Board of Directors with staggered, three-year terms. Also, the Company has the authority to issue up to 10 million shares of preferred stock in one or more series and to fix the preferences and other rights thereof without any further vote or action by the Company's shareholders. The issuance of preferred stock, together with the effect of other anti-takeover provisions in the Articles and under the WBCA, may have the effect of delaying, deferring or preventing a change in control of the Company and could limit the price that certain investors might be willing to pay in the future for the Common Stock. See "Description of Capital Stock -- Washington Law" and "Description of Capital Stock -- Certain Provisions in Amended and Restated Articles of Incorporation and Bylaws."

VOLATILITY OF STOCK PRICE

     The market price of the Common Stock has been, and is likely to continue to be, volatile. There can be no assurance that the market price of the Common Stock will not fluctuate significantly from its current level. The market price of the Common Stock could be subject to significant fluctuations in response to a number of factors, such as actual or anticipated variations in the Company's quarterly operating results, the introduction of new products by the Company or its competitors, changes in other conditions or trends in the Company's industry, changes in governmental regulations, changes in securities analysts' estimates of the Company's, or its competitors' or industry's, future performance or general market conditions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." In addition, stock markets have experienced extreme price and volume volatility in recent years, which has had a substantial effect on the market prices of securities of many smaller public companies for reasons frequently unrelated to the operating performance of such companies. These broad market fluctuations may have a material adverse effect on the market price of the Common Stock. See "Price Range of Common Stock."

LIMITATIONS ON DIVIDENDS

     Since its incorporation in 1989, the Company has not declared or paid cash dividends on its Common Stock, and the Company anticipates that any future earnings will be retained for investment in its business. Any payment of cash dividends in the future will be at the discretion of the Company's Board of Directors and will depend upon, among other things, the Company's earnings, financial condition, capital requirements, extent of indebtedness and contractual restrictions with respect to the payment of dividends. In addition, the terms of the Revolving Credit Facility prohibit the payment of cash dividends without the consent of the Company's lenders. See "Dividend Policy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

ABSENCE OF EXISTING MARKET FOR THE NOTES

     The Notes constitute a new issue of securities with no established trading market. The Company does not intend to list the Notes on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation system. The Company has been advised by the Initial Purchasers that they intend to make a market in the Notes. However, the Initial Purchasers are not obligated to do so and any market-making activities may be discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act, and may be limited during the pendency of the shelf registration statement to be filed in connection with the sale of the Notes. Although the Notes are eligible for trading in the PORTAL Market upon issuance, no assurance can be given that an active trading market for the Notes will develop or, if such market develops, as to the liquidity or sustainability of such market. If a trading market does not develop or is not maintained, holders of the Notes may experience difficulty in reselling the Notes or may be unable to sell them at all. If a market for the Notes develops, any such market may be discontinued at any time. Further, if a market for the Notes develops, future trading prices of the Notes will depend on many factors, including, among other things, prevailing interest rates, perceptions of the Company's creditworthiness, the Company's results of operations and the market for similar securities. Depending on prevailing interest rates, the market for similar securities, the financial condition of the Company and other factors, the Notes may trade at a discount from their principal amount.

                                USE OF PROCEEDS

     The Notes and the Conversion Shares are offered by the Selling Securityholders and, accordingly, the Company will not receive any of the proceeds from the sales thereof. Further, the Company will not receive any proceeds from the issuance of Conversion Shares upon conversion of the Notes.

                         TRADING MARKET FOR SECURITIES

PRICE RANGE OF COMMON STOCK

     Midcom's Common Stock has been quoted on the Nasdaq National Market since July 6, 1995 under the symbol "MCCI." The stock prices below are the high and low closing sales prices on the Nasdaq National Market for the periods indicated.

                                                                             HIGH     LOW
                                                                             ----     ---
    1995
      Third Quarter (from July 6, 1995)....................................  $16  3/4 $11 1/4
      Fourth Quarter.......................................................   18  7/8  13 3/4
    1996
      First Quarter........................................................  $18  1/4 $ 7
      Second Quarter.......................................................   15  1/4   6 1/2
      Third Quarter (through September 25, 1996)...........................   16       10 1/4

     On September 25, 1996, the closing sale price reported by the Nasdaq National Market for the Common Stock was $14.41. As of July 31, 1996, there were approximately 129 holders of record of the Common Stock.

PRICE RANGE OF THE NOTES

     The Notes were originally issued on August 22 and September 6, 1996. As of the date hereof, there is no public market for the Notes, although the Notes have been eligible for trading in the PORTAL Market.

                                DIVIDEND POLICY

     Since its incorporation in 1989, the Company has not declared or paid cash dividends on its Common Stock, and the Company anticipates that any future earnings will be retained for investment in its business. Any payment of cash dividends in the future will be at the discretion of the Company's Board of Directors and will depend upon, among other things, the Company's earnings, financial condition, capital requirements, extent of indebtedness and contractual restrictions with respect to the payment of dividends. In addition, the terms of the Revolving Credit Facility prohibit the payment of cash dividends without the consent of the Company's lenders.

                                 CAPITALIZATION

     The following table sets forth the cash, short-term obligations and capitalization of the Company at June 30, 1996 and as adjusted to reflect the completion of the Private Placement and the application of the net proceeds therefrom to the repayment in full of the Bridge Loan and the Revolving Loans. This table should be read in conjunction with the Consolidated Financial Statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" which are included elsewhere in this Prospectus.

                                                                            JUNE 30, 1996
                                                                        ----------------------
                                                                                       AS
                                                                         ACTUAL    ADJUSTED(1)
                                                                        --------   -----------
                                                                        (IN THOUSANDS, EXCEPT
                                                                             SHARE DATA)
Cash..................................................................  $  1,434    $  42,607
                                                                        ========     ========
Short-term obligations, including current portion of long-term obligations:
  Notes payable(1)....................................................  $ 11,706    $  11,706
  Bridge loan.........................................................    15,000           --
  Revolving loans(2)..................................................    25,877           --
  Capital lease obligations(2)........................................     4,259        3,099
  Other...............................................................       185          185
                                                                        --------     --------
          Total short-term obligations................................  $ 57,027    $  14,990
                                                                        ========     ========
Long-term obligations, less current portion:
  Convertible subordinated notes......................................  $     --    $  85,000
  Long-term debt......................................................       800          800
  Capital lease obligations(2)........................................       125        1,285
  Other...............................................................     5,951        5,951
                                                                        --------     --------
          Total long-term obligations.................................     6,876       93,036
                                                                        --------     --------
Shareholders' equity:
  Preferred stock, 10,000,000 shares authorized; none issued and
     outstanding......................................................        --           --
  Common stock, $.0001 par value; 90,000,000 shares authorized;
     15,616,000 shares issued and outstanding(3)......................    65,513       65,513
  Accumulated deficit.................................................   (97,749)     (97,749)
                                                                        --------     --------
          Total shareholders' equity..................................   (32,236)     (32,236)
                                                                        --------     --------
Total capitalization..................................................  $(25,360)   $  60,800
                                                                        ========     ========

---------------
(1) Both actual and as adjusted notes payable include $9.0 million payable in connection with two customer base acquisitions which may be paid in cash or by delivery of shares of Common Stock, as the Company may elect; provided, however, that the Revolving Credit Facility prohibits payment of this obligation in cash without the lenders' prior written consent. See "Business -- Legal Proceedings."

(2) As a result of defaults existing on June 30, 1996 under the Revolving Credit Facility, and corresponding cross-defaults under certain of the Company's capital leases, short-term obligations includes Revolving Loans of $25,877 and non-current capital lease obligations of $3,186. The "as adjusted" data reflects the completion of the Private Placement, the repayment in full of the Bridge Loan and the Revolving Loans and the reclassification of certain non-current capital lease obligations to long-term obligations following the waiver of defaults under the Revolving Credit Facility effective upon completion of the Private Placement. As of June 30, 1996, there were Revolving Loans in an aggregate principal amount of approximately $26.0 million outstanding under the Revolving Credit Facility, and no Revolving Loans were outstanding under the Revolving Credit Facility as of August 31, 1996. Pursuant to an amendment to the Revolving

     Credit Facility effective upon completion of the Private Placement, the maximum borrowing availability under the Revolving Credit Facility is $43.0 million, subject to a borrowing base equal to 85% of the Company's eligible accounts receivable less a minimum excess availability requirement of $20.0 million for the months of August 1996 through February 1997, declining in stages to $8.0 million for the months of September through November 1997. As of August 31, 1996, the Company had a borrowing base of $21.0 million and a maximum borrowing availability, net of the minimum excess availability requirement, of $1.0 million. See "Description of Certain Indebtedness."

(3) Does not include (i) 4,211,650 shares reserved for issuance upon exercise of options under the Stock Option Plan, of which options to purchase 3,026,342 shares were outstanding at June 30, 1996, (ii) 258,625 shares reserved for issuance under the Stock Purchase Plan, (iii) 59,500 shares reserved for issuance upon exercise of certain warrants issued to sellers of a customer base acquired by the Company, (iv) 815,470 shares reserved for issuance upon exercise of certain warrants issued in connection with the Bridge Loan, which warrants expired upon the completion of the Private Placement and the repayment in full of the Bridge Loan, (v) up to 236,193 shares held in escrow or subject to issuance pursuant to the Company's obligations under agreements entered into in connection with several acquisitions completed in the second half of 1995, (vi) 128,119 shares that the Company is required to issue in the event that the market price of the Common Stock is below stated prices on designated true-up dates and upon the occurrence of certain contingencies (based on the price of the Common Stock on August 14, 1996 and assuming the maximum contingent shares are issued) and (vii) shares that may be issued to Cherry Communications as payment in lieu of a $9.0 million cash payment in connection with the acquisition of a customer base. See "Description of Capital Stock" and "Shares Eligible for Future Sale."

               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

     The selected consolidated financial and operating data presented below with respect to Midcom's consolidated statements of operations for each of the three years in the period ended December 31, 1995, and with respect to Midcom's consolidated balance sheets at December 31, 1994 and 1995, are derived from the Consolidated Financial Statements included elsewhere in this Prospectus which have been audited by Ernst & Young LLP, and such data are qualified by, and should be read in conjunction with, such financial statements and the notes related thereto. The selected consolidated financial and operating data presented below with respect to Midcom's consolidated statements of operations for the years ended December 31, 1991 and 1992, and with respect to Midcom's consolidated balance sheets at December 31, 1991, 1992 and 1993, are derived from consolidated financial statements which were also audited by Ernst & Young LLP, and which are not included herein. The selected consolidated financial and operating data presented below with respect to Midcom's consolidated statements of operations for the six months ended June 30, 1995 and 1996 and with respect to Midcom's consolidated balance sheet at June 30, 1996 are derived from unaudited interim consolidated financial statements which, in the opinion of the Company's management, reflect all material adjustments consisting only of normal recurring adjustments necessary for a fair presentation of such data. Further, the selected consolidated financial and operating data set forth below is qualified in its entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations." The following information as previously reported has been restated to include Adval, Inc. and ADNET Telemanagement, Inc. which were acquired in pooling of interests transactions on September 29, 1995 and December 29, 1995, respectively.

                                                                                                   SIX MONTHS ENDED
                                                          YEARS ENDED DECEMBER 31,                     JUNE 30,
                                              -------------------------------------------------   ------------------
                                               1991      1992      1993       1994       1995      1995       1996
                                              -------   -------   -------   --------   --------   -------   --------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)  (UNAUDITED)
STATEMENTS OF OPERATIONS DATA:
Revenue.....................................  $10,895   $27,894   $66,010   $111,699   $203,554   $97,380   $ 93,860
Cost of revenue.............................    1,690    14,817    45,363     79,044    139,546    65,282     67,536
                                              -------   -------   -------   --------   --------   -------   --------
Gross profit................................    9,205    13,077    20,647     32,655     64,008    32,098     26,324
Selling, general and administrative
  expense...................................    8,871    11,246    18,125     27,697     62,061    27,483     32,314
Depreciation and amortization...............      245       295     1,881      4,134     13,790     4,898     19,210
Settlement of contract dispute..............       --        --        --         --         --        --      8,800
Restructuring charge(1).....................       --        --        --         --         --        --      2,220
Loss on impairment of assets(2).............       --        --        --         --     11,830        --     18,765
                                              -------   -------   -------   --------   --------   -------   --------
  Operating income (loss)...................       89     1,536       641        824    (23,673)     (283)   (54,985)
Interest expense............................      685       951     1,368      2,965      5,288     3,346      3,910
Other expense (income)......................    1,880       (65)     (249)       871        390       394        266
                                              -------   -------   -------   --------   --------   -------   --------
  Income (loss) before income taxes and
    extraordinary item......................   (2,476)      650      (478)    (3,012)   (29,351)   (4,023)   (56,161)
Provision (benefit) for income taxes........     (118)       (4)       51         17         --        --         --
                                              -------   -------   -------   --------   --------   -------   --------
  Loss before extraordinary item............   (2,358)      654      (529)    (3,029)   (29,351)   (4,023)   (59,161)
Extraordinary item(3).......................       --        --        --         --     (4,067)       --         --
                                              -------   -------   -------   --------   --------   -------   --------
  Net income (loss).........................  $(2,358)  $   654   $  (529)  $ (3,029)  $(33,418)  $(4,023)  $(59,161)
                                              =======   =======   =======   ========   ========   =======   ========
Per share amounts(4):
  Income (loss) before extraordinary item...  $ (0.24)  $  0.07   $ (0.05)  $  (0.31)  $  (2.42)  $ (0.39)  $  (3.86)
  Extraordinary item........................       --        --        --         --      (0.34)       --         --
                                              -------   -------   -------   --------   --------   -------   --------
    Net income (loss).......................  $ (0.24)  $  0.07   $ (0.05)  $  (0.31)  $  (2.76)  $ (0.39)  $  (3.86)
                                              =======   =======   =======   ========   ========   =======   ========
Shares used in calculating per share data...    9,930     9,930     9,930      9,930     12,101    10,246     15,321
SUPPLEMENTAL OPERATING DATA:
EBITDA(5)...................................  $   334   $ 1,831   $ 2,522   $  4,958   $  1,947   $ 4,615   $ (5,990)
Ratio of earnings to fixed charges(6).......       --      1.60        --         --         --        --         --
Deficiency of earnings to fixed
  charges(6)................................  $(2,476)  $    --   $  (478)  $ (3,012)  $(29,351)  $(4,023)  $(59,161)

                                                           DECEMBER 31,                           JUNE 30, 1996
                                         ------------------------------------------------   -------------------------
                                          1991      1992      1993      1994       1995      ACTUAL    AS ADJUSTED(7)
                                         -------   -------   -------   -------   --------   --------   --------------
                                                                                                   (UNAUDITED)
BALANCE SHEET DATA:
Cash...................................  $   447   $ 1,461   $   808   $   960   $  1,083   $  1,434      $ 42,607
Total assets...........................    3,530    11,090    35,414    66,078    133,331     87,587       131,710
Short-term obligations, including
  current portion of long-term                                           2,241
  obligations(8).......................      294       279     8,719    56,297     57,027     14,990
Long-term obligations, less current                                     34,195
  portion(8)...........................    8,119     8,618    16,431     3,691      6,876     93,036
Redeemable preferred stock.............       --        --        --     8,597         --         --            --
Shareholders' equity (deficit).........   (6,479)   (6,196)   (6,565)   (6,304)    23,799    (32,236)      (32,236)

---------------
(1) Consists primarily of severance and lease cancellation charges relating to restructuring of operations in March and April 1996.

(2) Consists of the following: (i) a $6.8 million write-down of the Company's interest in its joint venture in Russia, (ii) a $2.5 million write-off of the Company's existing limited capacity switching equipment as a result of its decision to deploy new, state-of-the-art high capacity switches and
    (iii) a $2.5 million partial write-down of the Company's capitalized software development costs for its management information system.

(3) Includes $2,992 of original issue discount and $1,075 of deferred financing costs written off in the third and fourth quarters of 1995, respectively.

(4) Net loss per share is based on the number of shares as described in Note 1 of the Notes to Consolidated Financial Statements.

(5) As used herein, "EBITDA" is defined as operating income plus depreciation, amortization, loss on impairment of assets, restructuring charge and settlement of contract dispute. EBITDA is commonly used to measure performance of telecommunications companies because of (i) the importance of maintaining cash flows in excess of debt-service obligations due to the capital and acquisition-intensive nature of the telecommunications industry and (ii) the noncash effect on earnings of generally high levels of both amortization and depreciation expenses associated with capital equipment and acquisitions common in this industry. EBITDA does not purport to represent cash provided by operating activities as reflected in the Company's consolidated statements of cash flows, is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(6) For purposes of calculating the ratio and deficiency of earnings to fixed charges, "earnings" consist of income before income taxes plus fixed charges, and "fixed charges" consist of interest expense, including the amortization of deferred financing fees, and that portion of rental expense deemed representative of the interest factor (estimated to be one-third of rental expense).

(7) Adjusted to give effect to the application of the net proceeds of the Private Placement to the repayment in full of the Bridge Loan and the Revolving Loans.

(8) As a result of defaults existing on June 30, 1996 under the Revolving Credit Facility, and corresponding cross-defaults under certain of the Company's capital leases, short-term obligations as of June 30, 1996 includes Revolving Loans of $25,877 and non-current capital lease obligations of $3,186. The "as adjusted" data reflects the repayment in full of the Bridge Loan and the Revolving Loans and the reclassification of certain non-current capital lease obligations to long-term obligations following the waiver of defaults under the Revolving Credit Facility effective upon completion of the Private Placement. See "Description of Certain Indebtedness." Both actual and as adjusted short-term obligations include $9.0 million payable in connection with two customer base acquisitions which may be paid in cash or by delivery of shares of Common Stock, as the Company may elect; provided, however, that the Revolving Credit Facility prohibits payment of this obligation in cash without the lenders' prior written consent. See "Business -- Legal Proceedings."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

     Midcom was formed in 1989 and initially operated as an aggregator of long distance telecommunications services. In 1991, Midcom shifted its focus from aggregation to providing telecommunications services and, accordingly, began to
(i) enter into volume-based supply agreements with multiple underlying facilities-based carriers, (ii) establish a knowledgeable direct sales force to target small and medium-sized business customers, (iii) obtain the necessary federal and state certifications to provide interstate, intrastate and international service, (iv) build an infrastructure to bill and service a large volume of customers and (v) develop enhanced and value-added products and services to supplement its basic long distance service. Midcom does not provide its telecommunications services through the operation of its own transmission network. Rather, Midcom purchases large volumes of long distance services utilizing transmission networks owned and operated by various other interexchange carriers, and then resells those services to its customers. Midcom, or one of its billing agents, receives monthly records from its underlying carriers which detail the calls made by its customers, then rates the calls and bills its customers.

     Subsequent to its initial public offering in July 1995, Midcom completed numerous acquisitions of businesses and customer bases. Although these acquisitions contributed to substantial growth, they have placed significant demands on management resources and have disrupted Midcom's normal business operations. In particular, the Company has been unable to fully integrate the sales and marketing, customer support, billing and other functions of certain acquired operations which has increased the Company's overall cost structure and has resulted in lower profitability and cash flows. See
"Business -- Acquisitions." During the same period, the Company was in the process of implementing a new management information system, including the installation of a new billing system. Problems encountered in this implementation process contributed to the Company's operational difficulties. In addition, certain reports generated by the new management information system that were used to estimate unbilled revenue for the third quarter of 1995 failed to fully reflect all discounts that were properly included in the bills subsequently sent to the Company's customers. See "Business -- Information Systems." Primarily as a result of this failure, reported revenue was overstated for the third quarter of 1995 and the Company's Quarterly Report on Form 10-Q for that period had to be amended to restate reported results. See
"-- Restatement of Results for the Third Quarter of 1995." In addition, the Company's profitability has been reduced as a result of the Company's supply contract with AT&T which provides for higher rates than those provided by competitive suppliers, although the Company and AT&T have entered into a letter of intent contemplating substantial modifications to this contract which will provide for more favorable rates in the future. See "Business -- Suppliers." These factors contributed to defaults under the Revolving Credit Facility (which defaults were subsequently waived) and caused the Company's auditors to include a going concern qualification in their report on the Company's financial statements for the year ended December 31, 1995. The Company's auditors also identified certain material weaknesses in the Company's internal financial controls. See "-- Material Weaknesses" and "Description of Certain Indebtedness."

     In response to these developments, during the second and third quarters of 1996 Midcom recruited a new executive management team with extensive experience and expertise in the telecommunications industry. The new executive management team has developed a restructuring, network and marketing strategy which it plans to implement during 1996 and 1997 and which is designed to address the Company's recent operational challenges and increase internally generated sales and profitability. See "Business -- Company Strategy." As a result of restructuring costs, customer attrition and other factors, the Company expects that revenue is likely to decrease and selling, general and administrative expenses are likely to increase substantially during the remainder of 1996 and, perhaps, the first half of 1997. These expected trends will have a material adverse impact on the Company's near term profitability and levels of cash flows. The Company expects that the net proceeds of the Private Placement, funds available under the Revolving Credit Facility and cash flows from operations will be sufficient to fund its capital requirements during 1996 and 1997. However, there can be no assurance that the Revolving Credit Facility will continue to be available to the Company or that the net proceeds of the Private Placement together with funds available under the Revolving Credit Facility and cash flows from operations will be sufficient to fully implement the Company's new operating strategy or meet its other capital requirements. See "-- Liquidity and Capital Resources."

     If Midcom successfully implements its new operating strategy, it anticipates that, over the long term, (i) revenue will increase as a result of its reorganized and expanded direct sales efforts, the development of a new tier of distributors and reduced customer attrition and (ii) operating expenses will decrease as a result of deploying its network of switching facilities and obtaining more favorable terms from its suppliers. As a result of these expected trends, the Company expects that gross margin as a percentage of revenue will, over the long term, be comparable to other telecommunications providers despite an anticipated increase in costs associated with its larger sales force and customer support efforts. Although the Company believes that its new management team has the relevant skills and experience necessary to implement this strategy, its ability to do so is subject to an unusual number of risks and uncertainties, and there can be no assurance that this strategy will be successfully implemented or that the intended positive results will be achieved. See "Forward-Looking Statements and the Private Securities Litigation Reform Act."

RECENT ACQUISITIONS

     In 1994, Midcom acquired PacNet, Inc. ("PacNet") and certain assets of American Telephone Network, Inc. ("ATN"). In 1995, Midcom acquired Adval, Inc. ("Adval"), Cel-Tech International Corp. ("Cel-Tech"), ADNET Telemanagement, Inc. ("Adnet") and certain assets of Communique Telecommunications, Inc. ("Communique"). With the exception of ATN, the consideration for these acquisitions was paid primarily in the form of Common Stock and the assumption of certain liabilities. The consideration for ATN was primarily in the form of cash and the assumption of certain liabilities, financed principally through working capital and borrowings under an expired revolving credit facility. In addition to the acquisitions of businesses, the Company has made numerous acquisitions of customer bases, including acquisitions of two significant customer bases from Cherry Communications Incorporated ("Cherry Communications") in September and November 1995. See "Business -- Acquisitions" and
"Business -- Legal Proceedings."

     To date, all business combinations have been accounted for using the purchase method except for Adval and Adnet which have been accounted for as pooling of interests transactions. The Company's consolidated financial statements for the years ended December 31, 1994 and 1993 and the following Management's Discussion and Analysis of Financial Condition and Results of Operations for 1994 versus 1993 have been restated to reflect the inclusion of the accounts and results of operations of Adval and Adnet in both of those periods. Using the purchase method, the purchase price paid in excess of the fair market value of the assets acquired is recorded as an intangible asset and amortized generally over three years using the straight-line method. During the second quarter of 1996, the Company wrote down certain acquired customer bases and equipment and recorded a loss on impairment of assets of $18.8 million. A total of $27.3 million of intangibles associated with acquisitions remained to be amortized as of June 30, 1996. See Note 5 of the Notes to Consolidated Financial Statements.

SUPPLIER RELATIONSHIPS

     Midcom has entered into multiple-year contracts with AT&T, Sprint and WorldCom and short-term contracts with a number of other suppliers for the long distance telecommunication services provided to its customers. To obtain favorable forward pricing from certain suppliers, the Company has committed to purchase minimum volumes of a variety of long distance services during stated periods whether or not such volumes are used or, in one case, to pay a surcharge equal to a percentage of the Company's shortfall from a specified quarterly minimum volume. For 1995, these commitments and maximum surcharge totaled approximately $74.1 million, and for the final six months of 1996 they total approximately $53.2 million (including approximately $37.2 million attributable to AT&T). Under the Company's agreements with other suppliers, if certain volume levels are not achieved during stated periods, pricing is adjusted going forward to levels justified by actual volumes. Historically, the Company has directed its customers' traffic among its suppliers in order to meet its minimum volume commitments. The allocation of traffic among the Company's various suppliers could contribute to fluctuations in gross margin between periods. The Company estimates that, as of the last measurement date on September 30, 1996, it would have been in shortfall of its minimum commitments to AT&T by approximately $27.6 million. The Company's current usage rates with AT&T are continuing to fall below its minimum commitment levels and such shortfalls are expected to continue to grow under current contract terms. However, on July 19, 1996, the Company and AT&T executed a letter of intent to settle this anticipated liability as well as all other pending disputes between the Company and AT&T, and to negotiate a new contract pursuant to which the Company's minimum commitment to AT&T will be reduced to $17.0 million. The letter of intent also provides for the payment by the Company to AT&T of $8.8 million in two installments and contemplates that Midcom would obtain more favorable pricing for certain network services provided by AT&T. The settlement and new rates will not be effective until the Company and AT&T have negotiated and executed a mutually acceptable definitive agreement, which the parties are currently pursuing. The Company believes that the renegotiation of these agreements is an important element to the Company's restructuring strategy and will increase the Company's flexibility in utilizing those suppliers while lowering its costs. There can be no assurance, however, that the Company will be successful in its efforts to renegotiate the terms of these agreements or that the Company will be able to obtain relief from minimum contractual commitments in the future. If existing or future shortfalls are not eliminated, the Company may be required to make substantial payments without associated revenue from customers or the supplier may terminate service and commence formal action against the Company. Such payments are not presently contemplated in the Company's capital budgets and would have a material adverse effect on the Company's business, financial condition and results of operation. See "Business -- Switching Facilities," "Business -- Suppliers" and Note 14 of the Notes to Consolidated Financial Statements.

ATTRITION

     Midcom's revenue is affected by customer attrition, a problem inherent in the long distance industry. The attrition experienced by the Company is attributable to a variety of factors, including the Company's termination of customers for non-payment and the marketing and sales initiatives of the Company's competitors such as, among other things, national advertising campaigns, telemarketing programs and the use of cash or other forms of incentives. In particular, the Company commonly experiences high initial customer attrition from acquired customer bases as these customers are transitioned to the Company's services and systems. The Company believes that this attrition occurs as a result of difficulties encountered in transitioning acquired customer bases to the Company's services and systems, a process which often prompts customers to consider competitive alternatives in the telecommunications marketplace. Also, where the Company has not acquired the sales channel associated with an acquired customer base, there is often a period of increased exposure to competitors as the Company's sales force establishes a relationship with its new customers. Moreover, one of the Company's selling points in the past has been the ability to accommodate its customers who express a preference for a particular underlying long distance carrier, such as AT&T. In connection with the establishment of its own network of switching facilities, the Company no longer plans to accommodate such customer preferences. The Company expects that, as a result, certain of its existing customers will discontinue or reduce their purchases from the Company following implementation of its network of switching facilities. This is expected to contribute to anticipated declines in revenue and could also impair the Company's ability to compete for customers. See "Business -- Competition" and "Business -- Acquisitions." The Company is aware of the significant impact attrition has on its business. However, because of numerous acquisitions and lack of historical data concerning its acquired customer bases, the Company has found it difficult to measure customer attrition in a consistently meaningful manner. As a consequence, the Company has not formulated a statistical basis for measuring or reporting customer attrition.

MATERIAL WEAKNESSES

     In connection with the audit of Midcom's 1995 Consolidated Financial Statements, Midcom's independent auditors identified two conditions which were characterized as material weaknesses in its internal financial controls. One material weakness identified by the auditors was the failure of the Company's accounting and finance systems to provide accurate information to monitor the Company's financial position, results of operations and liquidity. Factors identified as contributing to this weakness and requiring immediate attention included insufficient staffing and systems to accommodate significant growth from acquisitions, transitional difficulties associated with major new information and billing systems, inadequate communication between senior management and the finance department and demands associated with the Company's initial public offering. The second material weakness identified by the auditors was the Company's process of estimating unbilled receivables. With respect to this material weakness, the auditors recommended that the Company review and revise, as necessary, all policies and procedures with regard to its reconciliation of unbilled receivables with actual billings to ensure that all unbilled amounts at a reporting date represent properly recorded revenue. In response to these recommendations, the Company has hired new finance and accounting personnel, curtailed acquisitions and established a policy of billing substantially all customer call traffic in a financial reporting period before revenue for the period is reported. See "Business -- Information Systems."

RESTATEMENT OF RESULTS FOR THE THIRD QUARTER OF 1995

     Midcom announced on March 4, 1996 that it would issue restated financial statements for the third quarter and nine months ended September 30, 1995 that would lower previously announced results. The restatement was primarily attributable to an overrecognition of revenue and unbilled accounts receivable which occurred during the conversion to a new billing system. In the process of reconciling unbilled accounts as of December 31, 1995 with amounts ultimately billed, the Company discovered that certain reports generated by its new information management system that were used for recognizing unbilled revenue did not fully reflect all discounts that were properly included in the bills subsequently sent to the Company's customers. Primarily as a result of this failure, the Company's Quarterly Report on Form 10-Q for the third quarter of 1995 was amended to report a $3.3 million reduction in revenue and a $4.5 million reduction in accounts receivable, consisting of a $3.8 million reduction in unbilled accounts receivable and a $0.7 million increase in the allowance for doubtful accounts. The amended 10-Q also reflects a reclassification of $1.2 million of customer adjustments to revenue to bad debt expense (included in selling, general and administrative expenses on the statement of operations). These adjustments resulted in the net loss for the quarter and nine months ended September 30, 1995 being increased from $3.8 million and $8.0 million, respectively, to $8.3 million and $12.5 million, respectively.

SEASONALITY

     Due to its predominately commercial customer base, Midcom tends to experience decreases in customer usage and revenue around national holidays and traditional vacation periods. The Company anticipates revenue from existing customers during the last two quarters of the year to be somewhat lower than during the first two quarters. Historically, however, results have been affected more significantly by acquisitions of customer bases and growth through wholesale, direct and other sales channels than by seasonal factors.

RESULTS OF OPERATIONS

  PERCENTAGE OF REVENUE

     The following table sets forth, for the periods indicated, the percentages that certain items bear, except as noted, to total revenue:

                                                                                  SIX MONTHS
                                                                                     ENDED
                                                  YEARS ENDED DECEMBER 31,         JUNE 30,
                                                  -------------------------     ---------------
                                                  1993      1994      1995      1995      1996
                                                  -----     -----     -----     -----     -----
Revenue
  Telecommunication Services....................   89.4%     94.6%     99.1%     98.9%    99.3 %
  Aggregation...................................   10.6       5.4       0.9       1.1       0.7
                                                   ----      ----      ----      ----      ----
          Total revenue.........................  100.0     100.0     100.0     100.0     100.0
Cost of revenue
  Telecommunication Services(1).................   76.8      74.8      69.2      67.0      72.0
  Aggregation...................................    0.0       0.0       0.0       0.0       0.0
                                                   ----      ----      ----      ----      ----
          Total cost of revenue.................   68.7      70.8      68.5      67.0      72.0
Gross margin....................................   31.3      29.2      31.5      33.0      28.0
Selling, general and administrative expenses....   27.5      24.8      30.5      28.2      34.4
Depreciation and amortization...................    2.8       3.7       6.8       5.1      20.4
Loss on impairment of assets, restructuring
  charge and settlement of contract dispute.....     --        --       5.8        --      31.8
                                                   ----      ----      ----      ----      ----
  Operating income (loss).......................    1.0       0.7     (11.6)     (0.3)    (58.6)
Interest expense................................   (2.1)     (2.6)     (2.6)     (3.4)     (4.1)
Other income (expense)..........................    0.3      (0.8)     (0.2)     (0.4)     (0.3)
                                                   ----      ----      ----      ----      ----
Loss before extraordinary item..................   (0.8)     (2.7)    (14.4)     (4.1)    (63.0)
Extraordinary item..............................     --        --      (2.0)       --        --
Net loss........................................   (0.8)%    (2.7)%   (16.4)%    (4.1)%   (63.0)%
                                                   ====      ====      ====      ====      ====
Supplemental Operating Data:
EBITDA(2).......................................   3.8%      4.4%      1.0%      4.7%     (6.4%)

---------------
(1) Cost of telecommunications services is stated as a percentage of telecommunication services revenue.

(2) As used herein, "EBITDA" is defined as operating income plus depreciation, amortization, loss on impairment of assets, restructuring charge and settlement of contract dispute.

  SIX MONTHS ENDED JUNE 30, 1996 COMPARED TO SIX MONTHS ENDED JUNE 30, 1995

     Revenue. For the first six months of 1996, the Company reported a 3.6% decrease in revenue to $93.9 million from the $97.4 million reported for the same period in 1995. The decrease is primarily attributable to customer attrition principally with respect to the Company's acquired customer bases.

     The Company expects that, during the remainder of 1996 and the first quarter of 1997, revenue will continue to decline due to customer attrition, seasonality and other factors. Due to its predominantly commercial customer base, the Company tends to experience decreases in customer usage and revenue around national holidays and traditional vacation periods. The Company anticipates revenue from existing customers during the last two quarters of the year to be lower than during the first two quarters. Historically, however, results have been affected more significantly by acquisitions of customer bases and growth through wholesale, direct and other sales channels than by seasonal factors.

     Gross Margin. The Company's cost of revenue consists of the cost of services provided by local and interexchange carriers. Gross margin was 28.0% as a percent of total revenue for the first six months of 1996 versus 33.0% for the same period in 1995. The decline in gross margin is attributable to several factors, including an increase in wholesale revenue as a percentage of total revenue, which carry a lower gross margin percentage, and a decrease in revenue per minute as a result of changes in the mix of customers. These factors were offset, in part, by negotiation of price reductions with some of the Company's suppliers.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses consist primarily of payroll and related expenses for administrative, customer support and marketing personnel, compensation costs for direct sales personnel, commissions and other costs related to indirect distribution and bad debt expense. Selling, general and administrative expenses increased 17.6% in the six month period ended June 30, 1996 as compared to the corresponding period in 1995. Selling, general and administrative expenses increased as a percentage of revenue in the first six months of 1996 as well. The increase in spending was due to several factors, including an increase in bad debt expense, an increase in legal, accounting and other professional fees and an increase in fees paid to third party billing agents. These increases were offset, in part, by reductions in commission expenses, marketing expenses and facilities related costs. The Company employed 356 and 445 persons on a fulltime basis as of June 30, 1996 and 1995, respectively.

     Depreciation. Depreciation expense increased to $2.7 million in the first six months of 1996 versus $1.9 million in the first six months of 1995. The increase is primarily attributable to the depreciation of computer systems and equipment related to the Company's billing and management information system which was placed into service in the second quarter of 1995. The increase was partially offset by the reduction in depreciation of telephone switching equipment due to the write-off of such equipment in the fourth quarter of 1995.

     Amortization. Amortization expense increased as a percentage of revenue to 17.6% in the first six months of 1996 versus 3.0% for the same period of 1995. In conjunction with the preparation of the first quarter financial statements, the Company completed a review of its accounting policies and practices, including those relating to intangible assets. Based on certain changes in circumstances that occurred in the first quarter, including turnover in personnel, reduction in sales force and continuing attrition of acquired customer bases, the Company determined that effective January 1, 1996, a reduction in the estimated useful life of acquired customer bases from 5 years to 3 years was appropriate. The increase in amortization expense is a result of the change in the estimated useful life and amortization of customer bases, non-competition agreements and goodwill resulting from acquisitions completed in the second half of 1995.

     Charge Related to Anticipated Settlement of Contract Dispute. On July 19, 1996, the Company and AT&T executed a letter of intent to settle anticipated shortfalls of minimum commitments under the Company's supply contract with AT&T as well as all other pending disputes between the Company and AT&T and to negotiate a new contract pursuant to which the Company's minimum commitment to AT&T will be reduced from approximately $117 million to $17 million. The letter of intent also provides for the payment by the Company to AT&T of $8.8 million in two installments. The Company has recorded a charge of $8.8 million in the second quarter of 1996 with respect to this anticipated settlement. The settlement and other terms of the letter of intent will not be effective until the Company and AT&T have executed a mutually acceptable definitive agreement, which the parties are currently pursuing. There can be no assurance that a definitive agreement will be reached. See "-- Liquidity and Capital Resources."

     Restructuring Charges. In March and April 1996, the Company made announcements regarding changes in senior management and the restructuring of its operations in order to reduce expenses to the level of available capital. These actions included the layoff of certain employees and contractors and the closure of six sales offices. As a result, the Company recorded a charge of $1.6 million during the first quarter of 1996 and $0.6 million during the second quarter of 1996, the major components of which relate to severance and lease cancellation charges. Included in the restructuring charge is approximately $0.4 million relating to the extension of the time period to exercise outstanding stock options. As of June 30, 1996, $1.2 million of this restructuring charge remained in accrued liabilities to cover payments to be made in the future.

     Loss on Impairment of Assets. The Company periodically reviews the carrying value of its intangible assets in accordance with Statement of Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Based on certain changes in circumstances that occurred in 1996, including turnover in personnel, reduction in sales force and continuing attrition of acquired customer bases, the Company determined that effective January 1, 1996, a reduction in the estimated useful life of acquired customer bases from 5 years to 3 years was appropriate. Additionally, to the extent that the estimated future cash inflows attributable to the asset, less estimated future cash outflows, is less than the carrying amount, an impairment loss is recognized. In connection with such a review, the Company wrote down certain acquired customer bases and equipment and recorded a loss on impairment of assets totaling $18.8 million during the second quarter of 1996.

     Other Expenses. Interest expense increased during the first six months of 1996 as compared to the first six months of 1995 primarily due to an increase in average borrowings outstanding, an increase in average interest rates, and $1.1 million in fees paid in connection with the Bridge Loan. The Company discontinued recording its share of the income or losses of the Russian joint venture as of December 31, 1995 as the investment was written down as of that date to its estimated current value of $2.0 million.

     Income Taxes. The Company has incurred losses for all periods presented. No tax benefit has been recorded with respect to these losses due to the uncertainty as to the utilization of Company's net operating loss carryforward.

     Net Loss. The substantial increase in net loss during the first six months of 1996 as compared to the first six months of 1995 is attributable to the declines in gross margin, the increases in operating expenses, the $18.8 million loss on impairment of assets related to certain acquired customer bases and equipment, the restructuring charges and anticipated settlement payments described above.

  YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

     Revenue. Total revenue in 1995 increased 82.2% to $203.6 million from $111.7 million in 1994. The increase is primarily attributable to incremental telecommunications services revenue resulting from acquisitions and, to a lesser extent, new sales through the Company's combined sales channels, offset by the impact of attrition. Increased revenue also was partially offset by a 70.6% decrease in aggregation fee revenue compared to 1994. The decline in aggregation fees is due to the attrition of aggregation customers and the Company's efforts to convert aggregation customers to other Midcom products. See "-- Liquidity and Capital Resources."

     Gross Margin. Cost of revenue grew 76.5% in 1995, primarily as a result of the increase in revenue as discussed above. The gross margin percentage for 1995 increased to 31.5% versus 29.2% in 1994. Telecommunications services gross margin increased to 30.8% in 1995, up from 25.2% in 1994. The higher gross margin in 1995 is attributable to several factors, including (i) acquisitions of customer bases whose mix of customers generally result in higher average revenue per minute and acquisitions of higher margin businesses, such as PacNet, (ii) negotiation of price reductions with some of the Company's suppliers as a result of increased traffic volume and (iii) an increase in traffic over the Company's own switches, all of which were acquired or placed in service on or after September 30, 1994. These factors were partially offset by an increase in wholesale revenue as a percentage of total revenue, which carries a lower gross margin percentage, a decline in aggregation fee revenue as a percentage of total revenue, which has no cost of revenue, and the write-off of calls which were not billed during the conversion to the Company's new billing system.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased as a percentage of total revenue from 24.8% in 1994 to 30.5% in 1995. The increase was due to several factors, including a substantial increase in bad debt expense and other adjustments given to customers largely attributable to delays in billing which occurred during the conversion to the new billing system, higher commission rates associated with a telemarketing program for lower volume customers, the addition of personnel and other costs incurred in connection with conversion to the Company's new information processing systems and costs to open sales offices, some of which were closed in the first quarter of 1996. Midcom also incurred additional expenses during 1995 in connection with the maintenance of duplicate billing and information systems, including those of acquired businesses, and to a lesser extent, additional personnel costs. The Company employed 457 and 366 persons on a full-time basis as of December 31, 1995 and 1994, respectively.

     Depreciation and Amortization. Depreciation and amortization expense increased as a percentage of revenue during 1995. This increase reflects the amortization of customer bases and goodwill, the depreciation of telephone switching equipment resulting from acquisitions in the second half of 1994 and throughout 1995 and the depreciation and amortization of significant continued capital investment in computer equipment and software development used to support internal systems. The Company expects depreciation and amortization expenses to continue to increase due to the effect of recent acquisitions and the development and placement into service of management information systems.

     Loss on Impairment of Assets. The loss on impairment of assets consists of the following: (i) a $6.8 million write-down of the Company's interest in the joint venture in Russia to reflect the estimated current value of this investment (see "Business -- Russian Joint Venture"), (ii) a $2.5 million write-off of the Company's current telephone switching equipment as a result of its decision to migrate to a different switching platform (see
"Business -- Switching Facilities") and (iii) a $2.5 million partial write-down of the Company's capitalized software for its management information system due to weaknesses identified in the system (see "Business -- Information Systems").

     Interest Expense. Interest expense increased 78.4% to $5.3 million in 1995 from $3.0 million in 1994 primarily due to the increase in average borrowings outstanding in 1995. At December 31, 1995, the Company had outstanding interest-bearing obligations of $58.1 million, up from $36.3 million outstanding as of December 31, 1994. The increase in debt was due to the funding of acquisitions and the development of management information systems and purchase of related equipment.

     Extraordinary Item. In July 1995, the Company completed an initial public offering which resulted in net proceeds of $54.2 million to the Company. The Company used the proceeds to pay down various obligations, including $15.0 million in principal amount of certain subordinated notes. As a result of the early extinguishment of these notes, the Company expensed as an extraordinary item in the third quarter of 1995 the unamortized portion of original issue discount which aggregated approximately $3.0 million. In addition, in the fourth quarter of 1995, the Company obtained a new credit facility and paid off its prior revolving credit facility. As a result, the Company was required to write-off as an extraordinary item during the fourth quarter unamortized deferred financing costs associated with its prior credit facility totaling approximately $1.1 million.

     Other Expense/Equity in Loss of Joint Venture. Other expense consists mainly of finance charges and other nonoperating expenses. The Company's portion of the loss generated by its Russian joint venture, Dal Telecom, was $52,000 in 1995, down from $458,000 in 1994, due mainly to improved operating results of the joint venture.

     Income Taxes. The Company has incurred losses for all periods presented. No tax benefit has been recorded with respect to these losses due to the Company's net operating loss carryforward which totalled approximately $19.1 million as of December 31, 1995.

  YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

     Revenue. Total revenue in 1994 increased 69.2% to $111.7 million from $66.0 million in 1993. This increase consisted primarily of a 78.9% increase in revenue from telecommunications services, to $105.6 million from $59.0 million in 1993, which was offset by a 12.7% decrease in revenue from aggregation fees. The increase in telecommunications services revenue in 1994 is attributable to increased sales from the Company's direct sales and field service representatives and independent distributors, as well as revenue attributable to acquired customer bases. In 1993 and early 1994, the Company significantly increased the size of its sales force. Also, in late 1993 the Company increased the number of its independent distributors, primarily through acquisitions. To a lesser extent, 1994 revenue increased as a result of the expansion of the Company's products and services and increased sales to resellers.

     Gross Margin. The Company's gross margin declined in 1994 to 29.2% from 31.3% in 1993. The decline was largely attributable to the decrease in aggregation fees, which has no cost of sales. Telecommunications services gross margin increased from 23.2% in 1993 to 25.1% in 1994 in spite of declining revenue per minute caused by increasingly competitive market conditions. The revenue per minute decline also reflects the Company's increasing emphasis, commencing in mid-1993, on term contracts (two or three years) which offered lower rates in exchange for fixed-term commitments. Nevertheless, these factors were offset by price reductions obtained from some of the Company's suppliers as a result of the Company's increased volume of use. In addition, in the fourth quarter of 1994 the Company commenced use of its own switches which also benefited gross margin.

     Selling, General and Administrative Expenses. From 1993 to 1994, the Company's selling, general, and administrative expenses declined as a percentage of revenue from 27.5% to 24.8%. The actual dollar increase was primarily a result of growth, including growth through acquisitions. The 1994 increase is also attributable to additional personnel and other costs incurred in connection with the development and initial implementation of the Company's new information processing systems and to operate and maintain switches. The percentage decline in 1994 is also attributable to the fact that the Company did not pay any consulting fees to shareholders, compared to shareholder consulting fees of $1,025,000 paid in 1993 to Paul Pfleger, the Company's then sole shareholder. In 1993, Mr. Pfleger, as a director and the sole shareholder of the Company, actively consulted with management of the Company by participating in major decisions and regularly giving direction and guidance to the Company's senior officers. The amount paid for these services was based primarily on the Company's operating results. Midcom incurred additional expenses in 1994 due to the cost of maintaining duplicate systems of acquired businesses pending full integration of these acquisitions. The decline in selling, general and administrative expenses as a percentage of revenue was attributable to improved operating leverage. The Company employed 366 and 248 persons on a full-time basis at the end of 1994 and 1993, respectively.

     Depreciation and Amortization. From 1993 to 1994, depreciation and amortization expense increased as a percentage of revenue from 2.8% to 3.7%. This increase reflects the significant capital investment in internal systems and the amortization of intangible assets associated with acquisitions.

     Interest Expense. From 1993 to 1994, interest expense increased from $1.4 million to $3.0 million. This increase was primarily due to increased borrowings and, to a lesser extent, an increase in overall interest rates. At December 31, 1993, the Company had outstanding interest-bearing obligations of approximately $23.5 million, while at December 31, 1994, this amount had grown to

$36.3 million. The increase in debt is primarily due to funding acquisitions and the purchase of systems and equipment.

     Other Expense. Other expense in 1994 is mainly composed of the Company's portion of the loss of its Russian joint venture. The Company's pro rata share of the loss generated by its joint venture in Russia in 1994 was $365,000. Additionally, the Company recorded a $93,000 incremental loss for the difference between the Company's investment and its 50% allocable share of Dal Telecom's net assets.

     Income Taxes. Through December 31, 1993, the Company was an S corporation for income tax purposes. Accordingly, the Company's income (losses) were reported by the shareholders rather than by the Company. Effective with the change from an S corporation to a C corporation, the Company recorded a tax provision of $207,000, which was subsequently reversed due to losses incurred during 1994.

LIQUIDITY AND CAPITAL RESOURCES

     Historically, Midcom has experienced rapid growth, which has required substantial working capital to finance receivables, capital expenditures and acquisitions and service indebtedness. Given Midcom's billing and collection cycle with its customers and suppliers, Midcom generally pays its underlying suppliers approximately 30 to 45 days prior to the time it is paid by its customers for the related services. The Company has financed its growth with the proceeds from its July 1995 initial public offering, proceeds from the Private Placement, bank borrowings, subordinated debt, vendor financing, loans from shareholders, capital leases, cash flows from operations, and the issuance of Common Stock and assumption of indebtedness in connection with acquisitions of businesses and customer bases.

     Net cash provided by (used in) operating activities was $3.4 million and ($0.2) million for the first six months of 1995 and 1996, respectively. During the first six months of 1996, the Company experienced operating losses and incurred interest expenses which resulted in a use of cash in operating activities. The Company reduced its unbilled receivables balances from $28.0 million as of December 31, 1995 to $10.7 million as of June 30, 1996. This was primarily attributable to a reduction in the backlog of billings which built up during the second half of 1995 and a reduction in the run rate of monthly revenue.

     Net cash used in investing activities decreased during the first six months of 1996 to $1.1 million from $8.2 million in the first six months of 1995. During the first six months of 1996, the Company invested $1.1 million to purchase property, plant and equipment compared to $5.2 million for the same period the prior year. In 1995, the Company used $1.9 million in business and customer base acquisitions and $1.1 million in advances to a joint venture. In 1996, no similar investments were made. For the first six months of 1996, the Company received $2.3 million in proceeds in connection with the exercise of stock options and the purchase of shares under the Company's stock purchase plan compared to $25,000 received in the first six months of 1995.

     The Company has experienced significant losses since its inception, with net losses of approximately $3.0 million, $33.4 million and $59.2 million for 1994, 1995 and the six months ended June 30, 1996, respectively. As a result of these losses, the billing and collection cycle with its customers, acquisition strategy and other factors, the Company has required substantial external working capital.

     In addition to funds required for day-to-day operations, the Company's principal working capital requirements include capital expenditures (including those associated with the proposed installation of new switching facilities), interest and principal payable under the Notes and the other contingencies and obligations described below. The Notes will mature on August 15, 2003. Interest on the Notes is payable semi-annually on February 15 and August 15 of each year, commencing February 15, 1997, in the aggregate amount of $4,031,899.

     In connection with the resignation of Ashok Rao, the Company's former President and Chief Executive Officer, the Company has elected to repurchase 885,360 shares of Common Stock held by Mr. Rao and certain trusts established by Mr. Rao at a price equal to the fair market value of such Common Stock on the date of Mr. Rao's resignation, as determined by arbitration, to be paid ratably over a period of 36 months. See "Certain Transactions." The Company's election to repurchase such shares of Common Stock will adversely affect the Company's liquidity. In addition, the unpaid balance of a promissory note delivered to Cherry Communications in connection with the acquisitions of two customer bases is approximately $10.2 million, of which $9.0 million may be paid in cash or by delivery of Common Stock, as the Company may elect, and the remaining $1.2 million is subject to certain hold-back arrangements. The acquired customer bases have not generated required minimum revenue levels and Cherry Communications has failed to remit to the Company collections received by Cherry Communications from a portion of the acquired customers. Accordingly, the Company has withheld the final three installment payments for the second of the two acquisitions, payment of invoices for carrier services for the acquired bases (up to $9.7 million through June 30, 1996) and accrued customer service charges through June 30, 1996 of $720,000. Negotiations between Cherry Communications and the Company failed to produce a settlement of these disputes and Cherry Communications has filed suit against the Company seeking to recover alleged past due amounts. See "Business -- Acquisitions" and "Business -- Legal Proceedings." The Company is also obligated to pay up to $2.0 million additional cash pursuant to a customer base purchase agreement upon attainment of specified revenue levels by such customer base, and a payment of a maximum of $2.0 million to the former shareholder of Cel-Tech in the event that the Company sells or transfers a majority of Cel-Tech's voting stock.

     As of June 30, 1996, Midcom's minimum volume commitment under its supply contract with AT&T, its largest supply contract, was $117.0 million. The Company estimates that, as of the last measurement date on September 30, 1996, it would have been in shortfall of its minimum commitments to AT&T by approximately $27.6 million based on current contract requirements. However, on July 19, 1996 the Company and AT&T executed a letter of intent to settle this anticipated liability as well as all other pending disputes between the Company and AT&T, and to negotiate a new contract pursuant to which the Company's minimum commitment to AT&T will be $17.0 million. In addition, Midcom expects to obtain more favorable pricing for certain network services provided by AT&T. Pursuant to the same letter of intent, Midcom and AT&T have negotiated a payment schedule for overdue payments which will bring the Company's obligations to AT&T current by the middle of October 1996. The settlement and new rate structure will not be effective until the Company and AT&T have executed a mutually acceptable definitive agreement, which the parties are currently pursuing. Moreover, in connection with the letter of intent, the AT&T tariff was amended to extend the accrued shortfall penalty payment date to September 30, 1996 pending negotiation and execution of a mutually acceptable definitive agreement. However, there can be no assurance that the parties will reach a definitive agreement or that further extensions of the accrued shortfall penalty payment date can be obtained by the Company. In consideration for the terms of the settlement and new rate structure, the letter of intent provides for the payment by the Company to AT&T of $8.8 million in two installments. The first payment of $5.0 million will be due upon the execution of a definitive agreement, and the remaining balance of $3.8 million will be due within 30 days of Midcom announcing quarterly gross revenue in excess of $75.0 million, or upon completion of a change in control.

     The Company's available sources of working capital consist of cash flows from operations; approximately $50.0 million at September 15, 1996 in cash and short-term, investment grade, interest-bearing securities, which funds represent the remaining net proceeds from the Private Placement, and expected available borrowings under its Revolving Credit Facility. Prior to completion of the Private Placement, the Company had for several months experienced a severe working capital short-fall which required the Company to seek extended payment terms from certain of its suppliers, delay payments to many of its suppliers and other vendors, delay or cancel purchases and take other steps to conserve operating capital. As a result, a number of suppliers placed the

Company on credit hold and/or initiated collection actions. Also, for several months prior to completion the Private Placement, the Company was in default of certain financial and other covenants under its Revolving Credit Facility, although the lenders continued to permit borrowings under that facility. The existence of defaults under the Revolving Credit Facility also constituted defaults under certain of the Company's equipment lease facilities having outstanding balances of approximately $3.7 million at June 30, 1996. As a result of these defaults, Revolving Loans and capitalized lease obligations under these equipment lease facilities have been classified as short-term obligations on the Company's balance sheet at June 30, 1996. In addition, the report of the Company's independent auditors with respect to the Company's Consolidated Financial Statements for the year ended December 31, 1995 states that the Company's recurring operating losses, working capital deficiency and credit agreement defaults raise substantial doubt about the Company's ability to continue as a going concern. The nature of this opinion itself constituted a default under the Revolving Credit Facility. In connection with the completion of the Private Placement and the application of the net proceeds therefrom to the repayment in full of all obligations outstanding under the Revolving Credit Facility, which aggregated approximately $34.0 million, the lenders under the Revolving Credit Facility waived all existing defaults and amended the financial covenants under the Revolving Credit Facility to be consistent with Midcom's revised business plan. The Company's maximum borrowing availability under the Revolving Credit Facility, as amended, is $43.0 million, subject to a borrowing base equal to 85% of the Company's eligible accounts receivable less a minimum excess availability requirement of $20.0 million for the months of August 1996 through February 1997, declining in stages to $8.0 million for the months of September through November 1997. As of August 31, 1996, after giving effect to the amendment, the Company had a borrowing base of approximately $21.0 million and a maximum borrowing availability, net of the minimum excess availability requirement, of approximately $1.0 million. These amounts will fluctuate from day to day based on the timing of cash collections and payments. See "Description of Certain Indebtedness."

     The Company expects that it will require between $40.0 million and $50.0 million during 1996 and 1997 in order to fund (i) operating losses, (ii) working capital requirements and (iii) capital expenditures, including an estimated $22.0 million to acquire and install high capacity switches. The Company expects that the remaining proceeds of the Private Placement, together with funds available under the Revolving Credit Facility and cash flows from operations, will be sufficient to fund these requirements during 1996 and 1997. However, the exact amount and timing of these capital requirements will be determined by numerous factors, including the level of, and gross margin on, future sales, the outcome of outstanding contingencies and disputes such as pending lawsuits and payment terms obtained from the Company's suppliers and the timing of capital expenditures. Although the Company's current plans assume that the Company will be able to replace or extend the Revolving Credit Facility after its expiration in November 1997, there can be no assurance that the Revolving Credit Facility will continue to be available to the Company. Further, there can be no assurance that the net proceeds of the Private Placement together with funds available under the Revolving Credit Facility and cash flows from operations will be sufficient to fully implement the Company's new operating strategy or meet its other capital requirements. If (i) the Company experiences greater than anticipated capital requirements, (ii) it is determined to be liable for, or otherwise agrees to settle or compromise, any material claim against it, (iii) it is unable to make future borrowings under the Revolving Credit Facility for any reason or (iv) the implementation of the Company's new operating strategy fails to produce the anticipated cash flows from operations, the Company may be required to refinance all or a portion of its existing debt, sell assets or obtain additional equity or debt financing. There can be no assurance that any such refinancing or asset sales would be possible or that the Company will be able to obtain additional equity or debt financing, if and when needed, on terms that the Company finds acceptable. Any additional equity or debt financing may involve substantial dilution to the interests of the Company's shareholders as well as the holders of the Notes. The failure of the Company to complete one or more of such alternatives or otherwise obtain sufficient funds to satisfy its cash requirements could prevent the

Company from implementing its operating strategy and, ultimately, could force the Company to seek protection under the federal bankruptcy laws. Such events would materially and adversely affect the value of the Company's debt and equity securities. See "Risk Factors -- Ability to Continue as a Going Concern; Defaults Under Credit Facility; Need for Additional Working Capital."

ADOPTION OF ACCOUNTING STANDARDS

     In October 1995, the Financial Accounting Standards Board issued Statement No. 123, "Accounting for Stock-Based Compensation." This pronouncement establishes accounting and reporting standards for stock-based employee compensation plans, including stock purchase plans, stock options and stock appreciation rights. This standard defines a fair value based method of accounting for these equity instruments. This method measures compensation cost based on the value of the award and recognizes that cost over the service period. Companies may elect to adopt this standard or to continue accounting for these types of equity instruments under current guidance, APB Opinion No. 25, "Accounting for Stock Issued to Employees." Companies which elect to continue using the rules of APB Opinion No. 25 must make pro forma disclosures of net income and earnings per share as if this new statement had been applied. Effective January 1, 1996, the Company adopted Statement 123 and elected to continue following the guidance of APB Opinion No. 25.

     Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which was issued in March 1995, requires impairment losses to be recorded on certain longlived assets used in operations or expected to be disposed of. The Company adopted Statement 121 in the fourth quarter of 1995.

                                    BUSINESS

INDUSTRY BACKGROUND

     The existing domestic long distance telecommunications industry was principally shaped by a 1984 court decree (the "Decree") that required the divesture by AT&T of its 22 Bell operating companies ("BOCs"), organized the BOCs under seven regional Bell operating companies ("RBOCs") and divided the country into some 200 Local Access Transport Areas or "LATAs." The incumbent local exchange carriers ("ILECs"), which include the seven RBOCs as well as independent local exchange carriers, were given the right to provide local telephone service, local access service to long distance carriers and intra-LATA long distance service (long distance service within LATAs), but the RBOCs were prohibited from providing inter-LATA service (service between LATAs). The right to provide inter-LATA service was given to AT&T and the other interexchange carriers ("IXCs"). Conversely, IXCs were prohibited from providing local telephone service.

     A typical inter-LATA long distance telephone call begins with the local exchange carrier ("LEC") transmitting the call by means of its local network to a point of connection with an IXC. The IXC, through its switching and transmission network, transmits the call to the LEC serving the area where the recipient of the call is located, and the receiving LEC then completes the call over its local facilities. For each long distance call, the originating LEC charges an access fee. The IXC also charges a fee for its transmission of the call, a portion of which consists of a terminating fee which is passed on to the LEC which delivers the call. To encourage the development of competition in the long distance market, the Decree required LECs to provide all IXCs with access to local exchange services "equal in type, quality and price" to that provided to AT&T. These so-called "equal access" and related provisions were intended to prevent preferential treatment of AT&T and to level the access charges that the LECs could charge IXCs, regardless of their volume of traffic. As a result of the Decree, customers of all long distance companies were eventually allowed to initiate their calls by utilizing simple "1 plus" dialing, rather than having to dial longer access or identification numbers and codes.

     The Telecommunications Act is expected to significantly alter the telecommunications industry. The Decree has been lifted and all restrictions and obligations associated with the Decree have been eliminated by the new legislation. The seven RBOCs are now permitted to provide long distance service originating (or in the case of "800" service, terminating) outside their local service areas or offered in conjunction with other ancillary services, including wireless services. Following application to the FCC, and upon a finding by the FCC that an RBOC faces facilities-based competition and has satisfied a congressionally-mandated "competitive checklist" of interconnection and access obligations, an RBOC will be permitted to provide long distance service within its local service area, although in so doing, it will be subject to a variety of structural and nonstructural safeguards intended to minimize abuse of its market power in these local service areas. Having opened the interexchange market to RBOC entry, the Telecommunications Act also removes all legal barriers to competitive entry by interexchange and other carriers into the local telecommunications market and directs RBOCs to allow competing telecommunications service providers such as the Company to interconnect their facilities with the local exchange network, to acquire network components on an unbundled basis and to resell local telecommunications services. Moreover, the Telecommunications Act prevents IXCs that serve greater than five percent of presubscribed access lines in the U.S. (which includes the nation's three largest long distance providers) from jointly marketing their local and long distance services until the RBOCs have been permitted to enter the long distance market or for three years, whichever is sooner. This gives all other long distance providers such as the Company a competitive advantage over the larger long distance providers in the newly-opened local telecommunications market. As a result of the Telecommunications Act, long distance carriers such as the Company will face significant new competition in the long distance telecommunications market, but will also be afforded significant new business opportunities in the local telecommunications market. See "-- Competition" and "-- Regulation."

     Legislative, judicial and technological factors have helped to create the foundation for smaller long distance providers to emerge as legitimate alternatives to AT&T, MCI and Sprint for long distance telecommunication services. The FCC has required that all IXCs allow the resale of their services, and the Decree substantially eliminated different access arrangements as distinguishing features among long distance carriers. In recent years, national and regional network providers have substantially upgraded the quality and capacity of their domestic long distance networks, resulting in significant excess transmission capacity for voice and data communications. The Company believes that, as a result of digital fiber optic technology, excess capacity has been, and will continue to be, an important factor in long distance telecommunications. As a consequence, not only have smaller long distance service providers received legal protection to compete with the network-based carriers, they also represent a source of traffic to carriers with excess capacity.

THE COMPANY

     Midcom provides long distance voice and data telecommunications services. As primarily a nonfacilities-based reseller, Midcom principally utilizes the network switching and transport facilities of Tier I long distance carriers, such as AT&T, Sprint and WorldCom, to provide a broad array of integrated long distance telecommunications services on a seamless and highly reliable basis. Midcom's service offerings include basic "1 plus" and "800" long distance, frame relay data transmission and wireless services, as well as enhanced telecommunications services such as dedicated private lines between customer locations, facsimile broadcast services, calling cards and conference calling.

     Midcom focuses on serving small to medium-sized businesses. The Company estimates that during the second quarter of 1996 it invoiced approximately 125,000 customer locations, a significant majority of which were located in the major metropolitan areas of California, Florida, Illinois, New York, Ohio and Washington. The Company believes that the larger long distance carriers, such as AT&T, Sprint, WorldCom and MCI, tend to focus their sales and customer support efforts on residential and large commercial customers and do not routinely provide significant pricing discounts for small to medium-sized businesses. By purchasing large usage volumes from the facilities-based carriers at wholesale prices, Midcom seeks to offer its customers more favorable pricing than they could obtain from such carriers directly. In addition, the Company believes that businesses in this market segment do not typically have in-house telecommunications expertise and therefore require more assistance with the assessment and management of their telecommunications requirements. As a result, the Company believes that it is able to differentiate its service offerings from the larger carriers in this market segment on the basis of price, breadth of service offerings, customer service and support and the ability to provide customized solutions to the telecommunications requirements of its customers. See "-- Marketing and Sales," "-- Competition" and "-- Customer Concentrations."

COMPANY STRATEGY

     During the second and third quarters of 1996, Midcom recruited a new executive management team with extensive experience and expertise in the telecommunications industry. In May 1996, the Company hired William H. Oberlin as its President and Chief Executive Officer, appointed Mr. Oberlin, Marvin C. Moses and John M. Zrno to its Board of Directors and engaged Mr. Moses and Mr. Zrno as consultants. These individuals formerly held senior management positions at ALC Communications Corporation ("ALC"), a leading provider of long distance and other services to small and medium-sized businesses. During their tenure at ALC, ALC completed a successful turn-around and experienced profitable growth. From the fiscal year ended December 31, 1991 through the 12 months ended June 30, 1995 (prior to ALC's merger into Frontier Corporation), ALC's revenue increased from $346.9 million to $677.1 million and net income increased from $5.3 million to $75.0 million. In addition, in July 1996 the Company appointed Daniel M. Dennis to the Company's

Board of Directors. Mr. Dennis has served in a number of management positions with MCI for over 23 years.

     Midcom's new executive management team has developed a restructuring, network and marketing strategy which it plans to implement during 1996 and 1997 and which is designed to address the operational challenges experienced by the Company and increase internally generated sales and profitability. Principal components of the Company's strategy are set forth below. Although the Company believes that its new management team has the relevant skills and experience necessary to implement this strategy, its ability to do so is subject to a number of risks and uncertainties, and there can be no assurance that this strategy will be successfully implemented or that the intended positive results will be achieved. See "Risk Factors."

  OPERATIONAL RESTRUCTURING STRATEGY

     Continue to Build Management Team. Midcom will continue to seek opportunities to augment management with individuals who have telecommunications industry experience and expertise. From May to September 1996, the Company appointed 10 individuals to key operational management positions. These individuals have extensive experience in the operation of a telecommunications company, including (i) network design, implementation and operation, (ii) marketing and sales, (iii) management information systems and (iv) bill processing and collection. Midcom believes that the experience and depth of this management team will improve the Company's ability to address its current operational challenges and to pursue its transition from primarily a nonfacilities-based reseller of long distance and other telecommunications services to a switch-based provider of integrated telecommunications services.

     Integrate and Improve Information Systems. Midcom intends to focus on consolidating and integrating the Company's multiple information and billing systems and other redundant functions of certain acquired operations and enlarging and enhancing the Company's information system and financial reporting functions. The Company believes that these activities will (i) reduce the overhead and maintenance costs associated with its management information systems, (ii) improve the amount and type of information that can be accessed about customers, sales and operations, (iii) increase the speed with which information can be processed and (iv) reduce the Company's working capital investment by shortening the time it takes for the Company to produce and distribute customer bills. See "-- Information Systems."

     Renegotiate Carrier Agreements. The Company currently resells network switching and transport facilities of long distance carriers such as AT&T, Sprint and WorldCom. Midcom believes its relationships with these carriers enables it to provide customers a broad array of integrated long distance telecommunications services on a seamless and highly reliable basis. Despite the Company's successful resale of these network facilities, the Company's profitability has been reduced as a result of a supply contract with AT&T which provides for higher rates than those obtained from alternative suppliers. However, the Company and AT&T have entered into a letter of intent contemplating substantial modifications to this contract which will provide for more favorable rates in the future. The Company believes the successful renegotiation of its supply agreement with AT&T will substantially improve the financial performance of the Company while enabling the Company to continue to provide the same level of service to its customers. See "-- Suppliers."

  NETWORK STRATEGY

     At the end of July 1996, Midcom owned and operated limited capacity switches in nine locations. The Company intends to use a portion of the proceeds of the Private Placement to acquire and install state-of-the-art high capacity switches, with local and long distance functionality, in areas of the country where it has a sufficient volume of long distance traffic and where the regulatory environment and market conditions will permit it to provide local service at acceptable margins. The Company believes that, in the cities where it intends to deploy switches, there will be significant local circuit capacity at attractive rates available from competitive local exchange carriers ("CLECs"), ILECs and 38GHz wireless providers. Using its own switches will enable the Company to (i) direct customer call traffic over multiple networks which is expected to minimize costs and improve gross margin, (ii) switch local traffic, thereby increasing the economic viability of entering the market for local telecommunication services, (iii) shield proprietary information regarding its customers from the underlying carriers and thereby increase customer control, (iv) facilitate access to call data records and (v) implement differentiating features and billing enhancements without involving the underlying carrier. See "-- Switching Facilities."

  MARKETING STRATEGY

     Reorganize and Expand Sales Efforts. To take full advantage of its planned switching facilities network and expanded product offerings, Midcom is in the process of reorganizing its direct sales force into (i) a special accounts group consisting of highly experienced sales personnel focused on larger customers with sophisticated telecommunications requirements and (ii) a general accounts group focused on smaller customers. Both groups will be located in major metropolitan areas where the Company believes it has significant market opportunities and can compete effectively on the basis of price. The Company intends to implement training programs and financial incentives designed to increase the cross-selling efforts of its direct sales force and further integrate the Company's broad array of service offerings. In addition to reorganizing its sales efforts, the Company intends to increase the number of sales representatives during 1996 and 1997 from approximately 35 at the end of July 1996 to approximately 200. The Company will continue to supplement its direct sales force with its existing network of resellers and distributors. In addition to its existing distributors, the Company intends to develop a new tier of distributors who will be offered long-term financial incentives and who will be required, within selected territories, to market and sell the Company's service offerings exclusively. The Company believes that these long-term financial incentives and exclusive marketing arrangements will result in improved performance and increased loyalty to the Company and its service offerings. See "-- Marketing and Sales."

     Expand and Enhance Customer Support Efforts. Midcom intends to support its expanded sales efforts and reduce customer attrition by building an enhanced customer service and support operation. The Company intends to increase its customer service and support staff during 1996 and 1997 from approximately 45 at the end of July 1996 to approximately 60. This expanded operation will include
(i) a staff of trained customer service representatives available during normal business hours at a number of integrated customer service centers, (ii) trained account representatives assigned and dedicated to individual customers with sophisticated telecommunications requirements and (iii) teams of technical specialists available to develop customized solutions for a customer's telecommunication needs. See "-- Customer Service."

     Resell Local Services and Provide a Single-Source Solution. Regulatory changes resulting from the Telecommunications Act significantly expand the number and types of services Midcom is permitted to offer. As a result, Midcom intends to offer its customers local dial tone and a variety of other local telecommunications services primarily in locations where it has a significant sales and marketing presence or where it plans to deploy switching facilities. The Company believes that its large and geographically concentrated customer base of small to medium-sized businesses represents a significant potential market for these additional services. These additional services will afford the Company the opportunity to provide its customers with a single-source solution for local, long distance, wireless and enhanced telecommunications services. The Company believes that bundling these services will provide substantial advantages to its customers, including lower overall costs and a higher level of service due to a single source for ordering, installation, customer service and account management. In addition, Midcom believes that offering a single source for telecommunications services will permit the Company to (i) leverage its significant customer base and increase sales by increasing its share of the telecommunications expenditures of its customers and

(ii) improve customer control and retention by strengthening its relationships with its customers. See "-- Industry Background," "-- Regulation" and
"-- Competition."

MARKETING AND SALES

     Midcom markets its services nationwide through three distinct channels: direct sales, independent distributors and, on a wholesale basis, other resellers.

     Direct Sales. Midcom believes that direct sales activities are more effective than advertising for securing and maintaining the business of small to medium-sized commercial customers. The Company believes that the face-to-face customer contact afforded by its direct sales activities results in increased customer loyalty, improves cross-selling opportunities and will ultimately have a positive effect on revenue. Accordingly, direct sales activities comprise a substantial portion of the Company's marketing and sales resources. To optimize the Company's selling efforts, the Company intends to increase the number of sales representatives during 1996 and 1997 from approximately 35 at the end of July 1996 to approximately 200 and reorganize the direct sales force into the following two groups:

          Special Accounts. The special accounts group will consist of highly experienced sales personnel and will concentrate sales efforts on businesses with sophisticated telecommunications requirements. Target customers for special accounts generally include those which require dedicated access to the Company's long distance points of presence and a high level of customer service and support. In particular, the Company expects that these customers will increasingly require support for data communication applications. Dedicated account representatives will be assigned to each of these customers. In addition, these customers will be supported by technical specialist teams trained to provide customized solutions to their telecommunications problems.

          General Accounts. The general accounts group will concentrate sales efforts on businesses with less sophisticated telecommunications requirements. Typically, these customers do not require dedicated access to the Company's long distance point of presence and utilize only basic "1 plus" and "800" long distance and cellular service and calling cards. Moreover, although the Company will provide these customers access to its customer service and support centers, it generally will not assign to them a dedicated account representative.

Each of these groups will consist of approximately 50% of the Company's sales force and will be geographically focused, concentrating on major metropolitan areas where the Company has customer concentrations sufficient to support a sales and marketing presence. Currently, the Company's direct sales force is located in Charlotte, Chicago, Columbus, Indianapolis, Los Angeles, New Haven, New York and Seattle. In addition to these locations, the Company plans to deploy its direct sales force in Atlanta, Boston, Cleveland, Dallas, Detroit, San Francisco and other cities during 1996 and 1997.

     In 1995 and the first half of 1996, Midcom experienced a high level of turnover in its direct sales force which has had a negative impact on internally generated sales. The Company believes this turnover is attributable to, among other things, the intense competition for, and the mobility of, qualified sales personnel endemic to the reseller segment of the telecommunications industry, coupled with difficulties experienced with the Company's information systems and changes in senior sales management. The Company intends to restructure the commission arrangements and other financial incentives offered to its direct sales force in order to increase the incentive of its direct sales force to cross-sell the Company's telecommunications offerings and bundle high margin services with lower margin services thereby improving the Company's sales levels and gross margins. The Company believes that appropriate financial incentives, along with the recent additions to the Company's management team and improvements to the Company's information systems, will result in decreased turnover in its direct sales force. However, there can be no assurance that turnover in the Company's direct sales force will be reduced or that any of these other objectives will be achieved.

     Distributors. Midcom supplements its direct sales efforts by marketing through independent distributors located throughout the country. The Company enters into distributor agreements with, but is otherwise not affiliated with, its distributors. The Company's existing distributor agreements generally grant a non-exclusive right to solicit customers, require the distributor to maintain a minimum quota and provide for commissions on business generated by the distributor for the Company. The distributor network in existence in mid-1996 was not organized according to geographical area or service offerings. Distributors maintain sales offices and sales staff at their own expense. However, customers provided by distributors belong to the Company, are billed directly by the Company or one of its billing agents and are in most instances supported by the Company's customer service centers.

     Midcom believes that distributors may have substantial telemarketing programs, marketing resources and access to a large base of potential customers. Accordingly, a key component of the Company's business strategy is to maintain its existing distributors and to develop a new tier of distributors. During 1996 and 1997, the Company expects to engage approximately 30 new distributors, primarily in cities where it currently does not have any significant marketing presence. To improve performance and increase loyalty to the Company and its service offerings, the new distributors will be offered long-term financial incentives and will be required, within selected territories, to market and sell the Company's service offerings exclusively. By making use of territorial limitations, the Company intends to direct the marketing and sales efforts of these new distributors in secondary cities which are outside the focus of the Company's direct sales efforts. The Company expects these cities to include Akron, Baltimore, Columbus, Denver, Houston, Kansas City, Memphis, Miami, Milwaukee, Minneapolis, Nashville, New Orleans, Orlando, Philadelphia, Phoenix, Pittsburgh, Portland, Raleigh, Salt Lake City, San Diego, St. Louis and metropolitan areas of New Jersey and Connecticut.

     Wholesale to Other Resellers. At the end of July 1996, Midcom offered telecommunications services on a wholesale basis to approximately 20 small resellers of long distance services. The Company does not have direct relationships with the end users of the services purchased by its resellers. Those customers are not billed by the Company and are not supported by the Company's customer service centers. Although gross margins on sales to resellers are generally lower than the Company's average, sales through this channel enable the Company to (i) enter markets with minimal cost or risk where small resellers have already built strong direct customer relationships, (ii) increase the volume of services purchased by the Company from facilities-based carriers, thereby obtaining higher volume discounts from those carriers, and (iii) spread the costs of acquiring, installing and integrating the Company's switching facilities over a larger revenue base.

CUSTOMER SERVICE

     Midcom strives to provide superior customer service and believes that personal contact with potential and existing customers is a significant factor in customer acquisition and retention. The Company's goal is to have frequent contact with prospects and customers both through its direct sales representatives as well as its customer service representatives.

     At the end of July 1996, Midcom's customer service and support staff consisted of approximately 45 employees located at one of the Company's six customer service centers. To support the planned expansion of Midcom's sales efforts, Midcom intends to add approximately 15 customer service representatives to its customer support staff during 1996 and 1997 and reorganize its customer service and support efforts. This reorganization will involve consolidating and integrating Midcom's service centers so that each is capable of supporting all of Midcom's service offerings. Moreover, the Company's customer service department will be organized into two groups, each with its own management and reporting structure. One group will consist of customer service represent-atives who will primarily respond to customer calls. The other group will consist of account representatives who will be dedicated to the Company's special accounts customers and will take proactive measures to pursue opportunities to cross-sell the Company's various service offerings to such customers and address their telecommunications needs before they arise. The account representatives will also coordinate customer access to teams of technical specialists trained to provide customized solutions to the customer's telecommunications problems. To ensure that customer service representatives and account representatives have the knowledge required to support the Company's broad range of service offerings, Midcom intends to allocate a portion of its customer service resources to training programs for its customer service staff. In addition, Midcom intends to establish a small group of customer service and technical specialists who are available exclusively to the direct sales representatives, customer service representatives, account representatives and distributors. The Company believes that these changes will improve the level of customer service and support provided to its customers.

PRODUCTS AND SERVICES

     At the end of July 1996, Midcom, primarily through contractual arrangements with facilities based carriers, offered small to medium-sized businesses a wide variety of telecommunications services including basic "1 plus" and "800" long distance, frame relay data transmission, enhanced and other value-added services and wireless communications services. The Company also plans to provide local telecommunications services in the newly opened local telecommunications market, and to develop new products and services. Each of these services is discussed below.

          Long Distance. Historically, substantially all of Midcom's revenue has been generated by basic "1 plus" and "800" long distance services. Midcom believes it has been successful as a provider of these basic services because of the volume discounts it has been able to negotiate with underlying carriers and its ability to direct customer call traffic over the transmission networks of more than one carrier. As the Company expands its network of switching facilities, it will increasingly have the ability to choose among the transmission networks of different carriers to take advantage of the most favorable rates to different destinations at different times of the day.

          Data Transmission. Through its wholly-owned subsidiary, PacNet, Midcom offers data transmission services using its own frame relay switches and a digital microwave and fiber optic transmission network connecting over 40 cities in the Western United States. PacNet is a member of the UNI-SPAN(R) consortium of frame relay data network providers. Members of the UNI-SPAN(R) consortium are permitted to contract for access to frame relay networks of other members at favorable rates. In addition to cost savings, the consortium enables the Company to provide end-to-end connectivity to its customers on a nationwide basis.

          Private Line Services. Midcom provides data transmission service on private line facilities on a point-to-point basis. This enables high volume users to send and receive voice and data transmissions between locations on a highly reliable and cost effective basis.

          Enhanced and Other Services. Midcom offers a variety of enhanced and other value-added services, including the following:

        - Fax Broadcast and Fax Mailbox. Through its wholly owned subsidiary, Adval, Midcom offers facsimile-related services that allow a user to send a facsimile to many destinations simultaneously (Fax Broadcast) and to store and retrieve facsimiles in a manner similar to electronic mail (Fax Mailbox).

        - Travel Cards. Midcom's travel cards offer low-cost long distance service through various flat-rate pricing or per-call fees.

        - Conference Calling. Midcom offers a full-featured teleconferencing service that allows for connection of multiple locations simultaneously.

        - Custom Billing. Midcom provides many of its direct-billed customers billing and management reports with a level of detail and features that the major carriers generally provide only to their higher volume customers. In addition, the Company's customers can choose to have one centralized bill sent each month to their principal place of business or individual bills sent to branch offices, with a master copy sent to the principal place of business. The Company believes that its value-added billing capability enables its customers to manage their telecommunications costs more effectively, helps differentiate the Company's services from services offered by the larger long distance carriers and will continue to be an important factor in its ability to successfully compete in its targeted market.

          Wireless Services. At the end of July 1996, Midcom offered wireless services in the Pacific Northwest through Cel-Tech, its wholly-owned subsidiary. Outside the Pacific Northwest, there is a proliferation of wireless opportunities that the Company intends to aggressively pursue in order to provide wireless services in the other regions it serves. However, the Company is not currently pursuing any specific wireless opportunity.

          Local Service. Midcom is evaluating opportunities created by the Telecommunications Act to offer local telecommunications services either on a resale basis or over its proposed network of switching facilities. Prior to offering the resale of local services to its customers, the Company must complete a number of operational, market and regulatory tasks, including the negotiation of interconnect agreements with local circuit providers, the development of a billing, installation and customer service capability and the creation of a marketing, pricing and sales strategy. Despite these logistical challenges, the Company believes that introducing local services will enable the Company to leverage its extensive customer base by increasing the number of service offerings available to its customers. The Company intends to offer local services in large cities where it has (i) deployed high capacity switches, (ii) a significant customer concentration and (iii) a sales and customer support presence. The Company believes that targeting larger cities for local service will be advantageous due to the availability of multiple local circuit capacity alternatives to the ILECs and more favorable and less time consuming interconnection negotiations with the ILECs.

          New Services. Midcom intends to increase its efforts to develop new telecommunications services based on evolving technologies and changing industry standards. There can be no assurance, however, that the Company will have the ability or resources to develop such new services, that new technologies required for such services will be available to the Company on favorable terms or that such services and technologies will enjoy market acceptance.

     Midcom markets its products under a number of registered and common law service marks, including Infinity(R), Logicall(R), Simplicity(TM), ADNET(TM), Cel-Tech(TM), Adval(TM), Midcom(R) and MIDCOM(R), as well as various registered logos.

SWITCHING FACILITIES

     A key element of the Company's new operating strategy is to deploy a national switching network. The Company believes that successful implementation of its strategy to increase switching capacity will improve its ability to direct customer call traffic among networks owned by other long distance carriers in order to take advantage of the most favorable rates to different destinations at different times of the day. This is expected to minimize costs and have a positive impact on gross margin. In addition, deployment of switches is expected to enable the Company to (i) switch local traffic, thereby increasing the economic viability of entering the market for local telecommunications services, (ii) shield proprietary information regarding its customers from the underlying carriers, thereby increasing customer control,
(iii) facilitate access to call data records and (iv) implement differentiating features and billing enhancements without involving the underlying carrier.

     High Capacity Switches. The Company intends to acquire and install state-of-the-art high capacity switches, with local and long distance functionality, in areas of the country where it has a sufficient volume of long distance traffic and where the regulatory environment and market conditions will permit it to provide local service at acceptable margins. The Company believes that, in the cities where it intends to deploy switches, there will be significant local circuit capacity at attractive rates available from CLECs, ILECs and 38GHz wireless providers. The Company currently anticipates acquiring five to seven switches which it presently plans to install in Atlanta, Chicago, Dallas, Los Angeles, New York and Seattle. The Company estimates that it will take at least until the third quarter of 1997 to purchase, install and fully integrate these switches, at a cost of approximately $2 million to $3 million per switch. The Company anticipates employing at least three on-site technicians at each switch location to provide switch service and support. In addition, the Company is exploring the possibility of establishing a remote service center staffed with approximately four technicians capable of monitoring and providing limited service and support for each of its switches 24 hours a day, seven days a week. The Company estimates that it will take at least four to five months to establish a remote service center, at a cost of approximately $275,000 to $300,000. There can be no assurance, however, that these switches will be acquired, installed or fully operational, or that a remote service center will be installed and operational, within anticipated deadlines and budgets, or that the Company will not encounter technical, operational or other problems in the installation or operation of this sophisticated switching and monitoring equipment.

     US ONE Relationship. Pending implementation of its strategy to acquire, install and integrate a national network of high capacity switches and to supplement its network of existing limited capacity switches, the Company will continue to explore alternatives to contracting with its long distance providers for origination and termination of traffic. In this regard, the Company has signed a non-binding letter of intent with US ONE Communications Corporation ("US ONE") whereby the Company would gain access to a nationwide network of high capacity switches. US ONE has placed orders for a number of switches, several of which it expects to install in stages by the end of the fourth quarter of 1996. Under the terms of this letter of intent, US ONE would provide Midcom with both long distance origination and local dial tone service. For a number of reasons, the Company believes that this arrangement would not be as desirable to the Company as acquiring and installing its own switching capacity. However, the Company believes that this arrangement has many advantages over utilization of switching capacity owned by the major carriers, including (i) significant savings on the cost of switched access, (ii) additional switching capacity in smaller cities with lower population densities, (iii) local origination and termination of calls in certain cities and (iv) increased customer control by renting switching capacity from a non-competitor. There can be no assurance, however, that a final agreement will be reached with US ONE or that US ONE will acquire or install its network of switches according to the expected schedule.

     Frame Relay Data Switches. In addition to voice switches, PacNet, a wholly-owned subsidiary of the Company, currently offers data transmission services using its own frame relay switches and a digital microwave and fiber optic transmission network connecting over 40 cities in the Western United States. PacNet is a member of the UNI-SPAN(R)consortium of frame relay data network providers. Members of the UNI-SPAN(R) consortium are permitted to contract for access to frame relay networks of other members at favorable rates. In addition to cost savings, the consortium enables the Company to provide end-to-end connectivity to its customers on a nationwide basis.

     Limited Capacity Switches. At the end of July 1996, the Company owned and operated limited capacity switches in nine locations, most of which were acquired through acquisitions of other telecommunications service providers. As a result of limitations inherent in these switches, the Company plans to replace them with state-of-the-art, high capacity switches. The Company is currently exploring the possibility of utilizing its existing switching equipment to complement the planned deployment of high capacity switching facilities; however, there can be no assurance that this will be feasible and, accordingly, the Company's financial results for 1995 include a $2.5 million write-off of its existing limited capacity switching equipment.

ACQUISITIONS

     Midcom experienced rapid growth through the end of 1995. A significant portion of this growth, particularly in 1995, was attributable to acquisitions of customer bases and other telecommunications service providers. These acquisitions were intended to (i) enhance Midcom's sales force capability, (ii) broaden its service offerings, and (iii) increase its customer base and revenue. The following table provides a chronology of significant acquisitions completed by the Company during 1994 and 1995:

               BUSINESS                  DATE ACQUIRED           INTENDED STRATEGIC VALUE
--------------------------------------  ---------------    -------------------------------------
American Telephone Network, Inc.        September 1994     Switches; customer base
PacNet, Inc.                            December 1994      Private line and frame relay network;
                                                           customer base
Communique Telecommunications, Inc.     January 1995       Switches; customer base; billing and
                                                           collection agreements
Cel-Tech International Corp.            September 1995     Cellular and paging service reseller
Adval, Inc.                             September 1995     Enhanced facsimile and related
                                                           services
ADNET Telemanagement, Inc.              December 1995      Direct sales force

     The Company's acquisitions resulted in revenue growth and increased customer concentrations in certain metropolitan areas which, in turn, increased the Company's ability to control transmission routing for customers in those areas in order to lower costs and improve gross margin. However, these acquisitions have placed significant demands on management resources and have disrupted the Company's normal business operations. For a number of reasons, the Company is still in the process of consolidating and integrating the sales and marketing, customer support, billing and other functions of certain acquired operations. Pending such integration, the Company has maintained a number of billing systems and other functions of certain acquired operations, which has caused inefficiencies, additional operational complexity and expense and greater risk of billing delays and financial reporting difficulties. Failure to consolidate and integrate certain acquired operations has impaired the Company's ability to cross-sell the various products and services offered by those acquired operations. In addition, the Company commonly experiences high initial customer attrition from acquired customer bases. The Company believes this occurs as a result of difficulties encountered in transitioning acquired customer bases to the Company's services and systems, a process which often prompts customers to consider competitive alternatives in the telecommunications marketplace. Also, where the Company has not acquired the sales channel associated with an acquired customer base, there has often been a period of enhanced exposure to competitors as the Company's sales force becomes familiar with its newly acquired customers and establishes relationships with the appropriate customer contacts. In addition to problems associated with integration, consolidation and customer attrition, certain of the Company's acquisitions have resulted in disputes between the Company and the sellers of the acquired operations. See "-- Legal Proceedings."

     The Company's current strategy is to generate growth primarily through internal sales and marketing efforts, rather than through the acquisition of customer bases or other telecommunication service providers. Although growth through acquisitions is no longer central to the Company's growth strategy, the Company will consider, on a selective basis, acquisitions which the Company believes will contribute to its infrastructure, create synergies or which otherwise have strategic value to the Company. There can be no assurance that there will not be adverse consequences to the Company from its past or future acquisitions. Further, there can be no assurance that the Company will be able to identify attractive acquisition candidates in the future, that acquisitions pursued by the Company will be completed, or that, if completed, such acquisitions will be beneficial to the Company. The Company has no current understanding, arrangement or agreement to make any acquisitions. Further, at the date of this Prospectus, limitations imposed by the terms of the Revolving Credit Facility, limitations of internal systems and other factors restrict the Company's ability to make acquisitions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

INFORMATION SYSTEMS

     Telecommunication service providers generally must record and process massive amounts of data quickly and accurately in order to bill customers in a timely manner, verify billings from third party carriers, service customer accounts, respond to customer inquiries and otherwise support operations. These tasks require sophisticated, high capacity and reliable management information and billing systems.

     In late 1993, Midcom began the development of a proprietary information system, referred to as "Keystone," designed to integrate its customer information system, billing system and financial reporting system. The billing module used in Keystone was designed to replace the Company's existing billing system. The Company began using the Keystone billing module for a portion of its customers in February 1995. Due to difficulties encountered during the implementation of Keystone and required modifications to Midcom's customer data base, which delayed full implementation of the Keystone billing module, the Company continued to bill most of its customers under its prior billing system until late April 1995. At that time, the Company completed the conversion to the Keystone billing module.

     The Company estimates that in 1995 the number of call data records processed by the Company grew from approximately 20 million to as many as 35 million per month, each of which had to be identified with the appropriate customer for proper billing. This growth was attributable in large part to customers of acquired businesses and customer bases. Difficulties encountered during the implementation of Keystone were compounded by this rapid growth and contributed to operational difficulties. Partly as a result of these operational difficulties, the Company is still in the process of consolidating and integrating the sales and marketing, customer support, billing and other functions of certain acquired operations. Pending such integration, the Company has maintained a number of billing systems and other functions of certain acquired operations. In addition, the Company contracts with several ILECs and billing agencies which prepare bills for and collect accounts receivable from a substantial number of the Company's customers. These factors have caused operational inefficiencies, added complexity and expense to the billing and financial reporting process and have increased the risk of billing delays and financial reporting difficulties.

     During the second, third and fourth quarters of 1995, difficulties in implementing the new billing system caused an increased number of calls to be billed later than expected by the Company. As a result, the Company's accounts receivable increased at a faster rate than the increase in revenue. Delays in billings also contributed to a significant increase in customer invoice adjustments and bad debt expense in the fourth quarter of 1995. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." In addition, in the process of reconciling unbilled accounts as of December 31, 1995 with amounts ultimately billed, the Company discovered that certain reports generated by its new information management system for recognizing unbilled revenue for the third quarter of 1995 failed to fully reflect all discounts that were properly included in the bills subsequently sent to the Company's customers. Primarily as a result of this failure, reported revenue was overstated for the third quarter of 1995 and the Company's Quarterly Report on Form 10-Q for that period had to be amended to restate reported results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Restatement of Results for the Third Quarter of 1995."

     In connection with the audit of Midcom's 1995 Consolidated Financial Statements, Midcom's independent auditors identified two conditions which were characterized as material weaknesses in its internal financial controls. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Material Weaknesses." In response to the recommendations of the Company's auditors, the Company has hired additional finance and accounting personnel, curtailed acquisitions and established the policy of billing substantially all customer call traffic in a financial reporting period before revenue for the period is reported, thereby eliminating the need to estimate any material portion of revenue. In addition, as part of the Company's operational restructuring, the Company intends to increase the number of information systems personnel from approximately 18 full-time employees and 7 independent contractors at the end of August 1996 to approximately 35 full-time employees, make necessary improvements to its management information system and focus on consolidating and integrating the Company's multiple billing systems and other redundant functions of certain acquired operations.

     Although Midcom has experienced difficulties in the implementation of its management information system, it is now able to provide many of its direct-billed customers billing and management reports with a level of detail and features that the major carriers generally provide only to their higher volume users. The Company is currently able to collect numerous multiple call data items for each phone call placed by a customer, including customer name, call origination point, call destination point, billing code, minutes, date, time and rate code. From this data, the Company can organize the customer's monthly phone calls into a wide variety of report formats. These reports can include: (i) state/international codes, (ii) date and hour distributions, (iii) type of service ("1 plus", "800", etc.), (iv) frequently called numbers, area codes, cities or states, (v) calling card summaries, (vi) graphic presentation of data and (vii) color-coded long distance calling activity maps. In addition, the Company's customers can choose to have one centralized bill sent each month to their principal place of business or individual bills sent to branch offices, with a master copy sent to the principal place of business. The Company believes that its value-added billing capability enables its customers to manage their telecommunications costs more effectively, helps differentiate the Company's services from services offered by the larger long distance carriers and will continue to be an important factor in its ability to successfully compete in its targeted market.

     In light of the volume of financial data to be processed, the reliance upon timely receipt of call data records from suppliers, the anticipated rate of growth of the Company, the demands on key financial personnel, turnover in key finance and accounting positions, the challenges associated with the integration of acquired businesses and other factors, there can be no assurance that the Company will not encounter additional billing delays, other internal control weaknesses or other difficulties in future financial reporting.

SUPPLIERS

     Midcom purchases from facilities-based carriers the long-distance telecommunications services that it provides to its customers. The Company has entered into multiple-year supply contracts with AT&T, Sprint and WorldCom for long distance telecommunication services. In addition to its contracts with its major suppliers, the Company has entered or otherwise acquired short-term contracts with other suppliers, including Frontier Corporation, Ameritech Operating Companies, Pacific Bell, U.S. West, NYNEX, BellSouth, Bell Atlantic, Southwestern Bell, GTE Telephone Operating Companies, LCI International Telecom Corp., Cherry Communications and MCI. In 1994, 1995 and through the six months ended June 30, 1996, approximately 97%, 67% and 62%, respectively, of Midcom's revenue was attributable to traffic carried by AT&T, Sprint and WorldCom, collectively, and for those periods no carrier was responsible for carrying traffic representing more than 46%, 31% and 29%, respectively, of the Company's revenue.

     To obtain favorable forward pricing from certain of its suppliers, the Company has committed to purchase minimum volumes of a variety of long distance services during stated periods whether or not such volumes are used or, in one case, to pay a surcharge equal to a percentage of the Company's shortfall from a specified quarterly minimum volume. For 1995, these commitments and maximum surcharge totaled approximately $74.1 million, and for the final six months of 1996, they total approximately $53.2 million (including approximately $37.2 million attributable to AT&T). As of

June 30, 1996, Midcom's minimum volume commitment under its supply contract with AT&T, its largest supply contract, was $117.0 million. The Company estimates that, as of the last measurement date on September 30, 1996, it would have been in shortfall of its minimum commitments to AT&T by approximately $27.6 million based on current contract requirements. However, on July 19, 1996 the Company and AT&T executed a letter of intent to settle this anticipated liability as well as all other pending disputes between the Company and AT&T, and to negotiate a new contract pursuant to which the Company's minimum commitment to AT&T will be $17.0 million. In addition, Midcom will obtain more favorable pricing for certain network services provided by AT&T. Pursuant to the same letter of intent, Midcom and AT&T have negotiated a payment schedule for overdue payments which will bring the Company's obligations to AT&T current by the middle of October 1996. The settlement and new rate structure will not be effective until the Company and AT&T have executed a mutually acceptable definitive agreement, which the parties are currently pursuing. Moreover, in connection with the letter of intent, the AT&T tariff was amended to extend the accrued shortfall penalty payment date to September 30, 1996 pending negotiation and execution of a mutually acceptable definitive agreement. However, there can be no assurance that the parties will reach a definitive agreement or that further extensions of the accrued shortfall penalty payment date can be obtained by the Company. In consideration for the terms of the settlement and new rate structure, the letter of intent provides for the payment by the Company to AT&T of $8.8 million in two installments. The first payment of $5.0 million will be due upon the execution of a definitive agreement, and the remaining balance of $3.8 million will be due within 30 days of Midcom announcing quarterly gross revenue in excess of $75.0 million, or upon completion of a change in control. Another major supplier has agreed to forebear from exercising its rights to shortfalls incurred through April 30, 1996 which would otherwise have required the Company to pay a surcharge and caused pricing from this supplier to increase. This supplier has indicated that it will work with Midcom to restate applicable minimums so that their attainment is more realistic. There can be no assurance that the above-described negotiations will be concluded in a manner favorable to the Company or that the Company will be able to obtain relief from its minimum contractual commitments in the future. If existing or future shortfalls are not eliminated, the Company may be required to make substantial payments without associated revenue from customers or the supplier may terminate service and commence formal action against the Company. Such payments are not presently contemplated in the Company's capital budgets and would have a material adverse effect on the Company's business, financial condition and results of operation.

     Because of Midcom's commitments to purchase fixed volumes of use from certain of its suppliers at predetermined rates, the Company could be adversely affected if a supplier were to lower the rates it makes available to the Company's target market without a corresponding reduction in the Company's rates. Similarly, the Company could be adversely affected if its suppliers failed to adjust its overall pricing, including prices to the Company, in response to price reductions of other major carriers. See Note 14 of the Notes to Consolidated Financial Statements.

     Each month, Midcom receives invoices from its suppliers. In those areas in which the Company directs call traffic through its own switches, it receives bills directly from the ILECs for access charges. Due to the multitude of billing rates and discounts which suppliers must apply to calls completed by the Company's customers, and due to routine logistical issues such as the addition or termination of customers, the Company regularly has disagreements with its suppliers concerning the sums invoiced for its customers' traffic. Since 1994, the Company has been paying its suppliers according to its own calculation of amounts owed as recorded on computer tapes provided by its suppliers. The Company's computations of amounts owed are frequently less than the amount shown on the suppliers' invoices. Accordingly, the suppliers may consider the Company to be in arrears in its payments until the amount in dispute is resolved. Although these disputes have generally been resolved on terms favorable to the Company, there can be no assurance that this will continue to be the case. In accordance with generally accepted accounting principles, the Company records as an expense amounts in dispute that correspond to the aggregate amount that the

Company believes it will be required to pay and adjusts that amount as the underlying disputes are resolved.

     Midcom, like all other long distance providers, is dependent upon local exchange carriers for call origination (carrying the call from the customer's location to the long distance network of the IXC selected to carry the call) and termination (carrying the call off the IXC's network to the call's destination). FCC policy currently requires all common carriers, including IXCs, to make their services available for resale and to refrain from imposing unreasonable restrictions on such resale. The Telecommunications Act further requires all ILECs both to offer their services for resale at wholesale rates and to allow access to unbundled network elements at cost-based rates. ILECs are also required by the Telecommunications Act to provide all IXCs, including the Company, with equal access for the origination and termination of long distance calls. If any of these requirements were eliminated, the adverse impact on the Company could be substantial. Access charges represent a substantial portion of the Company's current cost of service. The FCC, however, has indicated that it will initiate in the near future a comprehensive review of its access charge structure, evaluating the embedded costs and subsidies that produce current access charge levels. The FCC has also proposed to levy on IXCs a new per-call payphone usage fee for all toll-free and access code calls originated from pay telephones. The level at which the FCC sets access charges, universal service contributions and payphone use fees could have a material adverse effect on the Company's business, financial condition and results of operations. Moreover, implementation of a new access charge structure and repricing of local transport could place many IXCs, including the Company, at a significant cost disadvantage relative to larger competitors. See "-- Regulation."

COMPETITION

     The long distance telecommunications industry is highly competitive. Midcom believes that the principal competitive factors in this industry include pricing, customer service, network quality, value-added services and the flexibility to adapt to changing market conditions. Several of the Company's current and potential competitors have substantially greater financial, technical, marketing and other resources than the Company, and there can be no assurance that the Company will remain competitive in this environment. The Company's ability to compete may also be impaired by its leveraged capital structure and limited capital resources.

     The long distance telecommunications industry is significantly influenced by the marketing and pricing activities of the major industry participants, including AT&T, MCI, Sprint and WorldCom. While the Company believes that AT&T, MCI and Sprint historically have chosen not to concentrate their direct sales efforts on small to medium-sized businesses, these carriers control approximately 85% of that market. Moreover, AT&T, MCI and Sprint have recently introduced new service and pricing options that are attractive to smaller commercial users, and there can be no assurance that they will not market to these customers more aggressively in the future. AT&T and, as an interim measure, the structurally separate interexchange affiliates of the RBOCs have recently been reclassified as non-dominant carriers and, accordingly, have the same flexibility as the Company in meeting competition by modifying rates and service offerings without pricing constraints or extended waiting periods. These reclassifications may make it more difficult for the Company to compete for long distance customers. See "-- Regulation." In addition, a significant number of large regional long distance carriers and new entrants in the industry compete directly with the Company by concentrating their marketing and direct sales efforts on small to medium-sized commercial users. Activities by competitors including, among other things, national advertising campaigns, telemarketing programs and the use of cash or other forms of incentives, contribute to significant customer attrition in the long distance industry.

     The Company contracts for call transmission over networks operated by suppliers who may also be the Company's competitors. Both the IXCs and LECs providing transmission services for the Company have access to information concerning the Company's customers for which they provide the actual call transmission. Because these IXCs and LECs are potential competitors of the

Company, they could use information about the Company's customers, such as their calling volume and patterns of use, to their advantage in attempts to gain such customers' business. The Telecommunications Act has strengthened the rules which govern the privacy of customer proprietary information by expressly prohibiting telecommunications carriers which receive proprietary information from resale carriers for purposes of providing telecommunications services to those resale carriers from using such information for their own marketing purposes. In addition, the Company's future success will depend, in part, on its ability to continue to buy transmission services and access from these carriers at a significant discount below the rates these carriers otherwise make available to the Company's targeted customers.

     Regulatory trends have had, and may have in the future, a significant impact on competition in the telecommunications industry. See "-- Regulation." As a result of the recently enacted Telecommunications Act, the RBOCs are now permitted to provide, and are providing or have announced their intention to provide, long distance service originating (or in the case of "800" service, terminating) outside their local service areas or offered in conjunction with other ancillary services, including wireless services. Following application to and upon a finding by the FCC that an RBOC faces facilities-based competition and has satisfied a congressionally-mandated "competitive checklist" of interconnection and access obligations, an RBOC will also be permitted to provide long distance service within its local service area. The entry of these well-capitalized and well-known entities into the long distance service market could significantly alter the competitive environment in which the Company operates.

     The Telecommunications Act also removes all legal barriers to competitive entry into the local telecommunications market and directs ILECs to allow competing telecommunications service providers such as the Company to interconnect their facilities with the local exchange network, to acquire network components on an unbundled basis and to resell local telecommunications services. Moreover, the Telecommunications Act seeks to facilitate the development of local telecommunications competition by requiring ILECs, among other things, to allow end users to retain their telephone numbers when changing service providers and to place short-haul toll calls without dialing lengthy access codes. In response to these regulatory changes, MCI and AT&T have each announced its intention to enter the local telecommunication market, including MCI's announcement that it will invest more than $2.0 billion in fiber optic rings and local switching equipment in major metropolitan markets throughout the United States, and AT&T's announcement that it filed applications in all 50 states to provide local telecommunications services.

     While the Telecommunications Act opens new markets to the Company, the nature and value of the resultant business opportunities will be dependent in large part upon subsequent regulatory interpretation of the statute's requirements. The FCC has recently promulgated rules implementing the local competition provisions of the Telecommunications Act; each state must now individually adopt regulations applying the new national guidelines. The Company anticipates that ILECs will actively resist competitive entry into the local telecommunications market and will seek to undermine the operations and the service offerings of competitive providers, leaving carriers such as the Company which are dependent on ILECs for network services vulnerable to anti-competitive abuses. No assurance can be given that the local competition provisions of the Telecommunications Act will be implemented and enforced by federal and state regulators in a manner which will permit the Company to successfully compete in the local telecommunications market or that subsequent legislative and/or judicial actions will not adversely impact the Company's ability to do so. Moreover, federal and state regulators are likely to provide ILECs with increased pricing flexibility for their services as competition in the local market increases. If ILECs are allowed by regulators to lower their rates substantially, engage in excessive volume and term discount pricing practices for their customers, charge excessive fees for network interconnection or access to unbundled network elements, or decline to make services available for resale at wholesale rates, the ability of the Company to compete in the provision of local service could be materially and adversely affected.

     The Company believes it competes favorably in its targeted market segment, principally due to its economies of scale, personalized service and enhanced billing and reporting. The Company also believes that its success will increasingly depend on its ability to offer on a timely basis new services based on evolving technologies and industry standards. However, there can be no assurance that new technologies or services will be made available to the Company on favorable terms.

TELECOMMUNICATIONS ACT

     On February 8, 1996, Congress enacted the Telecommunications Act, which effected a sweeping overhaul of the Communications Act of 1934 (the "Communications Act"). In particular, the Telecommunications Act substantially amends Title II of the Communications Act, which governs telecommunications common carriers. The Telecommunications Act was intended by Congress to open telephone exchange service markets to full competition, to promote competitive development of new service offerings, to expand public availability of telecommunications services and to streamline regulation of the industry. The Telecommunications Act makes all state and local barriers to competition unlawful, prohibits state and local governments from enforcing any law, rule or legal requirement that prohibits or has the effect of prohibiting any person from providing interstate or intrastate telecommunications services and directs the FCC to conduct rulemaking proceedings on local competition and other related matters.

     Implementation of the provisions of the Telecommunications Act will be the task of the FCC, the state public utility commissions and a joint federal-state board. Much of the implementation of the Telecommunications Act must be completed in numerous rulemaking proceedings with short statutory deadlines. These proceedings are expected to address issues and proposals already before the FCC in pending rulemaking proceedings affecting the long distance industry as well as additional areas of telecommunications regulation not previously addressed by the FCC and the states. States retain jurisdiction under the Telecommunications Act to adopt laws necessary to preserve universal service, protect public safety and welfare, ensure the continued quality of telecommunications services and safeguard the rights of consumers.

     Some specific provisions of the Telecommunications Act which are expected to affect long distance service providers are summarized below:

     Expanded Interconnection Obligations. The Telecommunications Act establishes a general duty of all telecommunications carriers to interconnect with other carriers, directly or indirectly. The Telecommunications Act also contains a detailed list of requirements with respect to the interconnection obligations of LECs. These interconnection obligations include resale, number portability, dialing parity, access to rights-of-way and reciprocal compensation.

     ILECs have additional obligations including: to negotiate in good faith; to provide for network interconnection at any technically feasible point on terms that are reasonable and non-discriminatory; to provide non-discriminatory access to facilities, equipment, features, functions and capabilities on an unbundled basis; to offer for resale at wholesale rates any service that ILECs provide on a retail basis; and to provide actual co-location of equipment necessary for interconnection or access.

     The Telecommunications Act establishes a framework for state commissions to mediate and arbitrate negotiations between ILECs and carriers requesting interconnection, services or network elements. The Telecommunications Act establishes deadlines, policy guidelines for state commission decision making and federal preemption in the event a state commission fails to act. While the FCC has recently promulgated rules implementing these provisions of the Telecommunications Act, the impact of these rules on the Company cannot be determined at this time.

     Provision of Interexchange Services. The Telecommunications Act eliminates the previous prohibition on RBOC provision of interexchange services originating (or in the case of "800" service, terminating) outside their local service areas and all interexchange services associated with

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

the provision of most commercial mobile wireless services, including services originating within their local service areas.

     In addition, the Telecommunications Act allows RBOCs to provide landline interexchange services in the states in which they provide landline local exchange service; provided, however, that before engaging in landline long distance services in a state in which it provides landline local exchange service, an RBOC must (i) provide access and interconnection to one or more unaffiliated competing facilities-based providers of telephone exchange service, unless after 10 months after enactment of the Telecommunications Act no such competing provider has requested such access and interconnection more than three months before the RBOC has applied for authority and (ii) demonstrate to the FCC its satisfaction of the Telecommunications Act's "competitive checklist."

     The specific interconnection requirements contained in the "competitive checklist," which the RBOCs must offer on a non-discriminatory basis, include network interconnection and unbundled access to network elements, including local loops, switching and transport; access to poles, ducts, conduits and rights-of-way owned or controlled by them; access to emergency 911, directory assistance, operator call completion and white pages; access to telephone numbers, databases and signaling for call routing and completion; availability of number portability; local dialing parity; reciprocal compensation arrangements; and resale opportunities.

     Review of Universal Service Requirements. The Telecommunications Act contemplates that interstate telecommunications providers will "make an equitable and non-discriminatory contribution" to support the cost of providing universal service, although the FCC can grant exemptions in certain circumstances. The FCC is in the process of promulgating rules to implement these provisions of the Telecommunications Act, and the outcome of such proceedings and its effect on the Company cannot be determined.

     Limitation on Joint Marketing of Local and Long Distance Services. Long distance providers that serve greater than five percent of presubscribed access lines in the United States (which includes the nation's three largest long distance providers) are precluded from jointly marketing local and long distance service until the RBOCs are permitted to enter the long distance market, or three years from the date of enactment of the Telecommunications Act, whichever is sooner.

     Deregulation. The FCC is authorized to forebear from applying any statutory or regulatory provision that is not necessary to keep telecommunications rates and terms reasonable or to protect consumers. A state may not apply a statutory or regulatory provision that the FCC decides to forebear from applying. In addition, the FCC must review its telecommunications regulations every two years and change any that are no longer necessary.

REGULATION

     The terms and conditions under which Midcom provides communications services are subject to government regulation. Federal laws and FCC regulations apply to interstate telecommunications, while particular state regulatory authorities have jurisdiction over telecommunications that originate and terminate within the same state.

  FEDERAL

     Midcom is classified by the FCC as a non-dominant carrier and therefore is subject to relaxed regulation. Historically, the FCC has generally either excused or presumed compliance by non-dominant carriers with many of the statutory requirements and regulations to which dominant carriers are subject, including most reporting, accounting and record keeping obligations. However, a number of these requirements are imposed, at least in part, on non-dominant carriers such as the Company whose annual operating revenues exceed $100 million. The FCC retains the jurisdiction to impose fines or other penalties on, or to act upon complaints against, any common carrier, including

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non-dominant carriers, for failure to comply with its statutory or regulatory obligations. The FCC also has the authority to impose more stringent regulatory requirements on the Company and change its regulatory classification. In the current regulatory atmosphere; however, the Company believes that the FCC is unlikely to do so. Non-dominant carriers are also subject to a variety of miscellaneous regulations that, for instance, dictate the materials required to document and the procedures necessary to verify a consumer's election to change its preferred long distance telephone provider, mandate disclosure of rate and other data associated with the provision of operator services and require contribution to a variety of FCC-mandated funds and payment of various regulatory and other fees. There has generally been increased enforcement activity by the FCC and the states with respect to such regulations, particularly with respect to those regulations governing the verification of consumer elections to change long distance service providers.

     Among domestic carriers, only the ILECs are classified as dominant carriers, although ILECs currently would only be classified as dominant in their provision of long distance telecommunications services if they were to provide such services other than through structurally separate affiliates. As a consequence, the FCC regulates many of their rates, charges and services to a greater degree than the Company's, although the FCC is currently evaluating proposals to streamline and otherwise relax its regulation of the ILECs. AT&T and, as an interim measure, the structurally separate interexchange affiliates of the RBOCs have recently been reclassified as non-dominant carriers and, accordingly, have the same flexibility as the Company in meeting competition by modifying rates and service offerings without pricing constraints or extended waiting periods. The impact on the Company of the reclassification of AT&T and the RBOC interexchange affiliates as non-dominant carriers cannot be determined at this time, but it could make it more difficult for the Company to compete for long distance customers.

     With the passage of the Telecommunications Act, the RBOCs are now free to offer local service outside their respective local telephone service areas as well as local service bundled with wireless, enhanced and other ancillary services. Following application to and upon a finding by the FCC that an RBOC faces facilities-based competition and has satisfied a congressionally-mandated "competitive checklist" of interconnection and access obligations, the RBOC will be permitted to provide long distance service within its local service area, although in so doing, it will be subject to a variety of structural and nonstructural safeguards intended to minimize abuse of its market power in these local service areas. As a result of the removal of the legal barriers to competitive entry into the local market, long distance carriers like the Company will be allowed to compete with the RBOCs in the provision of local service. It is impossible to predict the impact of RBOC entry into the long distance telecommunications market on the Company's business and prospects, but it could make it more difficult for the Company to compete for long distance customers.

     The Company has all necessary authority to provide domestic interstate telecommunications services under current laws and regulations. The Company and one or more of its subsidiaries have been granted authority by the FCC to provide international telecommunications services through the resale of switched services of U.S. facilities-based carriers. The FCC reserves the right to condition, modify or revoke such international authority for violations of federal law or rules, as well as to approve assignments and transfers of control of such international authority.

     Both domestic and international non-dominant carriers must maintain tariffs on file with the FCC. Although the tariffs of non-dominant carriers, and the rates and charges they specify, are subject to FCC review, they are presumed to be lawful and are seldom contested. As a domestic non-dominant carrier, the Company is permitted to make tariff filings on a single day's notice and without cost support to justify specific rates. As an international non-dominant carrier, the Company has always been required to include, and has included, detailed rate schedules in its international tariffs, but, as a result of recent FCC action, is now permitted to make tariff filings on a single day's notice. Prior to a 1995 court decision, Southwestern Bell v. FCC, 43 F.3rd 1515 (D.C. Cir. 1995), domestic non-dominant carriers were permitted by the FCC to file tariffs with a "reasonable range of rates" instead of the detailed schedules of individual charges required of dominant carriers. In

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

reliance on the FCC's past practice of allowing relaxed tariff-filing requirements for non- dominant domestic carriers, the Company and most of its competitors did not maintain detailed rate schedules for domestic offerings in their tariffs. Until the two-year statute of limitation expires, the Company could be held liable for damages for its failure to do so, although it believes that such an outcome is highly unlikely and would not have a material adverse effect on the Company's operations.

     To date, the FCC has exercised its regulatory authority to set rates only with respect to the rates of dominant carriers, and it has increasingly relaxed its control in this area. Thus, the FCC does not regulate the rates of the Company or any other long distance telecommunications provider, including AT&T, although it would regulate the rates charged by any ILEC that elected to provide interexchange services other than through a structurally separate affiliate. While the FCC continues to cap the prices that dominant ILECs may charge to originate and terminate interstate calls, it has afforded the ILECs a modicum of geographically-restricted pricing flexibility when they face competition in a given market. The FCC has indicated that it will initiate in the near future a comprehensive review of its access charge structure, evaluating embedded costs and subsidies that produce current access charge levels. The FCC is currently conducting a rulemaking procedure to implement the universal service provisions of the Telecommunications Act and will be determining in that proceeding the contributions that telecommunications companies such as the Company will be required to make to support universal service. The FCC also has recently completed a rulemaking proceeding to implement the local competition provisions of the Telecommunications Act. In that proceeding, the FCC has set forth comprehensive national rules and guidelines for states and local competitors to follow that, among other things, govern the interconnection obligations among telecommunications carriers, including interconnection with the local exchange network, and access to a minimum set of unbundled network elements, as required by the Act. The FCC also has set forth pricing methodologies for both the FCC and the states to follow in implementing the Telecommunications Act's requirement that interconnection and access to unbundled network elements be made available by ILECs at cost-based rates with a reasonable profit.

     The FCC-styled "trilogy" of access charge reform, universal service and local competition proceedings comprise the FCC's effort to respond to the Telecommunications Act's goal of transitioning telecommunications markets to full competition. The FCC does not expect this framework to be complete until state public service commissions complete their own efforts to implement and supplement the Telecommunications Act's provisions. Until the FCC's "trilogy" of proceedings is completed, and until such state actions are taken, the impact of the FCC's actions on the Company's access arrangements or access charge obligations, or more broadly, on the Company's operations in general, cannot be determined at this time.

     The Telecommunications Act grants the FCC authority to forebear from applying any statutory requirement or regulation to classes of carriers or services upon a determination that such application is unnecessary and no longer in the public interest. Utilizing this newly-granted authority, the FCC has already reduced, and has proposed further reductions in, its regulation of non-dominant IXCs such as the Company. Among other things, the FCC has proposed "mandatory detariffing" for the domestic offerings of non-dominant IXCs. This proposed rule, if adopted, would not only relieve the Company of its obligation to file tariffs applicable to its domestic interexchange offerings, but would prohibit all non-dominant IXCs, including AT&T, MCI, Sprint and WorldCom, from filing such tariffs. The magnitude of the impact on the Company of mandatory detariffing of its principal suppliers and competitors cannot be determined at this time, although such an action would, if adopted, render enforcement of the FCC's resale and nondiscrimination requirements more difficult.

     The microwave licenses held by the Company's subsidiary, PacNet, are subject to FCC regulation and licensing. PacNet's licenses are for point-to-point microwave systems operating in the Private Operational Fixed Microwave Service ("OFS"). Such facilities must be constructed and operated in strict conformance with their authorizing licenses and FCC rules and policies and such licenses may not be modified, transferred or assigned without prior FCC approval. OFS licenses

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

may be cancelled or revoked, and fines and other non- monetary penalties imposed on OFS licensees, for failure to comply with FCC requirements. OFS licenses are granted for a fixed five-year term, with the potential for renewal. The majority of PacNet's licenses expire in December 1997 and the balance expire in June 1999. The Company intends to seek renewal of the microwave licenses for each of PacNet's stations and currently anticipates that these licenses will be renewed in the ordinary course of business. Failure to obtain renewal of microwave licenses upon expiration could adversely affect the Company's profitability in providing data transmission services, although the Company does not expect that this would affect the Company's other telecommunication services. The Company does not expect the Telecommunications Act to significantly impact the Company's microwave licenses.

  STATE

     The intrastate long distance telecommunications operations of Midcom are also subject to various state laws and regulations, including initial certification, registration and/or notification, as well as various tariffing and reporting requirements. Currently, the Company is certified and tariffed, where required, to provide intrastate service to customers throughout the United States except in Alaska and Hawaii. The Company continuously monitors regulatory developments in all 50 states and intends to obtain licenses wherever feasible. The Company will require additional certifications in most, if not all, states at such time as it elects to enter the local telecommunications market.

     Midcom is currently subject to varying levels of regulation in the 48 states in which it provides intrastate telecommunications. The large majority of the states require Midcom to apply for certification to provide telecommunications services, or at least to register or to be found exempt from regulation, before commencing intrastate service. At present, 34 states also require Midcom to file and maintain detailed tariffs listing its rates for intrastate service. Many states also impose various reporting requirements and/or require prior approval for transfers of control of certified carriers, assignments of carrier assets (including customer bases), carrier stock offerings and/or incurrence by carriers of significant debt obligations. Certificates of authority can generally be conditioned, modified, cancelled, terminated or revoked by state regulatory authorities for failure to comply with state law and/or the rules, regulations, and policies of the state regulatory authorities. Fines and other penalties, including the return of all monies received for intrastate traffic from residents of a state, may be imposed for such violations. With two exceptions, the Company has secured approval for its acquisitions of the capital stock, customer bases or other assets of other telecommunications service providers. Requests for approval are currently pending in Arkansas, California and Ohio with respect to the Company's acquisition of a customer base from Cherry Communications and in Minnesota and Ohio with respect to the Company's acquisition of a customer base from G.E. Capital Communications Service Corporation. In both cases, the relevant states have requested additional information from the parties selling the customer bases, which has delayed the review process. The Company does not believe that failure to obtain these pending approvals prior to completing the acquisitions will have a material adverse effect on the Company's business, financial condition or results of operation.

RUSSIAN JOINT VENTURE

     In December 1993, Midcom contracted to acquire a 50% interest in Dal Telecom, a provider of local, long distance, international and cellular telecommunications services to several hundred customers in three of the four largest cities in the Russian Far East. To acquire its interest in Dal Telecom, Midcom committed to make a capital contribution of cash, equipment and services of approximately $12.7 million. In March 1996, the Company and the joint venture partner agreed to amend the terms of the joint venture to provide that the Company had a 40% equity interest in the joint venture and that, upon payment of an additional capital contribution of $3.5 million, the Company would have a 50% equity interest in the joint venture. Upon final payment of such additional capital contribution, under the terms of agreements with its joint venture partner, Midcom

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

would control 50% of the voting rights of the capital stock of Dal Telecom and would be entitled to receive 50% of the profits of that entity. However, the terms of the Revolving Credit Facility prohibit the Company from making any additional capital contributions to the joint venture.

     The Company's commitment to Dal Telecom has required significant amounts of capital resources and management attention given the logistics of maintaining a relationship in Russia. The Company now believes it is in its best interests to dispose of its interest in the joint venture and focus on its domestic business. As a consequence, in 1995 the Company initiated efforts to find a buyer for its interest in Dal Telecom or to otherwise liquidate its position in the joint venture. As a result of its inability to fund additional contributions to the joint venture, the Company has written down its investment in Dal Telecom to $2.0 million. There can be no assurance that the Company will be successful in its efforts to sell its interest in Dal Telecom or that, if sold, the Company will recover the carrying value of its interest in the joint venture or that additional losses on its investment in Dal Telecom will not be incurred in the future. See Note 4 of the Notes to Consolidated Financial Statements.

EMPLOYEES

     As of July 31, 1996, the Company employed 366 persons on a full-time basis. None of the Company's employees are members of a labor union or are covered by a collective bargaining agreement.

PROPERTIES

     The Company's headquarters in Seattle consist of approximately 74,000 square feet of office space under a lease that expires on November 30, 2004 and that requires minimum annual lease payments in 1996 of approximately $1.3 million. In addition, the Company and its subsidiaries lease an aggregate of approximately 77,000 square feet of space for 25 offices in 15 states. Management believes its present office facilities, together with additional space available under expansion options, are adequate for its operations for the foreseeable future and that similar additional space can readily be obtained as needed.

CUSTOMER CONCENTRATIONS

     The Company estimates that during the second quarter of 1996 it invoiced approximately 125,000 customer locations. Certain Midcom customers receive multiple billing invoices because they have multiple locations. At this time, the Company is unable to aggregate the invoices of such customers to determine an exact customer count. During 1994, 1995 and for the six months ended June 30, 1996, no one customer accounted for more than 5.0% of Midcom's revenues. Midcom believes that the loss of any single customer would not have a material adverse effect on its business, financial condition or results of operations.

LEGAL PROCEEDINGS

     Class Action Lawsuit. The Company, its Chairman of the Board of Directors and largest shareholder, the Company's former President, Chief Executive Officer and director and the Company's former Chief Financial Officer are named as defendants in a securities action filed in the U.S. District Court for the Western District of Washington (the "Complaint"). The Complaint purports to be filed on behalf of a class of purchasers of the Company's Common Stock during the period beginning on July 6, 1995, the date of the Company's initial public offering, and ending on March 4, 1996 (the "Class Period"). An amended complaint (the "Amended Complaint") was filed on July 8, 1996. The Amended Complaint alleges, among other things, that the registration statement and prospectus relating to the Company's initial public offering contained false and misleading statements concerning the Company's billing software and financial condition. The Amended Complaint further alleges that, throughout the Class Period, the defendants inflated the price of the Common

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Stock by intentionally or recklessly making material misrepresentations or omissions which deceived the public about the Company's financial condition and prospects. The Amended Complaint alleges claims under the Securities Act and the Exchange Act as well as various state laws, and seeks damages in an unstated amount. Defendants filed a motion to dismiss on August 7, 1996 and filed a reply to plaintiffs' opposition on September 18, 1996. The parties expect a determination by the court by October 18, 1996 or a scheduling of oral arguments on such motion sometime in October 1996. All discovery proceedings are stayed until defendants' motion to dismiss is heard or otherwise acted on by the court. While the Company believes that it has substantive defenses to the claims in the Amended Complaint, intends to vigorously defend this lawsuit and is in the process of preparing a motion to dismiss the Amended Complaint for failure to state a claim on which relief can be granted, it is unable to predict the outcome of this action.

     SEC Investigation. The Company was informed in May 1996 that the Commission was conducting an informal inquiry regarding the Company's initial public offering and the restatement of its 1995 third quarter results. The Company has voluntarily provided the documents requested by the Commission, but has not been informed whether or not the Commission intends to commence a formal action against the Company or any of its affiliates. The Company is, therefore, unable to predict the ultimate outcome of the investigation. In the event that the Commission elects to initiate a formal enforcement proceeding, the Company and its officers could be subject to civil or criminal sanctions including monetary penalties and injunctive measures. Any such enforcement proceeding could have a material adverse effect on the Company's business, financial condition and results of operations.

     Frontier Lawsuit. On August 19, 1996 the Company was served with a complaint filed in the U.S. District Court for the Eastern District of Michigan by Frontier Corporation ("Frontier"). This complaint names as defendants the Company and eleven individuals, all of whom are former employees of Frontier who resigned their positions with Frontier at various times in the last year. These individuals include William H. Oberlin, the President and Chief Executive Officer and a director of the Company, Charles I. Gragg III, the Vice President-Marketing of the Company, and nine other employees of the Company. The complaint alleges, among other things, that: (i) certain of the individual defendants, with the acquiescence and active assistance of the Company, have engaged in a systematic strategy to hire key employees and independent contractors of Frontier in violation of various written agreements; (ii) the individual defendants have used confidential information belonging to Frontier in their new employment with Midcom in violation of written agreements and fiduciary duties and (iii) Mr. Oberlin has breached fiduciary duties as a former employee and officer of Frontier and breached obligations under an employment agreement with Frontier. The complaint further alleges that: (i) Midcom is in violation of a non-disclosure agreement between Frontier and Midcom by virtue of its alleged use of confidential information of Frontier obtained through employees hired from Frontier and otherwise; (ii) Midcom has aided and abetted Mr. Oberlin's alleged breaches of fiduciary duties and (iii) Midcom and the other defendants have tortiously interfered in Frontier's contractual relationships with various Frontier employees and contractors. The complaint seeks: (i) that the defendants be preliminarily and permanently enjoined from breaching their respective agreements with Frontier; (ii) that Midcom be enjoined from aiding and abetting certain alleged breaches of fiduciary duties;
(iii) an order that the defendants hold all profits which Midcom earns as a result of its hiring of the individual defendants and other Frontier employees as constructive trustees for the benefit of Frontier; (iv) an accounting of all profits realized by Midcom as a result of its hiring of the defendants and other Frontier employees; (v) a declaratory judgment on its various claims; (vi) damages in an unspecified amount; (vii) Frontier's costs, including reasonable attorney's fees, incurred in bringing the action; and (viii) other appropriate relief. The Company is in the early stages of reviewing Frontier's complaint and intends to vigorously defend this action. Based on the Company's preliminary review of the allegations in the complaint and the underlying facts, the Company believes that the ultimate outcome of this matter will not have a material adverse effect on the Company's business, financial condition, results of operations or liquidity.

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     Adnet Lawsuit.  On August 1, 1996, a lawsuit was filed in the Superior
Court of the State of California for the County of Orange against the Company, the Company's former President and Chief Executive Officer and other defendants to be named at a later date by David and Maria Wiegand, the former shareholders of Adnet. The plaintiffs have agreed to dismiss this action without prejudice as described below. Adnet was acquired by the Company on December 29, 1995 in exchange for 453,250 shares of Common Stock, of which 45,325 shares (the "Adnet Escrow Shares") were placed in escrow to be held until December 28, 1996 for satisfaction of certain contingencies. Adnet provides long distance services to medium-to-large businesses. The acquisition was accomplished through the merger of Adnet into the Company and has been accounted for as a pooling of interests. Mr. Wiegand is currently a vice president of the Company in charge of the continuing operations of Adnet. At the date of closing of this acquisition, the last reported sale price for the Company's Common Stock as reported by Nasdaq National Market was $18.25. During 1996 (through July 31, 1996), the Common Stock has traded as low as $6.50 per share. The complaint alleged intentional misrepresentations, intentional concealment of facts, negligent misrepresentation, breach of contract, breach of implied covenant of good faith and fair dealing and violation of California Securities Laws in connection with the acquisition. The plaintiffs sought recovery of monetary damages in an amount which the plaintiffs describe as "not yet ascertainable, but potentially [in excess of] $10,000,000." The plaintiffs furthermore sought rescission of the Merger Agreement, restoration of all consideration paid by the plaintiffs to the Company pursuant to the Merger Agreement, an order enjoining the Company from undertaking any acts which would further merge Adnet into the Company, and which would prevent the plaintiffs from being accorded full relief upon rescission of the Merger Agreement, punitive damages in an amount to be determined at trial and attorneys' fees and other costs and expenses of suit.

     The plaintiffs' claims are based in part on the restatement by the Company of its financial results for the third quarter and the nine months ended September 30, 1995 from those reported in its Quarterly Report on Form 10-Q for the quarter ended September 30, 1995 as originally filed in November 1995. The restated results, which were first announced in March 1996, reflected a $3.3 million reduction in revenue and $4.5 million reduction in accounts receivable for the quarter and the nine months ended September 30, 1995. These and other adjustments resulted in the Company's net loss for the quarter and the nine months ended September 30, 1995 being increased from $3.8 million and $8.0 million, respectively, to $8.3 million and $12.5 million, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Restatement of Results for the Third Quarter of 1995." The Company had represented in the Merger Agreement with Adnet that the financial statements included in its filings with the Commission "fairly present the . . . financial position of MIDCOM . . . as of the dates thereof and its . . . results of operations and cash flow for the periods then ended . . . are correct and complete in all respects."

     On August 8, 1996 the Company and the plaintiffs entered into an agreement whereby the plaintiffs agreed to dismiss the complaint without prejudice and not to re-file the complaint before August 31, 1996, and the parties agreed to meet before August 31, 1996 to pursue a negotiated settlement of the plaintiffs' claims. In connection with execution of this agreement, the Company agreed to release the Adnet Escrow Shares to the plaintiffs, following dismissal of the complaint. Although as of the date of this Prospectus, the plaintiffs have not re-filed their complaint, the parties have not negotiated a settlement to the plaintiffs' claims. If the Company is unable to reach an agreement with the plaintiffs to settle their claims, it is likely that the complaint will be re-filed. Although the Company would vigorously defend this action, it cannot predict the outcome of these claims. Should the Company agree or otherwise be required to pay additional consideration to the plaintiffs, the Company may be required to account for the acquisition of Adnet using the purchase method, which would require the Company to restate its financial statements for all prior periods. The operating results of Adnet contributed $8.5 million and $3.7 million in revenue and $925,000 and $276,000 in net income to the Company's results for 1995 and the six months ended June 30, 1996, respectively.

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     Cherry Communications Lawsuit.  In September and December 1995, the Company
acquired two significant customer bases from Cherry Communications. The first transaction ("Cherry I") provided for the purchase of long distance customer accounts having monthly revenue for the three months preceding the date of closing of $2.0 million, net of taxes, customer credits and bad debt. The second transaction ("Cherry II") provided for the purchase of long distance customer accounts having monthly revenue which were to average $2.0 million per month over the 12 months following the transaction, net of taxes, customer credits and bad debt. The Company is responsible for the underlying carrier costs associated with the customer traffic acquired from Cherry Communications at a rate which would yield to the Company a gross profit on such traffic at an agreed rate. The purchase price payable with respect to Cherry I was a total of $10.5 million, of which $5.5 million was paid in cash and the balance was paid by the delivery of 317,460 shares of Common Stock (subject to a possible increase in such number based on the future value of the Common Stock), of which 126,984 shares are held in escrow to be applied to indemnity claims or to cover shortfalls in revenue from the $2.0 million monthly average. The purchase price for Cherry II was $18.0 million, of which $7.0 million has been paid in cash. Additional installments of $3.4 million were due in February, March and April of 1996, of which $400,000 of each installment was to be placed in an escrow account for satisfaction of indemnity claims or to cover shortfalls in revenue from the $2.0 million monthly average. The parties later agreed that the Company could pay up to $9.0 million of the Cherry II payments either in cash or by delivery of shares of Common Stock, although the terms of the Revolving Credit Facility prohibit the Company from paying any portion of this obligation in cash without the lenders' prior written consent. Separately, the Company also agreed to pay Cherry Communications $40,000 per month per customer base for servicing customer accounts on behalf of the Company. The acquired customer bases have not generated the required minimum revenue levels and Cherry Communications has failed to remit to the Company collections received by Cherry Communications from a portion of the acquired customers. Accordingly, the Company has withheld the final three installment payments for Cherry II (a total of $9.0 million excluding escrowed sums), payment of invoices for carrier service for the acquired bases (up to $9.7 million through June 30, 1996) and accrued customer service charges through June 30, 1996 of $720,000. Negotiations between Cherry Communications and the Company failed to produce a settlement of these disputes

     Cherry Communications filed a lawsuit against the Company in the United States District Court for the Northern District of Illinois, Eastern Division. In its First Amended Complaint filed on July 18, 1996, Cherry Communications seeks recovery of (i) approximately $7.2 million plus interest and attorneys' fees alleged to be due and owing under a Rebiller/Reseller Agreement for Switched Services between Cherry Communications and the Company, (ii) approximately $9.0 million plus interest and attorney's fees alleged to be due and owing under the November 1, 1995 Customer Base Purchase and Sale Agreement between Cherry Communications and the Company (the "Cherry II Agreement"), and a Promissory Note executed in connection with the Cherry II Agreement, (iii) customer service charges of $40,000 per month for each month of customer service Cherry Communications has provided to the Company under the September 1, 1995 Customer Base Purchase and Sale Agreement between Cherry Communications and the Company (the "Cherry I Agreement"); and (iv) customer service charges of $40,000 per month for each month of customer service Cherry Communications has provided to the Company under the Cherry II Agreement. It is the position of the Company that Cherry Communications has breached its obligations under the Cherry I Agreement and the Cherry II Agreement by among other breaches (i) failing to sell Midcom customer bases having the average monthly revenues required by the customer base agreements, and (ii) failing to remit to Midcom monies collected from the customer bases. It is also the position of the Company that, as a result of Cherry Communication's breaches of the Cherry I Agreement and the Cherry II Agreement, as amended by certain addenda, that the Company has substantial offsets and counterclaims against Cherry Communications. The Company is attempting to negotiate a resolution of the disputes. In the event that a settlement is not reached, the Company intends to vigorously defend the lawsuit filed by Cherry Communications. However, the Company is unable to predict the outcome of this lawsuit.

     Cel-Tech Lawsuit. On April 30, 1996, a lawsuit was filed in the Superior Court of the State of Washington, King County, against the Company and certain of its officers and directors by the former owner of Cel-Tech seeking rescission of his sale of Cel-Tech to the Company. The complaint alleged misrepresentation of facts concerning the value of the Company's Common Stock and breach of contract. In addition to rescission of the sale transaction, plaintiff sought unspecified damages and an injunction placing Cel-Tech under the plaintiff's control until resolution of the dispute. The Plaintiff has filed a second amended complaint in order to seek damages in lieu of rescission. The Company believes there is no merit to the allegations in the amended complaint and plans to vigorously defend this lawsuit and to file counterclaims on a variety of issues. However, the Company is unable to predict the outcome of this lawsuit.

     Discom Lawsuit. On July 2, 1993, a complaint was filed in the Superior Court of the State of New Jersey, Bergen County, Law Division, by Discom Corporation ("Discom") against the Company, Paul Pfleger, who is the largest shareholder and Chairman of the Board of Directors, and Pamcom, Inc., a corporation wholly owned by Mr. Pfleger ("Pamcom"), alleging unjustified customer provisioning delays, customer rejections, improper changes in pricing policies and failure to deal in good faith causing a breach of contract with a third party beneficiary. Discom seeks compensatory damages of $3.0 million for lost profits and lost commissions. Claims against Mr. Pfleger were dismissed on jurisdictional grounds. The Company has filed counterclaims against Discom for unfair competition and trademark infringement. Discom was a distributor of aggregation services under a contract between AT&T and Midcom Consultants, Inc. ("Consultants"). In exchange for the right to place its own aggregation customers under Consultant's contract with AT&T, the Company provided provisioning, billing and other support services for all aggregation customers under Consultant's aggregation contract, including Discom's customers. In January 1995, the Company acquired certain of the assets and liabilities of Consultants. Pamcom, Inc., the sole remaining co-defendant in this action, was the sole shareholder of Consultants at the time of the alleged events that are the subject of this action. On October 25, 1995, Discom filed notice for arbitration in New York against Consultants alleging breach of the distributor agreement between the parties. The Company moved to consolidate the pending litigation between Discom and the Company with Discom's claim in arbitration against Consultants. Pursuant to an order of the Superior Court, the entire case has been transferred to arbitration in New York for disposition of the claims and counterclaims. A hearing by a panel of arbitrators has been indefinitely postponed. The Superior Court proceeding has been stayed with jurisdiction reserved solely to resolve any discovery disputes. The Company has deposited $645,000 in an interest-bearing escrow account, which the Company believes exceeds the total of all commissions payable to Discom from August 1, 1993 through December 31, 1995. Although the outcome of any litigation or arbitration is uncertain, the Company believes that it has significant defenses to the claims of Discom and intends to vigorously defend itself in this matter and believes that the outcome of this matter will not have a material adverse effect on the Company's business, financial condition, results of operations or liquidity.

     The Company is also party to other routine litigation incident to its business and to which its property is subject. The Company's management believes the ultimate resolution of these matters will not have a material adverse effect on the Company's business, financial condition or results of operations.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information as to the executive officers and directors of the Company.

                       NAME                    AGE                  POSITION
     ----------------------------------------  ---     -----------------------------------
     Paul Pfleger............................  60      Chairman of the Board and Director
     William H. Oberlin......................  51      President, Chief Executive Officer
                                                       and Director
     Robert L. Nitschke......................  49      Executive Vice President and Chief
                                                       Operating Officer
     Robert J. Chamberlain...................  43      Senior Vice President of Finance
                                                       and Administration and Chief
                                                       Financial Officer
     Jay T. Caldwell.........................  43      Senior Vice President of Revenue
                                                       Management
     Paul P. Senio...........................  64      Vice President, Secretary and
                                                       General Counsel
     Charles I. Gragg III....................  38      Vice President of Marketing
     Thomas A. Marino........................  54      Vice President of Network
                                                       Operations
     Judith W. Johnson.......................  36      Vice President of Customer Service
     John M. Orehek(1)(2)....................  42      Director
     Scott B. Perper(2)......................  40      Director
     Karl D. Guelich(1)......................  54      Director
     John M. Zrno............................  58      Director
     Marvin C. Moses(1)......................  51      Director
     Daniel M. Dennis(2).....................  48      Director

---------------
(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

     PAUL PFLEGER has been Chairman of the Board of the Company since its formation in 1989. Mr. Pfleger served as acting President and Chief Executive Officer of the Company from April 1996 to May 1996. Since 1969, Mr. Pfleger has been actively involved in the real estate industry. He was a founder and currently is Chairman of the Board of Directors of SP Investments, Inc. Mr. Pfleger has been Chairman of the Board of Directors of Interfinancial Real Estate Management Company ("IREMCO") since 1984 and has been its President since April 1993. IREMCO is the General Partner of the following four limited partnerships: Urban Improvement Fund Limited ("UIFL"); UIFL 1973; UIFL 1973-II; and UIFL 1974. Shareholders party to the Shareholders' Agreement (as defined below) have agreed to vote their shares to elect Mr. Pfleger to the Board of Directors. The Shareholders' Agreement expires on June 7, 1999. See "Description of Capital Stock -- Shareholders' Agreement."

     WILLIAM H. OBERLIN has served as President, Chief Executive Officer and a director of the Company since May 1996. Prior to joining the Company, Mr. Oberlin was President and Chief Operating Officer of Frontier Corporation, a long distance telecommunications provider, from August 1995 to November 1995 and was Executive Vice President, Chief Operating Officer and a director of ALC Communications Corporation, a long distance telecommunications provider ("ALC"), from October 1988, July 1990 and July 1993, respectively, until its merger with Frontier Corporation in August 1995.

     ROBERT L. NITSCHKE has served as Executive Vice President and Chief Operating Officer since October 1995. Prior to joining the Company, Mr. Nitschke was Vice President for U.S. Intelco Holdings, a telecommunications holding company, and President of its subsidiary, USI-Gateway, Inc., a developer of products and services for local number portability, from July 1995 to October 1995, and was Vice President of Operations of its subsidiary, U.S. Intelco Network, a billing aggregation and database and information services provider to local exchange carriers, from September 1989 to July 1995.

     ROBERT J. CHAMBERLAIN has served as Senior Vice President of Finance and Administration and Chief Financial Officer of the Company since April 1996. He also served as a consultant to the Company, advising on financial matters, from January 1995 to May 1995 and from January 1996 to April 1996. Prior to joining the Company, Mr. Chamberlain was the Vice President of Finance and Operations and Chief Financial Officer of ElseWare Corporation, a font technology software developer, from January 1992 to December 1995. Prior to that, Mr. Chamberlain was a partner at KPMG Peat Marwick.

     JAY T. CALDWELL has served as Senior Vice President of Revenue Management of the Company since May 1995. In that position, he is responsible for all revenue, costing and carrier compliance functions for the Company. He also served as Vice President -- Finance from October 1993 to October 1994 and Vice President -- Revenue Management from November 1994 to May 1995. Prior to joining the Company, Mr. Caldwell was corporate controller for Logic Modeling Corporation, a manufacturer of microprocessor and electronic component simulation tools, from September 1992 to October 1993, and Director of Finance for Applied Microsystems Corporation, a manufacturer of microprocessor diagnostic and emulation equipment, from January 1985 to September 1992.

     PAUL P. SENIO has served as Secretary of the Company since 1989, becoming Vice President and General Counsel in January 1994 and a Senior Vice President in September 1994. From 1984 to December 1993, Mr. Senio served as General Counsel for Security Properties Inc., a real estate management company controlled by Paul Pfleger.

     CHARLES I. GRAGG III has served as Vice President of Marketing of the Company since June 1996. Prior to joining the Company, he was Vice President of Retail Marketing at Detroit Edison, an electric utility, from March 1996 to June 1996. From August 1995 to February 1996, Mr. Gragg was Vice President of Marketing of Frontier Corporation and was Vice President of Marketing of ALC from September 1991 until its merger with Frontier Corporation in August 1995.

     THOMAS A. MARINO has served as Vice President of Network Operations of the Company since June 1996. Prior to joining the Company, from August 1995 to June 1996 he was Vice President of Network Operations and Engineering of Frontier Corporation and was Vice President of Administration and Technical Services of ALC from April 1992 until its merger with Frontier Corporation in August 1995.

     JUDITH W. JOHNSON has served as Vice President of Customer Service of the Company since June 1996. Prior to joining the Company, from October 1995 to June 1996 she was Vice President of Customer Service of Frontier Corporation. Ms. Johnson was also Vice President of Client Services of Optel Systems, a software developer, from November 1994 to October 1995 and was Senior Manager of Customer Service of ALC, from February 1992 until November 1994.

     JOHN M. OREHEK has served as a director of the Company since December 1992. Mr. Orehek has served as President and Chief Executive Officer of SP Investments Inc., an investment management company, from 1991 to the present. In addition, Mr. Orehek has been a director of IREMCO since 1993. From 1987 to 1991, Mr. Orehek was President of Hallmark Capital Partners, Ltd., a Seattle-based real estate development corporation.

     SCOTT B. PERPER has served as a director of the Company since June 1994. Mr. Perper has been a Senior Vice President of First Union Corporation, a bank holding company, and First Union National Bank of North Carolina since January 1990, and an executive of First Union Capital

Partners, the private equity and mezzanine investment arm of First Union Corporation, since February 1989.

     KARL D. GUELICH has served as a director of the Company since November 1995 and served as a consultant to the Company from March 1996 to April 1996. Since March 1993, Mr. Guelich has been in private practice as a certified public accountant. From June 1964 to February 1993, Mr. Guelich was employed by Ernst & Young LLP, where he served as the Area Managing Partner for the Pacific Northwest offices headquartered in Seattle from October 1986 to November 1992.

     JOHN M. ZRNO has served as a director of the Company and a consultant to the Company since May 1996. From August 1995 to October 1995, Mr. Zrno was Vice Chairman of Frontier Corporation and was President, Chief Executive Officer and a director of ALC from August 1988 until its merger with Frontier Corporation in August 1995.

     MARVIN C. MOSES has served as a director of the Company and a consultant to the Company since May 1996. From August 1995 to January 1996, Mr. Moses was Executive Vice President and Chief Financial Officer and from January 1996 to April 1996 Mr. Moses was Vice Chairman and Chief Financial Officer of Frontier Corporation. He also was Chief Financial Officer and a director of ALC from October 1988 and September 1989, respectively, until its merger with Frontier Corporation in August 1995.

     DANIEL M. DENNIS has served as a director of the Company since July 1996. Mr. Dennis served in numerous executive positions since joining MCI in 1973, the most recent being president of MCI Large Accounts, a division of MCI, from February 1996 to August 1996. Although Mr. Dennis continues to serve as a consultant to MCI, he has resigned from MCI effective August 1996.

BOARD OF DIRECTORS

     Commencing with the next annual meeting of the Company's shareholders, the Company's Board of Directors will consist of three classes, each of which will be as nearly equal in number as possible. Class 1 directors will have an initial term of one year; Class 2 directors will have an initial term of two years; and Class 3 directors will have an initial term of three years. Following the initial term, each class will have a term of three years. In connection with the next annual meeting of the Company's shareholders to be held on October 29, 1996, Messrs. Guelich and Perper have been nominated to be elected as Class 1 directors, Messrs. Dennis, Moses and Orehek have been nominated to be elected as Class 2 directors and Messrs. Oberlin, Pfleger and Zrno have been nominated to be elected as Class 3 directors. All directors hold office until the annual meeting of shareholders at which their term expires and until their successors have been duly elected and qualified. Directors may be removed only for cause by holders of a majority of the outstanding shares of Common Stock. Officers are elected by, and serve at the discretion of, the Board of Directors.

     The Company has established two standing committees of the Board of
Directors: an Audit Committee and a Compensation Committee. The Audit Committee reviews the functions of the Company's management and independent auditors pertaining to the Company's financial statements and performs such other related duties and functions as are deemed appropriate by the Audit Committee and the Board of Directors. The Compensation Committee makes recommendations to the Board of Directors concerning the compensation of the Company's executive officers and directors and administers the Company's Stock Option Plan and the Stock Purchase Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors consists of John M. Orehek, Scott B. Perper and Daniel M. Dennis. None of these individuals has served at any time as an officer or employee of the Company.

     From time to time, the Company has engaged in certain transactions with members of the Board of Directors and the Compensation Committee. See "Certain Transactions."

EXECUTIVE COMPENSATION

     The following table shows compensation paid by the Company for services rendered during its fiscal years ended December 31, 1994 and 1995 to the Chief Executive Officer during 1995 and to the executive officers of the Company serving on December 31, 1995, whose salary and bonuses in 1995 made them the three most highly compensated executive officers of the Company in 1995 (collectively, the "Named Executive Officers").

                       SUMMARY ANNUAL COMPENSATION TABLE

                                                                LONG-TERM
                                                               COMPENSATION
                                                                  AWARDS
                                                                SECURITIES
                                                                UNDERLYING          ALL OTHER
     NAME AND PRINCIPAL POSITION        YEAR     SALARY($)     OPTIONS(#)(1)    COMPENSATION($)(2)
--------------------------------------  -----    ---------     ------------     ------------------
Ashok Rao(3)..........................   1995    $ 292,500          3,000            $  7,830
  President and Chief                    1994      300,000        278,775               3,762
  Executive Officer
Eric G. Peterson(4)...................   1995      117,000          1,000               4,105
  Executive Vice President               1994      118,667          1,663               4,521
  and Treasurer
Jay T. Caldwell.......................   1995       97,500         15,750               3,207
  Senior Vice President of               1994      100,000          5,478              17,289
  Revenue Management

---------------
(1) The 1994 amounts include immediately exercisable options granted in March 1995 in lieu of cash bonuses for 1994 to Messrs. Rao, Peterson and Caldwell of 18,375, 1,663 and 1,103 shares of Common Stock, respectively. These options are exercisable at $2.29 per share and expire on the tenth anniversary of the date of grant.

(2) Represents payments under the Company's 401(k) plan and payments for term life insurance premiums.

(3) Mr. Rao resigned as an officer of the Company effective April 1996.

(4) Mr. Peterson resigned as an officer of the Company effective May 1996.

STOCK OPTION GRANTS

     The following table sets forth further information regarding grants of options to purchase Common Stock made by the Company pursuant to the Company's Stock Option Plan during the fiscal year ended December 31, 1995 to each of the Named Executive Officers.

                             OPTION GRANTS IN 1995

                                  PERCENT OF                                       POTENTIAL REALIZABLE VALUE
                     NUMBER OF      TOTAL                                          AT ASSUMED ANNUAL RATES OF
                    SECURITIES     OPTIONS    EXERCISE     MARKET                   STOCK PRICE APPRECIATION
                    UNDERLYING    GRANTED TO  PRICE PER   PRICE ON                     FOR OPTION TERM(4)
                      OPTIONS     EMPLOYEES     SHARE      DATE OF    EXPIRATION  ----------------------------
       NAME        GRANTED(#)(1)   IN 1995    ($/SH)(2)  GRANT($)(3)     DATE      0%($)     5%($)     10%($)
------------------ -------------  ----------  ---------  -----------  ----------  --------  --------  --------
Ashok Rao(5)......     18,375        2.48%     $  2.29     $  9.14      03/15/05  $125,869  $231,490  $393,534
                        3,000        0.40        15.75       15.75      07/26/05        --    29,715    75,304
Eric G.
  Peterson(5).....      1,663        0.22         2.29        9.14      03/15/05    11,392    20,951    35,616
                        1,000        0.13        15.75       15.75      07/26/05        --     9,905    25,101
Jay T. Caldwell...      8,750        1.18         9.14        9.14      02/07/05        --    50,296   127,460
                        1,103        0.15         2.29        9.14      03/15/05     7,556    13,896    23,623
                        6,000        0.81        10.50       11.00      07/06/05     3,000    44,507   108,187
                        1,000        0.13        15.75       15.75      07/26/05        --     9,905    25,101

---------------
(1) Generally under the Company's Stock Option Plan, twenty percent of the options vest for each full year that the optionee renders services to the Company after the date of grant. All of the grants listed, however, were fully vested at the time of the grant, with the exception of the grants of options for 8,750 and 6,000 shares to Mr. Caldwell. The vesting of options may be accelerated at the discretion of the administrator of the Stock Option Plan.

(2) The exercise price may be paid by delivery of already owned shares, subject to certain conditions.

(3) The fair market value of the underlying Common Stock on the date of grant is determined by the Board of Directors.

(4) Potential realizable value is based on the assumption that the fair market value of the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the option term. Disclosure of these assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of future Common Stock prices. The actual value realized may be greater or less than the potential realizable value set forth in the table.

(5) Messrs. Rao and Peterson resigned effective April and May 1996, respectively.

     The following table sets forth certain information regarding options to purchase Common Stock held as of December 31, 1995 by each of the Named Executive Officers. None of such executive officers exercised any options during the year ended December 31, 1995.

                        AGGREGATED 1995 YEAR-END OPTIONS

                                            NUMBER OF SHARES                 VALUE OF UNEXERCISED
                                               UNDERLYING                    IN-THE-MONEY OPTIONS
                                         UNEXERCISED OPTIONS AT                 AT DECEMBER 31,
                                          DECEMBER 31, 1995(#)                    1995($)(2)
                                    --------------------------------     -----------------------------
                                    EXERCISABLE     UNEXERCISABLE(1)     EXERCISABLE     UNEXERCISABLE
                                    -----------     ----------------     -----------     -------------
Ashok Rao(3)......................    125,535            156,240         $ 1,701,717      $ 2,101,427
Eric G. Peterson(3)...............     68,288             21,875           1,076,416          349,125
Jay T. Caldwell...................     16,103             22,625             208,623          221,938

---------------
(1) Future ability to exercise is subject to vesting and the optionee remaining employed by the Company.

(2) Calculated on the basis of the closing price of the Company's Common Stock on December 29, 1995 which was $18.25, less the exercise price. There is no guarantee that if and when these options are exercised they will have this value.

(3) Messrs. Rao and Peterson resigned effective April and May 1996, respectively.

DIRECTOR COMPENSATION

     At the time of the Company's initial public offering on July 6, 1995, the Company's Stock Option Plan provided for the automatic grant of a Nonqualified Option (as defined herein) to purchase 8,750 shares of Common Stock to nonemployee directors of the Company (other than Paul Pfleger, John M. Orehek and Scott B. Perper) upon their election to the Board of Directors, and an additional option to purchase 4,375 shares of Common Stock each subsequent year, both at a price equal to the fair market value of the Company's Common Stock on the date of grant. Such options vest at a rate of fifty percent (50%) per year and expire ten (10) years after the date of grant. On November 9, 1995, the Board of Directors approved an amendment to the Stock Option Plan that would allow Paul Pfleger, John M. Orehek and Scott B. Perper to receive Nonqualified Options pursuant to the Stock Option Plan with the same terms and conditions as other nonemployee directors of the Company subject to the approval of such amendment by the shareholders. If such Amendment is approved by the shareholders, Messrs. Pfleger, Orehek and Perper will each be deemed to have been granted an option to purchase 8,750 shares of Common Stock as of November 9, 1995 at an exercise price of $18.50, of which fifty percent (50%) will be exercisable as of November 9, 1996 and the balance exercisable as of November 9, 1997. In addition, pursuant to automatic grants under the plan to all non-employee directors, Messrs. Pfleger, Orehek and Perper were each also granted options to purchase 4,375 shares of Common Stock at an exercise price of $8.63 per share of which fifty percent (50%) vest beginning on March 19, 1997 and the balance vest on March 19, 1998.

     On July 25, 1996, the Board approved an additional amendment to the Stock Option Plan to revise the provisions relating to automatic grants of options to purchase shares of the Company's Common Stock to all non-employee directors. Pursuant to the Stock Option Plan as amended, non-employee directors are each granted a Nonqualified Option to purchase 50,000 shares of Common Stock upon initial election to the Board of Directors at an exercise price equal to the fair market value of the Common Stock on the date of the grant. Such options vest at a rate of twenty percent (20%) per year and expire ten years after the date of grant. The July 1996 Board action also provided for the grant to each non-employee director serving on the Board on July 25, 1996 of an option to purchase shares of Common Stock equal to 50,000 minus the number of shares subject to options granted to each non-employee director under the Stock Option Plan prior to its amendment. The vesting schedule of these additional option grants begins on November 9, 1995, the date the Stock Option Plan was originally amended, with respect to Messrs. Pfleger, Orehek, and Perper and on the date of election to the Board for all other non-employee directors at a rate of twenty percent (20%) per year. These options were granted subject to approval by shareholders of an increase in shares available for purchase under the Stock Option Plan.

     On March 15, 1996, the Company entered into a consulting agreement with Karl D. Guelich whereby Mr. Guelich would assist the Company with respect to financial matters. The consulting agreement provided for monthly compensation of $20,000. The consulting agreement terminated effective April 30, 1996. Mr. Guelich was paid a total of $35,000 pursuant to this agreement.

     The Company has entered into consulting agreements with Marvin C. Moses and John M. Zrno pursuant to which Messrs. Moses and Zrno (collectively, the "Consultants") have each agreed to provide consulting services to the Company with respect to (a) identifying and assisting in the negotiation and closing of new business acquisitions, (b) establishing investor and other strategic relations, and (c) advising the Company's Board of Directors on critical strategic financial matters. Under the consulting agreements, the Consultants are to make themselves reasonably available to the Company's Board of Directors and are to devote approximately twenty-five percent (25%) of their time and efforts to the Company's affairs. Pursuant to the consulting agreements, the Company is required to pay each of the Consultants Nonqualified Options for the purchase of 253,681 shares of the Company's Common Stock pursuant to and in accordance with the Company's Stock Option Plan, subject to shareholder approval of an amendment to the Stock Option Plan increasing the number of shares authorized for issuance thereunder. The options vest rateably over a five-year period beginning in June 1997 and are exercisable for $8.00 per share. The consulting agreements each terminate after a period of five years beginning on June 1, 1996, unless terminated earlier in accordance with the terms thereof. The Company has the right to terminate the consulting agreements at any time for cause, as defined therein. The Company or either of the Consultants may terminate the consulting agreements, or reduce the time required to be devoted to the Company thereunder, at any time upon 30 days prior written notice, in which case the Consultant's retainer and unvested stock options shall be reduced proportionately.

STOCK OPTION PLAN

     The following summary of the Stock Option Plan is a brief description of the material provisions of the Stock Option Plan and is qualified in its entirety by the full text of the Stock Option Plan.

     General. Pursuant to the Stock Option Plan, the Company may grant options to purchase shares of Common Stock which qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended ("Code") ("Incentive Options") or which do not so qualify ("Nonqualified Options"). The Compensation Committee of the Board of Directors is currently the Plan Administrator for the Stock Option Plan. Incentive Options may be granted to any employee, including employees who are directors, and Nonqualified Options may be granted to such persons as the Plan Administrator shall select, including employees, consultants and directors of the Company. The Plan Administrator determines the terms and conditions of options granted under the Stock Option Plan, including the exercise price, provided that the exercise price for Incentive Options must be equal to or greater than the fair market value of the Common Stock on the date of grant.

     Unless otherwise provided by the Plan Administrator, options granted under the Stock Option Plan vest at a rate of twenty percent (20%) after the first year and thereafter at twenty percent (20%) per year over a four-year period so that all options are fully vested after five years. Outstanding options vest, at the discretion of the Plan Administrator, upon the occurrence of the liquidation or dissolution of the Company. Options are exercisable for a period of ten years from the date of grant, except that Incentive Options granted to persons who own more than ten percent of the Common Stock are exercisable only for a period of five years from the date of grant. Options granted under the Stock Option Plan are nontransferable other than by will or the laws of descent and distribution. Notwithstanding a vesting schedule, the Stock Option Plan provides for the immediate vesting of options that have been outstanding for at least six months upon the occurrence of certain events. In general, such events include (i) the purchase by any person of thirty percent (30%) or more of the Common Stock of the Company pursuant to a tender offer or exchange offer made by any person other than the Company, and (ii) the approval by the Company's shareholders of any merger, consolidation, reorganization or other transaction providing for the conversion or exchange of more than fifty percent (50%) of the outstanding shares of Common Stock of the Company. Under certain circumstances, accelerated vesting could have the effect of delaying, deferring or preventing unfriendly offers or other efforts to obtain control of the Company and could thereby deprive the shareholders of opportunities to receive a premium on their Common Stock and could make removal of incumbent management more difficult. On the other hand, accelerated vesting may induce any person seeking control of the Company or business combination with the Company to negotiate on terms acceptable to the Board of Directors. The

Stock Option Plan was recently amended to permit limited transfers of certain options pursuant to newly effective SEC regulations.

     Pursuant to the Company's Stock Option Plan, Nonqualified Options are automatically granted to non-employee directors of the Company, with certain exceptions, as described in "Director Compensation" above.

     Assuming shareholder approval of an amendment to the Stock Option Plan increasing the number of shares authorized for issuance thereunder, there were an aggregate of 4,211,463 shares of Common Stock reserved for issuance pursuant to the Stock Option Plan at August 23, 1996, subject to adjustment for stock splits and similar changes in the Company's capitalization. At August 23, 1996, options to purchase an aggregate of 3,401,286 shares of Common Stock were outstanding under the Stock Option Plan (of which 2,217,751 had been granted subject to shareholder approval of the proposed 3,000,000 share increase) and a total of 782,249 shares of Common Stock remained available for grant. At August 23, 1996, outstanding options were exercisable at prices ranging from $2.29 to $18.50 per share. Shares subject to options granted under the Stock Option Plan that have lapsed or terminated may again be subject to options granted under the Stock Option Plan.

EMPLOYMENT AGREEMENTS

     The Company has entered into an employment agreement with William Oberlin, the Company's President and Chief Executive Officer. The agreement is effective as of May 24, 1996 and provides for a monthly base salary of $25,000 per month as well as certain other compensation, subject to annual review by the Board of Directors. The agreement requires that the Board of Directors formulate and adopt a bonus plan for the year ending December 31, 1996 on or before August 30, 1996. For each calendar year effective with the year starting January 1, 1997, the bonus plan is to be structured to provide one hundred percent of Mr. Oberlin's base salary if the Company meets targets set forth in its annual business plan, or a greater or lesser percentage of the base salary in proportion to the amount by which the Company exceeds or falls short of such targets. In connection with entering into the agreement, the Company has granted Mr. Oberlin options to purchase 1,214,724 shares of Common Stock pursuant to the Stock Option Plan, subject to shareholder approval of an amendment to the Stock Option Plan increasing the number of shares authorized for issuance thereunder. The options are to vest ratably over a five-year period, with the first twenty percent (20%) installment vesting in May 1997, and are exercisable for $8.00 per share. In the event that Mr. Oberlin's employment is terminated by the Board of Directors "without cause," or if Mr. Oberlin voluntarily resigns within 180 days of a "change of control" of the Company (as such terms are defined in the agreement), Mr. Oberlin is entitled to two years severance. In the event that Mr. Oberlin's employment is terminated by mutual agreement, or if Mr. Oberlin voluntarily resigns under certain limited circumstances, Mr. Oberlin is entitled to 12 months severance. Severance equals the sum of (i) the annualized base salary at the time of termination, and (ii) either the average annual bonuses for the fiscal years preceding termination or, if no bonuses have been established or paid for such period, the annualized base salary at the time of termination. Severance is payable in equal monthly installments, without interest, commencing on the last day of the month of termination. In the event that Mr. Oberlin is entitled to severance, he will continue to receive medical, life, disability and group term life insurance benefits (or the cash equivalent thereof), and options granted to him under the Stock Option Plan will continue to vest, during the applicable severance period as if his employment had not been terminated. In the event of Mr. Oberlin's death, vesting of options otherwise vesting over the two-year period following his death will be accelerated. The agreement also contains a non-interference provision pursuant to which Mr. Oberlin has agreed, for a period of six months after the termination of his employment, to preserve the confidentiality of the Company's customer list, to refrain from actively soliciting the Company's customers existing at the date of termination and to refrain from soliciting or hiring the Company's executive or management level employees.

                            SELLING SECURITYHOLDERS

     The following table sets forth certain information as of the date hereof with respect to the aggregate principal amount of the Notes beneficially owned by each of the Selling Securityholders which may be offered from time to time pursuant to this Prospectus. The Securities which may be offered from time to time pursuant to this Prospectus may be offered in whole or in part by the persons named below or by their transferees, as to whom applicable information will be set forth in an accompanying Prospectus Supplement to the extent required. The following table has been prepared based upon information furnished to the Company by the Trustee, by DTC and by or on behalf of the Selling Securityholders.

                                                                                  PRINCIPAL
                                                                                  AMOUNT OF
                                                                                    NOTES
                                                                                 BENEFICIALLY
                        NAME OF SELLING SECURITYHOLDER                              OWNED
------------------------------------------------------------------------------   ------------
Fidelity Equity Fund..........................................................   $ 12,810,000
Fidelity Freedom Fund.........................................................      7,319,000
Salomon Brothers Asset Management on behalf of General Motors Inc.............      4,250,000
Fidelity Convertible Security.................................................      4,000,000
Putnam Convertible Fund.......................................................      3,775,000
Lynch & Mayer, Inc. for the benefit of Lincoln National Life..................      3,755,000
William H. Oberlin............................................................      2,650,000
OCM Convertible Trust.........................................................      2,460,000
State of Connecticut..........................................................      2,050,000
Scotia McLeod Inc.............................................................      2,000,000
Vanguard Convertible Security Fund............................................      2,000,000
Robertson Stephens Growth & Income Fund.......................................      1,900,000
Moore Capital Emerging Markets................................................      1,750,000
Oaktree Operations Center for the benefit of Delta Airlines...................      1,720,000
Ardsley Partners Fund Bond....................................................      1,500,000
Ardsley Partners Fund 2.......................................................      1,500,000
Ardsley Partners Institute....................................................      1,000,000
Frank Russell Company.........................................................      1,000,000
Montgomery Small Capital Partner II, L.P......................................      1,000,000
Helix Investment Partners, L.P................................................        750,000
Morgan Stanley & Co. Inc......................................................        750,000
Oaktree Operations Center for the benefit of the State of Delaware............        620,000
NH Retirement Convertible Portfolio...........................................        610,000
Putnam Convertible Opportunity & Income Fund..................................        520,000
Putnam Fiduciary Company for the benefit of Promutal..........................        510,000
Paul H. Pfleger...............................................................        450,000
Montgomery Small Capital Partners III, L.P....................................        400,000
Montgomery Small Capital Partners, L.P........................................        400,000
Zrno Family Living Trust......................................................        400,000
Phoenix Partners..............................................................        357,000
Marvin C. Moses Trust.........................................................        250,000
John M. Orehek................................................................        250,000
OCM Convertible Limited Partnership...........................................        150,000
Betje Partners................................................................        143,000
Fidelity Management Trust.....................................................        420,000
Balanced Equity Portfolio.....................................................        220,000

                                                                                  PRINCIPAL
                                                                                  AMOUNT OF
                                                                                    NOTES
                                                                                 BENEFICIALLY
                        NAME OF SELLING SECURITYHOLDER                              OWNED
------------------------------------------------------------------------------   ------------
Putnam Balanced Retirement Fund...............................................        250,000
Heritage Asset Management.....................................................        250,000
Putnam for the benefit of Boston College Endowment............................        235,000
The Amazon Fund...............................................................        200,000
Lynch & Mayer, Inc. for the benefit of United National Ins....................        100,000
Putnam Advisory Co. for the benefit of Museum of Fine Arts....................        100,000
Austin Firefighter Convertible................................................         95,000
Mass Financial Services Co....................................................          5,000
Lincoln National Convertible Securities Fund Inc..............................      1,725,000
Lynch & Mayer Inc. A/C Weiton-Lynch & Mayer Inc. Convertible..................        420,000
Dean Witter...................................................................      1,500,000
Investors Bank & Trust........................................................      8,000,000
Montgomery Asset Management...................................................      3,100,000
Neuberger Berman..............................................................        500,000
Quota Fund N.V................................................................      2,600,000
Fidelity Management A/C Cincinnati Bell Pen Pln T.............................         70,000
Fidelity Management Trust CO A/C Chicago Transit Authority....................        130,000
Fidelity Management Trust CO A/C Deluxe Check.................................        300,000
Fidelity Management Trust CO A/C NASL Equity Trust............................      2,069,000
Fidelity A/C NY Nurses Assoc..................................................         70,000
Fidelity Management & Research A/C Ohio Edison Master TR......................        100,000
Fidelity Management CO FBO St. Louis County Ret. Tr...........................         40,000
Fidelity Management Trust A/C ISBI IL BRD Investment Trust Settlements........        310,000
Diversified Growth Fund.......................................................        400,000
Robertson Stephens & Co. Emerging Growth Fund.................................      1,000,000
Mass Financial Services A/C Lifetime Emerging Growth..........................      4,600,000
Nicholas Applegate............................................................        205,000
Bankerst Tr. Co. FAO Presbyterian Healthcare..................................        175,000
Nicholas Applegate Income & Growth Fund.......................................        785,000
Baptist Hospital STI Trust & Investment OPS...................................         65,000
Northern Trust FAO San Diego City Employees Retirement System.................        265,000
Security Pacific National Bank A/C Occidental College.........................         80,000
Nicholas Applegate Capital Mgmt...............................................         25,000
Bank of New York A/C SDO Convertible -- 827896................................        925,000
Engineers PENS................................................................        130,000
Income Managed Equity Portfolio...............................................        430,000
Fidelity Management & Trust A/C Sant Inc. Ret. Plan/Fund......................        100,000
Bear Stearns FAO Helix........................................................        750,000
                                                                                 ------------
  TOTAL.......................................................................   $ 97,743,000
                                                                                 ============

     Each Selling Securityholder is registering the entire amount of the Notes set forth opposite its name above. In addition, each Selling Securityholder is registering the entire number of Conversion Shares which may be issued upon conversion of the Notes set forth opposite its name above. The exact number of Conversion Shares which may be issued upon conversion of the Notes cannot be determined until the date of such conversion, as the conversion price is subject to adjustment upon the occurrence of certain dilutive events. See "Description of Notes." At the initial conversion price of $14.0875 per share, each $1000 principal amount of Notes entitles the holder thereof to 70.985 shares of Common Stock. Further, because the Selling Securityholders may offer pursuant to this Prospectus all or some part of the Securities which they beneficially own and because such offer is not being underwritten on a firm commitment basis, no estimate can be given as to the amount of Securities to be offered for sale by the Selling Securityholders pursuant to this Prospectus or the amount of Securities that will be held by the Selling Securityholders upon termination of the offering pursuant to this Prospectus. See "Plan of Distribution." To the extent required, the specific amount of Securities to be sold by a Selling Securityholder in connection with a particular offer pursuant to this Prospectus will be set forth in an accompanying Prospectus Supplement.

     Other than as a result of the ownership of Notes or Common Stock, none of the Selling Securityholders named herein has, or has had within the past three years, any material relationship with the Company.

     The Company and the Selling Securityholders have agreed to indemnify each other against certain liabilities arising under the Securities Act. The Company has agreed to pay all expenses incident to the offer and sale of the Notes and Common Stock to the public other than selling commissions and fees. See "Plan of Distribution."

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding beneficial ownership of Midcom's Common Stock, as of July 31, 1996, with respect to (i) each shareholder known by Midcom to be the beneficial owner of more than five percent of the outstanding shares of Common Stock, (ii) each director of Midcom,
(iii) Midcom's Chief Executive Officer and the other most highly compensated executive officer in 1995 and (iv) all directors and executive officers as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below have sole investment and voting power with respect to such shares, subject to community property laws where applicable. The following table does not include Common Stock issuable upon conversion of Notes purchased by any of the foregoing individuals. See "Certain Transactions."

                                                                                       PERCENT OF
                                                              AMOUNT AND NATURE OF     OUTSTANDING
                     NAME AND ADDRESS                         BENEFICIAL OWNERSHIP      SHARES(1)
----------------------------------------------------------    --------------------     -----------
Black Creek Limited Partnership(2)........................          5,659,964              35.7%
(Paul Pfleger)
  1201 Third Avenue
  Suite 5400
  Seattle, WA 98101
US Online Communications L.L.C.(3)........................          1,666,667              10.5
  1201 Third Avenue
  Suite 5400
  Seattle, WA 98101
Ashok Rao.................................................            846,723(4)            5.3
  5456 E. Mercer Way
  Mercer Island, WA 98040
William H. Oberlin(6).....................................                  0                 *
Jay T. Caldwell...........................................             19,928(5)              *
John M. Orehek(7).........................................          2,149,343              13.6
Scott B. Perper(8)........................................              3,000                 *
Karl D. Guelich...........................................                225                 *
John M. Zrno(8)...........................................                  0                 *
Marvin C. Moses(10).......................................                  0                 *
Daniel M. Dennis..........................................                  0                 *
All Executive Officers and Directors as a Group (15                 6,194,368(11)          39.0%
  persons)................................................

---------------
   * Less than 1%

 (1) This table is based upon information supplied by directors, officers and principal shareholders. Percentage of ownership is based on 15,838,202 shares of Common Stock outstanding as of July 31, 1996. Beneficial ownership is determined in accordance with the Rules of the Commission, and includes voting and investment power with respect to the shares. Shares of Common Stock subject to options or warrants which are currently exercisable or exercisable within 60 days of July 31, 1996 are deemed outstanding when computing the percentage ownership of the person holding such options, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

 (2) Mr. Paul Pfleger, the Chairman of the Board of the Company, has sole voting and investment power with respect to 3,993,297 shares by virtue of being the President and sole director of the corporate general partner of this limited partnership. Mr. Pfleger shares voting and investment power with respect to 1,666,667 shares of Common Stock owned by US Online Communications L.L.C. See footnote (3) below. Does not include 31,943 shares of Common

     Stock issuable upon conversion of $450,000 aggregate principal of Notes purchased by Mr. Pfleger on August 22, 1996.

 (3) Mr. Pfleger and Mr. Orehek are managers of US Online Communications L.L.C. (formerly Communications Access L.L.C.) and share voting and investment power over the shares held by this entity.

 (4) Does not include 38,637 shares of Common Stock held in trusts for the benefit of the children, two nieces and a nephew of Mr. Rao and one unrelated person, over which Mr. Rao disclaims beneficial ownership. All shares owned by Mr. Rao or the trusts will be repurchased by the Company in connection with Mr. Rao's resignation as President, Chief Executive Officer and Director of the Company. See "Certain Transactions."

 (5) Represents options exercisable within 60 days of July 31, 1996.

 (6) Does not include 188,110 shares of Common Stock issuable upon conversion of $2,650,000 aggregate principal of Notes purchased by Mr. Oberlin on August 22, 1996.

 (7) Mr. Orehek has sole voting and investment power with respect to 482,676 shares owned by Madrona Ridge Limited Partnership by virtue of being the President and sole director of the corporate general partner of this limited partnership and shares voting and investment power with respect to 1,666,667 shares held by US Online Communications L.L.C. See footnote (3) above. Does not include 17,746 shares of Common Stock issuable upon conversion of $250,000 aggregate principal of Notes purchased by Mr. Orehek on August 22, 1996.

 (8) Scott B. Perper is an officer of First Union Corporation. Does not include 640,484 shares of Common Stock held by First Union Corporation, as to which Mr. Perper disclaims beneficial ownership.

 (9) Does not include 28,393 shares of Common Stock issuable upon conversion of $400,000 aggregate principal of Notes purchased by Mr. Zrno on August 22, 1996.

(10) Does not include 17,746 shares of Common Stock issuable upon conversion of $250,000 aggregate principal of Notes purchased by Mr. Moses on August 22, 1996.

(11) Includes 48,503 shares subject to options exercisable within 60 days of July 31, 1996. Does not include 283,938 shares of Common Stock issuable upon conversion of Notes purchased on August 22, 1996.

                              CERTAIN TRANSACTIONS

     In June 1994, the Company entered into a Senior Subordinated Note and Warrant Agreement with, and completed the sale of $14.8 million principal amount of senior subordinated notes (the "Subordinated Notes") to, First Union Corporation ("First Union"). Following the sale of the Subordinated Notes, Scott
B. Perper, a Senior Vice President of First Union, was appointed to serve on the Company's Board of Directors, and he continues to serve in that capacity. The Company paid First Union a loan initiation fee of $375,000 in connection with issuance of the Subordinated Notes. During 1995, the Company paid interest on the Subordinated Notes to First Union in the amount of $782,575. The Company prepaid the Subordinated Notes in full with the proceeds of its initial public offering.

     In connection with the issuance of the Subordinated Notes, the Company also issued warrants to First Union to acquire up to 640,484 shares of Common Stock, for a purchase price of $.0001 per share. In July 1995, First Union exercised these warrants for a total of 640,484 shares of Common Stock. First Union has certain preemptive rights to purchase additional shares of Common Stock offered by the Company, subject to a number of exceptions. The Company has granted certain registration rights under the Securities Act with respect to the shares of Common Stock held by it. In addition, First Union has certain rights to information concerning the Company until the shares of Common Stock held by it constitute less than one percent of the outstanding Common Stock.

     In August 1994, the Company entered into a revolving credit agreement with First Union National Bank of North Carolina ("First Union Bank"), a subsidiary of First Union, providing a line of credit of up to $25.0 million, for which First Union Bank received a commitment fee of $43,750. In March 1995, this facility was amended to increase the maximum amount of borrowings by $4.0 million to a total of $29.0 million, for which First Union Bank was paid an additional commitment fee of $80,000. This additional amount was originally due on June 30, 1995. In June 1995, First Union Bank agreed to extend the due date for borrowings in excess of $25.0 million to July 20, 1995. Mr. Perper, a director of the Company, is also a Senior Vice President of First Union Bank. During 1995, the Company paid interest of $2,021,055 to First Union Bank in connection with this revolving credit facility. The revolving credit facility was paid in full and terminated on November 8, 1995.

     In June 1994, the Company issued to Paul Pfleger 859,653 shares of Series A Redeemable Preferred Stock in consideration of (i) the contribution to the Company by Mr. Pfleger of two notes payable by the Company to Mr. Pfleger, net of a receivable for the benefit of the Company from Mr. Pfleger in the amount of $1,233,846 and (ii) the assumption by Mr. Pfleger of a note payable by the Company by December 31, 2002 to Mr. McCaugherty in the amount of $4,864,795 which included accrued interest at the rate of 12% per annum. The two notes payable by the Company which were contributed by Mr. Pfleger were for an aggregate of $6,865,578, including accrued interest. The Company's receivable from Mr. Pfleger arose from his assignment to the Company earlier in 1994 of his right to receive payments later in 1994 from a third party, for which the Company paid $1.2 million. Remaining principal and accrued interest under the Company's notes payable to Mr. Pfleger, aggregating $1.9 million, were paid in June 1994, and there were no related party notes outstanding as of December 31, 1994. In July 1995, the Company redeemed all of the shares of Series A Redeemable Preferred Stock held by Mr. Pfleger for $8.6 million.

     Paul Pfleger and Ashok Rao, formerly the Company's Chief Executive Officer, President and a director, own 88% and 12%, respectively, of QuestWest Inc. ("QuestWest"), one of two general partners of Quest America L.P. ("Quest LP"). John M. Orehek is the sole limited partner of Quest LP. Messrs. Pfleger, Rao and Orehek are directors and Messrs. Rao and Orehek are officers of QuestWest. QuestWest holds an 84.995% interest in Quest LP, subject to reduction if Quest LP meets certain earnings and sales targets. In December 1993, Quest LP entered into a distribution agreement with the Company pursuant to which Quest LP is entitled to receive commissions on sales for the Company at a rate equal to the most favorable rate provided by the Company to any of its distributors. Quest LP received $66,456 in net commissions on 1994 invoices. Effective March 6,

1995, Messrs. Pfleger, Rao and Orehek granted the Company an option to purchase their entire interests in QuestWest and Quest LP for an exercise price equal to the total amount paid to acquire their respective interests, which then aggregated $823,170. The parties terminated the option effective October 24, 1995.

     In June 1995, Paul Pfleger and Ashok Rao agreed in writing to indemnify and hold the Company harmless from any costs, expenses or other liabilities incurred by the Company in connection with a claim asserted in June 1995 by an affiliate of the co-general partner of Quest LP that he or an affiliated party is entitled to purchase 3% of the Company's outstanding stock for $1 million. The Company believes that no such right exists and that this claim is without merit.

     On March 15, 1996, the Company entered into a consulting agreement with Karl D. Guelich, a director of the Company, whereby Mr. Guelich would assist the Company with respect to financial matters. The consulting agreement provided for monthly compensation of $20,000. The consulting agreement terminated effective April 30, 1996.

     In June 1994, the Company entered into an employment agreement with Ashok Rao, then the President, Chief Executive Officer and a director of the Company. In April 1996, Mr. Rao resigned from the Company. The Company and Mr. Rao are currently negotiating a Resignation Agreement and General Release (the "Resignation Agreement") to define the terms of Mr. Rao's resignation from the Company. The terms of the Resignation Agreement are not finalized, but it likely will include payments to Mr. Rao for 24 months, confirmation of non-competition and confidentiality agreements signed by Mr. Rao upon joining the Company and mutual releases of claims. In addition, pursuant to the terms of the Shareholders' Agreement, the Company has called for the repurchase of all of the shares of Common Stock owned by Mr. Rao and by certain trusts established by Mr. Rao (the "Rao Shares"). Because the Company and Mr. Rao have been unable to reach mutual agreement on the purchase price for the Rao Shares, pursuant to the Shareholders' Agreement, the purchase price shall be the fair market value of the Rao Shares as of the date of Mr. Rao's resignation as determined by arbitration. The Company and Mr. Rao are in disagreement as to the effective date of Mr. Rao's resignation and whether a restricted security discount should be applied to the Rao Shares. The purchase price will be payable in 36 equal monthly installments and will bear interest at a rate of 8% per annum. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Description of Capital
Stock -- Shareholders' Agreement." Under an agreement between Mr. Rao and Paul Pfleger pursuant to which Mr. Rao purchased the Rao Shares from Mr. Pfleger, Mr. Pfleger is entitled to receive payments aggregating approximately $2.2 million out of proceeds received by Mr. Rao from the sale of the Rao Shares.

     The Company has entered into consulting agreements with Marvin C. Moses and John M. Zrno, each a director of the Company, pursuant to which Mr. Moses and Mr. Zrno (collectively, the "Consultants") have each agreed to provide consulting services to the Company with respect to (a) identifying and assisting in the negotiation and closing of new business acquisitions, (b) establishing investor and other strategic relations, and (c) advising the Company's Board of Directors on critical strategic financial matters. Under the consulting agreements, the Consultants are to make themselves reasonably available to the Board of Directors and are to devote approximately 25% of their time and efforts to the Company's affairs. Pursuant to the consulting agreements, the Company is required to pay each of the Consultants a retainer of $8,333 per month. In addition to the retainers, the Company has granted to each of the Consultants nonqualified stock options to purchase of 253,681 shares of Common Stock pursuant to the Stock Option Plan, subject to shareholder approval of an amendment to the Stock Option Plan increasing the number of shares authorized for issuance thereunder. The options vest ratably over a five-year period beginning in June 1996 and are exercisable for $8.00 per share. The consulting agreements each terminate after a period of five years beginning on June 1, 1996, unless terminated earlier in accordance with the terms thereof. The Company has the right to terminate the consulting agreements at any time for cause, as defined therein. The Company or either of the Consultants may terminate the consulting agreements, or reduce the time required to be devoted to the Company thereunder, at any time upon 30 days' prior written notice, in which case the Consultant's retainer and unvested stock options shall be reduced proportionately.

     On April 4, 1996, the Company entered into an agreement with Tie Communications, Inc. ("Tie"), appointing Tie as an independent distributor for selling the Company's long distance services. Mr. Pfleger and Mr. Orehek together own 95.2% of Tie. Through July 31, 1996, no commissions had been paid to Tie pursuant to this agreement.

     William H. Oberlin, John M. Zrno, Marvin C. Moses, Paul Pfleger and John M. Orehek beneficially own $2,650,000, $400,000, $250,000, $450,000 and $250,000
principal amount of Notes, respectively. Mr. Oberlin is the Company's President and Chief Executive Officer as well as a director. Mr. Pfleger is Chairman of the Company's Board of Directors. Messrs. Zrno, Moses and Orehek are directors. The foregoing individuals own the Notes on the same terms, and subject to the same conditions, applicable to all other holders of the Notes.

                              DESCRIPTION OF NOTES

     Set forth below is a summary of certain provisions of the Notes. The Notes were issued pursuant to an indenture (the "Indenture") between the Company and IBJ Schroder Bank & Trust Company, as trustee (the "Trustee"). The following summary of the Notes, the Indenture and the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Indenture and the Registration Rights Agreement, including the definitions therein. Copies of the Indenture and the Registration Rights Agreement can be obtained from the Company upon request by a holder of the Notes (a "Holder"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The definitions of certain terms used in the following summary are set forth below under "-- Certain Definitions." Capitalized terms used herein without definition have the meanings ascribed to them in the Indenture.

     As used in this Description of Notes, "the Company" refers to MIDCOM Communications Inc., exclusive of its subsidiaries.

GENERAL

     The Notes are unsecured, subordinated, general obligations of the Company, and will mature on August 15, 2003. The Notes bear interest from the date of issuance, or from the most recent date to which interest has been paid or provided for, at the rate stated on the cover page hereof, payable in arrears on February 15 and August 15 of each year commencing on February 15, 1997, to Holders of record on the immediately preceding February 1 and August 1. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     Principal, premium, if any, interest and Liquidated Damages, if any, on the Notes will be payable at the office or agency of the Company maintained for such purpose within The City of New York or, at the option of the Company, payment of interest and Liquidated Damages, if any, may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes; provided that all payments with respect to Notes the Holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose.

     The Notes have been issued in registered form, without coupons, and in denominations of $1,000 and integral multiples thereof.

     The Indenture does not contain any financial covenants or restrictions on the payment of dividends, the incurrence of Senior Indebtedness or issuance or repurchase of securities of the Company. The Indenture contains no covenants or other provisions to afford protection to Holders of the Notes in the event of a highly leveraged transaction or a change in control of the Company except to the extent described under "-- Repurchase of Notes at the Option of Holders Upon a Change of Control."

CONVERSION RIGHTS

     The Holder of any Note has the right to convert such Note, or any portion thereof which is an integral multiple of $1,000, into shares of Common Stock of the Company at any time prior to maturity (unless earlier redeemed or repurchased), initially at the conversion price stated on the cover page hereof (which is equivalent to a conversion rate of 70.985 shares per $1,000 principal amount of Notes), subject to adjustment as described below (the "Conversion Price"). The right to convert Notes called for redemption will terminate at the close of business on the Business Day immediately preceding the Redemption Date (as defined below) (unless the Company defaults in making the payments due upon redemption, in which case the conversion right shall not terminate until the close of business on the date such default is cured and such Notes are redeemed). A Note for which a Holder has delivered a notice exercising the option of such Holder to require the Company to repurchase such Note may be converted only if such notice is withdrawn by a written notice of withdrawal delivered by such Holder to the Company (or an agent designated by the Company for such purpose) prior to the close of business on the Repurchase Date (as defined below) in accordance with the terms of the Indenture. The Notes are convertible at the offices or agencies of the Company maintained for such purposes in The City of New York.

     The Conversion Price is subject to adjustment upon the occurrence of certain events, including (i) the issuance of shares of Common Stock as a dividend or distribution on the Common Stock; (ii) the subdivision, combination or reclassification of the outstanding Common Stock; (iii) the issuance to all or substantially all holders of Common Stock of rights, warrants or options to subscribe for or purchase Common Stock (or securities convertible into Common Stock) at a price per share less than the then current market price per share, as defined in the Indenture; (iv) the distribution of shares of Capital Stock of the Company (other than Common Stock), evidences of indebtedness or other assets (excluding dividends payable exclusively in cash) to all or substantially all holders of Common Stock; (v) the distribution to all or substantially all of the holders of Common Stock of rights or warrants to subscribe for Capital Stock (other than Common Stock) at a price per share less than the then current market price per share of such Capital Stock; (vi) the issuance of Common Stock for a price per share less than the current market price per share (determined as set forth below) on the date the Company fixes the offering price of such additional shares (other than issuances of Common Stock under certain employee benefit plans of the Company and certain other issuances described in the Indenture);
(vii) the distribution, by dividend or otherwise, of cash (excluding any cash portion of a distribution resulting in an adjustment pursuant to clause (iv) above) to all holders of Common Stock in an aggregate amount that, combined together with (A) all other distributions of cash that did not trigger a Conversion Price adjustment to all holders of Common Stock within the 12 months preceding the date fixed for determining the shareholders entitled to such distribution plus (B) any cash and the fair market value of consideration that did not trigger a Conversion Price adjustment payable in respect of any tender offer by the Company or any of its subsidiaries for Common Stock (as described in clause (viii) below) consummated within the 12 months preceding the date fixed for determining the shareholders entitled to such distribution, exceeds 15% of the product of the current market price per share (determined as set forth below) on the date fixed for the determination of shareholders entitled to receive such distribution times the number of shares of Common Stock outstanding on such date; and (viii) the completion of a tender offer made by the Company or any of its subsidiaries for Common Stock involving an aggregate consideration that, together with (A) any cash and the fair market value of any consideration that did not trigger a Conversion Price adjustment paid or payable in respect of any previous tender offer by the Company or its subsidiary for Common Stock consummated with the 12 months preceding the consummation of such tender offer plus (B) the aggregate amount of any distribution of cash that did not trigger a Conversion Price adjustment (as described in clause (vii) above) to all holders of Common Stock within the 12 months preceding the consummation of such tender offer, exceeds 15% of the product of the current market price per share (determined as set forth below) immediately prior to the expiration of such offer times the number of shares of Common Stock outstanding at the expiration of such offer. In the event of a distribution to all or substantially all holders of Common Stock of rights to subscribe for additional shares of the Company's Capital Stock (other than those referred to in clause
(iii) above), the Company may, instead of making an adjustment in the Conversion Price, make proper provisions so that each holder of a Note who converts such Note after the record date for such distribution and prior to the expiration or redemption of such rights shall be entitled to receive upon such conversion, in addition to shares of Common Stock, an appropriate number of such rights. No adjustment of the Conversion Price will be made until cumulative adjustments amount to one percent or more of the Conversion Price as last adjusted.

     If any Note is converted between the Record Date for the payment of interest and the next succeeding Interest Payment Date, such Note must be accompanied by funds equal to the interest payable on such succeeding Interest Payment Date on the principal amount so converted (unless such Note shall have been called for redemption, in which case no such payment shall be required), and the interest on the principal amount of the Note being converted will be paid on such next succeeding Interest Payment Date to the registered holder of such Note on the immediately preceding Record Date, except as provided in the Indenture. A Note converted on an Interest Payment Date need not be accompanied by any payment, and the interest on the principal amount of the Note being converted will be paid on such Interest Payment Date to the registered holder of such Note on the immediately preceding Record Date. Subject to the aforesaid right of the registered holder to receive interest, no payment or adjustment will be made on conversion for interest accrued on the converted Note or for dividends on the Common Stock issued on conversion. Fractional shares of Common Stock shall not be issued upon conversion, but, in lieu thereof, the Company will pay a cash adjustment based upon the market price of the Common Stock on the first business day prior to the day of conversion, as provided in the Indenture.

     In the Indenture, the "current market price" per share of Common Stock on any date shall be deemed to be the average of the Daily Market Prices for the shorter of (i) 30 consecutive Business Days ending on the last full trading day on the exchange or market referred to in determining such Daily Market Prices prior to the time of determination or (ii) the period commencing on the date next succeeding the first public announcement of the issuance of such rights or warrants or such distribution through such last full trading day prior to the time of determination.

     In case of any consolidation or merger of the Company with or into any other corporation, or in the case of any consolidation or merger of another corporation into the Company in which the Company is the surviving corporation, involving in either case a reclassification, conversion, exchange or cancellation of shares of Common Stock, or any sale or transfer of all or substantially all of the assets of the Company, the Holder of each Note shall, after such consolidation, merger, sale or transfer, have the right to convert such Note into the kind and amount of securities or other property, which may include cash, which such Holder would have been entitled to receive upon such consolidation, merger, sale or transfer if such Holder had held the Common Stock issuable upon the conversion of such Note immediately prior to the effective date of such consolidation, merger, sale or transfer.

OPTIONAL REDEMPTION BY THE COMPANY

     The Notes are not redeemable at the Company's option prior to August 15, 2001. Thereafter, the Notes are subject to redemption at the option of the Company, in whole or in part (in any integral multiple of $1,000), upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of principal amount), if redeemed during the 12-month period beginning on August 15 of the years indicated:

                                     YEAR                             PERCENTAGE
            -------------------------------------------------------   ----------
            2001...................................................     101.179%
            2002 and thereafter....................................     100.000

in each case together with accrued but unpaid interest and Liquidated Damages, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date).

     If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange or national market system, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate; provided that no Notes of $1,000 principal amount or less shall be redeemed in part. Notice of any redemption will be sent, by first-class mail, at least 30 days and not more than 60 days prior to the date fixed for redemption, to the Holder of each Note to be redeemed to such Holder's last address as then shown upon the registry books of the Registrar. The notice of redemption must state the Redemption Date, the Redemption Price and the amount of accrued interest to be paid. Any notice that relates to a Note to be redeemed in part only must state the portion of the principal amount equal to the unredeemed portion thereof and must state that on and after the Redemption Date, upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion thereof will be issued. On and after the Redemption Date, interest will cease to accrue on the Notes or portion thereof called for redemption, unless the Company defaults in its obligations with respect thereto.

     The Notes will not have the benefit of any sinking fund.

REPURCHASE OF NOTES AT THE OPTION OF HOLDERS UPON A CHANGE OF CONTROL

     The Indenture provides that in the event that a Change of Control (as defined below) has occurred, each Holder will have the right, at such Holder's option, pursuant to an irrevocable and unconditional offer by the Company (the "Repurchase Offer"), to require the Company to repurchase all or any part of such Holder's Notes (provided, that the principal amount of such Notes must be $1,000 or an integral multiple thereof) on the date (the "Repurchase Date") that is no later than 60 days after the occurrence of such Change of Control at a cash price equal to 101% of the principal amount thereof, together with accrued and unpaid interest and Liquidated Damages, if any, to the Repurchase Date (the "Repurchase Price"). The Repurchase Offer shall be made within 30 days following a Change of Control and shall remain open for a period specified by the Company but not less than 20 Business Days following its commencement (the "Repurchase Offer Period"). Upon expiration of the Repurchase Offer Period, the Company shall purchase all Notes tendered in response to the Repurchase Offer in the manner described below. If required by applicable law, the Repurchase Date and the Repurchase Offer Period may be extended to the extent required; however, if so extended, it shall nevertheless constitute an Event of Default if the Repurchase Date does not occur within 90 days of the Change of Control.

     The Indenture provides that a "Change of Control" will be deemed to have occurred when: (i) any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), other than a Permitted Holder, is or becomes the "beneficial owner," directly or indirectly, of shares representing more than 50% of the combined total voting power of the then outstanding securities entitled to vote generally in elections of directors of the Company ("Voting Stock"), (ii) the Company consolidates with or merges into any other person or conveys, transfers or leases, whether directly or indirectly, all or substantially all of its assets to any person, or any other person merges into the Company, and, in the case of any such transaction, the outstanding Common Stock of the Company is changed or exchanged as a result, unless the shareholders of the Company immediately before such transaction own, directly or indirectly immediately following such transaction, at least a majority of the combined voting power of the outstanding voting securities of the corporation resulting from such transaction in substantially the same proportion inter se as their ownership of the Voting Stock immediately before such transaction, (iii) at any time the Continuing Directors (as defined below) do not constitute the majority of the Board of Directors of the Company (or, if applicable, a successor corporation to the Company), or (iv) the Common Stock of the Company (or other common stock into which the Notes are then convertible) is neither listed for trading on a United States national securities exchange or approved for trading on an established automatic over-the-counter trading market in the United States. "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of the Board of Directors on the date of the Indenture or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination or election.

     On or before the Repurchase Date, the Company will (i) accept for payment Notes or portions thereof properly tendered pursuant to the Repurchase Offer,
(ii) deposit with the Paying Agent cash sufficient to pay the Repurchase Price of all Notes so tendered and (iii) deliver to the Trustee Notes so accepted, together with an Officers' Certificate listing the Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to the Holders of Notes so accepted payment in an amount equal to the Repurchase Price (together with accrued and unpaid interest), and the Trustee will promptly authenticate and mail or deliver to such Holders a new Note or Notes equal in principal amount to any unpurchased portion of the Notes surrendered. Any Notes not so accepted will be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Repurchase Offer on or as soon as practicable after the Repurchase Date.

     The phrase "all or substantially all" off the assets of the Company is likely to be interpreted by reference to applicable state law at the relevant time, and will be dependent on the facts and circumstances existing at such time. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of the assets of the Company has occurred. In addition, no assurances can be given that the Company will be able to acquire the Notes tendered upon the occurrence of a Change of Control.

     For purposes of the definition of Change of Control, (i) the terms "person" and "group" shall have the meaning used for purposes of Rules 13d-3 and 13d-5 of the Exchange Act as in effect on the Issuance Date, whether or not applicable; and (ii) the term "beneficial owner" shall have the meaning used in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Issuance Date, whether or not applicable, except that a "person" shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time or upon the occurrence of certain events.

     The Change of Control purchase feature of the Notes may make more difficult or discourage a takeover of the Company, and, thus, the removal of incumbent management. The Change of Control purchase feature resulted from negotiations between the Company and the Initial Purchasers.

     The provisions of the Indenture relating to a Change of Control may not afford the Holders protection in the event of a highly leveraged transaction, reorganization, restructuring, merger, spin-off or similar transaction that may adversely affect Holders, if such transaction does not constitute a Change of Control, as set forth above. In addition, the Company may not have sufficient financial resources available to fulfill its obligation to repurchase the Notes upon a Change of Control or to repurchase other debt securities of the Company or its Subsidiaries providing similar rights to the holders thereof.

     To the extent applicable and if required by law, the Company will comply with Section 14 of the Exchange Act and the provisions of Regulation 14E and any other tender offer rules under the

Exchange Act and any other securities laws, rules and regulations that may then be applicable to any offer by the Company to purchase the Notes at the option of Holders upon a Change in Control.

     The right to require the Company to repurchase Notes as a result of the occurrence of a Change of Control could create an event of default under Senior Indebtedness as a result of which any repurchase could, absent a waiver, be blocked by the subordination provision of the Notes. See "-- Subordination." Failure of the Company to repurchase the Notes when required would result in an Event of Default with respect to the Notes whether or not such repurchase is permitted by the subordination provisions.

SUBORDINATION

     The payment of principal, premium, if any, interest and Liquidated Damages, if any, on the Notes is subordinated in right of payment, as set forth in the Indenture, to the prior payment in full of all Senior Indebtedness, whether outstanding on the date of the Indenture or thereafter incurred. Upon any distribution to the creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or other similar proceeding relating to the Company or its property, an assignment for the benefit of creditors or any marshalling of the Company's assets and liabilities, the holders of the Senior Indebtedness will be entitled to receive payment in full of all obligations in respect of such Senior Indebtedness before the Holders will be entitled to receive any payment with respect to the Notes.

     In the event of any acceleration of the Notes because of an Event of Default, the holders of any Senior Indebtedness then outstanding would be entitled to payment in full of all obligations in respect of such Senior Indebtedness before the Holders are entitled to receive any payment or distribution in respect of the Notes. The Indenture further requires that the Company promptly notify holders of Senior Indebtedness if payment of the Notes is accelerated because of an Event of Default.

     The Company also may not make any payment upon or in respect of the Notes if (i) a default in the payment of the principal of, premium, if any, interest, rent or other Obligations in respect of Designated Senior Indebtedness occurs and is continuing beyond any applicable period of grace or (ii) any other default occurs and is continuing with respect to Designated Senior Indebtedness that permits holders of the Designated Senior Indebtedness as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company or other person permitted to give such notice under the Indenture. Payments on the Notes may and shall be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived and (b) in the case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received. No new period of payment blockage may be commenced unless and until (i) 365 days shall have elapsed since the effectiveness of the immediately prior Payment Blockage Notice and (ii) all scheduled payments of principal, premium, if any, and interest on the Notes that have come due have been paid in full in cash. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis of a subsequent Payment Blockage Notice.

     By reason of the subordination provisions described above, in the event of the Company's liquidation or insolvency, holders of Senior Indebtedness may receive more, ratably, and Holders of the Notes may receive less, ratably, than the other creditors of the Company. Such subordination will not prevent the occurrences of any Event of Default under the Indenture.

     The Notes are obligations exclusively of the Company. Since certain operations of the Company are conducted through its Subsidiaries, the cash flow and the consequent ability to service debt, including the Notes, of the Company, are dependent upon the earnings of its Subsidiaries and the distribution of those earnings to, or upon loans or other payments of funds by those Subsidiaries to, the Company. The payment of dividends and the making of loans and advances to the Company by its Subsidiaries may be subject to statutory or contractual restrictions, are dependent upon the earnings of those Subsidiaries and are subject to various business considerations.

     Any right of the Company to receive assets of any of its Subsidiaries upon their liquidation or reorganization (and the consequent right of the Holders of the Notes to participate in those assets) will be effectively subordinated to the claims of that Subsidiary's creditors (including trade creditors), except to the extent that the Company is itself recognized as a creditor of such Subsidiary, in which case the claims of the Company would still be subordinate to any security interests in the assets of such Subsidiary and any indebtedness of such Subsidiary senior to that held by the Company.

     As of August 31, 1996, the Company had approximately $22,772,000 of indebtedness outstanding that would have constituted Senior Indebtedness (excluding liabilities of a type not required to be reflected as a liability on the balance sheet of the Company in accordance with GAAP) and approximately $1,088,000 of indebtedness outstanding and other obligations of Subsidiaries of the Company (excluding intercompany liabilities and liabilities of a type not required to be reflected as a liability on the balance sheet of such Subsidiaries in accordance with GAAP) as to which the Notes would have been structurally subordinated. The Indenture does not limit the amount of additional indebtedness, including Senior Indebtedness, which the Company is permitted to create, incur, assume or guarantee, nor does the Indenture limit the amount of indebtedness and other liabilities which any Subsidiary is permitted to create, incur, assume or guarantee.

     In the event that, notwithstanding the foregoing, the Trustee or any Holder receives any payment or distribution of assets of the Company of any kind in contravention of any of the terms of the Indenture, whether in cash, property or securities, including, without limitation by way of set-off or otherwise, in respect of the Notes before all Senior Indebtedness is paid in full, then such payment or distribution will be held by the recipient in trust for the benefit of holders of Senior Indebtedness, and will be immediately paid over or delivered to the holders of Senior Indebtedness or their representative or representatives to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to or for the holders of Senior Indebtedness.

EVENTS OF DEFAULT AND REMEDIES

     The Indenture provides that each of the following constitutes an Event of
Default: (i) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Notes (whether or not prohibited by the subordination provisions of the Indenture); (ii) default in payment when due of the principal of or premium, if any, on the Notes (whether or not prohibited by the subordination provisions of the Indenture); (iii) failure by the Company to comply with the provisions described under the caption "-- Repurchase of Notes at the Option of Holders Upon a Change of Control"; (iv) failure by the Company for 60 days after notice to comply with any of its other agreements in the Indenture or the Notes; (v) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries) whether such indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such indebtedness prior to the expiration of the grace period provided in such indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such indebtedness prior to its express maturity and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, is an amount which, in the aggregate, is equal to or greater than $10 million; (vi) failure by the Company or any of its Subsidiaries to pay final judgments in an amount which, in the aggregate, exceeds $10 million and which judgments are not paid, discharged, bonded or stayed within 60 days after their entry; and (vii) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries.

     If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

     The Holders of a majority in aggregate principal amount of the Notes then outstanding, by notice to the Trustee, may on behalf of all Holders waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.

     The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

LIMITATION ON MERGER, SALE OR CONSOLIDATION

     The Indenture provides that the Company may not consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless (i) the Company is the surviving corporation, Person or entity formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; and (iii) immediately after such transaction no Default or Event of Default exists.

REPORTS

     The Indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will furnish to the Holders (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, an audit report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing). In addition, the Company has agreed to furnish to the Holders or beneficial holders of the Notes or the underlying Common Stock and prospective purchasers of the Notes or the underlying Common Stock designated by the Holders of the Notes or the underlying Common Stock, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act until such time as such securities are no longer "restricted securities" within the meaning of Rule 144 under the Securities Act.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND SHAREHOLDERS

     No director, officer, employee, incorporator or shareholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder, by accepting a Note, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

TRANSFER AND EXCHANGE

     A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

     The registered Holder of a Note is treated as the owner of the Note for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

     Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder): (i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption
"-- Repurchase of Notes at the Option of Holders Upon a Change of Control"),
(iii) reduce the rate of or change the time for payment of interest on any Note,
(iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest or Liquidated Damages, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Note payable in money other than that stated in the Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, premium, if any, interest or Liquidated Damages, if any, on the Notes, (vii) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption "-- Repurchase of Notes at the Option of Holders Upon a Change of Control") (viii) modify the conversion or subordination provisions of the Indenture in a manner adverse to the Holders of the Notes or (ix) make any change in the foregoing amendment and waiver provisions.

     Notwithstanding the foregoing, without the consent of any Holder, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to

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

provide for the assumption of the Company's obligations to Holders in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The Holders of a majority in principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

BOOK-ENTRY, DELIVERY AND FORM

     The Notes sold within the United States to qualified institutional buyers ("Qualified Institutional Buyers") have been issued in the form of a Rule 144A Global Note. The Rule 144A Global Note has been deposited with, or on behalf of, DTC and registered in the name of DTC or its nominee (the "Global Note Holder"). Except as set forth below, the Rule 144A Global Note may be transferred, in whole and not in part, only to DTC or another nominee of DTC. Investors may hold their beneficial interests in the Rule 144A Global Note directly through DTC if they are Participants in such system or indirectly through organizations that are Participants in such system.

     The Notes originally sold to "accredited investors" (as defined in Rule 501(a)(l), (2), (3), (4) or (7) under the Securities Act and referred to as "Accredited Investors") who are not Qualified Institutional Buyers have been issued and registered in certificated form without coupons and bear a legend containing restrictions on transfers (the "Certificated Notes"). Certificated Notes are not eligible to be exchanged for an interest in a Global Note.

     The Notes sold outside of the United States in reliance on Regulation S under the Securities Act initially are represented by the Regulation S Permanent Global Note. The Regulation S Permanent Global Note will be deposited with a custodian and will be registered in the name of a nominee of DTC. Cedel Bank and Euroclear will hold beneficial interests in the Regulation S Permanent Global Note on behalf of their participants through their respective depositaries, which in turn will hold such beneficial interests in the Regulation S Permanent Global Note in participants' securities accounts in the depositaries' names on the books of DTC. In addition, Notes sold outside of the United States in reliance on Regulation S under the Securities Act may, to the extent permitted by Regulation S, be issued and registered in certificated form without coupons and will bear a legend containing restrictions on transfers (the "Regulation S Certificated Notes"). Any such Regulation S Certificated Notes will be subject to limitations on any further transfer or exchange in a manner consistent with the requirements of Regulation S.

     A beneficial interest in the Regulation S Permanent Global Note may be transferred to a person who takes delivery in the form of an interest in the Rule 144A Global Note only upon receipt by the Trustee of a written certification from the transferor in the form required by the Indenture to the effect that such transfer is being made (i)(a) to a person whom the transferor reasonably believes

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

is a Qualified Institutional Buyer in a transaction meeting the requirements of Rule 144A or (b) pursuant to another exemption from the registration requirements under the Securities Act (in which case such certificate must be accompanied by an opinion of counsel regarding the availability of such exemption) and (ii) in accordance with all applicable securities laws of any state of the United States or any other jurisdiction. Beneficial interests in the Rule 144A Global Note may be transferred to a person who takes delivery in the form of an interest in the Regulation S Permanent Global Note, whether before, on or after the 40-day restricted period, only upon receipt by the Trustee of a written certification from the transferor in the form required by the Indenture to the effect that such transfer is being made in accordance with Regulation S. Any beneficial interest in one of the Global Notes that is transferred to a person who takes delivery in the form of an interest in another Global Note will, upon transfer, cease to be an interest in such Global Note and become an interest in such other Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.

     Because of time-zone differences, the securities accounts of Euroclear or Cedel Bank participants (each, a "Member Organization") purchasing an interest in a Global Note from a Participant that is not a Member Organization will be credited during the securities settlement processing day (which must be a business day for Euroclear or Cedel Bank, as the case may be) immediately following the DTC settlement date. Transactions in interests in a Global Note settled during any securities settlement processing day will be reported to the relevant Member Organization on the same day. Cash received in Euroclear or Cedel Bank as a result of sales of interests in a Global Note by or through a Member Organization to a Participant that is not a Member Organization will be received with value on the DTC settlement date, but will not be available in the relevant Euroclear or Cedel Bank cash account until the business day following settlement at DTC. The Notes are eligible for trading in the PORTAL Market.

     Subject to compliance with the transfer restrictions applicable to the Global Notes described above and in the Indenture, cross-market transfers between holders of interests in the Rule 144A Global Note, on the one hand, and direct or indirect account holders at a Member Organization holding interests in the Regulation S Permanent Global Note, on the other, will be effected through the DTC in accordance with its rules and the rules of Euroclear or Cedel Bank, as applicable. Such cross-market transactions will require, among other things, delivery of instructions by such Member Organization to Euroclear or Cedel Bank, as the case may be, in accordance with the rules and procedures and within deadlines (Brussels time) established in Euroclear or Cedel Bank, as the case may be. If the transaction complies with all relevant requirements, Euroclear or Cedel Bank, as the case may be, will then deliver instructions to its depositary to take action to effect final settlement on its behalf.

     DTC is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts thereof. DTC's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through Participants or Indirect Participants.

     The Company expects that pursuant to procedures established by DTC (i) upon the issuance of the Rule 144A Global Notes, or the Regulation S Permanent Global Notes (each, a "Global Note" and together, the "Global Notes"), DTC will credit the accounts of Participants designated by the Initial Purchaser with portions of the principal amount of the Global Notes and (ii) ownership of the Notes evidenced by the Global Notes will be shown on, and the transfer of ownership thereof will be

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

effected only through, records maintained by DTC (with respect to the interests of the Participants), Participants and Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Notes evidenced by the Global Notes will be limited to such extent. For certain other restrictions on the transferability of the Notes, see "Notice to Investors."

     So long as the Global Note Holder is the registered owner of any Notes, the Global Note Holder will be considered the sole Holder under the Indenture of any Notes evidenced by the Global Notes. Beneficial owners of Notes evidenced by the Global Notes are considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither the Company nor the Trustee has any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC relating to the Notes.

     Payments in respect of the principal of, premium, if any, interest and Liquidated Damages, if any, on any Notes registered in the name of the Global Note Holder on the applicable Record Date are payable by the Trustee to or at the direction of the Global Note Holder in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes (including principal, premium, if any, interest and Liquidated Damages, if any). The Company believes, however, that it is currently the policy of DTC to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of DTC. Payments by Participants and Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of Participants or Indirect Participants.

CERTIFICATED SECURITIES

     Subject to certain conditions, any person having a beneficial interest in the Global Notes may, upon request to the Trustee, exchange such beneficial interest for Notes evidenced by registered, definitive Certificated Notes. Upon any such issuance, the Trustee is required to register such Certificated Notes in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). All such Certificated Notes would be subject to the legend requirements described herein under "Notice to Investors." In addition, if (i) the Company notifies the Trustee in writing that DTC is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in the form of Certificated Notes under the Indenture, then, upon surrender by the Global Note Holder of its Global Notes, Notes in such form will be issued to each person that the Global Note Holder and DTC identify as being the beneficial owner of the related Notes.

     Neither the Company nor the Trustee will be liable for any delay by the Global Note Holder or DTC in identifying the beneficial owners of Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or DTC for all purposes.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

     Pursuant to the Registration Rights Agreement, the Company has agreed for the benefit of the Holders, that (i) it will, at its cost, within 60 days after the closing of the Private Placement (the "Closing"), file a shelf registration statement (the "Shelf Registration Statement") with the

Commission with respect to resales of the Notes and the Conversion Shares, (ii) it will use its best efforts to cause such Shelf Registration Statement to be declared effective by the Commission within 150 days after the Closing, and
(iii) it will use its best efforts to keep such Shelf Registration Statement continuously effective under the Securities Act until, subject to certain exceptions specified in the Registration Rights Agreement, the third anniversary of the date of the Closing. The Company will be permitted to suspend use of the prospectus that is part of the Shelf Registration Statement during certain periods of time and in certain circumstances relating to pending corporate developments and public filings with the Commission and similar events. If (a) the Company fails to file the Shelf Registration Statement required by the Registration Rights Agreement on or before the date specified for such filing,
(b) such Shelf Registration Statement is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date") or (c) the Shelf Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities (as defined below) during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (c) above a "Registration Default"), then the Company will pay Liquidated Damages to each Holder, with respect to the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $.05 per week per $1,000 aggregate principal amount of the Notes held by such Holder. The amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 aggregate principal amount of the Notes held by each Holder with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $.25 per week per $1,000 aggregate principal amount of the Notes held by each Holder. All accrued Liquidated Damages will be paid by the Company on each Interest Payment Date in cash. Such payment will be made to the Holder of the Global Notes by wire transfer of immediately available funds or by federal funds check and to Holders of Certificated Notes, if any, by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

     For purposes of the foregoing, "Transfer Restricted Securities" means the Notes and the Conversion Shares until (i) the date on which such Notes or Conversion Shares have been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement, (ii) the date on which such Notes or Conversion Shares are distributed to the public pursuant to Rule 144 under the Securities Act (or any similar provision then in effect) or are saleable pursuant to Rule 144(k) under the Securities Act and all legends relating to transfer restrictions have been removed or (iii) the date on which such Notes or Conversion Shares cease to be outstanding.

     Holders of Notes will be required to deliver information to be used in connection with the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Notes or the Common Stock issuable upon exercise thereof included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above.

     If the Company determines that it is permissible to do so under applicable law, in lieu of filing or maintaining the effectiveness of the shelf registration statement with respect to the Notes, the Company may, at its option, file with the Commission a registration statement with respect to an issue of notes identical in all material respects to the Notes (the "New Notes") except as to transfer restrictions and, upon such registration statement becoming effective, offer the holders of the Notes the opportunity to exchange their Notes for the New Notes. The Company has not determined that any such registered exchange offer is permissible under applicable law, and there can be no assurance that it will do so in the future.

     The Company will provide to each registered holder of the Notes or the Conversion Shares, who is named in the prospectus and who so requests in writing, copies of the prospectus which will be a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration

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

Statement for the Notes or the Conversion Shares has become effective and take certain other actions as are required to permit unrestricted resales of the Notes or the Conversion Shares. A holder of Notes or the Conversion Shares that sells such securities pursuant to a Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such a holder (including certain indemnification and contribution rights and obligations).

SAME-DAY SETTLEMENT AND PAYMENT

     The Indenture will require that payments in respect of the Notes represented by the Global Note (including principal, premium, if any, interest and Liquidated Damages, if any) be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. With respect to Certificated Notes, the Company will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, the Notes represented by the Global Note are eligible to trade in the PORTAL Market and to trade in the DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes is, therefore, required by DTC to be settled in immediately available funds. The Company expects that secondary trading in the Certificated Notes will also be settled in immediately available funds.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indenture and the Registration Rights Agreement. Reference is made to the Indenture and the Registration Rights Agreement for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

     "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Credit Agreement" means that certain Credit Agreement, dated as of November 8, 1995, by and among the Company, PacNet Inc., Advanced Network Design, AdVal, Inc., Cel-Tech International Corp. and Transamerica Business Credit Corporation, as agent for the lenders, as amended, providing for up to $43 million of revolving credit borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

     "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

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

     "Designated Senior Indebtedness" means any particular Senior Indebtedness having an outstanding principal amount or commitment in excess of $10 million with respect to which the instrument creating or evidencing the same or the assumption or guarantee thereof (or related agreements or documents to which the Company is a party) expressly provides that such Indebtedness shall be "Designated Senior Indebtedness" for purposes of the Indenture (provided that such instrument, agreement or other document may place limitations and conditions on the right of such Senior Indebtedness to exercise the rights of Designated Senior Indebtedness.)

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

     "Global Notes" means the Rule 144A Global Note, the Regulation S Temporary Global Note and the Regulation S Permanent Global Note.

     "Indebtedness" means, with respect to any person, all obligations, whether or not contingent, of such person (i)(a) for borrowed money (including, but not limited to, any indebtedness secured by a security interest, mortgage or other lien on the assets of the Company which is (1) given to secure all or part of the purchase price of property subject thereto, whether given to the vendor of such property or to another, or (2) existing on property at the time of acquisition thereof), (b) evidenced by a note, debenture, bond or other written instrument, (c) under a lease required to be capitalized on the balance sheet of the lessee under GAAP, (d) in respect of letters of credit, bank guarantees or bankers' acceptances (including reimbursement obligations with respect to any of the foregoing), (e) with respect to Indebtedness secured by a mortgage, pledge, lien, encumbrance, charge or adverse claim affecting title or resulting in an encumbrance to which the property or assets of such person are subject, whether or not the obligation secured thereby shall have been assumed by or shall otherwise be such person's legal liability, (f) in respect of the balance of deferred and unpaid purchase price of any property or assets or (g) under interest rate or currency swap agreements, cap, floor and collar agreements, spot and forward contracts and similar agreements and arrangements; (ii) with respect to any obligation of others of the type described in the preceding clause (i) or under clause (iii) below assumed by or guaranteed in any manner by such person, contingent or otherwise (and, without duplication, the obligations of such person under any such assumptions, guarantees or other such arrangements); and (iii) any and all deferrals, renewals, extensions, refinancings and refundings of, or amendments, modifications or supplements to, any of the foregoing.

     "Issuance Date" means the date on which the Notes are originally issued and authenticated under the Indenture.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Permitted Designee" means (i) a spouse or child of a Permitted Holder,
(ii) trusts for the benefit of a Permitted Holder or a spouse or child of a Permitted Holder, (iii) in the event of death or incompetence of a Permitted Holder, his estate, heirs, executor, administrator, committee or other personal representative or (iv) any Affiliate of a Permitted Holder.

     "Permitted Holders" means Paul Pfleger, John M. Orehek and their Permitted Designees.

     "person" or "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Regulation S" means Regulation S promulgated under the Securities Act.

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

     "Regulation S Permanent Global Note" means a permanent global note that is deposited with and registered in the name of the Depositary or its nominee, representing a series of Notes sold in reliance on Regulation S.

     "Rule 144A" means Rule 144A promulgated under the Securities Act.

     "Rule 144A Global Note" means a permanent global note that is deposited with and registered in the name of the Depositary or its nominee, representing a series of Notes sold in reliance on Rule 144A.

     "Senior Indebtedness" means the principal of, premium, if any, and interest on, rent under, and any other amounts payable on or in respect of the Credit Agreement and any other Indebtedness of the Company (including, without limitation, any Obligations in respect of such Indebtedness and, in the case of Designated Senior Indebtedness, any interest accruing after the filing of a petition by or against the Company under any Bankruptcy Law, whether or not allowed as a claim after such filing in any proceeding under such Bankruptcy
Law), whether outstanding on the date of this Indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by the Company (including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to the foregoing); provided, however, that Senior Indebtedness does not include (v) Indebtedness evidenced by the Notes, (w) any liability for federal, state, local or other taxes owed or owing by the Company,
(x) Indebtedness of the Company to any of its Subsidiaries, (y) trade payables of the Company, and (z) any particular Indebtedness in which the instrument creating or evidencing the same or the assumption or guarantee thereof (or related agreements or documents to which the Company is a party) expressly provides that such Indebtedness shall not be senior in right of payment to, or is pari passu with, or is subordinated or junior to, the Notes.

     "Significant Subsidiary" means any subsidiary of the Company that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act and the Exchange Act, as such Regulation is in effect on the date of the Indenture.

     "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

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

                          DESCRIPTION OF CAPITAL STOCK

     The Company's Articles provide for authorized capital of 100,000,000 shares, consisting of 90,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock, par value $.0001 per share ("Preferred Stock").

COMMON STOCK

     As of July 31, 1996, there were 15,838,202 outstanding shares of Common Stock. As of July 31, the Common Stock was held of record by 129 persons or entities. Holders of the Common Stock are entitled to cast one vote for each share held of record on all matters acted upon at any meeting of the Company's shareholders. Holders of Common Stock are entitled to receive ratably such dividends if, as and when declared by the Board of Directors out of funds legally available therefor, subject to preferences that may be applicable to any outstanding Preferred Stock. There are no cumulative voting rights, the absence of which will, in effect, allow the holders of a majority of the outstanding shares of the Common Stock to elect all of the directors then standing for election. The absence of cumulative voting rights could have the effect of delaying, deferring or preventing a change in control of Midcom. In the event of any liquidation, dissolution or winding up of Midcom, each holder of Common Stock will be entitled to participate, subject to the rights of any outstanding Preferred Stock, ratably in all assets of Midcom remaining after payment of liabilities. Holders of Common Stock have no preemptive or conversion rights. All outstanding shares of Common Stock are, and all shares of Common Stock issuable upon conversion of the Notes will be, fully paid and non-assessable.

PREFERRED STOCK

     The Board of Directors has the authority to issue 10,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof including dividend rights, conversion rights, voting rights, redemption rights, liquidation preferences and the number of shares constituting any series, without any further vote or action by the shareholders. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock. In addition, because the terms of such Preferred Stock may be fixed by the Board of Directors without shareholder action, the Preferred Stock could be designated and issued quickly in the event Midcom requires additional equity capital. The Preferred Stock could also be designated and issued with terms calculated to defeat a proposed take-over of Midcom, or with terms that may have the effect of delaying, deferring or preventing a change of control of Midcom. Under certain circumstances, this could have the effect of decreasing the market price of the Common Stock.

WARRANTS

     Midcom has outstanding three warrants to purchase a total of 59,500 shares of Common Stock, exercisable through March 28, 1999 at an exercise price of $7.44 per share, which price is subject to adjustment to prevent dilution. The warrants were issued in connection with the Company's acquisition of certain assets of Telnet Communications, Inc., and the Company is obligated to register the shares underlying these warrants. See "-- Registration Rights."

     In connection with the issuance of a note payable to a seller of a customer base purchased by the Company, the Company issued a warrant to acquire $2 million of Common Stock. In the event of non-payment of the note, the exercise price is cancellation of the note, the principal amount of which is subject to adjustment, and the number of shares to be issued upon exercise of the warrant would equal $2 million divided by the then current market price of the Common Stock.

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

ESCROW SHARES AND CONTINGENT SHARES

     In connection with its acquisition of certain businesses and customer bases, Midcom has the obligation to issue or release from escrow up to 236,193 additional shares of Common Stock. Midcom has an obligation to issue or release these shares upon the occurrence of certain contingencies, including, among others, attainment of specified revenue levels for the acquired customer base, adjustment of liabilities assumed and receivables purchased, and satisfaction of general representations and warranties.

     In connection with its acquisition of certain businesses and customer bases, Midcom is obligated to issue additional shares of Common Stock in the event that the market price of the Common Stock is below stated prices on designated true-up dates and upon the occurrence of certain other contingencies. Based on the price of the Common Stock on August 14, 1996 and assuming the maximum contingent shares are issued, an additional 128,119 shares of Common Stock would be issuable as a result of these obligations. The contingency periods range from six months to two years.

SHAREHOLDERS AGREEMENTS

     Midcom has entered into a Shareholders' Agreement dated June 7, 1994 (the "Shareholders' Agreement") with Paul Pfleger, Ashok Rao, John M. Orehek, and Trusts for the benefit of each of Siddhartha Rao, Kavita Rao, Divya Rao and Anjali Rao (collectively the "Founding Shareholders"). The Shareholders' Agreement provides that Midcom and the Founding Shareholders have a right of first refusal if Mr. Orehek or Mr. Rao wish to sell their shares and have a right to purchase Mr. Rao's shares in the event he resigns from the Company. Following Mr. Rao's resignation as President, Chief Executive Officer and a director in April 1996, the Company called for the redemption of Mr. Rao's shares and the shares owned by the four trusts. The terms of the redemption will be determined through arbitration. See "Certain Transactions." Pursuant to the Shareholders' Agreement, the Founding Shareholders have agreed to vote their shares to elect Mr. Pfleger and Mr. Rao to the Company's Board of Directors. As part of Mr. Rao's Resignation Agreement, the Shareholders' Agreement will be amended to remove the requirement that the Founding Shareholders vote to elect Mr. Rao to the Company's Board of Directors. See "Certain Transactions." If, during the term of the Shareholders' Agreement, Midcom proposes to register any of its Common Stock under the Securities Act, the Founding Shareholders may require Midcom to include in such registration shares of Common Stock owned by them, subject to certain conditions and limitations. See "-- Registration Rights." The term of the Shareholders' Agreement expires on June 7, 1999. In connection with a transfer of their Common Stock, Messrs. Pfleger and Orehek have each transferred his rights and obligations under the Shareholders' Agreement to a limited partnership of which he is a beneficial owner. The two limited partnerships have further transferred certain shares of Common Stock to a limited liability company that also assumed the rights and obligations under the Shareholders' Agreement. See "Principal Shareholders."

REGISTRATION RIGHTS

     Holders of 9,832,946 shares of Common Stock (including shares of Common Stock issuable upon conversion or exercise of outstanding warrants and shares held in escrow which are deemed not to be issued, as described elsewhere in this Prospectus) are entitled to certain rights with respect to the registration of such shares for offer and sale to the public under the Securities Act.

     Under the terms of the Registration Rights Agreement dated as of June 10, 1994 between Midcom, First Union and The Robinson-Humphrey Company, Inc. ("Robinson-Humphrey"), if Midcom proposes to register any of its securities within five years of its initial public offering, First Union and Robinson-Humphrey may require Midcom, at its sole expense, to include in such registration any shares of Common Stock owned by them, subject to certain conditions and limitations. First Union and Robinson-Humphrey may, prior to the third anniversary of Midcom's

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

initial public offering, demand that Midcom register their shares up to two times on Form S-1 or Form S-2 and an unlimited number of times on Form S-3. Midcom will not be obligated to effect any demand registration within six months after the effective date of a previous demand registration or a registration in which First Union or Robinson-Humphrey was entitled to include its shares. In addition, so long as any shares issued to First Union or Robinson-Humphrey upon exercise of certain warrants remain outstanding, subject to certain exceptions, the Company shall not, without the prior written consent of the holders of a majority of such shares: (i) make any amendment to the Company's Articles or Bylaws, or file any resolution of the Board of Directors with the Washington Secretary of State containing any provisions which could adversely affect or otherwise impair the rights of the holders of such shares; or (ii) enter into, or permit any subsidiary to enter into, related party transactions. At any time after June 1, 2000, the Company has the right to purchase all (but not less than all) of the shares issued to First Union or Robinson-Humphrey upon exercise of their warrants in accordance with an agreed formula.

     Under the terms of the Shareholders' Agreement if, during the term thereof, Midcom proposes to register any of its Common Stock under the Securities Act, the Founding Shareholders may require Midcom to include in such registration shares of Common Stock owned by them, subject to certain conditions and limitations. All expenses incurred in connection with such registration shall be borne by Midcom except for the Founding Shareholders' legal fees and any additional expenses that Midcom would not incur but for the registration of the Founding Shareholders' shares. See "-- Shareholders' Agreement."

     Under the terms of a Registration Rights Agreement dated as of December 30, 1994 between Midcom and Richard W. Stroup, if Midcom proposes to register its Common Stock under the Securities Act at any time prior to December 31, 1996, Mr. Stroup may require Midcom, at its sole expense, to include in such registration any shares of Common Stock owned by him that he acquired in connection with Midcom's acquisition of PacNet, subject to certain conditions and limitations.

     Under the terms of a registration rights agreement between Midcom and three individuals who were the shareholders of Telnet Communications, Inc. and now hold warrants to purchase a total of 59,500 shares of Common Stock, subject to possible adjustment, if Midcom proposes to register Common Stock under the Securities Act for its own account pursuant to an underwritten offering at any time prior to April 1, 2000, each of these individuals may require Midcom, at its sole expense, to include in such registration any shares of Common Stock owned by him. In addition, these individuals may each demand that Midcom register his shares one time on Form S-3, which rights expire on March 28, 1999.

     Under the terms of a registration rights agreement between the Company and Communication Services of America ("CSA"), if the Company proposes to register Common Stock under the Securities Act for its own account pursuant to an underwritten offering at any time prior to August 31, 1998, CSA may require the Company, at its sole expense, to include in such registration any shares of Common Stock owned by CSA, subject to certain conditions and limitations. In addition, CSA may demand that the Company register CSA's shares one time on Form S-3, provided that such shares would have an aggregate expected selling price of at least $100,000.

     Under the terms of a registration rights agreement between the Company and Cherry Communications, if the Company proposes to register Common Stock under the Securities Act for its own account pursuant to an underwritten offering at any time prior to July 31, 1996, Cherry Communications may require the Company, at its sole expense, to include in such registration any shares of Common Stock acquired by Cherry Communications in connection with the Company's purchase from Cherry Communications of certain customer bases, subject to certain conditions and limitations. In addition, Cherry Communications may demand that the Company register its shares on two occasions on Form S-3, provided that such shares would have an aggregate expected selling price of at least $300,000.

     Under the terms of a registration rights agreement among the Company, Theodore Berns, Donald Dean and WorldCom (each a "Rights Holder"), Rights Holders holding a majority of the shares of Common Stock held by all Rights Holders may demand that the Company register the shares on two occasions on Form S-3, provided that the shares would have an aggregate expected selling price of at least $300,000.

     Under the terms of a registration rights agreement between the Company and Richard E. John, if the Company proposes to register Common Stock under the Securities Act for its own account pursuant to an underwritten offering or to register the Common Stock of another pursuant to a demand registration at any time prior to August 31, 1998, Mr. John may require the Company, at its sole expense, to include in such registration any shares of Common Stock owned by him that he acquired in connection with the Company's acquisition of Cel-Tech, subject to certain conditions and limitations. In addition, Mr. John may demand that the Company register his shares one time on Form S-3, provided that such shares would have an aggregate expected selling price of at least $200,000.

     Under the terms of a registration rights agreement between the Company and four individuals who were shareholders of Fairfield County Telephone Corporation ("Fairfield"), each such individual may demand, on three occasions, that the Company register on Form S-3 any shares of Common Stock owned by him or her that he or she acquired in connection with the Company's acquisition of Fairfield, provided that such shares would have an aggregate expected selling price of at least $300,000.

     Under the terms of a registration rights agreement among the Company and two individuals who were shareholders of Adnet, if the Company proposes to register Common Stock under the Securities Act at any time prior to December 31, 1998, such individuals may require the Company, at its sole expense, to include in such registration any shares of Common Stock owned by them that were acquired in connection with the Company's acquisition of Adnet, subject to certain conditions and limitations. In addition, such individuals may demand that the Company register their shares on two occasions on Form S-3, provided that such shares would have an aggregate expected selling price of at least $300,000.

     Holders of a portion of the shares subject to the foregoing registration rights have indicated their intent to exercise their registration rights and sell their shares in the public market as soon as, or shortly after, their registration rights become exercisable. However, in connection with the Private Placement, shareholders holding 1,236,012 shares subject to registration rights, as well as the Company and certain of its officers and directors, have agreed not to sell or grant any option for the sale of, or otherwise dispose of, any Common Stock, or any securities convertible into or exchangeable or exercisable for shares of Common Stock, and not to file or request to be filed, as the case may be, any registration statement with respect to the Common Stock for a period of 90 days after the completion of the Private Placement without the prior written consent of PaineWebber on behalf of the Initial Purchasers.

     In part to obtain the lock-up commitment referred to above, the Company has proposed to file a shelf registration under the Securities Act with respect to approximately 587,893 shares of Common Stock subject to demand registration rights. This shelf registration will provide for the continuous offering, subject to certain exceptions, of such shares in the public market for a period of one year after the effective date of the shelf registration. Creation of this commitment is subject to execution of new agreements with each affected shareholder which provide, among other things, for termination of all of the holders' other registration rights. There can be no assurance such arrangements will be finalized.

     As a result of having filed an Exchange Act report with the Commission after its due date, the Company is not eligible to register shares on Form S-3, an abbreviated form of registration statement, until April 1997.

WASHINGTON LAW

     Washington law contains certain provisions that may have the effect of delaying or discouraging a hostile takeover of the Company. Chapter 23B.17 of the Washington Business Corporation Act (the "WBCA") prohibits, subject to certain exceptions, a merger, sale of assets or liquidation of a corporation involving an "Interested Shareholder" (defined generally as a person or affiliated group of persons acting in concert or under common control who beneficially own 20% or more of the corporation's outstanding voting securities) unless determined to be at a "fair price" or otherwise approved by a majority of the Company's disinterested directors or the holders of two-thirds of the votes of each voting group entitled to vote separately on the transaction, excluding the votes of the Interested Shareholder. In addition, Chapter 23B.19 of the WBCA prohibits a corporation having a class of securities registered pursuant to
Section 12 of the Exchange Act, with certain exceptions, from engaging in certain significant business transactions with a person or group of persons acting in concert or under common control who beneficially acquires 10% or more of the corporation's outstanding voting securities for a period of five years after such acquisition. The prohibited transactions include, among others, a merger with, disposition of assets to, or issuance or redemption of stock to or from, such person or group of persons, or allowing such person or group of persons to receive a disproportionate benefit as a shareholder. Notwithstanding the foregoing, an otherwise prohibited transaction may be consummated if such transaction is approved by a majority of the members of the board of directors prior to the date that the third parties became Interested Shareholders. These provisions could have the effect of delaying, deterring or preventing a change in control of the Company which, under certain circumstances, could have the effect of decreasing the market price of the Common Stock.

CERTAIN PROVISIONS IN AMENDED AND RESTATED ARTICLES OF INCORPORATION AND BYLAWS

     The WBCA permits amendment of the Articles with the approval of the holders of a majority of the shares entitled to vote. The holders of outstanding shares of a class may vote as a class on a proposed amendment if the amendment would change the number of authorized shares or alter or change the powers, preferences or special rights of such class. Holders of the same series of stock have identical voting rights.

     The Articles provide that special meetings of the shareholders may be called by the Chairman of the Board, the President, the Board of Directors or holders of not less than 30% of the outstanding shares entitled to vote at the meeting. The Articles provide that certain business combinations, such as a merger or share exchange with another corporation or the sale of a substantial part of the Company's assets, must be approved by the holders of not less than two-thirds of the outstanding Common Stock and any other class of stock entitled to vote thereon voting as a single class, and the affirmative vote of a majority of each outstanding series or class, voting as a separate class; provided, however, that if certain continuing members of the Company's Board of Directors approve such business combination, it may be approved by not less than a majority of the holders of outstanding Common Stock and any other class of stock entitled to vote thereon voting as a single class and the affirmative vote of a majority of each outstanding series or class, voting as a separate class.

     Pursuant to the Articles, commencing on the next annual meeting of the Company's shareholders, the Company's Board of Directors is to be divided into three classes having staggered, three-year terms. See "Management -- Board of Directors."

     The Company's Bylaws may be amended or repealed by the Board of Directors or by the vote of holders of not less than two-thirds of the outstanding Common Stock and any other stock entitled to vote thereon.

     It is possible that the provisions described above could have the effect of delaying, deterring or preventing a change in control or management of the Company which, under certain circumstances, could have the effect of decreasing the market value of the Common Stock.

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

LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS OF THE COMPANY

     As permitted by Section 23B.08.320 of the WBCA, Article 14 of the Company's Articles eliminates in certain circumstances the personal liability of the Company's directors to the Company or its shareholders for monetary damages resulting from breaches of their fiduciary duty. This provision does not eliminate the liability of directors for (i) acts or omissions that involve intentional misconduct or a knowing violation of law, (ii) improper declarations of dividends, or (iii) transactions from which a director derived an improper personal benefit.

     The Company's Bylaws require the Company to indemnify its directors and officers to the fullest extent permitted by Washington law, including under circumstances in which indemnification is otherwise discretionary. The Company maintains officers' and directors' liability insurance of $1 million for members of its Board of Directors and key employees.

TRANSFER AGENT AND REGISTRAR

     The transfer agent for the Common Stock is ChaseMellon Shareholder Services. The registrar for the Notes is IBJ Schroder Bank & Trust Company.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

     The Company obtained the Revolving Credit Facility on November 8, 1995. The facility originally provided for Revolving Loans of up to $50.0 million, subject to a borrowing base limitation of 85% of eligible accounts receivable and other financial ratios. In March 1996, the maximum amount available was reduced to $43.0 million in connection with the withdrawal of one of the participating lenders. On March 28, 1996, Transamerica, one of the lenders under the Revolving Credit Facility, provided the Bridge Loan of $15 million in consideration of a loan fee of $500,000. The Bridge Loan was repaid in full upon completion of the Private Placement. Although the Bridge Loan was originally due in full on April 27, 1996, the Company had the right to extend the due date for additional 30-day periods upon payment of an additional fee of $200,000 for each such extension, with final payment of the Bridge Loan due by September 24, 1996. Four 30-day extensions were exercised by the Company prior to the completion of the Private Placement and the repayment in full of the Bridge Loan. Transamerica also received a warrant to purchase shares of the Company's Common Stock in an initial amount of 815,470 shares, subject to adjustment in connection with a variety of dilutive events, at an exercise price of $.0001 per share. The warrant expired upon completion of the Private Placement and the repayment in full of the Bridge Loan. The Revolving Loans are collateralized by substantially all of the assets of the Company and its subsidiaries (including the pledge of all outstanding stock of such subsidiaries) and bear interest at the higher of three lenders' prime rates plus 0.5% per annum or the LIBOR rate plus 2.5% per annum. The Revolving Credit Facility expires on November 8, 1997.

     Under the terms of the Revolving Credit Facility, the Company is required to meet certain operating and financial covenant requirements and is subject to a number of negative covenants which place limitations on, among other things, investments (including a preclusion on any further cash investments in the Company's Russian joint venture) and additional debt and changes in the Company's capital structure. Other covenants preclude payment of cash dividends except in certain limited circumstances and require the Company to obtain the lenders' written consent prior to making any acquisition. The Company was in default of a number of the financial covenants contained in the Revolving Credit Facility during 1996. Also, the going concern qualification included in the Company's independent auditors report with respect to the Company's 1995 Consolidated Financial Statements constituted an additional default under the Revolving Credit Facility. In connection with the completion of the Private Placement and the application of the net proceeds therefrom to the repayment in full of the Bridge Loan and the Revolving Loans, the lenders waived all existing defaults under the Revolving Credit Facility and amended the financial covenants contained in the Revolving Credit Facility to, among other things, reduce the minimum EBITDA financial covenant to a level consistent with the Company's revised business plan and eliminate the minimum fixed charge ratio of EBITDA to interest expense financial covenants. The amendment also requires that the Company maintain minimum excess availability in an initial amount of $20.0 million for the months of August 1996 through February 1997, declining in stages to $8.0 million for the months of September through November 1997. As of August 31, 1996, after giving effect to the amendment, the Company had a borrowing base of approximately $21.0 million and a maximum borrowing availability, net of the minimum excess availability requirement, of approximately $1.0 million. These numbers fluctuate from day to day based on the timing of cash collections and payments. There can be no assurance that the Company will not be in violation in the future of its obligations under the Revolving Credit Facility or that borrowings under this facility will continue to be available. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources."

                        SHARES ELIGIBLE FOR FUTURE SALE

     At July 31, 1996, the Company had outstanding 15,838,202 shares of Common Stock (assuming no redemption of the shares owned by Ashok Rao; see "Certain Transactions") of which 9,131,201 shares were "restricted securities" subject to restrictions set forth in Rule 144 promulgated under the Securities Act. Of the restricted securities, upon expiration of a lock-up agreement described below, 3,534,679 shares will be tradeable under Rule 144 (subject to volume and manner of sales restrictions), 3,534,685 shares will be tradable pursuant to Rule 144 upon the expiration of the applicable two-year holding period and 100,000 shares, sold in a transaction exempt from registration pursuant to Regulation S of the Securities Act, will be tradable pursuant to Rule 144 upon the expiration of a one-year holding period. Of the restricted shares, 236,193 shares are held in escrow or are to be issued pursuant to the Company's obligations under agreements entered into in connection with several acquisitions completed in the second half of 1995. Also, in connection with certain acquisitions, the Company is required to issue shares of Common Stock as additional consideration (i) in the event that the market price of the Common Stock is below stated prices on designated true-up dates, and (ii) upon the occurrence of certain contingencies. Based on the price of the Common Stock on August 14, 1996, and assuming the maximum contingent shares are issued, the Company would be required to issue 128,119 shares of Common Stock. Also, in connection with the acquisition of a customer base from Cherry Communications, the Company may elect to issue shares of Common Stock in lieu of a cash payment of $9.0 million. See "Management's Discussion and Analysis -- Liquidity and Capital Resources" and "Description of Capital Stock."

     The Company has reserved for issuance 4,211,024 shares of Common Stock under its Stock Option Plan (assuming shareholder approval of an increase in options available for grant) and 258,625 shares of Common Stock for issuance under its Stock Purchase Plan. Under the Stock Option Plan, as of July 31, 1996 options to purchase 3,408,474 shares of Common Stock are outstanding and options to purchase 212,240 shares of Common Stock are exercisable. Shares issued under the Stock Option Plan and the Stock Purchase Plan are freely tradable in the open market, subject, in the case of affiliates, to the volume, manner of sale, notice and public information requirements of Rule 144.

     At July 31, 1996, warrants to purchase 874,970 shares of Common Stock were outstanding, including a warrant to purchase 815,470 shares of Common Stock issued in connection with the Bridge Loan, which warrant expired upon the completion of the Private Placement and the repayment in full of the Bridge Loan. In connection with the issuance of a note payable to one seller of a customer base, the Company issued a warrant to acquire $2.0 million of the Company's common stock. In the event of non-payment of the note, the exercise price of such warrant is cancellation of the note, the principal amount of which is subject to adjustment, and the number of shares to be issued upon exercise of the warrant would equal $2.0 million divided by the then current market price of the Common Stock. See "Description of Capital
Stock -- Warrants" and "Description of Certain Indebtedness."

     At July 31, 1996, 14 individuals or entities were entitled to require the Company to register the offer and sale of a total of approximately 1,876,000 shares of Common Stock (including shares of Common Stock issuable upon conversion or exercise of outstanding warrants) under the Securities Act as early as August 1996. See "Description of Capital Stock -- Registration Rights." Holders of a portion of shares subject to registration rights have indicated their intent to exercise their registration rights and sell their shares in the public market as soon as, or shortly after, their registration rights become exercisable. If these registration rights are exercised, the Company will be required to maintain the effectiveness of a resale registration for periods of up to 180 days. However, in connection with Private Placement, shareholders holding 1,236,012 shares subject to registration rights, as well as the Company and certain of its officers and directors, have agreed not to sell or grant any option for the sale of, or otherwise dispose of, any Common Stock, or any securities convertible into or exchangeable or exercisable for shares of Common Stock and not to file or request to be filed, as the case may be, any registration statement with respect to the Common Stock for a period of 90 days after the completion of the Private Placement (or earlier with the consent of PaineWebber on behalf of the Initial Purchasers).

     In part to obtain the lock-up commitment referred to above, the Company has proposed to file a shelf registration under the Securities Act with respect to approximately 587,893 shares of Common Stock subject to demand registration rights. This shelf registration will provide for the continuous offering, subject to certain exceptions, of such shares in the public market for a period of one year after the effective date of such shelf registration. Creation of this commitment is subject to execution of new agreements with each affected shareholder which provide, among other things, for termination of all of the holders other registration rights. There can be no assurance such arrangements will be finalized.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), who has beneficially owned restricted securities within the meaning of Rule 144 ("Restricted Shares") for at least two years, including the holding period of any prior owner except an affiliate, is entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of the Company's Common Stock and (ii) the average weekly trading volume of the Common Stock in the over-the-counter market during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. Any person (or persons whose shares are aggregated) who is not deemed to have been an "affiliate" of the Company at any time during the 90 days preceding a sale, and who owns Restricted Shares that were purchased from the Company (or any affiliate) at least three years previously, will be entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements. If a proposed amendment to Rule 144 is adopted, the two- and three-year holding period requirements described above would be reduced to one and two years, respectively.

     No prediction can be made as to the effect, if any, that future sales of shares, the availability of shares for future sale, or the registration of substantial amounts of currently restricted shares will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock in the public market, under Rule 144, pursuant to the exercise of registration rights or otherwise, and even the potential for such sales, could have a material adverse effect on the prevailing market price of the Common Stock and impair the Company's ability to raise capital through the sale of its equity securities.

                              PLAN OF DISTRIBUTION

     The Selling Securityholders may sell all or a portion of the Notes and the Conversion Shares offered hereby from time to time while the Registration Statement of which this Prospectus is a part remains effective. Pursuant to the Registration Rights Agreement, the Company is obligated to maintain the effectiveness of the Registration Statement for a period of three years from the completion of the Private Placement or, if shorter, when (i) all the Securities have been sold pursuant to the Registration Statement or (ii) the date on which there ceases to be any outstanding Securities. The Selling Securityholders may sell Notes or Conversion Shares on terms to be determined at the times of such sales through customary brokerage channels, negotiated transactions or by a combination of these methods, at fixed prices that may be changed, at market prices then prevailing or at negotiated prices then obtainable. There is no assurance that the Selling Securityholders will sell any or all of the Notes or Conversion Shares offered pursuant to this Prospectus. Each of the Selling Securityholders reserves the right to accept and, together with its agents from time to time, to reject in whole or in part any proposed purchase of the Notes or Conversion Shares to be made directly or through agents. The Company will not receive any of the proceeds from the sale of Notes or Conversion Shares pursuant to this Prospectus. The aggregate proceeds to the Selling Securityholders from the sale of the Notes and the Conversion Shares offered by the Selling Securityholders hereby will be the purchase price of such Notes or Conversion Shares less any discounts or commissions.

     The Company has been advised by the Selling Securityholders that the Selling Securityholders, acting as principals for their own account, may sell Notes or Conversion Shares from time to time directly to purchasers. Alternatively, the Selling Securityholders may, from time to time, sell Notes or Conversion Shares through agents, dealers or underwriters to be designated by the Selling Securityholders from time to time who may receive compensation in the form of underwriting discounts, commissions or concessions from the Selling Securityholders and the purchasers of the Notes or Conversion Shares for whom they may act as agent. To the extent required, the aggregate principal amount of the Notes and the number of Conversion Shares to be sold, the names of the Selling Securityholders, the purchase price, the name of any agent, dealer or underwriter and any applicable commissions with respect to a particular offer will be set forth in an accompanying Prospectus Supplement or, if appropriate, a post-effective amendment to the Registration Statement of which this Prospectus is a part. The Selling Securityholders and any agents, broker-dealers or underwriters that participate with the Selling Securityholders in the distribution of the Notes or the Conversion Shares may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any discounts, commissions or concessions received by such broker-dealers, agents or underwriters and any profit on the resale of the Notes or the Conversion Shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act.

     A Selling Securityholder may elect to engage a broker or dealer to effect sales in one or more of the following transactions: (a) block trades in which the broker or dealer so engaged will attempt to sell the Securities as agent but may position and resell a portion of the block as principal to facilitate the transaction, (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers and dealers engaged by Selling Securityholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from Selling Securityholders in amounts to be negotiated (and, if such broker-dealer acts as agent for the purchaser of such Securities, from such purchaser). Broker-dealers may agree with the Selling Securityholders to sell a specified number of such Securities at a stipulated price, and, to the extent such broker-dealer is unable to do so acting as agent for a Selling Securityholder, to purchase as principal any unsold Securities at the price required to fulfill the broker-dealer commitment to such Selling Securityholder. Broker-dealers who acquire Securities as principal may thereafter resell such Securities from time to time in transactions (which may involve crosses and block transaction and sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions and, in connection with such resales, may pay to or receive from the purchasers of such Securities commissions as described above.

     The Securities originally issued by the Company in the Private Placement contained legends as to their restricted transferability. Upon the effectiveness of the Registration Statement of which this Prospectus is a part, these legends will no longer be necessary. Upon the transfer by the Selling Securityholders of any of the Securities, new certificates representing such Securities will be issued to the transferee, free of any such legends.

     To comply with the securities laws of certain states, if applicable, the Notes and the Conversion Shares will be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the Notes and the Conversion Shares may not be offered or sold unless they have been registered or qualified for sale in such state or an exemption from the registration or qualification requirement is available and is complied with.

     The Company will pay all expenses incident to the offering and sale of the Notes and the Conversion Shares to the public other than underwriting discounts, selling commissions and fees. Pursuant to the Registration Rights Agreement, the Company and the Selling Securityholders have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

     Prior to the date hereof, there has been no public market for the Notes and there can be no assurance regarding the future development of a market for the Notes. The Notes are eligible for trading on the PORTAL Market; however, no assurance can be given as to the liquidity of, or trading market for, the Notes. The Company has been advised by the Initial Purchasers that they intend to make a market in the Notes. However, the Initial Purchasers are not obligated to do so and any market-making activities with respect to the Notes may be discontinued at any time without notice. Accordingly, no assurance can be given as to the liquidity of or the trading market for the Notes.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is a summary of the material federal income tax consequences expected to result from the purchase, ownership, conversion and disposition of the Notes. This summary is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations, judicial authority and administrative rulings and practice. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth below. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to Holders. Moreover, no assurance can be offered that the Internal Revenue Service (the "Service") will not take contrary positions, and no rulings from the Service have been or will be sought.

     The following summary is for general information only. This summary does not discuss all aspects of federal income taxation that may be relevant to particular Holders in light of their specific circumstances or to certain types of Holders that may be subject to special rules (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States). EACH PURCHASER SHOULD CONSULT HIS OR HER TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF PURCHASING, HOLDING, CONVERTING AND DISPOSING OF THE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

STATED INTEREST

     Stated interest on the Notes will be reported to Holders and the Service, and generally will be taxable to the Holders as ordinary income in accordance with their methods of accounting for tax purposes.

BACKUP WITHHOLDING

     A Holder may be subject to backup withholding at the rate of 31% with respect to interest paid on and gross proceeds from a sale of, the Notes, unless
(i) the Holder is a corporation or comes within certain other exempt categories and, when required, demonstrates the relevant facts or (ii) the Holder provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A Holder who does not provide the Company with his or her correct taxpayer identification number may be subject to penalties imposed by the Service. The Company will report to the Holders and the Service the amount of any "reportable payments" (including stated interest on the Notes) and any amount withheld with respect to the Notes during the calendar year. The amount of any backup withholding generally will be allowed as a credit against the Holder's federal income tax liability, and excess withholdings may entitle the Holder to a refund.

CONVERSION

     A Holder should not recognize gain or loss on the conversion of a Note into Common Stock, except with respect to cash received in lieu of fractional shares. (To the extent the Notes converted are subject to accrued market discount, the amount of the accrued market discount will carry over to the Common Stock on conversion and will be treated as interest income on disposition of the Common Stock.) If Common Stock is received by a Holder without recognition of gain or loss, the holding period of the Common Stock received upon conversion of a Note will include the period during which the Note was held (provided the Note was a capital asset in the hands of the Holder prior to the conversion), and the Holder's aggregate tax basis in the Common Stock will be equal to his or her tax basis in the Note surrendered, less any tax basis allocable to any fractional share that otherwise would have been received.

     A Holder will recognize taxable gain or loss on cash received in lieu of fractional shares of Common Stock in an amount equal to the difference between the amount of cash received and the portion of the Holder's adjusted tax basis in the Note allocable to the fractional shares. The gain or loss should be capital gain or loss if the fractional shares are capital assets in the hands of the holder and should be long-term capital gain or loss if the fractional shares have been deemed held for more than one year.

     Adjustments in the conversion price of the Notes made pursuant to the anti-dilution provisions to reflect distributions to holders of Common Stock may result in constructive distributions to holders that could be taxable to them as dividends pursuant to Section 305 of the Code.

TAXABLE DISPOSITION

     In general, a Holder will recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of a Note measured by the difference between (i) the amount realized (the amount of cash and the fair market value of property received) and (ii) the Holder's tax basis in the Note (as increased by any market discount previously included in income by the Holder and decreased by any amortizable bond premium deducted over the term of the Note). Any such gain or loss will generally be long-term capital gain or loss, provided the Note was a capital asset in the hands of the Holder and had been held for more than one year. If any portion of the amount realized by the Holder is attributable to accrued but as yet unreported interest income, it will not be taken into account in determining any gain or loss, and instead will be reportable as ordinary income.

MARKET DISCOUNT

     Purchasers of Notes should be aware that they may be affected by the market discount provisions of the Code. A purchase at a market discount includes a purchase at or after the original issue at a price below the stated redemption price at maturity. Those rules generally provide that, subject to a statutorily-defined de minimis exception, if a holder of a debt instrument purchases it at a market discount and later recognizes gain on a disposition of the debt instrument (including a gift), the lesser of the gain (or appreciation, in the case of a gift) or the portion of the market discount that accrued while the debt instrument was held by the holder will be treated as ordinary interest income at the time of the disposition.

     The market discount rules also provide that a holder who acquires a debt instrument at a market discount (and who does not elect to include the market discount in income on a current basis) may be required to defer a portion of any interest expense that may otherwise be deductible on any indebtedness incurred or maintained to purchase or carry that debt instrument until the holder disposes of the debt instrument in a taxable transaction.

     The Notes provide that they may be redeemed, in whole or in part, before maturity. If some or all of the Notes are redeemed in part, each holder of a Note acquired at a market discount would be required to treat the principal payment as ordinary interest income to the extent of any accrued market discount on such Note.

     A holder of a debt instrument acquired at a market discount may elect to have market discount accrue on a constant interest rate basis (as opposed to a straight line basis). In addition, a holder of a debt instrument acquired at a market discount may elect to include the market discount in income as the discount accrues, either on a straight line basis or, if elected, on a constant interest rate basis. The current inclusion election, once made, applies to all market discount obligations acquired by the holder on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the Service. If a Holder elects to include market discount in income in accordance with the preceding sentence, the rules described above concerning the recognition of ordinary income on a sale or certain other dispositions of such a Note and the deferral of interest deductions on indebtedness related to such a Note would not apply.

AMORTIZABLE BOND PREMIUM

     Purchasers of Notes also should be aware that they may be affected by the amortizable bond premium provisions of the Code. Generally, if the tax basis of an obligation held as a capital asset exceeds the amount payable at maturity of the obligation, the excess may constitute amortizable bond premium that the holder may elect to amortize under the constant interest rate method and deduct over the period from his or her acquisition date to the obligation's maturity date. A Holder who elects to amortize bond premium must reduce his or her tax basis in the related obligation by the amount of the aggregate deductions allowable for amortizable bond premium.

     In the case of a debt instrument, such as a Note, that may be called at a premium prior to maturity, an earlier call date of the debt instrument is treated as the maturity date of the debt instrument and the amount of bond premium is determined by treating the amount payable on that call date as the amount payable at maturity if the calculation produces a smaller amortizable bond premium than the method described in the preceding paragraph. If a holder of a debt instrument is required to amortize and deduct bond premium by reference to a certain call date, the debt instrument will be treated as maturing on that date for the amount payable and, if not redeemed on that date, the debt instrument will be treated as reissued on that date for the amount so payable. If a debt instrument purchased at a premium is redeemed prior to its maturity, a purchaser who has elected to deduct bond premium may be permitted to deduct any remaining unamortized bond premium as an ordinary loss in the taxable year of redemption.

     The amortizable bond premium deduction is treated as an offset to interest income on the related security for federal income tax purposes. Each potentially affected Holder is urged to consult his or her tax advisor as to the consequences of the treatment of any such premium as an offset to interest income for federal income tax purposes.

     The foregoing discussion of certain federal income tax consequences is for general information only and is not tax advice. Accordingly, each purchaser of Notes should consult his or her tax advisor with respect to the tax consequences to him or her of the acquisition, ownership, conversion and disposition of the Notes, including the applicability and effect of state, local, foreign and other tax laws.

                                 LEGAL MATTERS

     Certain legal matters with respect to the Securities offered hereby will be passed upon for Midcom by Heller, Ehrman, White & McAuliffe, Seattle, Washington.

                                    EXPERTS

     The Consolidated Financial Statements of Midcom at December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995 appearing in this Prospectus and the Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company has filed the Registration Statement with the Commission under the Securities Act with respect to the Securities offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Securities offered hereby, reference is made to the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus regarding the contents of any contract or other document are not necessarily complete and in each instance reference is hereby made to the copy of such contract to document filed as an exhibit to the Registration Statement. Copies of the Registration Statement and the exhibits and scheduled thereto may be inspected, without charge, at the principal office of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549, the New York Regional Office located at 7 World Trade Center, Suite 1300, New York, New York 10048, and the Chicago Regional Office located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, or obtained upon payment of prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy materials and other information with the Commission. Such reports, proxy materials and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such reports, proxy materials and other information may also be inspected at the National Association of Securities Dealers, Inc., at 1735 K Street, N.W. Washington, D.C. 20006. In addition, the Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                      (THIS PAGE INTENTIONALLY LEFT BLANK)

                           MIDCOM COMMUNICATIONS INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                         PAGE
                                                                                         -----
Report of Independent Auditors........................................................   F-2
Consolidated Balance Sheets as of December 31, 1994 and 1995, and June 30, 1996
  (unaudited).........................................................................   F-3
Consolidated Statements of Operations for the years ended December 31, 1993, 1994
  and 1995, and the six months ended June 30, 1995 and 1996 (unaudited)...............   F-4
Consolidated Statements of Shareholders' Equity (Deficit) for the years ended December
  31, 1993, 1994 and 1995, and the six months ended June 30, 1996 (unaudited).........   F-5
Consolidated Statements of Cash Flows for the years ended December 31, 1993, 1994
  and 1995, and the six months ended June 30, 1995 and 1996 (unaudited)...............   F-6
Notes to Consolidated Financial Statements............................................   F-7

                         REPORT OF INDEPENDENT AUDITORS

The Shareholders and Board of Directors
MIDCOM Communications Inc.

     We have audited the accompanying consolidated balance sheets of MIDCOM Communications Inc. as of December 31, 1994 and 1995, and the related consolidated statements of operations, shareholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of MIDCOM Communications Inc. at December 31, 1994 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has incurred recurring operating losses and has a working capital deficiency. In addition, the Company is in default with regard to certain loan agreements with its lenders. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

                                          ERNST & YOUNG LLP

Seattle, Washington
March 29, 1996

                           MIDCOM COMMUNICATIONS INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                    DECEMBER 30,
                                                                 -------------------    JUNE 30,
                                                                  1994        1995        1996
                                                                 -------    --------    --------
                                                                                        (UNAUDITED)
                                                                   (IN THOUSANDS, EXCEPT SHARE
                                                                              DATA)
   ASSETS
   Current assets:
     Cash.....................................................   $   960    $  1,083    $  1,434
     Accounts receivable, less allowance for doubtful accounts
        of $2,872, $10,581 and $8,488 in 1994, 1995 and
        1996..................................................    28,702      51,814      42,497
     Due from related parties.................................       640         502         116
     Notes receivable.........................................       476          86          --
     Prepaid expenses and other current assets................     1,621       2,424       2,549
                                                                 -------    --------    --------
             Total current assets.............................    32,399      55,909      46,596
     Investments in and advances to joint venture.............     5,643       2,000       2,000
     Plant and equipment, net.................................    12,983      13,719      11,100
     Intangible assets, less accumulated amortization of
        $3,514, $12,812 and $29,341 in 1994, 1995 and 1996....    13,278      60,781      27,275
     Other assets and deferred charges, net...................     1,775         922         616
                                                                 -------    --------    --------
             Total assets.....................................   $66,078    $133,331    $ 87,587
                                                                 =======    ========    ========
   LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
   Current liabilities:
     Accounts payable.........................................   $ 5,145    $  7,397    $  5,463
     Carrier accounts payable.................................    19,336      32,534      40,898
     Accrued expenses.........................................     2,801       9,570       9,516
     Notes payable............................................     1,627      14,576      11,706
     Current portion of long-term obligations.................       614      41,721      45,321
     Deferred income..........................................        67          43          43
                                                                 -------    --------    --------
             Total current liabilities........................    29,590     105,841     112,947
     Long-term debt, less current portion.....................    32,070         827         800
     Capital lease obligations, less current portion..........     1,952       1,017         125
     Deferred income..........................................       173         130         108
     Other long-term liabilities..............................        --       1,717       5,843
     Commitments and contingencies
        Preferred stock, 10,000,000 shares authorized for all
          Series, $.0001 par value, 859,653 shares designated
          as Series A Redeemable Preferred, all of which are
          issued and outstanding in 1994......................     8,597          --          --
     Shareholders' equity (deficit):
        Common stock, $.0001 par value (stated at amounts
          paid in); 90,000,000 shares authorized, 8,125,000,
          15,129,000 and 15,616,000 shares issued and
          outstanding in 1994, 1995 and 1996..................    (2,691)     62,400      66,120
     Deferred compensation....................................       (34)        (13)       (607)
     Accumulated deficit......................................    (3,579)    (38,588)    (97,749)
                                                                 -------    --------    --------
             Total shareholders' equity (deficit).............    (6,304)     23,799     (32,236)
                                                                 -------    --------    --------
             Total liabilities and shareholders' equity
               (deficit)......................................   $66,078    $133,331    $ 87,587
                                                                 =======    ========    ========

                            See accompanying notes.

                           MIDCOM COMMUNICATIONS INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                SIX MONTHS ENDED
                                                YEAR ENDED DECEMBER 31,             JUNE 30,
                                            -------------------------------    -------------------
                                             1993        1994        1995       1995        1996
                                            -------    --------    --------    -------    --------
                                                                                   (UNAUDITED)
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue..................................   $66,010    $111,699    $203,554    $97,380    $ 93,860
Cost of revenue..........................    45,363      79,044     139,546     65,282      67,536
                                            -------    --------    --------    -------     -------
Gross profit.............................    20,647      32,655      64,008     32,098      26,324
Operating expenses:
  Selling, general and administrative....    18,125      27,697      62,061     27,483      32,314
  Depreciation...........................       644       1,477       4,481      1,938       2,674
  Amortization...........................     1,237       2,657       9,309      2,960      16,536
  Settlement of contract dispute.........        --          --          --         --       8,800
  Restructuring charge...................        --          --          --         --       2,220
  Loss on impairment of assets...........        --          --      11,830         --      18,765
                                            -------    --------    --------    -------     -------
          Total operating expenses.......    20,006      31,831      87,681     32,381      81,309
                                            -------    --------    --------    -------     -------
Operating income (loss)..................       641         824     (23,673)      (283)    (54,985)
Equity in loss of joint venture..........        --        (458)        (52)      (166)         --
Other income (expense)...................       249        (413)       (338)      (228)       (266)
Interest expense.........................      (304)     (2,531)     (5,288)    (3,346)     (3,910)
Interest expense -- shareholders.........    (1,064)       (434)         --         --          --
                                            -------    --------    --------    -------     -------
Loss before income taxes and
  extraordinary item.....................      (478)     (3,012)    (29,351)    (4,023)    (59,161)
Income tax expense.......................       (51)        (17)         --         --          --
                                            -------    --------    --------    -------     -------
Loss before extraordinary item...........      (529)     (3,029)    (29,351)    (4,023)    (59,161)
Extraordinary item: loss on early
  redemption of debt.....................        --          --      (4,067)        --          --
                                            -------    --------    --------    -------     -------
     Net loss............................   $  (529)   $ (3,029)   $(33,418)    (4,023)    (59,161)
                                            =======    ========    ========    =======     =======
Per share amounts:
Loss before extraordinary item...........   $ (0.05)   $  (0.31)   $  (2.42)      (.39)      (3.86)
Extraordinary item.......................        --          --       (0.34)        --          --
                                            -------    --------    --------    -------     -------
     Net loss............................   $ (0.05)   $  (0.31)   $  (2.76)      (.39)      (3.86)
                                            =======    ========    ========    =======     =======
Shares used in calculating
  per share data.........................     9,930       9,930      12,101     10,246      15,321
                                            =======    ========    ========    =======     =======

                            See accompanying notes.

                           MIDCOM COMMUNICATIONS INC.

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                                                                                                 TOTAL
                                                                                             SHAREHOLDERS'
                                       NUMBER      COMMON       DEFERRED      ACCUMULATED       EQUITY
                                      OF SHARES     STOCK     COMPENSATION      DEFICIT        (DEFICIT)
                                      ---------    -------    ------------    -----------    -------------
                                                                 (IN THOUSANDS)
Balance at January 1, 1993.........      7,786     $   154       $   --        $  (6,350)      $  (6,196)
Issuance of compensatory stock
  options..........................         --         146         (146)              --              --
Issuance of common stock...........        225         202           --               --             202
Compensation attributable to stock
  options vesting..................         --          --           42               --              42
Distributions by acquired
  company..........................         --          --           --              (84)            (84)
Net loss for the year..............         --          --           --             (529)           (529)
                                        ------     -------        -----         --------         -------
Balance at December 31, 1993.......      8,011         502         (104)          (6,963)         (6,565)
Conversion from S corporation to C
  corporation......................         --      (7,679)          --            7,679              --
Stock issued in acquisition........        114       1,040           --               --           1,040
Compensation attributable to stock
  options vesting..................         --          --           20               --              20
Stock option forfeitures...........         --         (54)          50               --              (4)
Issuance of common stock warrant...         --       3,500           --               --           3,500
Distributions by acquired
  company..........................         --          --           --           (1,266)         (1,266)
Net loss for the year..............         --          --           --           (3,029)         (3,029)
                                        ------     -------        -----         --------         -------
Balance at December 31, 1994.......      8,125      (2,691)         (34)          (3,579)         (6,304)
Issuance of compensatory stock
  options..........................         --         268           --               --             268
Stock issued in acquisitions.......        500       4,757           --               --           4,757
Compensation attributable to stock
  options vesting..................         --          --           21               --              21
Stock issued in initial public
  offering.........................      5,456      54,182           --               --          54,182
Stock issued in customer base
  acquisitions.....................        331       5,120           --               --           5,120
Stock issued for exercise of stock
  options and warrants and employee
  stock purchase plan..............        717         442           --               --             442
Distributions by acquired
  company..........................         --          --           --           (1,269)         (1,269)
Conversion of acquired company from
  S corporation to C corporation...         --         322           --             (322)             --
Net loss for the year..............         --          --           --          (33,418)        (33,418)
                                        ------     -------        -----         --------         -------
Balance at December 31, 1995.......     15,129      62,400          (13)         (38,588)         23,799
Additional shares issued in
  acquisitions (unaudited).........         24         329           --               --             329
Compensation attributable to stock
  options vesting (unaudited)......         --         420           75               --             495
Issuance of compensatory stock
  options (unaudited)..............         --         669         (669)              --              --
Stock issued for exercise of stock
  options (unaudited)..............        463       2,302           --               --           2,302
Net loss for the period
  (unaudited)......................         --          --           --          (59,161)        (59,161)
                                        ------     -------        -----         --------         -------
Balance at June 30, 1996
  (unaudited)......................     15,616     $66,120       $ (607)       $ (97,749)      $ (32,236)
                                        ======     =======        =====         ========         =======

                            See accompanying notes.

                           MIDCOM COMMUNICATIONS INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                            SIX MONTHS ENDED
                                                                                 YEAR ENDED
                                                                                DECEMBER 31,                    JUNE 30,
                                                                       -------------------------------    --------------------
                                                                         1993       1994        1995        1995        1996
                                                                       --------    -------    --------    --------    --------
                                                                                           (IN THOUSANDS)     (UNAUDITED)
OPERATING ACTIVITIES
Reconciliation of net loss to net cash provided by (used in)
  operating activities:
  Net loss..........................................................   $   (529)   $(3,029)   $(33,418)   $ (4,023)     59,161)
  Depreciation......................................................        644      1,477       4,481       1,938       2,674
  Amortization of intangibles.......................................      1,237      2,657       9,309       2,960      16,536
  Amortization of original issue discount financing.................         --        483         620         497          --
  Loss on impairment of assets......................................                    --      11,830          --      18,765
  Settlement of contract dispute....................................                    --          --          --       8,800
  Equity in loss of joint venture...................................         --        458          52         160          --
  Compensation attributable to stock options........................         42         16         289         279         495
  Noncompetition payments...........................................       (300)      (250)         --          --          --
  Extraordinary item -- write-off of original issue discount and
    deferred financing costs........................................         --         --       4,067          --          --
Changes in operating assets and liabilities:
  Increase in accounts receivable...................................    (10,361)    (9,811)    (17,784)    (18,201)      9,317
  (Increase) decrease in due from related parties...................        336       (606)        138         515         386
  (Increase) decrease in notes receivable...........................       (128)      (348)        390         (49)         86
  (Increase) decrease in prepaid expenses and other
    current assets..................................................         24     (1,201)       (719)     (2,547)       (125)
  (Increase) decrease in other assets...............................        (64)        11        (142)        341         436
  Increase (decrease) in accounts payable and
    accrued expenses................................................      2,414      4,062      (3,559)      2,492      (2,447)
  Increase in carrier accounts payable..............................      5,429      8,236      16,638      18,887       3,364
  Increase (decrease) in deferred income............................      2,912     (3,229)        (67)        (12)        (22)
  Increase (decrease) in other long-term liabilities................        168       (202)      1,717         (22)        326
  Increase (decrease) in accrued interest payable...................        384       (869)        228         153         330
                                                                        -------    -------    --------     -------    --------
Net cash provided by (used in) operating activities.................      2,208     (2,145)     (5,930)      3,368        (240)
INVESTING ACTIVITIES
Purchases of plant and equipment....................................     (1,614)    (4,187)     (6,884)     (5,209)     (1,063)
Net assets acquired in business and customer base acquisitions......     (9,282)    (5,089)    (11,407)     (1,928)         --
Investment in and advances to joint venture.........................     (1,911)    (4,190)     (2,625)     (1,052)         --
Loan to related party...............................................         --     (1,234)         --          --          --
                                                                        -------    -------    --------     -------    --------
Net cash used in investing activities...............................    (12,807)   (14,700)    (20,916)     (8,189)     (1,063)
FINANCING ACTIVITIES
Proceeds of loans from related parties..............................      5,292         --          --          --          --
Repayment of loans from related parties.............................       (798)    (3,617)         --          --          --
Proceeds from notes payable.........................................      6,411      3,485          --          --          --
Repayment of notes payable..........................................         --    (10,592)    (21,628)     (2,660)     (3,200)
Proceeds from long-term debt........................................         --     34,350      69,205       8,695      20,920
Proceeds from common stock issued for stock purchase
  plan and stock options............................................         --         --         442          25       2,302
Issuance of common stock............................................         --         --      54,182          --          --
Preferred stock redemption..........................................         --         --      (8,597)         --          --
Repayment of long-term debt.........................................       (875)    (3,851)    (64,841)       (488)    (18,239)
Distributions to shareholders of acquired companies.................        (84)    (1,266)     (1,269)       (287)         --
Deferred financing costs............................................         --     (1,512)       (525)         --        (129)
                                                                        -------    -------    --------     -------    --------
Net cash provided by financing activities...........................      9,946     16,997      26,969       5,285       1,654
                                                                        -------    -------    --------     -------    --------
Net increase (decrease) in cash.....................................       (653)       152         123         464         351
Cash at the beginning of period.....................................      1,461        808         960         960       1,083
                                                                        -------    -------    --------     -------    --------
Cash at the end of period...........................................   $    808    $   960    $  1,083    $  1,424    $  1,434
                                                                        =======    =======    ========     =======    ========

                            See accompanying notes.

                           MIDCOM COMMUNICATIONS INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                  (INFORMATION AS OF JUNE 30, 1996 AND FOR THE
             SIX MONTHS ENDED JUNE 30, 1995 AND 1996 IS UNAUDITED)

1. NATURE OF OPERATIONS AND GOING CONCERN

     MIDCOM Communications Inc. and Subsidiaries (Midcom or Company) provides long distance voice and frame relay data communication services, wireless communication services, and enhanced telecommunication services such as facsimile broadcast, conference calling and calling cards, primarily as a nonfacilities-based reseller. The Company's customers are primarily small to medium-sized commercial businesses, wholesalers and certain significant customers located throughout the United States.

  GOING CONCERN AND LIQUIDITY

     The Company incurred operating losses during each of the three years ended December 31, 1995 and, as of December 31, 1995, had an accumulated deficit of $38,588, a working capital deficit of $49,932 and was in default with regard to certain agreements with its lenders. The consolidated financial statements have been prepared assuming the Company will continue as a going concern and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets and liabilities that may result from the outcome of this uncertainty.

     As a result of its rapid growth, acquisition strategy, operating losses and other factors, the Company has required substantial working capital to fund its operations. To date, the Company has financed its operations principally through bank borrowings, subordinated debt, capital lease facilities and the net proceeds from its July 1995 initial public offering of common stock. The Company's available sources of working capital consist of cash flow from operations and available borrowings under a revolving credit facility. The existence of the going concern paragraph in the independent auditors' report, as well as other covenant violations, gives rise to defaults under the Company's revolving credit facility. Although the lenders were continuing to permit borrowings under the facility in spite of the existence of certain covenant violations, there can be no assurance that borrowings will continue to be permitted under the facility. The events of default under the credit facility trigger default clauses in certain capital lease obligations. As noted in Note 7, all long-term debt in default has been classified as a current liability in these financial statements. Based on existing covenants, it is reasonably possible that further covenant violations could occur. The Company is engaged in discussions with its lenders concerning waivers and modifications to certain covenants.

     The Company is uncertain how long cash flow from operations and borrowings under the credit facility will be sufficient to continue operations at current levels. However, these sources are not sufficient to repay a $15,000 bridge loan due September 24, 1996 (See Note 7) and fund remaining payments to sellers of customer bases. The Company's ability to continue as a going concern depends on its ability to reduce operating expenses, increase its gross margins and obtain additional working capital. The Company has taken steps to reduce expenses, curtail acquisition activities and reduce capital equipment expenditures. The Company is also actively pursuing possible sources of additional working capital through the issuance of subordinated debt or equity securities, and has engaged investment bankers to assist with this process and to investigate strategic alternatives to maximize shareholder value, including a possible sale or merger of the Company. The Company has received proposals from investors which would provide additional working capital, although each of these proposals is subject to a number of conditions.

                           MIDCOM COMMUNICATIONS INC.

     If the Company is not able to secure additional sources of working capital, it will be forced to further curtail operations, dispose of assets or seek extended payment terms from its vendors in order to continue as a going concern. There can be no assurance that the Company's lenders will waive existing or future covenant violations or continue to make borrowings available under the Credit Agreement, that additional financing will be available on acceptable terms or, at all, or that the Company will be able to further reduce expenses, obtain payment terms from vendors or successfully complete other steps necessary to continue as a going concern. Any additional financing may involve substantial dilution to the interests of the Company's shareholders.

  RISKS AND UNCERTAINTIES

     The Company is also subject to certain other significant risks and uncertainties that may affect the amounts reported in the financial statements. These significant risks and uncertainties include limits on acquisitions due to the current financial condition, impairment of assets, litigation and commitments with certain suppliers. Additional information concerning these risks and uncertainties is included in the notes to the consolidated financial statements.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION

     The accompanying consolidated financial statements include the accounts of MIDCOM Communications Inc. and its wholly-owned subsidiaries, PacNet Inc. (PacNet), Cel-Tech International Corp. (Cel-Tech), AdVal, Inc. (AdVal) and Advanced Network Design (AND) (collectively referred to as the "Company"). All significant intercompany accounts and transactions have been eliminated. AdVal and Adnet Telemanagement, Inc. (Adnet), the parent company of AND, were acquired on September 29, 1995 and December 29, 1995, respectively, in transactions that were accounted for as pooling of interests. As a result, the consolidated financial statements for all periods prior to the acquisitions have been restated to include the accounts and results of operations of AdVal and Adnet and its wholly-owned subsidiary.

     The Company's investment in Dal Telecom International (Dal Telecom), a Russian corporate joint venture, is accounted for on the equity method, adjusted to estimated fair value, in accordance with generally accepted accounting principles. The Company recorded its pro rata share of Dal Telecom's income or loss one month in arrears (see Note 4).

  INTERIM FINANCIAL INFORMATION

     The financial information at June 30, 1996 and for the six months ended June 30, 1995 and 1996 is unaudited, but includes all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for a fair presentation of the financial position at such date and the operating results and cash flows for those periods. Operating results for the June 30, 1996 period are not necessarily indicative of the results that may be expected for the entire year.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

                           MIDCOM COMMUNICATIONS INC.

  REVENUE RECOGNITION

     Resale and transmission revenue and related costs are recognized in the period the customer utilizes the Company's service. Aggregation fees are recognized by the Company based upon notification of customers' participation in the AT&T program. At December 31, 1994, 1995, and June 30, 1996, unbilled resale revenue totaled and $13,373, $27,985 and $10,743, respectively.

  CONCENTRATION OF CREDIT RISK

     The Company's financial instruments consist of cash, accounts and notes receivable, accounts and carrier accounts payable, notes payable and long-term obligations. The fair value of the financial instruments, except long-term obligations, approximates their recorded value based on the short-term maturity of the instruments. The fair value of the long-term obligations approximates their recorded value based on the current rates offered to the Company for similar debt of the same maturities. The Company does not have financial instruments with off-balance-sheet risk.

     Financial instruments that potentially subject the Company to concentrations of credit risk are accounts receivable. The Company continually evaluates the creditworthiness of its customers; however, it generally does not require collateral. The Company's allowance for doubtful accounts is based on historical trends, current market conditions and other relevant factors.

  DEFERRED FINANCING COSTS

     Financing costs are capitalized and amortized over the term of the related debt on a straight-line basis which approximates the effective-interest method. Included in other assets at December 31, 1995 and June 30, 1996 are deferred financing costs of $510 and $459, respectively (net of accumulated amortization of $15 and $195, respectively).

  PLANT AND EQUIPMENT

     Plant and equipment are stated at cost. The direct employee costs and outside consultant costs related to development of the Company's management information systems were capitalized (see Note 3). Depreciation and amortization, which includes amortization of assets recorded under capital leases, are computed using the straight-line method over the following useful lives:

            Buildings and towers................................        30 years
            Transmission equipment..............................  12 to 15 years
            Data processing systems and equipment...............    3 to 5 years
            Switches............................................    5 to 7 years
            Furniture, equipment and leasehold improvements.....    3 to 7 years

  INTANGIBLE ASSETS

     Intangible assets represent the excess of the purchase price over the estimated fair value of identifiable assets acquired in business and customer base acquisitions. Amounts are allocated primarily to customer bases which are amortized over five years (three years effective January 1, 1996) using the straight-line method. Amounts are also allocated to noncompete agreements, goodwill and a reseller agreement, as applicable, which are amortized using the straight-line method over terms ranging from 18 months to 25 years.

     In conjunction with the preparation of its financial statements for the first quarter of 1996, the Company completed a review of its accounting policies and practices, including those relating to intangible assets. Based on certain changes in circumstances that occurred in the first quarter,

                           MIDCOM COMMUNICATIONS INC.

including turnover in personnel, reduction in sales force and continuing attrition of acquired customer bases, the Company determined that effective January 1, 1996, a reduction in the estimated life of acquired customer bases from 5 years to 3 years was appropriate.

  INCOME TAXES

     Prior to January 1, 1994, Midcom was taxed as an S corporation. As an S corporation, all earnings or losses of Midcom were taxed directly to the shareholders. Effective January 1, 1994, Midcom became subject to income taxes directly as a C corporation.

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires that deferred income taxes be provided based on the estimated future tax effects of differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

  FOREIGN CURRENCY TRANSLATION

     The Company's Russian joint venture, Dal Telecom, operates in a highly inflationary country, and therefore, a combination of current and historical rates is used in translating assets and liabilities. The related exchange adjustments are included in net loss. Operating results are translated at the average rates during the period.

  RESTRUCTURING CHARGE

     In March and April 1996, the Company made announcements regarding changes in senior management and the restructuring of its operations in order to reduce expenses to the level of available capital. These actions included the layoff of certain employees and contractors and closure of six sales offices. As a result, the Company recorded a charge of $1,600 during the first quarter of 1996 and $600 during the second quarter of 1996, the major components of which relate to severance and lease cancellation charges. Included in the first quarter restructuring charge is approximately $400 relating to the extension of the time period to exercise certain outstanding stock options. As of June 30, 1996, $1,200 of this restructuring charge remained in accrued liabilities.

  NET LOSS PER SHARE

     Net loss per share is based on the weighted average number of common and equivalent shares outstanding using the treasury stock method and the number of shares issued in the Company's initial public offering whose net proceeds were used to redeem the Series A Redeemable Preferred Stock. Common stock equivalents are excluded from the calculation of net loss per share due to their antidilutive effect, except that pursuant to Securities and Exchange Commission
(SEC) requirements, common and equivalent shares issued during the 12-month period prior to the initial public offering have been included in the calculation as if they were outstanding for all periods prior to the completion of the Company's initial public offering using the treasury stock method.

  ACCOUNTING FOR LONG-LIVED ASSETS

     Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which was issued in March 1995, requires impairment losses to be recorded on certain longlived assets used in operations or expected to be disposed of. The Company adopted Statement 121 in the fourth quarter of 1995.

                           MIDCOM COMMUNICATIONS INC.

  RECLASSIFICATIONS

     Certain reclassifications have been made to the prior years' financial statements to conform with the current year presentation.

3. PLANT AND EQUIPMENT

     Major classes of plant and equipment, including assets under capital leases, consisted of the following:

                                                                DECEMBER 31,
                                                              -----------------   JUNE 30,
                                                               1994      1995       1996
                                                              -------   -------   --------
    Buildings and towers....................................  $   764   $   787   $    532
    Transmission equipment..................................    2,772     3,747      3,301
    Data processing systems and equipment...................    6,260    11,120     11,070
    Switches................................................    1,487        --        117
    Furniture, equipment and leasehold improvements.........    4,552     4,663      5,371
                                                              -------   -------    -------
                                                               15,835    20,317    20,3916
    Accumulated depreciation and amortization...............   (2,852)   (6,598)    (9,291)
                                                              -------   -------    -------
                                                              $12,983   $13,719   $ 11,100
                                                              =======   =======    =======

     The gross amount of plant and equipment recorded under capital leases was $2,685 at December 31, 1994 and $6,073 at December 31, 1995 and June 30, 1996.

     Included in plant and equipment are unamortized development costs related to the Company's proprietary management information system. This system was placed in service in May 1995 and is being amortized on a straight-line basis over five years. As a result of billing problems encountered after the system was placed in service, the Company evaluated the system during the fourth quarter of 1995 and determined that the system would require additional enhancements to meet its initial design objectives and that its value had been impaired. As a result, the Company reduced the unamortized costs from $4,471 to $2,000 and in 1995 recorded a $2,471 loss on impairment of the asset.

     Included in plant and equipment are switches, the majority of which were acquired through acquisitions of other telecommunications service providers. During the fourth quarter of 1995, the Company determined that it intended to replace these limited capacity switches with newer switches with increased functionality and capacity through sharing or reseller arrangements with operators of switches. As a result of this decision, the Company wrote off its existing switches and recorded in 1995 a $2,544 loss on impairment of these assets.

4. INVESTMENT IN AND ADVANCES TO JOINT VENTURE

     In December 1993, Midcom advanced $1,911 to Dal Telecom, to be used in building a long distance telephone network in the Russian Far East. In January 1994, Midcom formed a 50/50 joint venture with the Russian owner of Dal Telecom to continue this activity and committed to invest a total of $15,000 to acquire its 50% interest in the joint venture. This amount was subsequently reduced to $12,700. Midcom converted the advance outstanding at December 31, 1993 to an investment in the joint venture and during 1994 and 1995, invested an additional $4,190 and $2,625, respectively.

                           MIDCOM COMMUNICATIONS INC.

     Summarized financial data for Dal Telecom follows:

                                                                         NOVEMBER 30, 1995
                                                                         -----------------
    Current assets.....................................................       $ 2,708
    Noncurrent assets..................................................         9,567
    Current liabilities................................................           352
    Noncurrent liabilities.............................................           668
    Equity.............................................................        11,255

                                                                          12 MONTHS ENDED
                                                                         NOVEMBER 30, 1995
                                                                         -----------------
    Revenue............................................................       $ 3,821
    Gross profit.......................................................         1,902
    Translation loss...................................................          (127)
    Net income (loss)..................................................           135

     Substantially all of the assets of Dal Telecom are located in Russia. The Company has obtained insurance against political and expropriation risks of up to 90% of the Company's invested capital in the joint venture through a U.S. Government sponsored agency.

     As of December 31, 1995, the Company was required to invest an additional $3,100 in order to maintain its 50% interest in Dal Telecom, although there is currently no fixed schedule for providing these funds. The Russian joint venture partner disputes the amount remaining to be contributed by Midcom for a variety of tax, accounting and other reasons. In May 1996, the Company and the joint venture partner agreed to amend the terms of the joint venture to provide that the Company had a 40% interest in the joint venture and that, upon payment of an additional capital contribution of $3,500, the Company would have a 50% equity interest in the joint venture.

     The Company's commitment to the Russian joint venture has required significant amounts of capital resources and management attention given the logistics of maintaining a relationship in Russia. Given the Company's current financial condition, it is unable to fund any additional contributions to the joint venture. The Company now believes it is in its best interests to focus on its domestic business and, as a consequence, is actively seeking to sell its interest in Dal Telecom during 1996. As result of this decision, the Company wrote down its investment in Dal Telecom to $2,000, which is the Company's estimate of the net recoverable value of its investment in Dal Telecom, and recorded a $6,870 loss on impairment of the asset. This estimate is based on market information currently available to the Company and certain assumptions about the future operations of Dal Telecom, over which the Company has limited control. As a result, a material change in these estimates could occur in the near future.

     There can be no assurance that the Company will be successful in its efforts to sell its interest in Dal Telecom or that, if sold, the Company will recover its carrying value or that additional losses on its investment in Dal Telecom will not be incurred in the future.

     At December 31, 1995, prior to the write-down of its investment, the difference between the Company's investment and 50% of the equity in Dal Telecom's net assets was $2,210. The difference relates to the Company's investment in the joint venture and was being amortized over 20 years. During 1995 and 1994, $120 and $93 was amortized, respectively, and is included in equity in loss of joint venture in the consolidated statements of operations. As a result of the write-down described above, this difference has been eliminated.

                           MIDCOM COMMUNICATIONS INC.

5. BUSINESS COMBINATIONS

     In September 1995, the Company acquired all of the outstanding stock of AdVal in exchange for 250,000 shares of common stock valued at $3,750. In December 1995, the Company acquired all of the outstanding stock of Adnet and its wholly-owned subsidiary, Advanced Network Design, in exchange for 453,250 shares of common stock valued at $8,272. These transactions have been accounted for as pooling of interests and, accordingly, the consolidated financial statements for all periods presented have been restated to include the accounts and results of operations of AdVal and Adnet.

     Net revenue, extraordinary items and net income (loss) of the separate companies were as follows:

            YEARS ENDED DECEMBER 31,            MIDCOM      ADVAL      ADNET      COMBINED
    -----------------------------------------  --------     ------     ------     --------
    1993:
      Net revenue............................  $ 56,623     $  733     $8,654     $ 66,010
      Net income (loss)......................      (840)        51        260         (529)
    1994:
      Net revenue............................  $ 99,815     $3,282     $8,602     $111,699
      Net income (loss)......................    (3,984)      (313)     1,268       (3,029)
    1995:
      Net revenue............................  $191,990     $3,102     $8,462     $203,554
      Extraordinary loss.....................    (4,067)        --         --       (4,067)
      Net income (loss)......................   (34,274)       (69)       925      (33,418)

     During 1994 and 1995, the Company also completed a series of acquisitions from other telecommunications companies offering services similar to those offered by the Company. Certain of these acquisitions included the purchase of substantially all of the operating assets of the acquiree, including customer bases, and in other situations only specific customer bases. The asset acquisitions have been accounted for using the purchase method, with the excess of the purchase price over the net tangible assets acquired being allocated to acquired customer bases, non-compete agreements and goodwill. Revenue generated from the acquired customer bases are included in the accompanying statements of operations from the dates of the acquisitions.

                           MIDCOM COMMUNICATIONS INC.

     Summary information concerning the acquisitions is as follows:

                                                                     TOTAL         GROSS
                                                                    PURCHASE     INTANGIBLE
                SELLING COMPANY               ACQUISITION DATE       PRICE         ASSETS
    ---------------------------------------  -------------------    --------     ----------
    Balance at December 31, 1993...........                         $ 10,788      $   8,882
    Business acquisitions:
      American Telephone Network Inc.
         (ATN).............................  September 30, 1994        2,030            509
      PacNet, Inc. (PacNet)................   December 30, 1994        4,816            439
    Customer base acquisitions.............        Various             6,962          6,962
                                                                     -------       --------
    Balance at December 31, 1994...........                           24,596         16,792
      Communique Telecommunications, Inc.
         (Communique)......................   January 20, 1995        14,829         11,265
      Concord Network, Inc. (Concord)......   January 31, 1995         1,292            613
      Cel-Tech International Corp.
         (Cel-Tech)........................  September 12, 1995        4,587          4,155
    Customer base acquisitions.............        Various            43,323         40,768
                                                                     -------       --------
    Balance at December 31, 1995...........                           88,627         73,593
    Customer base acquisitions.............                              788            788
    Loss on impairment of assets...........                               --        (17,765)
                                                                     -------       --------
    Balance at June 30, 1996...............                         $ 89,415      $  56,616
                                                                     =======       ========

     The above purchases have generally been financed through borrowings under the Company's lines of credit, issuance of debt and stock (see Notes 6 and 7) and assumption of liabilities.

     Components of intangible assets at December 31, 1995 and June 30, 1996 and their respective estimated useful lives were as follows:

                                                   DECEMBER 31,     JUNE 30,      ESTIMATED
                                                       1995           1996       USEFUL LIFE
                                                   ------------     --------     ------------
    Customer bases...............................    $ 66,855       $ 49,878          3 years
    Non-compete agreements.......................       3,195          3,195           2 to 4
    Goodwill.....................................       1,848          1,848         25 years
                                                      -------        -------
                                                     $ 73,593       $ 56,616
                                                      =======        =======

     The Company periodically reviews the carrying value of its intangible assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. To the extent the estimated future cash inflows attributable to the asset, less estimated future cash outflows, is less than the carrying amount, an impairment loss is recognized. Substantially all of the Company's intangible assets consist of acquired customer bases which are subject to attrition. The estimated useful lives of these customer bases are based on attrition rates considered standard in the industry. If the Company's actual attrition rates were to exceed these estimates, or other unfavorable changes in business conditions were to occur, the value of the related customer bases would be impaired and future operating results would be adversely affected.

     Based on certain changes in circumstances that occurred in 1996, including turnover in personnel, reduction in sales force and continuing attrition of acquired customer bases, the Company determined that effective January 1, 1996, a reduction in the estimated useful life of acquired customer bases from 5 years to 3 years was appropriate. Additionally, to the extent that

                           MIDCOM COMMUNICATIONS INC.

the estimated future cash inflows attributable to the asset, less estimated future cash outflows, is less than the carrying amount, an impairment loss is recognized. In connection with such a review, the Company wrote down certain acquired customer bases and recorded a loss on impairment of assets totaling $17,765 during the second quarter of 1996.

     The following condensed pro forma information presents the results of operations of Midcom as if the acquisitions of ATN, PacNet, Communique, Concord and Cel-Tech had occurred on January 1, 1995 and 1994, respectively.

                                                                    YEAR ENDED DECEMBER
                                                                            31,
                                                                   ---------------------
                                                                     1994         1995
                                                                   --------     --------
    Revenue......................................................  $169,718     $205,494
    Net loss.....................................................    (1,873)     (33,364)
    Pro forma loss per share.....................................     (0.19)       (2.76)

     The pro forma results do not necessarily represent results which would have occurred if the acquisitions had taken place on the dates indicated nor are they necessarily indicative of the results of future operations.

     In connection with the Communique acquisition, 371,875 shares of common stock were held in escrow and subsequently sold as part of the Company's initial public offering in July 1995 (see Note 16). The net proceeds of $3,800 from the sale of these shares were held in escrow pending the results of an arbitration hearing. On March 13, 1996, the arbitration decision was received, pursuant to which the Company received approximately $352.

     In connection with several of the other transactions described above, the Company has an obligation to issue or release from escrow up to a maximum of 276,346 additional shares of its common stock representing an aggregate value of approximately $4,226 at the transaction dates, upon the satisfaction of certain contingencies. Such contingencies include, among other things, maintenance of specified revenue levels, adjustment of liabilities assumed and receivables purchased, and satisfaction of general representations and warranties. The contingency periods range from six months to two years. The Company is also obligated to pay up to a maximum of $2,000 additional cash in connection with a customer base purchase agreement upon the maintenance of specified revenue levels. In addition, in the event of the sale or other transfer of the majority of the voting stock of Cel-Tech, a payment of a maximum of $2,000 would become payable to the former shareholder.

     In accordance with applicable accounting standards, the common stock or other consideration issuable under the contingency arrangements has not been included in the determination of purchase price, nor have the shares been considered outstanding for purposes of earnings per share calculations. Additional consideration will be recorded when the outcome of a contingency is determined.

     The Company is also obligated in certain cases to issue additional shares of its Common Stock in the event that the market price of such stock, when the shares become registerable, is less than the price at the acquisition dates. Based on the Company's stock price on March 29, 1996, approximately 513,000 additional shares would be issuable as a result of these obligations (128,119 additional shares as of August 14, 1996).

                           MIDCOM COMMUNICATIONS INC.

6. NOTES PAYABLE

     At December 31, 1994 and 1995 and June 30, 1996, the Company had $680 in 8% per annum subordinated convertible demand notes outstanding held by the three sellers of Telnet, secured by a personal guarantee of the principal shareholder of the Company. Interest was payable monthly on these notes and they were convertible, at the option of the holders, into 0.1% per $100 of principal debt of the Company's common stock. Effective April 1, 1995, the notes and associated agreements were amended as follows: (i) the convertibility option was eliminated, (ii) if not paid sooner upon 30-day demand, the maturity date was set at March 28, 1999, (iii) interest was set at a prime plus 2%, but in no event lower than 9% or greater than 13% per annum, and (iv) the three note holders were granted warrants to purchase up to a total of 59,500 shares of common stock at an exercise price of $7.44 per share, subject to adjustments in the exercise price related to dilutive or anti-dilutive activities. The warrants expire on March 28, 1999.

     At December 31, 1994, the Company had notes payable of $947 which were secured by certain assets of the Company and were repaid in full in 1995.

     In connection with the acquisition of Communique in January 1995, and the extension of a payable to one carrier in March 1995, the Company issued notes payable to three carriers aggregating $8.5 million with interest ranging from 10% to 12%. The notes were paid in full in July 1995 with the proceeds from the Company's initial public offering.

     In connection with a customer base purchase agreement, the Company has a noninterest-bearing obligation totaling $12.0 million as of December 31, 1995. The unsecured obligation required monthly payments of $3.0 million from January through April 1996, payable in cash or common stock. The Company paid $3.0 million to the seller in January 1996 and is currently in negotiations with the seller to satisfy the remaining payment obligation, including possibly selling back a portion of the customer bases originally acquired. There can be no assurance that the Company will be successful in selling back these customer bases or that, if sold, it would not incur a material loss on such disposition. The Company is currently prohibited from paying this obligation in cash without the prior written consent of its primary lender. Based on the Company's stock price on June 30, 1996, the Company would be required to issue 626,087 shares of its common stock to satisfy this obligation.

     At December 31, 1995, the Company had an additional note payable of approximately $2,000 to a seller of certain customer bases. The note was non-interest bearing and was payable in varying installments in 1996. In connection with the issuance of this note, the Company issued a warrant to acquire $2,000 of the Company's common stock. In the event of nonpayment of the note, the exercise price is cancellation of the note, the principal amount of which is subject to adjustment, and the number of shares to be issued upon exercise of the warrant equals $2,000 divided by the then current market price of the Company's common stock. The warrant would expire on April 30, 1997.

                           MIDCOM COMMUNICATIONS INC.

7. LONG-TERM OBLIGATIONS

     Long-term obligations consisted of the following:

                                                                    DECEMBER 31,       JUNE
                                                                  -----------------     30,
                                                                   1994      1995      1996
                                                                  -------   -------   -------
$25,000 Senior Revolving Credit Facility with First Union
  National Bank of North Carolina. Interest was generally
  payable at the Company's option at either the Bank's prime rate plus 1% or LIBOR plus 2.57%. Applicable interest rates on outstanding advances at December 31, 1994 ranged from 7.625%
  to 8.75%. This facility was secured by substantially all of
  the Company's assets and was paid in full November, 1995......  $19,350   $    --   $    --
Senior Revolving Credit Facility with Transamerica Business
  Credit Interest is generally payable at the Company's option at either LIBOR plus 2.50% or .5% plus the higher of the Prime
  Rate or the latest published annualized rate for 90-day dealer commercial paper. Applicable interest rate on outstanding
  advances at December 31, 1995 was 9%. The balance is due
  November 7, 1997. This facility is secured by substantially
  all of the Company's assets...................................       --    37,428    25,877
Bridge loan with Transamerica Business Credit, renewable in 30 day extensions with final payment due September 24, 1996. The loan bears interest at 12% and is secured by substantially all
  of the Company's assets.......................................       --        --    15,000
10% Senior Subordinated Notes Payable. Interest paid quarterly.
  The note was repaid in full in July 1995......................   15,000        --        --
Unsecured seller notes payable, interest at 5% to 8%, principal and interest are payable in quarterly installments through May
  31, 1997......................................................      386        89        58
Note payable to bank, secured by certain property and equipment, interest at the bank's prime rate plus 1%. Paid in full in
  January 1996..................................................       --       240        --
Note payable secured by assets acquired, interest payable
  quarterly at the prime rate plus 1%. Balance due in full
  September 30, 1998............................................      800       800       800
Notes payable to equipment vendors, secured by related
  equipment, interest at 9.5% to 15%, principal and interest payments due in monthly installments through
  November 1, 1996..............................................      159        79       127
                                                                  -------   -------   -------
                                                                   35,695    38,636    41,862
Less original issue discount on 10% Senior Subordinated Notes
  Payable.......................................................    3,247        --        --
                                                                  -------   -------   -------
                                                                   32,448    38,636    41,862
Less current portion............................................      378    37,809    41,062
                                                                  -------   -------   -------
                                                                  $32,070   $   827   $   800
                                                                  =======   =======   =======

     The $25,000 Senior Revolving Credit Facility and the Senior Subordinated Note agreements contained covenants which, among other matters, restricted the ability of the Company to pay

                           MIDCOM COMMUNICATIONS INC.

dividends, incur additional indebtedness, and repurchase stock, and required the Company to maintain certain financial covenants.

     In connection with the issuance of the Senior Subordinated Notes Payable in the amounts of $14,800 and $200 to First Union Corporation and the Robinson-Humphrey Company, Inc., respectively, the Company issued detachable warrants to the note holders to purchase common stock of the Company for $.0001 per share. The number of shares of common stock issuable upon exercise of the warrants was dependent upon the completion of a public offering or other defined events ("Liquidity Event(s)"). On July 6, 1995, the Company successfully completed an initial public offering of its stock and 648,119 shares of common stock were issued upon exercise of the warrants. The Company repaid the Senior Subordinated Notes with proceeds from the initial public offering and recorded as an extraordinary item in the third quarter a $2,992 loss on write-off of unamortized original issue discount.

     During 1995, the $25,000 Senior Revolving Credit Facility was amended to increase the maximum borrowing by $4,000 (total of $29,000). Interest was payable on the additional amount at the prime rate plus 2.5% and this amount was repaid with proceeds from the Company's initial public offering of its stock.

     In November 1995, the Company obtained a new Senior Revolving Credit Facility (Facility), which provided for borrowings of up to $50,000 subject to a limitation of 85% of eligible receivables and other financial covenants. The Company was not in compliance with some of these covenants as of December 31, 1995. The agreement was further amended in March 1996 to reduce the overall commitment by the lender from $50,000 to $43,000. As of June 30, 1996, the Company was again in default of certain covenants under its Senior Revolving Credit Facility and as a result, all borrowings under this Facility are classified as current in the accompanying consolidated financial statements. The default on this Facility also creates a default under the bridge loan described below.

     Concurrent with obtaining the new Senior Revolving Credit Facility, the Company terminated its prior credit facility and recorded, as an extraordinary item in the fourth quarter, a $1,075 loss on write-off of deferred financing costs.

     Principal maturities of long-term debt at December 31, 1995 are as follows:

        1996..............................................................  $37,809
        1997..............................................................       27
        1998..............................................................      800
                                                                            -------
                  Total...................................................  $38,636
                                                                            =======

     On March 28, 1996, the Company obtained a bridge loan of $15,000 from the principal lender of its Facility. The bridge loan is secured by substantially all of the Company's assets, bears interest at 12% and was originally due on April 27, 1996. The Company paid an initial loan fee of $500 and has the right to extend the due date of the loan for 30-day periods upon payment of an additional fee of $200 for each 30-day extension, with final payment due by September 24, 1996. This loan has been extended through July 1996 and is expected to be repaid in August 1996. The Company also gave the lender a warrant to purchase 815,470 shares of the Company's common stock for nominal consideration. The number of shares that can be purchased is subject to adjustment for certain defined dilutive events. The warrant only becomes exercisable if the bridge loan is not paid in full on or before September 24, 1996.

                           MIDCOM COMMUNICATIONS INC.

8. PREFERRED STOCK

     During 1994, the Company's Board of Directors approved the issuance of a new Series of preferred stock and issued 859,653 shares to retire shareholder notes payable (see Note 12). The preferred stock was nonvoting, was not entitled to dividends and had a preference in liquidation of $10 per share. The preferred stock was redeemed at $10 per share in July 1995 with proceeds from the Company's initial public offering.

9. COMMON STOCK

     Prior to its initial public offering, the Company had authorized voting and nonvoting common stock. Nonvoting common stock was convertible into an equal number of shares of common stock upon the occurrence of certain events, including the public sale of securities of the Company or a change in control of the Company. In all other respects, the two classes have the same rights and privileges. Concurrent with the closing of the Company's initial public offering, all authorized nonvoting common stock converted by its terms to common stock.

     At December 31, 1995 and June 30, 1996, common stock was reserved for the following:

                                                                DECEMBER 31,     JUNE 30,
                                                                    1995           1996
                                                                ------------     ---------
    Exercise and future grant of stock options................    1,672,730      4,211,650
    Employee stock purchase plan..............................      260,071        258,625
    Exercise of outstanding warrants..........................       59,500        874,970
                                                                  ---------      ---------
              Total common stock reserved.....................    1,992,301      5,345,245
                                                                  =========      =========

10. STOCK OPTION PLAN

     The Company has a stock option plan and, as of December 31, 1995, the plan provided for the granting of nonqualified and incentive stock options to purchase up to 1,739,063 shares of common stock. In May 1996, the Company authorized an additional 3,000,000 shares of common stock for the Company's stock option plan, subject to shareholder approval at the Company's next Annual Meeting of Shareholders. Options granted become exercisable over vesting periods of up to five years at exercise prices determined by the Board of Directors, generally expire ten years from the date of grant and are dependent upon continuous employment.

     A summary of activity under the stock option plan is as follows:

                                                              SHARES       EXERCISE PRICE
                                                             ---------     --------------
    Options outstanding at December 31, 1993...............    484,805     $2.29 -  $5.71
      Granted..............................................    663,139     $2.29 -  $9.14
      Canceled.............................................   (117,460)    $2.29 -  $9.14
    Options outstanding at December 31, 1994...............  1,030,484     $2.29 -  $9.14
      Granted..............................................    740,954     $1.00 - $18.50
      Canceled.............................................   (365,619)    $2.29 - $15.75
      Exercises............................................    (66,333)    $2.29 - $18.50
    Options outstanding at December 31, 1995...............  1,339,486     $1.00 - $18.50
      Granted..............................................  2,504,861     $3.12 - $15.50
      Canceled.............................................   (356,925)    $2.29 - $18.50
      Exercises............................................   (461,080)    $2.29 -  $9.14
    Options outstanding at June 30, 1996...................  3,026,342     $2.29 - $18.50

                           MIDCOM COMMUNICATIONS INC.

     Stock options have generally been granted at or in excess of the estimated fair value as determined by the Board of Directors, at the date of grant. However, certain options have been granted at less than the estimated fair value, in which case compensation expense is recognized over the vesting period based on the excess of the fair value of the stock at the date of grant over the exercise price.

     At December 31, 1995 and June 30, 1996, options to purchase 585,427 and 233,832 shares of Common Stock were fully vested and exercisable.

11. INCOME TAXES

     Until January 1, 1994, Midcom was treated as an S corporation for income tax purposes. Accordingly, Midcom's income (losses) were taxed directly to the shareholders rather than to Midcom. When Midcom made the conversion to a C corporation, a net deferred tax liability of $207 was recorded. However, this amount was offset by losses during the balance of the year and, accordingly, no provision for income taxes was required.

     Significant components of the Company's deferred tax liabilities and assets as of December 31, 1994 and 1995 are as follows:

                                                                         DECEMBER 31,
                                                                      ------------------
                                                                       1994       1995
                                                                      ------     -------
    Deferred tax assets:
      Sales reserves and allowances.................................  $  469     $ 1,326
      Intangible tax amortization different than financial
         accounting amortization....................................     200       1,832
      Provisions not currently deductible...........................     370       1,343
      Losses and write-down of foreign joint venture................     184       2,953
      Net operating loss carryforwards..............................   1,435       7,648
      Other.........................................................      87          69
         Total deferred tax assets..................................   2,745      15,171
    Valuation allowance for deferred tax assets.....................    (316)    (13,017)
                                                                       2,429       2,154
    Deferred tax liabilities:
      Systems development expensed for tax..........................    (719)       (995)
      Tax depreciation different than financial accounting
         depreciation...............................................    (590)       (396)
      Cash to accrual change........................................  (1,120)       (763)
                                                                                  ------
         Total deferred tax liabilities.............................  (2,429)     (2,154)
                                                                                  ------
         Net deferred tax liabilities...............................  $   --     $    --
                                                                                  ======

     On January 1, 1994, when the Company became a C corporation, a valuation allowance on deferred tax assets was not required due to the net deferred tax liability position. At December 31, 1994, the valuation allowance of $316 was established for the deferred tax assets in excess of deferred tax liabilities. At December 31, 1995, the valuation allowance was increased to $13,017 for deferred tax assets in excess of deferred tax liabilities.

     At December 31, 1995, the Company has net operating loss carryforwards for federal income tax purposes of $19.1 million, which are available to offset future federal taxable income, if any, through 2010.

                           MIDCOM COMMUNICATIONS INC.

     The provisions for income taxes differ from "expected" income tax benefit as follows:

                                                           YEARS ENDED DECEMBER 31,
                                                     ------------------------------------
                                                          1994                 1995
                                                     ---------------     --------
                                                                         ----------------
    Computed expected federal tax benefit            $(1,030)    (34)%   $(11,362)    (34)%
    State taxes, net of federal benefit............     (182)     (6)      (2,005)     (6)
    Deferred taxes associated with Midcom S
      corporation to C corporation conversion,
      January 1, 1994..............................      207       7           --      --
    Deferred tax asset realization related to
      acquisitions.................................      507      17           --      --
    Change in valuation allowance for net deferred
      tax assets...................................      316      10       12,701      38
    Nondeductible expenses.........................      182       6          142       1
    Other..........................................       --      --          524       1
                                                     -------     ---      -------     ---
                                                     $    --      --%    $     --      --%
                                                     =======     ===      =======     ===

12. RELATED-PARTY TRANSACTIONS

     At December 31, 1993, the Company had notes payable to certain shareholders and officers totaling $13,448, including accrued interest of $1,277. The notes accrued interest at rates ranging from 12% to 18% per annum. In 1994, $9,831 of the notes and accrued interest was repaid by offsetting a shareholder note receivable of $1,234 and issuing 859,653 shares of redeemable preferred stock. The remaining notes and related accrued interest were paid in full in June 1994.

     During 1993, the Company charged to expense $1,025 for business consulting services provided by shareholders. Such charges were based, in part, on available earnings and approved by the Company's Board of Directors. The consulting arrangement was terminated effective January 1, 1994.

     Mid-Com Consultants, Inc. (Consultants) is a long distance telecommunications distributor owned indirectly by the Company's majority shareholder. Prior to March 1994, Consultants owned certain AT&T contracts which the Company utilized in its aggregation business in exchange for the Company providing various billing, collection and operational support services to Consultants. No value has been assigned to the exchange of these services in the financial statements as the amounts are not material. At December 31, 1994, the Company was owed approximately $137 for cash forwarded to Consultants in advance of actual collections, which was paid to the Company in 1995.

     At December 31, 1994, the Company also had a receivable from ATN of $465 for expenses paid by the Company on behalf of ATN which was collected in 1995.

     The former President and the largest shareholder of the Company jointly own QuestWest Inc. QuestWest Inc., in turn, holds approximately an 85% interest in Quest America Limited Partnership (Quest LP). In December 1993, the Company entered into a distribution agreement with Quest LP that entitles Quest LP to a sales commission from the Company at a rate equal to the most favorable rate available to other comparable Company distributors. In October 1995 the President and the largest shareholder sold their interest in Quest LP to a third party and the most favorable rate clause in the distribution agreement was eliminated. During 1995 and 1994, Quest LP received $295 and $66, respectively, in net commissions.

                           MIDCOM COMMUNICATIONS INC.

     In March 1995, the Company was granted an option to purchase 100% of the stock of QuestWest Inc. through March 2000. The option price will be equal to the amount the shareholders have currently invested in QuestWest Inc. plus 9.0% per annum, reduced by the pro rata amount of any distributions made by Quest LP to QuestWest Inc. This option was canceled in October 1995.

     At December 31, 1995 and June 30, 1996, the Company had loans outstanding to certain employees of $502 and $116, respectively.

13. EMPLOYEE BENEFIT PLANS

  401(K) SALARY DEFERRAL AND PROFIT SHARING PLAN

     Prior to February 1, 1996, the Company maintained a 401(k) Salary Deferral and Profit Sharing Plan ("Retirement Plan") with its affiliate SP Investments Inc. ("SPII"). Effective February 1, 1996, SPII withdrew from the Retirement Plan and the Company will continue to maintain the Retirement Plan on the same terms.

     The Retirement Plan contains profit sharing and 401(k) components. Under the 401(k) portion of the Retirement Plan, each eligible employee may elect to contribute up to 15% of his or her pre-tax gross earnings subject to annual limits. Under the profit sharing portion of the Retirement Plan, the Company makes annual matching contributions equal to 50% of the participant's contributions up to 6% of his or her compensation. In general, a participant is 100% vested in his or her own contributions and vests in the Company matching and discretionary contributions at 20% for each full year of service. The Company reserves the right to amend the Retirement Plan at any time.

     PacNet, a wholly owned subsidiary of the Company, had a 401(k) Profit Sharing Plan (the "PacNet Plan") with profit sharing and 401(k) components. Under the 401(k) portion of the PacNet Plan, each eligible employee could elect to contribute up to 5% of his or her pre-tax gross earnings subject to annual limits. Under the profit sharing portion of the PacNet Plan, PacNet made annual mandatory contributions equal to 100% of the participant's contributions and could make additional discretionary contribution of 5% of the employee's gross earnings. In general, a participant was 100% vested in his or her own contributions and in PacNet's matching contributions. In May 1995, the Company's Board of Directors voted to combine the Retirement Plan and the PacNet Plan under the terms and conditions of the Retirement Plan, effective July 1, 1995.

     Contributions to all salary deferral and profit sharing plans are subject to statutory limitations regarding maximum contributions. Contribution expense was $54, $156 and $253 for the years ended December 31, 1993, 1994 and 1995, respectively, and $146 for the six months ended June 30, 1996.

  EMPLOYEE STOCK PURCHASE PLAN

     In December 1994, the Company established an Employee Stock Purchase Plan (the "Purchase Plan") which is meant to qualify under Section 423 of the Internal Revenue Code. The Purchase Plan became effective upon the successful completion of the Company's initial public offering of common stock. Under the Purchase Plan, the Company reserved up to 262,500 shares of common stock for purchase by employees who meet certain eligibility requirements. Eligible employees may contribute up to 10% of their compensation to the Purchase Plan to purchase shares at 95% of the fair market value of the stock on the first or the last day of each six-month offering period, as defined in the Purchase Plan. The Purchase Plan establishes a maximum number of shares a participant may purchase during any period. This maximum number of shares is determined by dividing $12,500 by the fair market value of a share of common stock on the first day of the offering period. The offering periods generally begin January 1 and July 1, and the first

                           MIDCOM COMMUNICATIONS INC.

offering period was September 1, 1995 to December 31, 1995. During this initial period, 2,429 shares were purchased at an average price of $14.61 per share.

14. COMMITMENTS AND CONTINGENCIES

  LEASES

     The Company leases its office space and certain equipment under terms of noncancelable operating leases, which expire on various dates through 2004. The Company also leases equipment under various capital leases expiring on various dates through 2002. The leases generally require that the Company pay certain maintenance, insurance and other operating expenses. Rent expense under operating leases for the years ended December 31, 1993, 1994 and 1995 was $566, $1,163, $2,535, respectively, and $1,405 for the six months ended June 30, 1996.

     At December 31, 1995, minimum future lease payments under capital leases and noncancelable operating leases with initial or remaining terms of one year or more are as follows:

                              YEARS ENDING                            CAPITAL     OPERATING
                              DECEMBER 31,                            LEASES       LEASES
    ----------------------------------------------------------------  -------     ---------
    1996............................................................  $ 1,542      $ 2,099
    1997............................................................    1,644        1,723
    1998............................................................    1,015        1,537
    1999............................................................      789        1,447
    Thereafter......................................................    1,282        5,515
                                                                       ------      -------
              Total minimum future lease payments...................    6,272      $12,321
                                                                                   =======
    Less interest...................................................    1,343
                                                                       ------
    Present value of future minimum lease payments..................    4,929
    Less current portion............................................    3,912
                                                                       ------
                                                                      $ 1,017
                                                                       ======

  COMMITMENTS WITH PROVIDERS

     Under the terms of carrier contracts executed with AT&T and other carriers, the Company has made commitments to maintain or achieve certain volume levels in order to obtain special forward pricing. Under some of these contracts, the Company guarantees to sell a certain amount of long distance volume within a certain time period or purchase all or a portion of any unused volume. Under others, if certain volume levels are not achieved during stated periods, pricing is adjusted going forward to levels justified by current volumes.

     Total future minimum usage commitments are as follows:

                          PERIODS ENDING                         DECEMBER 31,     JUNE 30,
                           DECEMBER 31,                              1995           1996
    -----------------------------------------------------------  ------------     --------
    1996.......................................................    $126,000       $ 53,000
    1997.......................................................     111,000         77,000
    1998.......................................................      77,000         78,000
                                                                   --------       --------
              Total............................................    $314,000       $208,000
                                                                   ========       ========

     As of June 30, 1996, the Company's minimum volume commitment with one of its principal suppliers was $117,000. The Company estimates that, as of the last measurement date on

                           MIDCOM COMMUNICATIONS INC.

September 30, 1996, it would have been in shortfall of its minimum commitments to this supplier by approximately $27,600 based on current contract requirements. However, on July 19, 1996, the Company and this supplier executed a letter of intent to settle this anticipated liability as well as other pending disputes between the Company and the supplier, and to negotiate a new contract pursuant to which the Company's minimum commitment to this supplier will be $17,000, in exchange for payments aggregating $8,800, payable in two installments. The Company has recorded a charge of $8,800 in the second quarter of 1996 with respect to this anticipated settlement. The settlement and other terms of the letter of intent will not be effective until the Company and the supplier have executed a mutually acceptable definitive agreement. Another major supplier has agreed to forebear from exercising its rights to shortfalls incurred through April 30, 1996 which would otherwise have required the Company to pay a surcharge and caused pricing from this supplier to increase. This supplier has indicated that it will work with the Company to restate applicable minimums so that their attainments more realistic. However, there can be no assurance that these negotiations will be successful nor any assurance that the minimum usage commitments will be achieved in the future. If such negotiations are not successful or commitments are not achieved, future operating results could be adversely affected.

     During the years ended December 31, 1993, 1994 and 1995, the Company relied on three carriers to carry traffic representing approximately 98%, 97% and 67% of the Company's revenue, respectively. The Company has the ability to transfer its customers' traffic from one supplier to another in the event a supplier declines to continue to carry the Company's traffic. However, such transfers could result in disruption of service to the customers, with a subsequent loss of revenue which would adversely affect operating results.

  ACQUISITIONS

     In connection with several business or customer base acquisition agreements, the Company is obligated to issue additional consideration upon the satisfaction of certain contingencies (see Note 5).

REGULATION

  FEDERAL

     The Company has all necessary authority to provide domestic interstate and international telecommunications services under current FCC regulations. Midcom has filed both domestic and international tariffs with the FCC, and PacNet has, and is only required to file, international tariffs. Pursuant to a recent court decision, detailed rate schedules now must be filed in lieu of the "reasonable range of rates" tariff previously accepted by the FCC. In reliance on the FCC's past practice of allowing relaxed range of rates tariffs for non-dominant carriers, Midcom and most of its competitors did not maintain detailed rate schedules. Until the two-year statute of limitations expires, Midcom could be held liable for damages for its failure to maintain detailed rate schedules, although it believes that such an outcome is highly unlikely and would not have a material adverse effect on it. Pursuant to authority granted to it in the 1996 Telecommunications Act, the FCC is considering "mandatory detariffing" for domestic non-dominant carriers. This proposal, if adopted, would relieve the Company of its obligation to file tariffs applicable to its domestic interexchange offerings.

                           MIDCOM COMMUNICATIONS INC.

  STATE

     The intrastate long distance operations of Midcom are also subject to various state laws. The majority of states require certification or registration, which the Company has secured in 47 states and Washington, D.C. Many states require tariff filings as well.

     In certain states, approval for transfers of control and acquisitions of customer bases must be obtained. Midcom has been successful in obtaining all necessary regulatory approvals to date, although revisions of tariffs, authorities and approvals are being made on a continuing basis, and many such requests are pending at any one time.

     Some states may assess penalties on long distance service providers for traffic sold prior to tariff approval or the state's consent to an acquisition. Such states may require refunds to be made to customers. It is the opinion of management that such penalties and refunds, if any, would not have a material adverse effect on the results of operations or financial condition of the Company.

DISPUTES AND LITIGATION

     In the third quarter of 1993, the Company was named a defendant in a lawsuit by Discom Corporation. The allegations include unjustified customer provisioning delays, customer rejections, improper changes in pricing policies and failure to deal in good faith. Discom seeks compensatory damages of $3,000. The Company filed a counterclaim against the distributor for unfair competition and trade name and trademark infringement. This action has been transferred to an arbitration proceeding in New York and hearing before a panel of arbitrators has been postponed.

     The Company, its Chairman of the Board of Directors and largest shareholder, the Company's former President, Chief Executive Officer and director and the Company's former Chief Financial Officer are named as defendants in a securities action filed in the U.S. District Court for the Western District of Washington (the "Complaint"). The Complaint purports to be filed on behalf of a class of purchasers of the Company's Common Stock during the period beginning on July 6, 1995, the date of the Company's initial public offering, and ending on March 4, 1996 (the "Class period"). An amended complaint (the "Amended Complaint") was filed on July 8, 1996. The Amended Complaint alleges, among other things, that the registration statement and prospectus relating to the Company's initial public offering contained false and misleading statements concerning the Company's billing software and financial condition. The Amended Complaint further alleges that, throughout the Class Period, the defendants inflated the price of the Common Stock by intentionally or recklessly making material misrepresentations or omissions which deceived the public about the Company's financial condition and prospects. The Amended Complaint alleges claims under the Securities Act and the Exchange Act as well as various state laws, and seeks damages in an unstated amount. Defendant's motion to dismiss was filed on August 7, 1996 and filed a reply to plaintiffs' opposition on September 18, 1996. The parties expect a determination by the court by October 18, 1996 or a scheduling of oral arguments on such motion sometime in October 1996. All discovery proceedings are stayed until defendant's motion to dismiss is heard or otherwise acted on by the court. While the Company believes that it has substantive defenses to the claims in the Amended Complaint, is in the process of preparing a motion to dismiss the Amended complaint for failure to state a claim on which relief can be granted and intends to vigorously defend this lawsuit, it is unable to predict the outcome of this action.

     The Company was informed in May 1996 that the Commission was conducting an informal inquiry regarding the Company's initial public offering and the restatement of its 1995 third quarter results. The Company has voluntarily provided the documents requested by the Commission, but has not been informed whether or not the Commission intends to commence a formal action against

                           MIDCOM COMMUNICATIONS INC.

the Company or any of its affiliates. The Company is, therefore, unable to predict the ultimate outcome of the investigation. In the event that the Commission elects to initiate a formal enforcement proceeding, the Company and its officers could be subject to civil or criminal sanctions including monetary penalties and injunctive measures. Any such enforcement proceeding could have a material adverse effect on the Company's business, financial condition and results of operations.

     On July 18, 1996, a lawsuit was filed in the United States District Court for the Northern District of Illinois, Eastern division, against the Company by Cherry Communications. The Complaint seeks recovery of amounts owed under two agreements between the Company and Cherry Communications. It is the Company's position that Cherry Communications has breached its obligations under those agreements and that the Company has substantial offsets and counterclaims. The Company is attempting to negotiate a resolution of these disputes, and in the event a settlement is not reached, intends to vigorously defend the lawsuit.

     On April 30, 1996, a lawsuit was filed in the Superior court of the State of Washington, King County, against the Company and certain of its officers and directors by the former owner of Cel-Tech seeking recission of his sale of Cel-Tech to the Company. The complaint alleges misrepresentation of the facts concerning the value of the company's Common Stock and breach of contract. In addition to rescinding the sale transaction, plaintiff seeks unspecified damages and an injunction placing Cel-Tech under the plaintiff's control until resolution of the dispute. The plaintiff has filed a second amended complaint in order to seek damages in lieu of recission. The Company believes there is no merit to the allegations set forth in the amended complaint and plans to vigorously defend this lawsuit and to file counterclaims on a variety of issues. However, the Company is unable to predict the outcome of this lawsuit.

     On August 1, 1996, a lawsuit was filed in the Superior Court of the State of California for the County of Orange against the Company, the Company's former president and chief executive officer and other defendants to be named at a later date by David and Maria Wiegand, the former shareholders of Adnet. The Complaint has been voluntarily dismissed by the plaintiffs without prejudice as described below. Adnet was acquired by the Company on December 29, 1995 in exchange for 453,250 shares of the Company's common stock, of which 45,325 shares (the "Escrow Shares") were placed in escrow to be held until December 28, 1996 for satisfaction of certain contingencies. Adnet provides long distance services to medium-to-large businesses. The acquisition was accomplished through the merger of Adnet into the Company and has been accounted for as a pooling of interest. Mr. Wiegand is currently a vice president of the Company in charge of the continuing operations of Adnet. At the closing of the acquisition, the last reported sale price for the Company's Common Stock as reported by Nasdaq National Market was $18.25. During 1996 the Common Stock has traded as low as $6.50 per share. The complaint alleged intentional misrepresentations, intentional concealment of facts, negligent misrepresentation, breach of contract, breach of implied covenant of good faith and fair dealing and violation of California Securities Laws in connection with the acquisition. The plaintiffs sought recovery of monetary damages in an amount which the plaintiffs describe as "not yet ascertainable, but potentially in [excess of] $10,000,000." The plaintiffs furthermore sought recission of the Merger Agreement, restoration of all consideration paid by the plaintiffs to the Company pursuant to the Merger Agreement, an order enjoining the Company from undertaking any acts which would further merge Adnet into the Company and which would prevent the plaintiffs from being accorded full relief upon rescission of the Merger Agreement, punitive damages in an amount to be determined at trial and attorney's fees and other costs and expenses of suit.

                           MIDCOM COMMUNICATIONS INC.

     The plaintiffs' claims are based in part on the restatement by the Company of its financial results for the third quarter and nine months ended September 30, 1995 from those reported in its Quarterly Report on Form 10-Q for the quarter ended September 30, 1995 as originally filed in November 1995. The restated results, which were first announced in March 1996, reflected a $3.3 million reduction in revenue and $4.5 million reduction in accounts receivable for the quarter and nine months ended September 30, 1995. These and other adjustments resulted in the Company's net loss for the quarter and nine months ended September 30, 1995 being increased from $3.8 million and $8.0 million, respectively, to $8.3 million and $12.5 million, respectively. The Company had represented in the merger agreement with Adnet that the financial statements included in its filings with the Commission "fairly present the . . . financial position of Midcom . . . as of the dates thereof and its . . . results of operations and cash flow for the periods then ended . . . are correct and complete in all respects. . ."

     In August 1996, the Company and the plaintiffs entered into an agreement whereby the plaintiffs agreed to dismiss the compliant without prejudice and not to re-file the complaint before August 31, 1996, and the parties agreed to meet before August 31, 1996 to pursue a negotiated settlement of the plaintiffs' claims. In connection with execution of this agreement, the Company agreed to release the Escrow Shares to the plaintiffs. Although as of the date of this Prospectus, the plaintiffs have not re-filed their complaint, the parties have not negotiated a settlement to plaintiffs' claims. If the Company is unable to reach an agreement with the plaintiffs to settle their claims, it is likely that the complaint will be re-filed. Although the Company would vigorously defend this action, it cannot predict the outcome of these claims. Should the Company agree or otherwise be required to pay additional consideration to the plaintiffs, the Company may be required to account for the acquisition of Adnet using the purchase method, which would require the Company to restate its financial statements. The operating results of Adnet contributed $3.7 million in revenue and $0.3 million in net income for the first six months of 1996.

     Although the outcome of any litigation is uncertain, the Company believes that it has significant defenses to such claims and intends to vigorously defend itself in these matters, and also believes that the outcome of these matters will not have a material adverse effect on the Company's financial condition, results of operations or liquidity.

                           MIDCOM COMMUNICATIONS INC.

15. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

                                                                              SIX MONTHS
                                                                                ENDING
                                                YEAR ENDING DECEMBER 31,       JUNE 30,
                                                -------------------------   ---------------
                                                 1993     1994     1995      1995     1996
                                                ------   ------   -------   -------   -----
    Noncash investing and financing
      activities:
      Application of related-party accounts
         receivable to related-party accounts
         payable..............................  $   --   $1,234   $    --   $    --   $  --
      Conversion of amounts due to related
         parties to redeemable preferred
         stock................................      --    8,597        --        --      --
      Issuance of notes payable and assumption
         of liabilities for acquisitions of
         customer bases.......................   3,557    5,154    42,591    13,261     487
      Capital lease obligation for
         equipment............................     239    2,207     1,892        66      --
      Issuance of notes payable for
         equipment............................     255       --       310       310      --
      Issuance of common stock warrants in
         connection with financing............      --    3,500        --        --      --
      Issuance of common stock for
         acquisitions.........................     202    1,040     9,877     2,776     329
      Issuance of note payable for settlement
         of carrier accounts payable..........      --       --     3,500     3,500   8,800
    Cash paid for interest....................   1,215    1,453     4,128     2,336   2,485
    Cash paid for income taxes................      21      131        25        --      --

16. INITIAL PUBLIC OFFERING

     On March 21, 1995, the Company's Board of Directors authorized management to file a Registration Statement with the Securities and Exchange Commission to permit the Company to sell shares of its common stock to the public.

     On July 6, 1995, the Company completed the initial public offering of shares of its common stock at $11.00 per share, which resulted in net proceeds of approximately $54,182 to the Company after deducting the expenses of the offering. The net proceeds were used to repay indebtedness and redeem all of the outstanding Series A Redeemable Preferred Stock.

17. NEW ACCOUNTING STANDARD

     In October 1995, the Financial Accounting Standards Board issued Statement No. 123, Accounting for Stock-Based Compensation. This pronouncement establishes accounting and reporting standards for stock-based employee compensation plans, including: stock purchase plans, stock options and stock appreciation rights. This standard defines a fair valuebased method of accounting for these equity instruments. This method measures compensation cost based on the value of the award and recognizes that cost over the service period. Companies may elect to adopt this standard or to continue accounting for these types of equity instruments under current guidance, APB Opinion No. 25, Accounting for Stock Issued to Employees. Companies which elect to continue using the rules of APB Opinion No. 25 must make pro forma disclosures of net income and earnings per share as if this new Statement had been applied. Effective January 1, 1996, the Company adopted Statement No. 123 and elected to continue following the guidance of APB Opinion No. 25.

------------------------------------------------------
------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE INITIAL PURCHASERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO BUY THE NOTES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.
                               ------------------
                               TABLE OF CONTENTS

                                       PAGE
                                       ----
Prospectus Summary...................    3
Forward-looking Statements and
  the Private Securities Litigation
  Reform Act.........................   11
Risk Factors.........................   12
Use of Proceeds......................   26
Trading Market for Securities........   26
Dividend Policy......................   26
Capitalization.......................   27
Selected Consolidated Financial
  and Operating Data.................   29
Management's Discussion and Analysis
  of Financial Condition
  and Results of Operations..........   31
Business.............................   44
Management...........................   69
Selling Securityholders..............   77
Principal Shareholders...............   80
Certain Transactions.................   82
Description of Notes.................   84
Description of Capital Stock.........  100
Description of Certain
  Indebtedness.......................  105
Shares Eligible for Future Sale......  106
Plan of Distribution.................  108
Certain Federal Income Tax
  Consequences.......................  110
Legal Matters........................  112
Experts..............................  112
Available Information................  112
Index to Financial Statements........  F-1

------------------------------------------------------
------------------------------------------------------

------------------------------------------------------
------------------------------------------------------

                                  $97,743,000

                                     MIDCOM
                              COMMUNICATIONS INC.
                        8  1/4% CONVERTIBLE SUBORDINATED
                                 NOTES DUE 2003
                  (INTEREST PAYABLE FEBRUARY 15 AND AUGUST 15)
                            ------------------------

                                   PROSPECTUS
                            ------------------------
                                OCTOBER   , 1996
             ------------------------------------------------------
             ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the issuance and distribution of the securities being registered. All the amounts shown are estimated, except the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market(R) listing fee.

    Securities and Exchange Commission Registration Fee.....................  $33,704.48
    NASD Filing Fee.........................................................           *
    Nasdaq National Market(R) Listing Fee...................................           *
    Blue Sky Fees and Expenses (includes fees and expenses of counsel)......           *
    Transfer Agent and Registrar Fees.......................................
    Accounting Fees and Expenses............................................           *
    Legal Fees and Expenses.................................................           *
    Printing, Engraving and Delivery Expenses...............................           *
    Insurance Coverage Acquired for the Offering............................           *
    Miscellaneous...........................................................           *
                                                                              ----------
              Total.........................................................  $        *
                                                                              ==========

---------------
* To be filed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act (the "WBCA") authorize a corporation to indemnify its directors, officers, employees and agents against certain liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"), provided they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. The Registrant's Bylaws (Exhibit 3.2 hereto) require the Registrant to indemnify its officers and directors to the fullest extent permitted by Washington law.

     Section 23B.08.320 of the WBCA authorizes a corporation to limit or eliminate its directors' liability to the corporation or its shareholders for monetary damages for breaches of fiduciary duties, other than for (1) acts or omissions that involve intentional misconduct or a knowing violation of law, (2) improper declaration of dividends, or (3) transactions from which a director derives an improper personal benefit. The Registrant's Amended and Restated Articles of Incorporation (Exhibit 3.1 hereto) contain provisions limiting the liability of the directors to the Registrant and to its shareholders to the fullest extent permitted by Washington law.

     The above discussion of the WBCA and the Registrant's Bylaws and Amended and Restated Articles of Incorporation is not intended to be exhaustive and is qualified in its entirety by such statute, the Bylaws and the Amended and Restated Articles of Incorporation, respectively.

     The Registrant maintains officers' and directors' liability insurance of on its directors and officers.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     On August 22, 1996 and September 6, 1996, the Company completed sales of $97,743,000 in aggregate principal amount of 8 1/4% Convertible Subordinate Notes due 2003. PaineWebber Incor-porated and Wheat, First Securities, Inc. acted as the Initial Purchasers and resold the notes to qualified institutional buyers pursuant to Rule 144A promulgated under the Securities Act, to accredited investors under Regulation D promulgated under the Securities Act, and to non-U.S. persons pursuant to Regulation S promulgated under the Securities Act. The Company believes these transactions are exempt from registration pursuant to Rule 144A, Regulation D and Regulation S promulgate under Securities Act as transactions not involving a public offering. The Company filed a Form D and an Amended Form D to perfect an exemption from registration under Rule 506, as promulgated under Section 4(2) of the Securities Act, with respect to the sales of the notes to the Initial Purchasers.

     On December 29, 1995, the Company issued to David Wiegand and Maria Wiegand 453,240 shares of Common Stock valued at $18.25 per share in exchange for substantially all of the assets of ADNET Telemanagement, Inc. The Company believes that the issuance of the shares was exempt from the registration by virtue of Section 4(2) of the Securities Act as a transaction not involving a public offering. The Company has committed to register the shares for resale.

     On September 29, 1995, the Company issued to the shareholders of AdVal, Inc. ("Adval") 250,000 shares of Common Stock valued at $15.25 per share in exchange for all of the outstanding capital stock of Adval. The Company believes that the issuance of the shares was exempt from the registration by virtue of
Section 4(2) of the Securities Act as a transaction not involving a public offering. The Company has committed to register the shares for resale.

     On September 1, 1995, the Company issued to Cherry Communications Incorporated ("Cherry Communications") 317,460 shares of Common Stock valued at $15.75 per share plus additional consideration in exchange for certain assets of Cherry Communications. The Company believes that the issuance of the shares was exempt from the registration by virtue of Section 4(2) of the Securities Act as a transaction not involving a public offering. The Company has committed to register the shares for resale.

     On August 19, 1995, the Company issued to Richard E. John 141,935 shares of Common Stock valued at $16.25 per share in exchange for all of the outstanding capital stock of Cel-Tech International Corp. ("Cel-Tech"). The Company believes that the issuance of the shares was exempt from the registration by virtue of
Section 4(2) of the Securities Act as a transaction not involving a public offering. The Company has committed to register the shares for resale.

     Effective April 1, 1995, the Company issued to Darren Narins, Kevin Narins and Steven Tomsic, the shareholders of Telnet Communications Inc., warrants to purchase 59,500 shares of Common Stock for $7.44 per share. The Company believes that the issuance of the warrants was exempt from registration by virtue of
Section 4(2) of the Securities Act as transactions not involving a public offering. The Company has committed to register the shares issuable upon exercise of the warrants (but not the warrants) for resale.

     On January 20, 1995, the Company issued to Communique Telecommunications, Inc. ("Communique") 371,875 shares of Common Stock valued at $9.14 per share plus additional consideration in exchange for certain assets of Communique. The Company believes that the issuance of the shares was exempt from the registration by virtue of Section 4(2) of the Securities Act as a transaction not involving a public offering. The Company has committed to register the shares for resale.

     On November 6, 1995, the Company issued to four individuals who were shareholders of Fairfield County Telephone Corporation ("Fairfield") 98,762 shares of Common Stock valued at $18.25 per share in exchange for substantially all of the outstanding capital stock of Fairfield. The Company believes that the issuance of the shares was exempt from the registration by virtue of Section 4(2) of the Securities Act as a transaction not involving a public offering. The Company has committed to register the shares for resale.

     On August 31, 1995, the Company issued to 27,100 shares of Common Stock valued at $15.25 per share plus additional consideration in exchange for a portion of substantially all of the assets of Communications Services of America. The Company believes that the issuance of the shares was exempt from the registration by virtue of Section 4(2) of the Securities Act as a transaction not involving a public offering. The Company has committed to register the shares for resale.

     In September 1995, the Company issued to GE Capital Communications Services, Inc. ("GE Capital") a warrant to purchase shares of Common Stock with an aggregate value of $2,000,000 plus additional consideration in exchange for a portion of GE Capital's customer base. The Company believes that the issuance of the shares was exempt from the registration by virtue of Section 4(2) of the Securities Act as a transaction not involving a public offering. The Company has committed to register the shares issuable upon exercise of the warrant for resale.

     In December 1994, the Company issued to Richard W. Stroup 113,750 shares of Common Stock valued at $11.43 per share in exchange for all of the outstanding shares of stock of PacNet, Inc. In addition, the Company issued to Richard W. Stroup an option to purchase 52,000 shares of Common Stock at an exercise price of $5.71 per share. The Company believes that the issuance of the shares and the option were exempt from registration by virtue of Section 4(2) of the Securities Act as a transaction not involving a public offering. The Company has committed to register the shares (but not the options or the shares issuable upon exercise thereof) for resale.

     On June 10, 1994, the Company issued to Paul Pfleger, the Company's Chairman of the Board and a director, 859,653 shares of Series A Preferred Stock in consideration for the assignment by Mr. Pfleger to the Company of notes and receivables in the aggregate amount of $3,731,729 and the assumption by Mr. Pfleger of the Company's indebtedness to a third party evidenced by a note in the original principal amount of $4 million, bearing interest at a rate of 12% per annum and maturing December 31, 2002. The Company believes that the issuance of the note was exempt from registration by virtue of Section 4(2) of the Securities Act.

     On June 10, 1994, the Company issued to First Union Corporation a warrant to purchase 1,493,059 shares of Nonvoting Common Stock, at an exercise price of $0.0001 per share. The Company believes that the issuance of the warrant was exempt from registration by virtue of Section 4(2) of the Securities Act as a transaction not involving a public offering and filed a Form D to perfect an exemption from registration under Rule 506, as promulgated under Section 4(2). The Company has committed to register the shares issuable on exercise of the warrant for resale.

     On June 10, 1994, the Company issued to The Robinson-Humphrey Company, Inc. a warrant to purchase 20,177 shares of Common Stock, at an exercise price of $0.0001 per share. In connection with the conclusion of that financing the Company paid a cash fee to Robinson-Humphrey of $444,000. The Company believes that the issuance of the warrant was exempt from registration by virtue of
Section 4(2) of the Securities Act as a transaction not involving a public offering and filed a Form D to perfect an exemption from registration under Rule 506, as promulgated under Section 4(2). The Company has committed to register the shares issuable on exercise of the warrant for resale.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     a. Exhibits.

    EXHIBIT
     NUMBER
 (REFERENCED TO
  ITEM 601 OF
REGULATION S-K)                                EXHIBIT DESCRIPTION
----------------  -----------------------------------------------------------------------------
       3.1        Articles of Incorporation.(6)
       3.2        Bylaws.(1)
       4.1        Form of Common Stock Certificate.(1)
       4.2        See Exhibits numbered 3.1 and 3.2 for provisions of the Articles of
                  Incorporation and Bylaws of the Company defining the rights of the holders of
                  Common Stock.
      *4.3        Purchase Agreement dated August 15, 1996 among the Company, PaineWebber
                  Incorporated and Wheat, First Securities, Inc.
      *4.4        Indenture dated as of August 22, 1996 between the Company and IBJ Schroder
                  Bank & Trust Company.
      *4.5        Registration Rights Agreement dated as of August 22, 1996 by and among the
                  Company, PaineWebber Incorporated and Wheat, First Securities, Inc.
     **5.1        Opinion of Heller Ehrman White & McAuliffe.
      10.1        Senior Subordinated Note and Warrant Purchase Agreement dated as of June 10,
                  1994 by and among the Company, First Union Corporation and The Robinson-
                  Humphrey Company, Inc.(1)
      10.6        Warrant Agreement dated as of June 10, 1996 by and among the Company, First
                  Union Corporation and The Robinson-Humphrey Company, Inc.(1)
      10.7        Registration Rights Agreement dated as of June 10, 1994 by and among the
                  Company, First Union Corporation and The Robinson-Humphrey Company, Inc.(1)
      10.17       Agreement of Formation and Activities of Russian-American Joint Stock Venture
                  "Dal Telekom International" dated as of December 5, 1993, by and among the
                  Company, DalREO, the joint stock company Rostelekom and the state enterprise
                  Rossvyazinform in the cities of Khabarovsk, Blagoveschensk and Petropavlovsk-
                  Kamchatski, as amended; Addendum to Agreement Regarding Reorganization of Dal
                  Telecom International dated as of December 5, 1993, by and between the
                  Company and DalREO; Amendment to the Agreement on the Joint Venture between the Company and DalREO dated July 13, 1994; Second Amendment to the Agreement on the Joint Venture between the Company and DalREO dated December 19, 1994;
                  Proxy with regard to Voting of Shares of Dal Telecom International dated
                  December 5, 1993.(1)
      10.21       Shareholders Agreement dated as of June 7, 1994 by and among Paul Pfleger,
                  Ashok Rao, the trust for the benefit of Siddhartha Rao, the trust for the benefit of Kavita Rao, the trust for the benefit of Divya Rao, the trust for the benefit of Anjali Rao, John M. Orehek, and the Company.(1)
      10.23       Registration Rights Agreement dated as of December 30, 1994 by and between the Company and Richard W. Stroup.(1)

    EXHIBIT
     NUMBER
 (REFERENCED TO
  ITEM 601 OF
REGULATION S-K)                                EXHIBIT DESCRIPTION
----------------  -----------------------------------------------------------------------------
    **10.25       1993 Stock Option Plan, adopted by the Board of Directors on December 30,
                  1993 and the shareholders on December 29, 1994, as amended by the Board of
                  Directors on February 21, 1994, March 28, 1994, January 19, 1995 and March
                  21, 1995, such amendments being approved by the shareholders on October 7,
                  1994 and March 30, 1995, and further amended by the Board of Directors on
                  April 25, 1995, July 26, 1995, November 9, 1995 and July 25, 1996.
      10.26       1995 Employee Stock Purchase Plan adopted by the Board of Directors and the shareholders on December 9, 1994.(1)
      10.27       Employment Agreement dated as of June 7, 1994 by and between the Company and
                  Ashok Rao.(1)
      10.30       Reseller Service Agreement dated as of December 31, 1992 by and between West
                  Coast Telecommunications, Inc. and the Company.(1)
      10.34       Software License and Services Agreement dated as of October 26, 1993 by and between ORACLE Corporation and the Company.(1)
      10.35       Service Agreement, as amended, dated as of February 7, 1995 by and between the Company and Oracle Corporation.(1)
      10.36       One Plus Billing and Information Management Services Volume Purchase
                  Agreement dated March 4, 1995 by and between Zero Plus Dialing, Inc. d/b/a
                  U.S. Billing and the Company.(1)
      10.42       Distributor Agreement dated as of December 28, 1993 by and between the
                  Company and Quest America L.P. Confidential treatment was requested for portions of this exhibit and was granted on July 6, 1995, by an order of the
                  Securities and Exchange Commission under File No. 33-90814.(1)
      10.50       Agreement and Plan of Reorganization dated as of November 8, 1994 by and among the Company, P.N. Acquisition Corporation, PacNet, Inc. and Richard W.
                  Stroup.(1)
      10.51       Agreement for the purchase of Mid-Com Consultants' Aggregation Customer Base and Aggregation Plans by Mid-Com Communications, Inc. dated as of January 3,
                  1995 by and between the Company and Mid-Com Consultants, Inc.(1)
      10.52       Asset Purchase Agreement dated as of January 20, 1995 by and between the
                  Company and Communique Telecommunications, Inc.(1)
      10.60       1111 Third Avenue Lease Agreement dated as of March 8, 1994.(1)
      10.61       Agreement of Sublease dated January 1, 1994 by and between Bank of New
                  Zealand and the Company.(1)
      10.62       Real Estate Sub-Lease dated as of October 1, 1994 by and between Digital
                  Telecommunications, Inc. and the Company.(1)
      10.66       Option Agreement dated March 6, 1995 by and among Paul H. Pfleger, Ashok Rao,
                  John M. Orehek and the Company.(1)
      10.67       Release and Settlement Agreement dated January 1995. Confidential treatment was requested for portions of this exhibit and was granted on July 6, 1995, by an order of the Securities and Exchange Commission under File No.
                  33-90814.(1)
      10.73       Overseas Private Investment Corporation Contract of Insurance against
                  Business Income Loss.(1)

    EXHIBIT
     NUMBER
 (REFERENCED TO
  ITEM 601 OF
REGULATION S-K)                                EXHIBIT DESCRIPTION
----------------  -----------------------------------------------------------------------------
      10.74       Overseas Private Investment Corporation Contract of Insurance against
                  Expropriation Political Violence.(1)
      10.75       Letter Agreement dated May 12, 1995 between First Union Corporation and the
                  Company.(1)
      10.78       Registration Rights Agreement dated as of April 1, 1995 by and among the
                  Company and Darren Narans, Kevin Narans and Steven Tomsic.(1)
      10.79       Stock Purchase Warrant issued on April 1, 1995 by the Company to Darren
                  Narans granting Darren Narans the right to purchase from the Company 12,250 shares of the Company's Common Stock.(1)
      10.80       Stock Purchase Warrant issued on April 1, 1995 by the Company to Kevin Narans granting Kevin Narans the right to purchase from the Company 23,625 shares of the Company's Common Stock.(1)
      10.81       Stock Purchase Warrant issued on April 1, 1995 by the Company to Steven
                  Tomsic granting Steven Tomsic the right to purchase from the Company 23,625 shares of the Company's Common Stock.(1)
      10.83       Letter Agreement dated June 6, 1995 between First Union Corporation, The
                  Robinson-Humphrey Company, Inc. and the Company.(1)
      10.85       Indemnification and Hold Harmless Agreement dated June 29, 1995 by and among the Company, Paul H. Pfleger, Black Creek Limited Partnership and Ashok
                  Rao.(1)
      10.86       Carrier Transport Switched Services Agreement dated June 14, 1995 by and between Sprint Communications Company L.P. and the Company, amended November
                  1, 1995. Confidential treatment was requested for portions of this exhibit and was granted on July 6, 1995, by an order of the Securities and Exchange
                  Commission under File No. 33-90814.(1)
      10.87       Telecommunications Services Agreement dated March 27, 1996 by and between
                  Worldcom Network Service, Inc. d/b/a WilTel and the Company. Confidential
                  treatment was requested for portions of this exhibit and was granted by the
                  SEC on May 31, 1996.
      10.88       Customer Base Purchase and Sale Agreement dated as of September 1, 1995 between Cherry Communications Incorporated and the Company.(2)
      10.89       Master Equipment Lease Agreement dated as of September 12, 1995 between
                  Keycorp Leasing Ltd. and the Company.(3)
      10.90       Agreement and Plan of Reorganization dated as of September 29, 1995 among the
                  Company, AV Acquisition Corporation, AdVal, Inc., AdVal Data Corporation,
                  Theodore D. Berns and Donald D. Dean.(4)
      10.91       Credit Agreement dated as of November 8, 1995 among the Company, PacNet,
                  AdVal, Cel-Tech(the "Borrowers") and Transamerica Business Credit
                  Corporation, as agent.(6)
      10.92       Revolving Note dated December 20, 1995 in the amount of $30,000,000 made by the Borrowers to the order of Transamerica Business Credit Corporation.(6)
                  10.93 Revolving Note dated December 20, 1995 in the amount of $7,000,000 made by the Borrowers to the order of Keybank of Washington.(6)
      10.94       Revolving Note dated December 20, 1995 in the amount of $13,000,000 made by the Borrowers to the order of Nationsbank of Georgia, N.A.(6)

    EXHIBIT
     NUMBER
 (REFERENCED TO
  ITEM 601 OF
REGULATION S-K)                                EXHIBIT DESCRIPTION
----------------  -----------------------------------------------------------------------------
      10.95       Stock Pledge Agreement dated as of November 8, 1995 made by the Company in favor of Transamerica Business Credit Corporation, as agent.(6)
      10.96       Security Agreement dated as of November 8, 1995 made by the Borrowers in favor of Transamerica Business Credit Corporation, as agent.(6)
      10.97       Letter Agreement dated March 6, 1996 between the Borrowers and Transamerica
                  Business Credit Corporation, as agent.(6)
      10.98       Letter Agreement dated March 18, 1996 between the Borrowers and Transamerica
                  Business Credit Corporation, as agent.(6)
      10.99       First Amendment to Credit Agreement dated March 28, 1996 between the
                  Borrowers and Transamerica Business Credit Corporation, as agent.(6)
      10.100      Promissory Note dated March 28, 1996 in the amount of $15,000,000 made by the
                  Company to the order of Transamerica Business Credit Corporation.(6)
      10.101      Warrant Purchase Agreement dated March 28, 1996 between the Company and
                  Transamerica Business Credit Corporation.(6)
      10.102      Warrant issued on March 28, 1996 by the Company to Transamerica Business
                  Credit Corporation.(6)
      10.103      Agreement and Plan of Reorganization dated December 29, 1995 among the
                  Company, AdNet Telemanagement, Inc., David Wiegand and Maria Wiegand.(5)
      10.104      Contract Tariff No. 969 effective February 15, 1996 between the Company and
                  AT&T Corp.(6)
    **10.105      Second Amendment to Credit Agreement dated July 26, 1996 among the Company,
                  PacNet, AdVal, Cel-Tech, Advanced Network Design and Transamerica Business
                  Credit Corporation, as agent.
    **10.106      Third Amendment to Credit Agreement dated August 21, 1996 between the
                  Company, PacNet, AdVal, Cel-Tech and Advanced Network Design and Transamerica
                  Business Credit Corporation.
    **10.107      Customer Base Purchase and Sale Agreement dated as of November 1, 1995 between Cherry Communications Incorporated.
    **10.108      Letter of Intent dated July 19, 1996 between the Company and AT&T Corp.
    **10.109      Distributor Agreement dated April 4, 1996 between the Company and Tie
                  Communications, Inc.
    **10.110      Employment Agreement dated May 24, 1996 between the Company and William H.
                  Oberlin.
    **10.111      Consulting Agreement dated May 24, 1996 between the Company and John M. Zrno.
    **10.112      Consulting Agreement dated May 24, 1996 between the Company and Marvin C.
                  Moses.
      11.1        Statement re: computation of per share earnings.(6)
      21.1        List of significant subsidiaries of the Company.(6)
      23.1        Consent of Ernst & Young LLP (See page II-12).
      23.2        Consent of Heller Ehrman White & McAuliffe (included in Exhibit 5.1).

    EXHIBIT
     NUMBER
 (REFERENCED TO
  ITEM 601 OF
REGULATION S-K)                                EXHIBIT DESCRIPTION
----------------  -----------------------------------------------------------------------------
      24.1        Power of Attorney (See page II-11).
    **25.1        Form T-1 Statement of Eligibility and Qualification of the Trustee under the
                  Trust Indenture Act of 1939.

---------------
  * Filed herewith.

 ** To be filed by amendment.

(1) Exhibit is incorporated by reference to an identically numbered exhibit to the Company's Registration Statement on Form S-1, file no. 33-90814.

(2) Exhibit is incorporated by reference to Exhibit 2.3 filed with the Company's Current Report on Form 8-K filed with the Commission on December 18, 1995.

(3) Exhibit is incorporated by reference to Exhibit 10.1 filed with the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995.

(4) Exhibit is incorporated by reference to Exhibit 2.1 filed with the Company's Current Report on Form 8-K filed with the Commission on October 13, 1995.

(5) Exhibit is incorporated by reference to Exhibit 2.1 filed with the Company's Current Report on Form 8-K filed with the Commission on January 11, 1996.

(6) Exhibit is incorporated by reference to identically numbered exhibits filed with the Company's Annual Report on Form 10-K for the year ended December 31, 1995.

     b. Financial Statements.

     Consolidated Financial Statements filed as part of this Registration Statement are listed in the Index to the Financial Statements on page F-1.

     c. Financial Statement Schedules.

     Consolidated Financial Statement Schedules filed as part of this Registration Statement are listed in the Index to the Financial Statement Schedules on page S-1. All other schedules have been omitted because the information is not required or is not applicable, or because the information required is included in the Consolidated Financial Statements or the Notes thereto included elsewhere in this Registration Statement.

ITEM 17.  UNDERTAKINGS.

     (a) Rule 415 Offering.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities as that time shall be deemed to be the initial bona fide offering thereof;

          (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Indemnification for Liabilities

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (c) Registration Statement Permitted by Rule 430A

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on September 30, 1996.

                                          MIDCOM COMMUNICATIONS INC.

                                          By: /s/  Robert J. Chamberlain

                                            ------------------------------------
                                            Robert J. Chamberlain
                                            Senior Vice President
                                            Chief Financial Officer

                               POWER OF ATTORNEY

     Each person whose individual signature appears below hereby authorizes and appoints Robert J. Chamberlain and Paul P. Senio, and each of them, with full power of substitution and full power to act without the other, as his true and lawful attorney-in-fact and agent to act in his name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this registration statement, and to file the same, including any and all post-effective amendments and any registration statement relating to the same offering as this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on the 30th day of September, 1996.

              SIGNATURE                                          TITLE
-------------------------------------      --------------------------------------------------
/s/  PAUL H. PFLEGER                                     Chairman of the Board
-------------------------------------
Paul H. Pfleger
/s/  WILLIAM H. OBERLIN                     President, Chief Executive Officer and Director
-------------------------------------                (Principal Executive Officer)
William H. Oberlin
/s/  ROBERT J. CHAMBERLAIN                 Senior Vice President and Chief Financial Officer
-------------------------------------         (Principal Accounting and Financial Officer)
Robert J. Chamberlain
/s/  JOHN M. OREHEK                                             Director
-------------------------------------
John M. Orehek
/s/  SCOTT B. PERPER                                            Director
-------------------------------------
Scott B. Perper

              SIGNATURE                                          TITLE
-------------------------------------      --------------------------------------------------
/s/  KARL D. GUELICH                                            Director
-------------------------------------
Karl D. Guelich
/s/  JOHN M. ZRNO                                               Director
-------------------------------------
John M. Zrno
/s/  MARVIN C. MOSES                                            Director
-------------------------------------
Marvin C. Moses
/s/  DANIEL M. DENNIS                                           Director
-------------------------------------
Daniel M. Dennis

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

     We consent to the reference to our firm under the captions "Selected Consolidated Financial and Operating Data" and "Experts" and to the use of our reports dated March 29, 1996, in the Registration Statement (Form S-1) and related Prospectus of MIDCOM Communications Inc. for the registration of $97,743,000 of its 8 1/4% Convertible Subordinated Notes due 2003 (the "Notes") and an indeterminate number of shares of its common stock, par value $.0001 per share, as may be issued upon conversion of such Notes.

                                          ERNST & YOUNG LLP

Seattle, Washington
October 16, 1996

                           MIDCOM COMMUNICATIONS INC.

                     INDEX TO FINANCIAL STATEMENT SCHEDULES

                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                                                         PAGE
                                                                                         ----
Report of Ernst & Young LLP, Independent Auditors on Financial Statement Schedule.....   S-2
Schedule II.  Valuation and Qualifying Accounts.......................................   S-3

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS
                        ON FINANCIAL STATEMENT SCHEDULE

The Shareholders and Board of Directors
MIDCOM Communications Inc.

     We have audited the consolidated financial statements of MIDCOM Communications Inc. as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, and have issued our report thereon dated March 29, 1996 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

     In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          ERNST & YOUNG LLP

Seattle, Washington
March 29, 1996

                 SCHEDULE II: VALUATION AND QUALIFYING ACCOUNTS

                                              BALANCE AT    CHARGED TO     CHARGED TO                      BALANCE
                                             BEGINNING OF   COSTS AND    OTHER ACCOUNTS   DEDUCTIONS       AT END
                                                PERIOD       EXPENSES     -- DESCRIBE     --DESCRIBE      OF PERIOD
                                             ------------   ----------   --------------   ----------      ---------
Description
  YEAR ENDED DECEMBER 31, 1993
  Reserve and allowances deducted from
  assets accounts
  Allowance for doubtful accounts..........     $1,168        $  940            318(1)     $ (1,259)(3)    $  1,167
YEAR ENDED DECEMBER 31, 1994
  Reserve and allowances deducted from
  assets accounts
  Allowance for doubtful accounts..........     $1,167        $1,505          1,948(1)        1,748)(3)    $  2,872
YEAR ENDED DECEMBER 31, 1995
  Reserve and allowances deducted from
  assets accounts
  Allowance for doubtful accounts..........     $2,872        $9,874          2,832(1)       (9,403)(3)    $ 10,581
                                                                              4,406(2)

---------------

(1) Receivable reserves associated with business and customer base acquisitions.

(2) Amounts primarily charged against revenues.

(3) Amounts written off, net of recoveries.

                           MIDCOM COMMUNICATIONS INC.

                               INDEX TO EXHIBITS

    EXHIBIT
     NUMBER                                                                            PAGINATION BY
 (REFERENCED TO                                                                         SEQUENTIAL
  ITEM 601 OF                                                                            NUMBERING
REGULATION S-K)                             EXHIBIT DESCRIPTION                           SYSTEM
----------------       --------------------------------------------------------------  -------------
       3.1          -- Articles of Incorporation.(6)
       3.2          -- Bylaws.(1)
       4.1          -- Form of Common Stock Certificate.(1)
       4.2          -- See Exhibits numbered 3.1 and 3.2 for provisions of the
                       Articles of Incorporation and Bylaws of the Company defining the rights of the holders of Common Stock.
      *4.3          -- Purchase Agreement dated August 15, 1996 among the Company,
                       PaineWebber Incorporated and Wheat, First Securities, Inc.               701
      *4.4          -- Indenture dated as of August 22, 1996 between the Company and
                       IBJ Schroder Bank & Trust Company.                                       768
      *4.5          -- Registration Rights Agreement dated as of August 22, 1996 by and among the Company, PaineWebber Incorporated and Wheat,
                       First Securities, Inc.                                                   857
     **5.1          -- Opinion of Heller Ehrman White & McAuliffe.
      10.1          -- Senior Subordinated Note and Warrant Purchase Agreement dated as of June 10, 1994 by and among the Company, First Union
                       Corporation and The Robinson-Humphrey Company, Inc. (1)
      10.6          -- Warrant Agreement dated as of June 10, 1996 by and among the
                       Company, First Union Corporation and The Robinson-Humphrey
                       Company, Inc. (1)
      10.7          -- Registration Rights Agreement dated as of June 10, 1994 by and among the Company, First Union Corporation and The Robinson-
                       Humphrey Company, Inc. (1)
      10.17         -- Agreement of Formation and Activities of Russian-American
                       Joint Stock Venture "Dal Telekom International" dated as of
                       December 5, 1993, by and among the Company, DalREO, the joint stock company Rostelekom and the state enterprise
                       Rossvyazinform in the cities of Khabarovsk, Blagoveschensk and
                       Petropavlovsk-Kamchatski, as amended; Addendum to Agreement
                       Regarding Reorganization of Dal Telecom International dated as of December 5, 1993, by and between the Company and DalREO;
                       Amendment to the Agreement on the Joint Venture between the
                       Company and DalREO dated July 13, 1994; Second Amendment to the Agreement on the Joint Venture between the Company and
                       DalREO dated December 19, 1994; Proxy with regard to Voting of
                       Shares of Dal Telecom International dated December 5, 1993.(1)

    EXHIBIT
     NUMBER                                                                            PAGINATION BY
 (REFERENCED TO                                                                         SEQUENTIAL
  ITEM 601 OF                                                                            NUMBERING
REGULATION S-K)                             EXHIBIT DESCRIPTION                           SYSTEM
----------------       --------------------------------------------------------------  -------------
      10.21         -- Shareholders Agreement dated as of June 7, 1994 by and among
                       Paul Pfleger, Ashok Rao, the trust for the benefit of
                       Siddhartha Rao, the trust for the benefit of Kavita Rao, the trust for the benefit of Divya Rao, the trust for the benefit of Anjali Rao, John M. Orehek, and the Company.(1)
      10.23         -- Registration Rights Agreement dated as of December 30, 1994 by and between the Company and Richard W. Stroup.(1)
    **10.25         -- 1993 Stock Option Plan, adopted by the Board of Directors on
                       December 30, 1993 and the shareholders on December 29, 1994, as amended by the Board of Directors on February 21, 1994,
                       March 28, 1994, January 19, 1995 and March 21, 1995, such
                       amendments being approved by the shareholders on October 7,
                       1994 and March 30, 1995, and further amended by the Board of
                       Directors on April 25, 1995, July 26, 1995, November 9, 1995
                       and July 25, 1996.
      10.26         -- 1995 Employee Stock Purchase Plan adopted by the Board of
                       Directors and the shareholders on December 9, 1994.(1)
      10.27         -- Employment Agreement dated as of June 7, 1994 by and between the Company and Ashok Rao.(1)
      10.30         -- Reseller Service Agreement dated as of December 31, 1992 by and between West Coast Telecommunications, Inc. and the
                       Company.(1)
      10.34         -- Software License and Services Agreement dated as of October
                       26, 1993 by and between ORACLE Corporation and the Company.(1)
      10.35         -- Service Agreement, as amended, dated as of February 7, 1995 by and between the Company and Oracle Corporation.(1)
      10.36         -- One Plus Billing and Information Management Services Volume
                       Purchase Agreement dated March 4, 1995 by and between Zero
                       Plus Dialing, Inc. d/b/a U.S. Billing and the Company.(1)
      10.42         -- Distributor Agreement dated as of December 28, 1993 by and between the Company and Quest America L.P. Confidential
                       treatment was requested for portions of this exhibit and was granted on July 6, 1995, by an order of the Securities and
                       Exchange Commission under File No. 33-90814.(1)
      10.50         -- Agreement and Plan of Reorganization dated as of November 8,
                       1994 by and among the Company, P.N. Acquisition Corporation,
                       PacNet, Inc. and Richard W. Stroup.(1)
      10.51         -- Agreement for the purchase of Mid-Com Consultants' Aggregation
                       Customer Base and Aggregation Plans by Mid-Com Communications,
                       Inc. dated as of January 3, 1995 by and between the Company and Mid-Com Consultants, Inc.(1)
      10.52         -- Asset Purchase Agreement dated as of January 20, 1995 by and between the Company and Communique Telecommunications, Inc.(1)

    EXHIBIT
     NUMBER                                                                            PAGINATION BY
 (REFERENCED TO                                                                         SEQUENTIAL
  ITEM 601 OF                                                                            NUMBERING
REGULATION S-K)                             EXHIBIT DESCRIPTION                           SYSTEM
----------------       --------------------------------------------------------------  -------------
      10.60         -- 1111 Third Avenue Lease Agreement dated as of March 8,
                       1994.(1)
      10.61         -- Agreement of Sublease dated January 1, 1994 by and between
                       Bank of New Zealand and the Company.(1)
      10.62         -- Real Estate Sub-Lease dated as of October 1, 1994 by and between Digital Telecommunications, Inc. and the Company.(1)
      10.66         -- Option Agreement dated March 6, 1995 by and among Paul H.
                       Pfleger, Ashok Rao, John M. Orehek and the Company.(1)
      10.67         -- Release and Settlement Agreement dated January 1995.
                       Confidential treatment was requested for portions of this
                       exhibit and was granted on July 6, 1995, by an order of the
                       Securities and Exchange Commission under File No. 33-90814.(1)
      10.73         -- Overseas Private Investment Corporation Contract of Insurance
                       against Business Income Loss.(1)
      10.74         -- Overseas Private Investment Corporation Contract of Insurance
                       against Expropriation Political Violence.(1)
      10.75         -- Letter Agreement dated May 12, 1995 between First Union
                       Corporation and the Company.(1)
      10.78         -- Registration Rights Agreement dated as of April 1, 1995 by and among the Company and Darren Narans, Kevin Narans and Steven
                       Tomsic.(1)
      10.79         -- Stock Purchase Warrant issued on April 1, 1995 by the Company to Darren Narans granting Darren Narans the right to purchase from the Company 12,250 shares of the Company's Common
                       Stock.(1)
      10.80         -- Stock Purchase Warrant issued on April 1, 1995 by the Company to Kevin Narans granting Kevin Narans the right to purchase from the Company 23,625 shares of the Company's Common
                       Stock.(1)
      10.81         -- Stock Purchase Warrant issued on April 1, 1995 by the Company to Steven Tomsic granting Steven Tomsic the right to purchase from the Company 23,625 shares of the Company's Common
                       Stock.(1)
      10.83         -- Letter Agreement dated June 6, 1995 between First Union
                       Corporation, The Robinson-Humphrey Company, Inc. and the
                       Company.(1)
      10.85         -- Indemnification and Hold Harmless Agreement dated June 29,
                       1995 by and among the Company, Paul H. Pfleger, Black Creek
                       Limited Partnership and Ashok Rao.(1)
      10.86         -- Carrier Transport Switched Services Agreement dated June 14,
                       1995 by and between Sprint Communications Company L.P. and the
                       Company, amended November 1, 1995. Confidential treatment was requested for portions of this exhibit and was granted on July
                       6, 1995, by an order of the Securities and Exchange Commission under File No. 33-90814.(1)

    EXHIBIT
     NUMBER                                                                            PAGINATION BY
 (REFERENCED TO                                                                         SEQUENTIAL
  ITEM 601 OF                                                                            NUMBERING
REGULATION S-K)                             EXHIBIT DESCRIPTION                           SYSTEM
----------------       --------------------------------------------------------------  -------------
      10.87         -- Telecommunications Services Agreement dated March 27, 1996 by and between Worldcom Network Service, Inc. d/b/a WilTel and the Company. Confidential treatment was requested for portions of this exhibit and was granted by the SEC on May 31, 1996.
      10.88         -- Customer Base Purchase and Sale Agreement dated as of
                       September 1, 1995 between Cherry Communications Incorporated and the Company.(2)
      10.89         -- Master Equipment Lease Agreement dated as of September 12,
                       1995 between Keycorp Leasing Ltd. and the Company.(3)
      10.90         -- Agreement and Plan of Reorganization dated as of September 29,
                       1995 among the Company, AV Acquisition Corporation, AdVal,
                       Inc., AdVal Data Corporation, Theodore D. Berns and Donald D.
                       Dean.(4)
      10.91         -- Credit Agreement dated as of November 8, 1995 among the
                       Company, PacNet, AdVal, Cel-Tech (the "Borrowers") and
                       Transamerica Business Credit Corporation, as agent.(6)
      10.92         -- Revolving Note dated December 20, 1995 in the amount of
                       $30,000,000 made by the Borrowers to the order of Transamerica
                       Business Credit Corporation.(6)
      10.93         -- Revolving Note dated December 20, 1995 in the amount of
                       $7,000,000 made by the Borrowers to the order of Keybank of
                       Washington.(6)
      10.94         -- Revolving Note dated December 20, 1995 in the amount of
                       $13,000,000 made by the Borrowers to the order of Nationsbank of Georgia, N.A.(6)
      10.95         -- Stock Pledge Agreement dated as of November 8, 1995 made by the Company in favor of Transamerica Business Credit
                       Corporation, as agent.(6)
      10.96         -- Security Agreement dated as of November 8, 1995 made by the
                       Borrowers in favor of Transamerica Business Credit
                       Corporation, as agent.(6)
      10.97         -- Letter Agreement dated March 6, 1996 between the Borrowers and
                       Transamerica Business Credit Corporation, as agent.(6)
      10.98         -- Letter Agreement dated March 18, 1996 between the Borrowers and Transamerica Business Credit Corporation, as agent.(6)
      10.99         -- First Amendment to Credit Agreement dated March 28, 1996 between the Borrowers and Transamerica Business Credit
                       Corporation, as agent.(6)
      10.100        -- Promissory Note dated March 28, 1996 in the amount of
                       $15,000,000 made by the Company to the order of Transamerica
                       Business Credit Corporation.(6)
      10.101        -- Warrant Purchase Agreement dated March 28, 1996 between the
                       Company and Transamerica Business Credit Corporation.(6)

    EXHIBIT
     NUMBER                                                                            PAGINATION BY
 (REFERENCED TO                                                                         SEQUENTIAL
  ITEM 601 OF                                                                            NUMBERING
REGULATION S-K)                             EXHIBIT DESCRIPTION                           SYSTEM
----------------       --------------------------------------------------------------  -------------
      10.102        -- Warrant issued on March 28, 1996 by the Company to
                       Transamerica Business Credit Corporation.(6)
      10.103        -- Agreement and Plan of Reorganization dated December 29, 1995 among the Company, AdNet Telemanagement, Inc., David Wiegand and Maria Wiegand.(5)
      10.104        -- Contract Tariff No. 969 effective February 15, 1996 between the Company and AT&T Corp.(6)
    **10.105        -- Second Amendment to Credit Agreement dated July 26, 1996 among the Company, PacNet, AdVal, Cel-Tech, Advanced Network Design
                       and Transamerica Business Credit Corporation, as agent.
    **10.106        -- Third Amendment to Credit Agreement dated August 21, 1996 between the Company, PacNet, AdVal, Cel-Tech and Advanced
                       Network Design and Transamerica Business Credit Corporation.
    **10.107        -- Customer Base Purchase and Sale Agreement dated as of November
                       1, 1995 between Cherry Communications Incorporated.
    **10.108        -- Letter of Intent dated July 19, 1996 between the Company and
                       AT&T Corp.
    **10.109        -- Distributor Agreement dated April 4, 1996 between the Company and Tie Communications, Inc.
    **10.110        -- Employment Agreement dated May 24, 1996 between the Company and William H. Oberlin.
    **10.111        -- Consulting Agreement dated May 24, 1996 between the Company and John M. Zrno.
    **10.112        -- Consulting Agreement dated May 24, 1996 between the Company and Marvin C. Moses.
      11.1          -- Statement re: computation of per share earnings.(6)
      21.1          -- List of significant subsidiaries of the Company.(6)
      23.1          -- Consent of Ernst & Young LLP (See page II-12).
      23.2          -- Consent of Heller Ehrman White & McAuliffe (included in
                       Exhibit 5.1).
      24.1          -- Power of Attorney (See page II-11).
    **25.1          -- Form T-1 Statement of Eligibility and Qualification of the
                       Trustee under the Trust Indenture Act of 1939.

---------------
  * Filed herewith.

 ** To be filed by amendment.

(1) Exhibit is incorporated by reference to an identically numbered exhibit to the Company's Registration Statement on Form S-1, file no. 33-90814.

(2) Exhibit is incorporated by reference to Exhibit 2.3 filed with the Company's Current Report on Form 8-K filed with the Commission on December 18, 1995.

(3) Exhibit is incorporated by reference to Exhibit 10.1 filed with the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995.

(4) Exhibit is incorporated by reference to Exhibit 2.1 filed with the Company's Current Report on Form 8-K filed with the Commission on October 13, 1995.

(5) Exhibit is incorporated by reference to Exhibit 2.1 filed with the Company's Current Report on Form 8-K filed with the Commission on January 11, 1996.

(6) Exhibit is incorporated by reference to identically numbered exhibits filed with the Company's Annual Report on Form 10-K for the year ended December 31, 1995.